As filed with the Securities and Exchange Commission on December 28, 2004.

--------------------------------------------------------------------------------

                                                             File Nos. 333-_____
                                                                       811-08173

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-6

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 3

                 ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                           (Exact Name of Registrant)

                         ALLSTATE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   COPIES TO:

                             JOHN BUCHANAN, ESQUIRE
                         ALLSTATE LIFE INSURANCE COMPANY
                          3100 SANDERS ROAD, SUITE J5B
                           NORTHBROOK, ILLINOIS 60062


Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

This registrant hereby amends this registration statement on such date or date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Units of Interest in the Allstate Life Variable Life Separate Account A under variable life insurance contracts.

                         Allstate Life Insurance Company
                 Allstate Life Variable Life Separate Account A

                                   Supplement
                          dated January 3, 2005 to the
              AIM Lifetime Plus Variable Life Insurance Prospectus
                                dated May 1, 2004

This supplement amends certain information contained in the prospectus for the AIM Lifetime Plus Variable Life Insurance Life Contracts ("Contracts"), formerly issued by Glenbrook Life and Annuity Company ("Glenbrook"). Please read this supplement carefully and retain it for future reference together with your prospectus. All capitalized terms have the same meaning as those included in the prospectus.

Merger of Glenbrook with Allstate Life

Effective January 1, 2005, Glenbrook merged with and into its parent company, Allstate Life Insurance Company ("Allstate Life"). The merger of Glenbrook and Allstate Life (the "Merger") was approved by the boards of directors of Allstate Life and Glenbrook. The Merger also received regulatory approval from the Departments of Insurance of the States of Arizona and Illinois, the states of domicile of Glenbrook and Allstate Life, respectively.

On the date of the Merger, Allstate Life acquired from Glenbrook all of Glenbrook's assets and became directly liable for Glenbrook's liabilities and obligations with respect to all Contracts issued by Glenbrook.

The Merger did not affect the terms of, or the rights and obligations under your Contract, other than to reflect the change to the company that guarantees your Contract benefits from Glenbrook to Allstate Life. You will receive certificate endorsements from Allstate Life that reflect the change from Glenbrook to Allstate Life. The Merger also did not result in any adverse tax consequences for any Contract owners.

Separate Account Consolidation

Effective January 1, 2005, and in connection with the Merger, Glenbrook Life Variable Life Separate Account A combined with and into the Allstate Life Variable Life Separate Account A ("Allstate VL Account"), and consolidated duplicative Variable Sub-Accounts that invest in the same Portfolio (the "Consolidation"). The accumulation unit values for the Variable Sub-Accounts in which you invest did not change as a result of the Consolidation, and your Contract Value immediately after the Consolidation was the same as the value immediately before the Consolidation.

As a result of the Merger and Consolidation, your prospectus is amended as follows:

Replace all references to "Glenbrook Life" with "Allstate Life." Replace all references to "Glenbrook Life Variable Life Separate Account A" with "Allstate Life Variable Life Separate Account A." All references to "We," "Us," or "our" shall mean "Allstate." All references to "the Variable Account" shall mean "Allstate Life Variable Life Separate Account A."

Page 13: Delete in their entirety the Sections entitled "Market Timing & Excess Trading" and "Trading Limitations" and replace them with the following:

MARKET TIMING & EXCESSIVE TRADING

The Contracts are intended for long-term investment. Market timing and excessive trading can potentially dilute the value of Variable Sub-Accounts and can disrupt management of a Portfolio and raise its expenses, which can impair Portfolio performance. Our policy is not to accept knowingly any money intended for the purpose of market timing or excessive trading. Accordingly, you should not invest in the Contract if your purpose is to engage in market timing or excessive trading, and you should refrain from such practices if you currently own a Contract.

We seek to detect market timing or excessive trading activity by reviewing trading activities. Portfolios also may report suspected market-timing or excessive trading activity to us. If, in our judgment, we determine that the transfers are part of a market timing strategy or are otherwise harmful to the underlying Portfolio, we will impose the trading limitations as described below under "Trading Limitations." Because there is no universally accepted definition of what constitutes market timing or excessive trading, we will use our reasonable judgment based on all of the circumstances.

While we seek to deter market timing and excessive trading in Variable Sub-Accounts, not all market timing or excessive trading is identifiable or preventable. Imposition of trading limitations is triggered by the detection of market timing or excessive trading activity, and the trading limitations are not applied prior to detection of such trading activity. Therefore, our policies and procedures do not prevent such trading activity before it first occurs. To the extent that such trading activity occurs prior to detection and the imposition of trading restrictions, the portfolio may experience the adverse effects of market timing and excessive trading described above.

TRADING LIMITATIONS

We reserve the right to limit transfers among the investment alternatives in any Contract year, or to refuse any transfer request, if:

..    we believe, in our sole discretion, that certain trading practices, such as excessive trading, by, or on behalf of, one or more Contract Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable
     Sub-Account or on the share prices of the corresponding Portfolio or otherwise would be to the disadvantage of other Contract Owners; or

..    we are  informed  by one or more of the  Portfolios  that  they  intend  to restrict the purchase, exchange, or redemption of Portfolio shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

In making the determination that trading activity constitutes market timing or excessive trading, we will consider, among other things:

..    the total dollar amount being transferred, both in the aggregate and in the transfer request;

..    the number of transfers you make over a period of time and/or the period of time between transfers (note: one set of transfers to and from a sub-account in a short period of time can constitute market timing);

..    whether  your  transfers  follow a pattern  that  appears  designed to take advantage of short term market  fluctuations,  particularly  within certain
     Sub-account   underlying  portfolios  that  we  have  identified  as  being susceptible to market timing activities;

..    whether the manager of the  underlying  portfolio  has  indicated  that the transfers interfere with portfolio management or otherwise adversely impact the portfolio; and

..    the  investment  objectives  and/or  size  of  the  Sub-account  underlying portfolio.

If we determine that a contract owner has engaged in market timing or excessive trading activity, we will restrict that contract owner from making future additions or transfers into the impacted Sub-account(s). If we determine that a contract owner has engaged in a pattern of market timing or excessive trading activity involving multiple Sub-accounts, we will also require that all future transfer requests be submitted through regular U.S. mail thereby refusing to accept transfer requests via telephone, facsimile, Internet, or overnight delivery. Any Sub-account or transfer restrictions will be uniformly applied.

In our sole discretion, we may revise our Trading Limitations at any time as necessary to better deter or minimize market timing and excessive trading or to comply with regulatory requirements.

Pages 26: Under the heading "More Information," replace the sections entitled "The Company" and "The Variable Account" with the following:

The Company
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 is a stock life insurance company under the laws of the state of Illinois. Prior to January 1, 2005, Glenbrook Life and Annuity Company ("Glenbrook") issued the Contract. Effective January 1, 2005, Glenbrook merged with Allstate Life ("Merger"). On the date of the Merger, Allstate acquired from Glenbrook all of the Glenbrook's assets and became directly liable for Glenbrook's liabilities and obligations with respect to all contracts issued by Glenbrook.

Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the state of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.

Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the state of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.

The Variable Account

Allstate Life established the Allstate Life Variable Life Separate Account A on January 2, 2003 pursuant to the insurance laws of Illinois. The Contracts were previously issued through the Glenbrook Life Variable Life Separate Account A. Effective January 1, 2005, Glenbrook Life Variable Life Separate Account A combined with Allstate Life Variable Life Separate Account A and consolidated duplicative Variable Sub-Accounts that invest in the same Portfolio (the "Consolidation"). The Accumulation Unit Values for the Variable Sub-Accounts in which you invest did not change as a result of the Consolidation, and your Contract Value immediately after the Consolidation was the same as the value immediately before the Consolidation. Prior to May 1, 2004, the contracts were issued the Glenbrook Life AIM Variable Life Separate Account A.

We hold the assets of the Variable Account and keep those assets physically segregated and held separate and apart from the general account of Allstate. We maintain records of all purchases and redemptions of shares of the Portfolio.

The Variable Account is organized as a unit investment trust and is registered as such with the SEC under the 1940 Act. The Variable Account meets the definition of "separate account" under federal securities law. Under Illinois law, we hold the assets of the Variable Account that are attributable to Contracts exclusively for the benefit of Contract Owners and persons entitled to payments under the Contracts. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to the income, gains, losses or any investment experience of Allstate's other assets. To the extent that these assets are attributable to the Contract Value of the Contracts offered by this prospectus, these assets may not be used to pay any liabilities of Allstate Life other than those arising from the Contracts. Allstate Life is obligated to pay all amounts promised to Contract owners under the Contracts.

AIM LIFETIME PLUS/SM/ VARIABLE LIFE INSURANCE

ALLSTATE LIFE INSURANCE COMPANY
STREET ADDRESS: 2940 S. 84TH STREET, LINCOLN, NE 68506-4142
MAILING ADDRESS: P.O. BOX 80469, LINCOLN, NE 68501-0469
TELEPHONE (800) 822-8773                        PROSPECTUS DATED JANUARY 3, 2005
 -------------------------------------------------------------------------------
This prospectus describes the AIM LIFETIME PLUS/SM /VARIABLE LIFE INSURANCE CONTRACT, a modified single premium variable life insurance contract (the "CONTRACT") offered by Allstate Life Insurance Company ("WE," "US," or the "COMPANY") for prospective insured persons ages 0-85. The Contract lets you, as the Contract Owner, pay a significant single premium and, subject to restrictions, additional premiums. This product is no longer available for new sales. Existing Contract holders rights and obligations will continue as described in the prospectus.

The minimum initial premium payment that the Company will accept is $10,000. Premiums are allocated to Allstate Life Variable Life Separate Account A (the "VARIABLE ACCOUNT"). The Variable Account invests in shares of the Funds of the AIM Variable Insurance Funds (the "TRUST"). The Trust currently has eighteen Funds (the "FUNDS") available for investment by the Variable Account. Not all of the Funds may be available for investment under your Contract. You should check with your representative for further information on the availability of the Funds.

There is no guaranteed minimum account value ("Account Value") for a Contract. Your account value in the Contract will vary up or down to reflect the investment experience of the Funds underlying the sub-accounts of the Variable Account (the "VARIABLE SUB-ACCOUNTS") to which you have allocated premiums. You bear the entire investment risk for all amounts so allocated. The Contract continues in effect so long as the cash surrender value ("Cash Surrender Value") is sufficient to pay the monthly charges under the Contract (the "MONTHLY DEDUCTION AMOUNT"). The Contract provides for an Initial Death Benefit shown on the Contract Data page. It may not be to your advantage to purchase variable life insurance either as a replacement for your current life insurance or if you already own a variable life insurance contract.


                    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
                    DISAPPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS,
                    NOR HAS IT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A
                    FEDERAL CRIME.
    IMPORTANT
                    THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS
     NOTICES        THAT HAVE RELATIONSHIPS WITH BANKS OR OTHER FINANCIAL
                    INSTITUTIONS OR BY EMPLOYEES OF SUCH BANKS. HOWEVER, THE
                    CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED
                    BY SUCH INSTITUTIONS OR ANY FEDERAL REGULATORY AGENCY.
                    INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS,
                    INCLUDING POSSIBLE LOSS OF PRINCIPAL. THE CONTRACTS ARE NOT
                    FDIC INSURED.





                                 1  PROSPECTUS

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                        PAGE

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
  Glossary                                              3
--------------------------------------------------------------------------------
  Fee Table                                             7
--------------------------------------------------------------------------------
BUYING A CONTRACT                                       9
--------------------------------------------------------------------------------
  Application                                           9
--------------------------------------------------------------------------------
  Premiums                                              9
--------------------------------------------------------------------------------
  Allocation of Premiums                                10
--------------------------------------------------------------------------------
INVESTMENT CHOICES                                      11
--------------------------------------------------------------------------------
  Funds                                                 11
--------------------------------------------------------------------------------
  Transfer of Account Value                             12
--------------------------------------------------------------------------------
  Market Timing and Excessive Trading                   13
--------------------------------------------------------------------------------
  Trading Limitations                                   13
--------------------------------------------------------------------------------
  Dollar Cost Averaging                                 13
--------------------------------------------------------------------------------
  Automatic Fund Rebalancing Program                    13
--------------------------------------------------------------------------------
  Voting Rights                                         14
--------------------------------------------------------------------------------
ACCOUNT VALUE                                           14
--------------------------------------------------------------------------------
  Accumulation Units                                    14
--------------------------------------------------------------------------------
  Accumulation Unit Values                              15
--------------------------------------------------------------------------------
  Account Statements                                    15
--------------------------------------------------------------------------------
DEDUCTIONS AND CHARGES                                  15
--------------------------------------------------------------------------------
  Monthly Deductions                                    15
--------------------------------------------------------------------------------
     Cost of Insurance Charge                           15
--------------------------------------------------------------------------------
     Tax Expense Charge                                 16
--------------------------------------------------------------------------------
     Administrative Expense Charge                      16
--------------------------------------------------------------------------------
  Other Deductions                                      16
--------------------------------------------------------------------------------
     Mortality and Expense Risk Charge                  16
--------------------------------------------------------------------------------
     Annual Maintenance Fee                             16
--------------------------------------------------------------------------------
     Taxes Charged Against the Variable Account         16
--------------------------------------------------------------------------------
     Charges Against the Funds                          17
--------------------------------------------------------------------------------
     Withdrawal Charge                                  17
--------------------------------------------------------------------------------
  Confinement Waiver Benefit                            17
--------------------------------------------------------------------------------

                                                        PAGE

--------------------------------------------------------------------------------
  Due and Unpaid Premium Tax Charge                     18
--------------------------------------------------------------------------------
DEATH BENEFITS                                          19
--------------------------------------------------------------------------------
  Accelerated Death Benefit                             19
--------------------------------------------------------------------------------
  Changes to Specified Amount                           19
--------------------------------------------------------------------------------
  Beneficiary                                           19
--------------------------------------------------------------------------------
ACCESS TO YOUR MONEY                                    20
--------------------------------------------------------------------------------
  Contract Loans                                        20
--------------------------------------------------------------------------------
  Amount Payable on Surrender of the Contract           20
--------------------------------------------------------------------------------
  Partial Withdrawals                                   21
--------------------------------------------------------------------------------
  Payment Options                                       21
--------------------------------------------------------------------------------
  Suspension of Payments                                22
--------------------------------------------------------------------------------
CONTRACT TERMS                                          22
--------------------------------------------------------------------------------
  Changes to Contract Terms                             22
--------------------------------------------------------------------------------
  State Exceptions                                      22
--------------------------------------------------------------------------------
  Change of Owner or Beneficiary                        22
--------------------------------------------------------------------------------
  Assignment                                            22
--------------------------------------------------------------------------------
  Last Survivor Contracts                               22
--------------------------------------------------------------------------------
  Limit on Right to Contest                             22
--------------------------------------------------------------------------------
  Misstatement as to Age and Sex                        22
--------------------------------------------------------------------------------
  Dividends                                             22
--------------------------------------------------------------------------------
  Lapse and Reinstatement                               23
--------------------------------------------------------------------------------
  Cancellation and Exchange Rights                      23
--------------------------------------------------------------------------------
FEDERAL TAX MATTERS                                     24
--------------------------------------------------------------------------------
OTHER INFORMATION                                       26
--------------------------------------------------------------------------------
  The Company                                           26
--------------------------------------------------------------------------------
  The Variable Account                                  26
--------------------------------------------------------------------------------
  Legal Proceedings                                     26
--------------------------------------------------------------------------------
  Legal Matters                                         26
--------------------------------------------------------------------------------
  Financial Statements                                  26
--------------------------------------------------------------------------------
OBTAINING ADDITIONAL INFORMATION                        27
--------------------------------------------------------------------------------















                                 2  PROSPECTUS

GLOSSARY
--------------------------------------------------------------------------------

As used in this prospectus, the following terms have the indicated meanings

ACCOUNT VALUE:                                                             The aggregate value under a Contract of the
                                                                           Variable Sub-Accounts and the Loan Account.
------------------------------------------------------------------------------------------------------------------------------
ACCUMULATION UNIT:                                                         An accounting unit of measure used to calculate the
                                                                           value of a Variable Sub-Account.
------------------------------------------------------------------------------------------------------------------------------
AGE:                                                                       The Insured's age at the Insured's last birthday.
------------------------------------------------------------------------------------------------------------------------------
CASH SURRENDER VALUE:                                                      The Cash Value less all Indebtedness and the Annual
                                                                           Maintenance Fee, if applicable.
------------------------------------------------------------------------------------------------------------------------------
CASH VALUE:                                                                The Account Value less any: (1) applicable
                                                                           withdrawal charges, and (2) due and unpaid Premium
                                                                           Tax Charges.
------------------------------------------------------------------------------------------------------------------------------
CODE OR INTERNAL REVENUE CODE:                                             The Internal Revenue Code of 1986, as amended.
------------------------------------------------------------------------------------------------------------------------------
CONTRACT ANNIVERSARY:                                                      The same day and month as the Contract Date for
                                                                           each subsequent year the Contract remains in force.
------------------------------------------------------------------------------------------------------------------------------
CONTRACT DATE:                                                             The date on or as of which coverage under a
                                                                           Contract becomes effective and the date from which
                                                                           Contract Anniversaries, Contract Years and Contract
                                                                           months are determined.
------------------------------------------------------------------------------------------------------------------------------
CONTRACT OWNER:                                                            The person having rights to benefits under the
                                                                           Contract during the lifetime of the Insured; the
                                                                           Contract Owner may or may not be the Insured.
------------------------------------------------------------------------------------------------------------------------------
CONTRACT YEARS:                                                            Annual periods computed from the Contract Date.
------------------------------------------------------------------------------------------------------------------------------
DEATH BENEFIT:                                                             The greater of: (1) the Specified Amount, or (2)
                                                                           the Account Value on the date of death multiplied
                                                                           by the death benefit ratio as specified in the
                                                                           Contract.
------------------------------------------------------------------------------------------------------------------------------
FREE WITHDRAWAL AMOUNT:                                                    The amount of a surrender or partial withdrawal
                                                                           that is not subject to a Withdrawal Charge. This
                                                                           amount in any Contract Year is 10% of total
                                                                           premiums paid.
------------------------------------------------------------------------------------------------------------------------------
FUNDS:                                                                     The registered management investment companies in
                                                                           which assets of the Variable Account may be
                                                                           invested.
------------------------------------------------------------------------------------------------------------------------------
INDEBTEDNESS:                                                              All Contract loans, if any, and accrued loan
                                                                           interest.
------------------------------------------------------------------------------------------------------------------------------
INITIAL DEATH BENEFIT:                                                     The Initial Death Benefit under a Contract is shown
                                                                           on the Contract Data page.
------------------------------------------------------------------------------------------------------------------------------
INSURED:                                                                   The person whose life is insured under a Contract.
------------------------------------------------------------------------------------------------------------------------------
LOAN ACCOUNT:                                                              An account in the Company's General Account,
                                                                           established for any amounts transferred from the
                                                                           Variable Sub-Accounts for requested loans. The Loan
                                                                           Account credits a fixed rate of interest that is
                                                                           not based on and is different from the investment
                                                                           experience of the Variable Account.
------------------------------------------------------------------------------------------------------------------------------
MONTHLY ACTIVITY DATE:                                                     The day of each month on which the Monthly
                                                                           Deduction Amount is deducted from the Account Value
                                                                           of the Contract. Monthly Activity Dates occur on
                                                                           the same day of the month as the Contract Date. If
                                                                           there is no date equal to the Monthly Activity Date
                                                                           in a particular month, the Monthly Activity Date
                                                                           will be the last day of that month.
------------------------------------------------------------------------------------------------------------------------------
MONTHLY DEDUCTION AMOUNT:                                                  A deduction on each Monthly Activity Date for the
                                                                           cost of insurance charge, the tax expense charge
                                                                           and the administrative expense charge.
------------------------------------------------------------------------------------------------------------------------------
SPECIFIED AMOUNT:                                                          The minimum death benefit under a Contract, equal
                                                                           to the Initial Death Benefit on the Contract Date.
                                                                           Thereafter it may change in accordance with the
                                                                           terms of the partial withdrawal and the subsequent
                                                                           premium provisions of the Contract. A withdrawal
                                                                           reduces the Specified Amount in the same proportion
                                                                           that the withdrawal reduces Account Value. A
                                                                           subsequent premium payment increases the Specified
                                                                           Amount only to the extent necessary for the
                                                                           Contract to remain within the definition of a life
                                                                           insurance contract under the Internal Revenue Code.
------------------------------------------------------------------------------------------------------------------------------
VALUATION DATE:                                                            Every day the New York Stock Exchange is open for
                                                                           trading. The value of the Variable Account is
                                                                           determined at the close of regular trading on the
                                                                           New York Stock Exchange (currently 4:00 p.m.
                                                                           Eastern Time) on each Valuation Day.
------------------------------------------------------------------------------------------------------------------------------
VALUATION PERIOD:                                                          The period between the close of regular trading on
                                                                           the New York Stock Exchange on successive Valuation
                                                                           Dates.
------------------------------------------------------------------------------------------------------------------------------
VARIABLE ACCOUNT:                                                          Allstate Life Variable Life Separate Account A, an
                                                                           account established by the Company to separate the
                                                                           assets funding the Contracts from other assets of
                                                                           the Company.
------------------------------------------------------------------------------------------------------------------------------
VARIABLE SUB-ACCOUNT:                                                      The subdivisions of the Variable Account used to
                                                                           allocate a Contract Owner's Account Value, less
                                                                           Indebtedness, among the Funds of the Trust.
------------------------------------------------------------------------------------------------------------------------------




                                 3  PROSPECTUS

The following highlights certain features of the Contract. Please read the remainder of this prospectus for more information.


THE CONTRACT
The Contract is a life insurance contract with death benefits, cash values, and other traditional life insurance features. Because the Contract provides for an accumulation of Cash Value as well as a Death Benefit, described below, you can use the Contract for various individual and business financial planning purposes.

The Contract is "variable." Unlike the fixed benefits of ordinary whole life insurance, the Account Value will increase or decrease based on the investment experience of the Funds of the Trust to which you have allocated premiums. Similarly, the Death Benefit may increase or decrease under some circumstances. However, so long as the Contract remains in effect, the Death Benefit will not decrease below the Initial Death Benefit if you make no


                                 4  PROSPECTUS
withdrawals or loans. We credit each Contract with units ("Accumulation Units") to calculate Account Values. You may transfer the Account Value among the Variable Sub-Accounts.

 We issue the Contract on either a single life or a "last survivor" basis. For a discussion of how last survivor Contracts operate differently from single life Contracts, see "Last Survivor Contracts," page 22. In some states, the Contracts may be issued in the form of a group Contract. In those states, we will issue a certificate evidencing your rights under the group Contract. The terms "Contract" and "Contract Owner", as used in this prospectus, refer to and include such a certificate and certificate owner, respectively.


INVESTMENT CHOICES
The Contract currently offers 18 Variable Sub-Accounts to which you may allocate your premiums. Each Variable Sub-Account invests in shares of a corresponding Fund of the Trust. Please refer to the Fund prospectus for more information about the Funds. We have briefly summarized the investment objectives of the Funds below under "Investment Choices," page 11.


PREMIUMS
The Contract requires the Contract Owner to pay an initial premium of at least $10,000. You may make additional premium payments of at least $500 once in each Contract year, subject to certain additional conditions (see "The
Contract-Premiums" at page 9).

We reserve the right to obtain satisfactory evidence of insurability before accepting any additional premium payments requiring an increase in Specified Amount. We also reserve the right to reject an additional premium payment for any reason. Additional premium payments may require an increase in the Specified Amount in order for the Contract to meet the definition of a life insurance contract under the Internal Revenue Code. Additional premiums may also be paid at any time and in any amount necessary to avoid termination of the Contract.


DEATH BENEFIT
The Contract provides for an Initial Death Benefit shown on the Contract data page. The death benefit ("Death Benefit") payable under the Contract may be greater than the Initial Death Benefit. However, so long as the Contract continues in effect and if no withdrawals or loans are made, the Death Benefit will never be less than the Initial Death Benefit. At the death of the Insured while the Contract is in force, we will pay the Death Benefit (less any Indebtedness and certain due and unpaid Monthly Deduction Amounts) to the beneficiary. The Death Benefit, which is determined at the date of the Insured's death is the greater of (1) the Specified Amount, which is the then current value of the guaranteed death benefit under the Contract, or (2) the Account Value multiplied by the death benefit ratio set forth in the Contract. See "Death Benefits," page 19.


ACCOUNT VALUE
The Account Value of the Contract will increase or decrease to reflect (1) the investment experience of the Funds underlying the Variable Sub-Accounts to which you have allocated Account Value; (2) interest credited to the Loan Account; and
(3) deductions for the mortality and expense risk charge, the Monthly Deduction Amount, and the annual maintenance fee. There is no minimum guaranteed Account Value. You bear the risk of investment in the Variable Sub-Accounts. See "Account Value," pages 14-15.


CONTRACT LOANS
You may obtain one or both of two types of cash loans from the Company. Both types of loans are secured by your Contract. The maximum amount available for such loans is 90% of the Contract's Cash Value, less the sum of: the amount of all loans existing on the date of the loan request (including loan interest to the next Contract Anniversary), plus any annual maintenance fee due on or before the next Contract Anniversary, plus any due and unpaid Monthly Deduction Amounts. See "Access to Your Money-Contract Loans," page 20. Amounts received as a loan are subject to current taxation to the extent of accumulated earnings in the Contract and may be subject to a 10% penalty tax. See "Federal Tax Matters," page 24.


WITHDRAWALS
You may make partial withdrawals from your Contract. See "Access to Your Money--Partial Withdrawals," on page 21. Withdrawals may be subject to a withdrawal charge and unpaid premium tax charge. Partial withdrawals may reduce your Death Benefit. Earnings withdrawn will be subject to current taxation and may be subject to a 10% penalty tax.


LAPSE
Your Contract may terminate if its Cash Surrender Value on any Monthly Activity Date is less than the required Monthly Deduction Amount. We will give you written notice of the circumstance and 61 day grace period during which additional amounts may be paid to continue the Contract. See "Access to Your Money-Contract Loans," page 20 and "Lapse and Reinstatement," page 23.


CANCELLATION AND EXCHANGE RIGHTS
You have a limited period of time in which you may return your Contract for cancellation after you purchase it. We call this period of time the "cancellation period." The cancellation period (which varies by state) is specified in your Contract. If you choose to exercise this right, we may require that you return your Contract to us within the cancellation period following delivery of the Contract to you. We will then return to you, within 7 days thereafter, any premiums paid for the Contract adjusted, if applicable law permits, to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation. In those states where We are required to return the


                                 5  PROSPECTUS
premiums paid without such adjustment we reserve the right, if state law so permits, to allocate all premium payments made prior to the expiration of the cancellation period to the Money Market Variable Sub-Account of the Variable Account.

In addition, once the Contract is in effect, you may be able to exchange it during the first 24 months after its issuance for a permanent life insurance contract on the life of the Insured without submitting proof of insurability. We reserve the right to make available such a contract that is offered by us or any Company affiliated with us without evidence of insurability. See "Cancellation and Exchange Rights," page 23.


TAX CONSEQUENCES
Current federal tax law generally excludes all Death Benefit payments from the gross income of the Contract beneficiary. The Contracts generally will be treated as modified endowment contracts. This status does not affect the Contracts' classification as life insurance, nor does it affect the exclusion of Death Benefit payments from gross income. However, loans, distributions or other amounts received under a modified endowment contract are taxed to the extent of gain in the Contract (generally, the excess of Account Value over premiums paid) and may be subject to a 10% federal tax penalty. See "Federal Tax Matters," page 24.


CERTAIN RISKS OF INVESTING IN THE CONTRACT
Purchasing the Contract entails certain risks. For example, the Account Value of your Contract will rise or fall depending on the investment performance of the Variable Sub-Accounts (and their corresponding Funds) that you have selected. If the investment performance of Variable Sub-Accounts is poorer than expected or if sufficient premiums are not paid, the Contract may lapse, that is, terminate without value. Even if it does not lapse, it may not accumulate sufficient Account Value to fund the purpose for which you purchased the Contract.

Withdrawals and Contract loans may significantly affect current and future Account Value, Cash Surrender Value, or Death Benefit proceeds. Depending upon Variable Sub-Account investment performance and the amount of a withdrawal or Contract loan, the withdrawal (and the charges imposed thereon) or loan may cause a Contract to lapse. Withdrawals and Contract loans may have tax consequences. See "Contract Loans" and "Partial Withdrawals" under "Access to Your Money" on pages 20-21.

Because the Contract is designed to provide benefits on a long-term basis, before purchasing a Contract for a particular purpose you should consider whether the long-term nature of the Contract is consistent with the purpose for which you are considering it. The Contract is not suitable as a short-term savings vehicle. Using a Contract for a particular purpose may have tax consequences. (See "Federal Tax Matters," page 24.)

Please refer to the Trust prospectus for a comprehensive discussion of the risks of each Fund.










                                 6  PROSPECTUS

FEE TABLE
--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, making a withdrawal, or surrendering the Contract. The first table describes the fees and expenses that you will pay when you make a withdrawal, surrender the Contract, or transfer Account Value among the Variable Sub-Accounts.

                            Transaction Expenses
-------------------------------------------------------------------------------
        CHARGE             WHEN CHARGE IS DEDUCTED         AMOUNT DEDUCTED
-------------------------------------------------------------------------------
Withdrawal Charge (% of    Upon each withdrawal or          Maximum 7.75%*
initial withdrawal)               surrender
-------------------------------------------------------------------------------
Due and Unpaid Premium
Tax Charge (% of           Upon each withdrawal or
initial premium                   surrender                Maximum 2.25%**
withdrawn)
-------------------------------------------------------------------------------
Transfer Charges              Upon each transfer              $10.00***
-------------------------------------------------------------------------------
Accelerated Death
Benefit Administrative     Upon payment of benefit      Maximum of $250.00****
Fee
-------------------------------------------------------------------------------


   * Declines to 0.0% after 9 Contract Years. The applicable withdrawal charge depends on the Contract Year in which the withdrawal is made. See "Withdrawal Charge," for more details. Each Contract Year, you may withdraw up to 10% of the total amount of your premiums paid as of the date of withdrawal without incurring a Withdrawal Charge.

   **  Declines to 0.0% after 9 Contract Years. See "Due and Unpaid Premium Tax
    Charge" for more details. The applicable due and unpaid premium tax charge depends on the Contract Year in which the withdrawal is made. Each Contract Year, you may withdraw up to 15% of the total amount of your premiums paid as of the date of withdrawal without incurring a Due and Unpaid Premium Tax Charge.

   *** Applies solely to the thirteenth and subsequent transfers within a Contract Year excluding transfers due to dollar cost averaging or automatic fund rebalancing. Currently, we are waiving the transfer fee.

   ****Actual amount of benefit payment will be the amount you requested, reduced by the sum of (1) a 12-month interest discount to reflect the early payment; (2) the administrative fee; and (3) a pro-rata amount of any outstanding contract loan amount, and accrued loan interest.

The next table describes the fees and expenses that you will pay periodically during the time you own the Policy, not including Portfolio fees and expenses.

                    PERIODIC CHARGES, OTHER THAN PORTFOLIO ANNUAL EXPENSES
------------------------------------------------------------------------------------------------
        CHARGE              WHEN CHARGE IS          CURRENT AMOUNT      MAXIMUM AMOUNT DEDUCTED
                               DEDUCTED         DEDUCTED (ANNUAL RATE)
------------------------------------------------------------------------------------------------
Mortality and Expense
Risk Charge                     Daily           0.90% of average daily net   Same as current.
                                                assets
------------------------------------------------------------------------------------------------

Administrative Expense                          0.25% of Account Value on
Charge                         Monthly          the Monthly Activity         Same as current.
                                                Date
------------------------------------------------------------------------------------------------

                          Monthly (Contract     0.40% of Account Value on
Tax Expense Charge        Years 1 -10 only)     the Monthly Activity     Same as current.
                                                Date
------------------------------------------------------------------------------------------------

Cost of Insurance                               1.00% of Account Value on
/(1)/                                           the Monthly Activity
                                                Date/(//3//)/
                                                                            Ranges from $0.11 to
Special* -  Single             Monthly                                      $82.92 per $1,000 of net
Life Contract/(2)/                              0.90% of Account Value on   amount at
                                                the Monthly Activity        risk/(//4//,5)/
                                                Date/(3)/
------------------------------------------------------------------------------------------------

                                                1.00% of Account Value on
                                                the Monthly Activity
Representative Owner                            Date/(//3//)/
Age 53
                               Monthly                                      $1.52
Special* - Single Life                          0.90% of Account Value on   per $1,000 of net amount
Contract                                        the Monthly Activity        at risk/(//4//)/
                                                Date/(3)/
------------------------------------------------------------------------------------------------
Contract Maintenance        Each Contract              $35/(6)/          Same as current.
Fee                          Anniversary
------------------------------------------------------------------------------------------------
Policy Loan Interest           Annually                 8.00%           8.00%
------------------------------------------------------------------------------------------------




                                 7  PROSPECTUS

*   In some states, this underwriting classification is called "Rated."

(1) Cost of insurance charges vary based on the Insured's age, sex, underwriting class, Contract Year net amount at risk, and face amount. The maximum cost of insurance varies based on the Insured age, sex and underwriting class. The cost of insurance charges shown in the table may not be typical of the charges you will pay. Your Contract data page will indicate the guaranteed cost of insurance charge applicable to your Contract, and more detailed information concerning your cost of insurance charges is available on request by calling us at 1-800-822-8773.

(2) The Cost of Insurance Charge on the table assumes a special rating class single-life Contract. Contracts with the standard rating class and/or joint-life Contracts would have lower expenses as follows:

                                                                CURRENT                                   MAXIMUM
                                                                 AMOUNT                                   AMOUNT
                                                                DEDUCTED                                 DEDUCTED
                                            WHEN CHARGE      (ANNUAL RATE)        MAXIMUM AMOUNT       ANNUALLY FOR
                         CHARGE             IS DEDUCTED        (AS A % OF            DEDUCTED         REPRESENTATIVE
                                                             ACCOUNT VALUE     ANNUALLY (PER $1,000     OWNER (PER
                                                                 ON THE            OF NET AMOUNT          $1,000
                                                           |MONTHLY ACTIVITY      AT RISK)/(2B)/          OF NET
                                                              DATE/(2A)/)                                 AMOUNT
                                                                                                      AT RISK)/(2B)/

---------------------------------------------------------------------------------------------------------------------
Standard -                                                 Contract Years       Ranges from           $0.76 for male,
Single Life                                                1 -10: 0.65%         $0.06 to              age 53
Contract                                                   Contract Years       $ 82.50 /(//2c//)/
                                                           11+: 0.55%

-------------------------------------------                ----------------------------------------------------------
Standard -                                                  Contract Years       Ranges from           $0.06 for
Joint Life                                                 1 -10: 0.30%         $0.000145 to          attained
Contract                                                   Contract Years       $79.16/(//2//d//)/    joint equal
                                                           11+: 0.20%                                 age 53

                                              Monthly

-------------------------------------------                ----------------------------------------------------------
Special* -                                                  Contract Years      Ranges from            $0.11 for
Joint Life                                                 1 -10: 0.65%         $0.00061 to           attained
Contract                                                   Contract Years       $82.92 /(2//e//)/     joint equal
                                                           11+: 0.55%                                 age 53

---------------------------------------------------------------------------------------------------------------------


   *   In some states, this underwriting classification is called "Rated."

   (2a) The current cost of insurance charge under the Contracts will never exceed the guaranteed maximum cost of insurance charge shown in your Contract.

   (2b) The net amount at risk is equal to the death benefit on the Monthly Activity Date minus the Account Value on that same date prior to assessing the Monthly Deduction Amount.

   (2c) Charge of $0.06 assumes a female insured age 10. Charge of $82.50 assumes a male insured age 99 or higher.

   (2d) Charge of $0.000145 assumes an attained joint equal age 18. Charge of $79.16 assumes an attained joint equal age 99 or higher.

   (2e) Charge of $0.00061 assumes an attained joint equal age 18. Charge of $82.92 assumes an attained joint equal attained age 99 or higher.

(3) The current cost of insurance charge under the Contracts will never exceed the guaranteed maximum cost of insurance charge shown in your Contract.

(4) The net amount at risk is equal to the death benefit on the Monthly Activity Date minus the Account Value on that same date prior to assessing the Monthly Deduction Amount.

(5) Charge of $0.11 assumes a female insured age 10. Charge of $82.92 assumes a male insured age 99 or higher.

(6) We will waive this charge if total premiums paid to date are $50,000 or more.



We assess a tax expense charge as described above. However, we do not currently assess a charge for federal income taxes that may be attributable to the operations of the Variable Account, although we may do so in the future. See "Deductions and Charges - Other Deductions - Taxes Charged Against the Variable Account," page 16.

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. Advisors and/or other service providers of certain Funds may have agreed to waive their fees and/or reimburse Fund expenses in order to keep the Funds' expenses below specified


                                 8  PROSPECTUS
limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Fund's fees and expenses appears in the prospectus for each Fund.

                  ANNUAL FUND EXPENSES
------------------------------------------------------------------------------------------------------------------
                                                                   Minimum                      Maximum
------------------------------------------------------------------------------------------------------------------
Total Annual Fund Operating Expenses* (expenses that are
deducted from Fund assets, including management fees,
distribution and/ or service 12b-1 fees, and other                    0.66%                        1.30%
expenses)
------------------------------------------------------------------------------------------------------------------



*Expenses are shown as a percentage of Fund average daily net assets (before any waiver or reimbursement) as of December 31, 2003.


BUYING A CONTRACT
--------------------------------------------------------------------------------


APPLICATION
To purchase a Contract, you must submit an application to Us. We will issue a Contract only on the lives of Insureds age 0-85 who supply evidence of insurability satisfactory to us. Acceptance is subject to our underwriting rules, and we reserve the right to reject an application for any lawful reason. If we do not issue a Contract, we will return the premium to the applicant. You must submit your application and obtain our approval before you pay your initial premium. The Contract Date also determines Monthly Activity Dates, Contract months, and Contract Years.

Once we have received the initial premium and approved the underwriting, we will issue the Contract on the date we have received the final requirement for issue. In the case of simplified underwriting, we will issue the Contract or deny coverage within 3 business days of receipt of premium. The Insured will be covered under the Contract, however, as of the Contract Date. Since the Contract Date will generally be the date the Company receives the initial premium, coverage under a Contract may begin before the Contract is actually issued (unless we receive the premium under a "conditional receipt," as discussed in the following paragraph). If the initial premium is over the limits we establish from time to time (currently $2,000,000), we will not accept the initial payment with the application without prior approval. In other cases, where we receive the initial payment with the application, we will provide fixed conditional insurance during underwriting according to the terms of a conditional receipt. The fixed conditional insurance will be the insurance applied for, up to a maximum that varies by age.


PREMIUMS
The Contract is designed to require a substantial initial premium payment and, subject to the conditions described below, additional premium payments.

The initial premium payment purchases a Death Benefit initially equal to the Contract's Specified Amount. The minimum initial payment is $10,000.

Under our current underwriting rules, which are subject to change, proposed Insureds are eligible for simplified underwriting without a medical examination if their application responses and anticipated initial premium payment meet simplified underwriting standards. Customary underwriting standards will apply to all other proposed Insureds.

The maximum initial premium currently permitted on a simplified underwriting basis varies with the issue age of the Insured according to the following table:


        SIMPLIFIED UNDERWRITING
                 Issue Age                     Maximum initial Premium*

------------------------------------------------------------------------
                   0-34                                   Not available
------------------------------------------------------------------------
                   35-44                                        $15,000
------------------------------------------------------------------------
                   45-54
                                                                $30,000
------------------------------------------------------------------------
                   55-64                                        $50,000
------------------------------------------------------------------------
                   65-80                                       $100,000
------------------------------------------------------------------------
                Over age 80                               Not available
------------------------------------------------------------------------


*These limits may vary by state.

Additional premium payments may be made at any time, subject to the following conditions:

.. only one additional premium payment may be made in any Contract Year;

.. each additional premium payment must be at least $500;

.. the attained age of the Insured must be less than 86 at the time that we receive any additional premium payments; and

.. absent submission of new evidence of insurability of the Insured, the maximum additional payment permitted in a Contract Year is the "Guaranteed Additional Payment." The Guaranteed Additional Payment is the lesser of (1) $5,000, or
  (2) a percentage of initial payment (5% for attained ages 40-70, and 0% for attained ages 20-39 and 71-90).

We reserve the right to obtain satisfactory evidence of insurability upon any additional premium payments requiring an increase in Specified Amount. We also reserve the right to reject any additional premium payment for any reason.

Additional premium payments may require an increase in Specified Amount in order for the Contract to remain


                                 9  PROSPECTUS
within the definition of a life insurance contract under Section 7702 of the Code.

Unless you request otherwise in writing, we will apply any additional premium payment received while a Contract loan is outstanding: first, as a repayment of Indebtedness, and second, as an additional premium payment, subject to the conditions described above. You may pay additional premiums at any time and in any amount necessary to avoid termination of the Contract without evidence of insurability.


ALLOCATION OF PREMIUMS
Upon completion of underwriting, We will either issue a Contract, or deny coverage and return all premiums. If we issue a Contract, we will allocate the initial premium payment on the date the Contract is issued according to the initial premium allocation instructions you specified in your application. Your premium payments are allocated to the Sub-Account(s) in the proportions that you have selected. We do not accept premium payments prior to the completion of underwriting. We reserve the right to allocate the initial premium to the Money Market Variable Sub-Account during the cancellation period in those states where state law requires premiums to be returned upon exercise of the cancellation right.

We will allocate any subsequent premium that we receive in the same manner as the initial premium, unless we have received different allocation instructions from the Contract owner. You may change your premium allocation upon written request to us at the address on the first page of this prospectus.




                                 10  PROSPECTUS

INVESTMENT CHOICES
--------------------------------------------------------------------------------

You may allocate your premium payments to up to 18 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Fund, listed below. Each Fund has its own investment objective(s) and policies. We briefly describe the Funds below. For more complete information about each Fund, including investment objectives, policies, expenses, charges and risks associated with the Fund, please refer to the prospectuses for the Funds. You should carefully review the Fund prospectuses before allocating amounts to the Variable Sub-Accounts. You may obtain Fund prospectuses by calling us at 1-800-822-8773.


SERIES I SHARES:        FUND OBJECTIVE:*                 INVESTMENT ADVISOR
-------------------------------------------------------------------------------
AIM V.I. Aggressive     Long-term growth of capital.
 Growth Fund**
---------------------------------------------------------
AIM V.I. Balanced Fund  As high a total return as
                         possible, consistent with
                         preservation of capital.
---------------------------------------------------------
AIM V.I. Basic Value    Long-term growth of capital.
 Fund
---------------------------------------------------------
AIM V.I. Blue Chip      Long-term growth of capital
 Fund                    with a secondary objective of
                         current income.
---------------------------------------------------------
AIM V.I. Capital        Growth of capital.
 Appreciation Fund
---------------------------------------------------------
AIM V.I. Capital        Long-term growth of capital.
 Development Fund
---------------------------------------------------------
AIM V.I. Core Equity     Growth of capital.               A I M ADVISORS, INC.
 Fund
---------------------------------------------------------
AIM V.I. Dent           Long-term growth of capital.
 Demographic Trends
 Fund***
---------------------------------------------------------
AIM V.I. Diversified    High level of current income.
 Income Fund
---------------------------------------------------------
AIM V.I. Government     High level of current income
 Securities Fund         consistent with reasonable
                         concern for safety of
                         principal.
---------------------------------------------------------
AIM V.I. Growth Fund    Growth of capital.
---------------------------------------------------------
AIM V.I. High Yield     High level of current income.
 Fund
---------------------------------------------------------
AIM V.I. International  Long-term growth of capital.
 Growth Fund
---------------------------------------------------------
AIM V.I. Mid Cap Core   Long-term growth of capital.     ----------------------
 Equity
---------------------------------------------------------
AIM V.I. Money Market   As high level of current
 Fund                    income as is consistent with
                         the preservation of capital
                         and liquidity.
---------------------------------------------------------
AIM V.I. Premier        Long-term growth of capital
 Equity Fund             and income as a secondary
                         objective.
---------------------------------------------------------
AIM V.I. Technology     Seeks capital growth
 Fund****
---------------------------------------------------------
AIM V.I. Utilities      Seeks capital growth and
 Fund*****               current income
---------------------------------------------------------

                          AIM VARIABLE INSURANCE FUNDS
*The investment objective(s) of each Fund may be changed by the Board of Trustees without shareholder approval.

**Due to the sometime limited availability of common stocks of small-cap companies that meet the investment criteria for AIM V.I. Aggressive Growth Fund, the Fund may periodically suspend or limit the offering of its shares. The Fund will be closed to new participants when Fund assets reach $200 million. During closed periods, the Fund will accept additional investments from existing participants.

***The AIM V.I. Dent Demographic Trends Fund is sub-advised by H.S. Dent Advisors, Inc.

****Effective April 30, 2004, the AIM V.I. New Technology Fund merged into the INVESCO VIF-Technology Fund. Effective October 15, 2004, the INVESCO VIF-Technology Fund changed its name to AIM V.I. Technology Fund. We have made a corresponding change in the name of the Variable Sub-Account that invests in that Fund.

*****Effective April 30, 2004, the AIM V.I. Global Utilities Fund merged into the INVESCO VIF-Utilities Fund. Effective October 15, 2004, the INVESCO VIF-Utilities Fund changed its name to AIM V.I. Utilities Fund. We have made a corresponding change in the name of the Variable Sub-Account that invests in that Fund.

AMOUNTS YOU ALLOCATE TO VARIABLE SUB-ACCOUNTS MAY GROW IN VALUE, DECLINE IN VALUE, OR GROW LESS THAN YOU EXPECT, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE FUNDS IN WHICH THOSE VARIABLE SUB-ACCOUNTS INVEST. YOU BEAR THE INVESTMENT RISK THAT THE FUNDS MIGHT NOT MEET THEIR INVESTMENT OBJECTIVES. SHARES OF THE FUNDS ARE NOT DEPOSITS, OR


                                 11  PROSPECTUS

OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

FUNDS MAY NOT BE MANAGED BY THE SAME FUND MANAGERS WHO MANAGE RETAIL MUTUAL FUNDS WITH SIMILAR NAMES. THESE FUNDS ARE LIKELY TO DIFFER FROM RETAIL FUNDS IN ASSETS, CASH FLOW, AND TAX MATTERS. ACCORDINGLY, THE HOLDINGS AND INVESTMENT RESULTS OF A FUND CAN BE EXPECTED TO BE HIGHER OR LOWER THAN THE INVESTMENT RESULTS OF RETAIL MUTUAL FUNDS.


INVESTMENT ADVISOR FOR THE FUNDS
A I M Advisors, Inc. ("AIM") serves as the investment advisor to each Fund. AIM was organized in 1976, and together with its domestic subsidiaries, manages or advises over 150 investment company Funds (including the Funds) encompassing a broad range of investment objectives. AIM is a wholly owned subsidiary of AIM Management Group, Inc. ("AIM Management"). AIM Management is a holding company engaged in the financial services business and is an indirect wholly owned subsidiary of AMVESCAP PLC. AMVESCAP PLC and its subsidiaries are an independent investment management group engaged in institutional investment management and retail mutual fund business in the United States, Europe, and the Pacific Region.

Certain of the Funds may sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Fund. The boards of directors or trustees of these Funds monitor for possible conflicts among separate accounts buying shares of the Funds. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, a Fund's board of directors or trustees may require a separate account to withdraw its participation in a Fund. A Fund's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.

We reinvest all investment income of and other distributions to each Variable Sub-Account arising from the corresponding Fund in additional shares of that Fund at net asset value. The income and both realized and unrealized gains or losses on the assets of each Variable Sub-Account are therefore separate and are credited to or charged against the Variable Sub-Account without regard to income, gains or losses from any other Variable Sub-Account or from any other business of Allstate. Allstate will purchase shares in the Funds in connection with premiums allocated to the corresponding Variable Sub-Account in accordance with Contract Owners' directions and will redeem shares in the Fund to meet Contract obligations or make adjustments in reserves, if any.

We reserve the right, subject to compliance with the law as then in effect, to make additions to, deletions from, or substitutions for the Fund shares underlying the Variable Sub-Accounts. If shares of a Fund should no longer be available for investment, or if, in the judgment of the Company's management, further investment in shares of a Fund should become inappropriate in view of the purposes of the Contracts, we may substitute shares of another Fund for shares already purchased, or to be purchased in the future, under the Contracts. We will not make any such substitution without notice to Contract Owners. We will also obtain prior approval of the Securities and Exchange Commission to the extent required by the 1940 Act. We reserve the right to establish additional Variable Sub-Accounts of the Variable Account, each of which would invest in shares of another Fund or Fund. Subject to Contract Owner approval, we also reserve the right to end the registration under the 1940 Act of the Variable Account or any other separate accounts of which it is the depositor or to operate the Variable Account as an investment management company under the 1940 Act.

The Funds may be subject to certain investment restrictions and policies which may not be changed without the approval of the majority of the shareholders of the Fund. See the prospectus for the Funds for further information.


TRANSFER OF ACCOUNT VALUE
While the Contract remains in force, and subject to our transfer rules then in effect, you may request that part or all of the Account Value of a particular Variable Sub-Account be transferred to other Variable Sub-Accounts. We reserve the right to impose a $10 charge on each such transfer in excess of 12 per Contract Year. However, there are no charges on transfers at the present time. The minimum dollar amount that you may transfer is shown on the Contract data page (currently there is no minimum) or the total amount in the Variable Sub-Account, whichever is less.

On days when the New York Stock Exchange ("NYSE") is open for trading, we will accept transfer requests if we receive them at (800) 822-8773 before the close of regular trading (currently 4:00 p.m., Eastern Time). We effect such telephone transfer requests at the next computed value. In the event that the NYSE closes early, i.e., before 4:00 p.m. Eastern Time, or in the event that the NYSE closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the NYSE on that particular day. We will not accept telephone requests received at any telephone number other than the number that appears in this paragraph or received after the close of trading on the NYSE.

Transfers by telephone may be made by the Contract Owner's agent of record or attorney-in-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. The policy of the Company and


                                 12  PROSPECTUS
its agents and affiliates is that they will not be responsible for losses resulting from acting upon telephone requests they reasonably believe to be genuine. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine; otherwise, we may be liable for any losses due to unauthorized or fraudulent instructions. The procedures we follow for transactions initiated by telephone include requirements that callers on behalf of a Contract Owner identify themselves and the Contract Owner by name and social security number or other identifying information. All transfer instructions by telephone are tape recorded. Otherwise, you must submit transfer requests in writing, on a form we provide.

We may suspend, modify or terminate the telephone transfer privilege, as well as any other electronic or automated means we previously approved, at any time without notice.

As a result of a transfer, we will reduce the number of Accumulation Units credited to the Variable Sub-Account from which the transfer is made. The reduction is equal to the amount transferred divided by the Accumulation Unit Value of that Variable Sub-Account on the Valuation Date we receive the transfer request. Similarly, we will increase the number of Accumulation Units credited to the Variable Sub-Account to which the transfer is made. The increase is equal to the amount transferred divided by the Accumulation Unit Value of that Sub-Account on the Valuation Day we receive the transfer request.


MARKET TIMING & EXCESSIVE TRADING

The Contracts are intended for long-term investment. Market timing and excessive trading can potentially dilute the value of Variable Sub-Accounts and can disrupt management of a Portfolio and raise its expenses, which can impair Portfolio performance. Our policy is not to accept knowingly any money intended for the purpose of market timing or excessive trading. Accordingly, you should not invest in the Contract if your purpose is to engage in market timing or excessive trading, and you should refrain from such practices if you currently own a Contract.

We seek to detect market timing or excessive trading activity by reviewing trading activities. Portfolios also may report suspected market-timing or excessive trading activity to us. If, in our judgment, we determine that the transfers are part of a market timing strategy or are otherwise harmful to the underlying Portfolio, we will impose the trading limitations as described below under "Trading Limitations." Because there is no universally accepted definition of what constitutes market timing or excessive trading, we will use our reasonable judgment based on all of the circumstances.

While we seek to deter market timing and excessive trading in Variable Sub-Accounts, not all market timing or excessive trading is identifiable or preventable. Imposition of trading limitations is triggered by the detection of market timing or excessive trading activity, and the trading limitations are not applied prior to detection of such trading activity. Therefore, our policies and procedures do not prevent such trading activity before it first occurs. To the extent that such trading activity occurs prior to detection and the imposition of trading restrictions, the portfolio may experience the adverse effects of market timing and excessive trading described above.

TRADING LIMITATIONS

We reserve the right to limit transfers among the investment alternatives in any Contract year, or to refuse any transfer request, if:

..    we believe, in our sole discretion, that certain trading practices, such as excessive trading, by, or on behalf of, one or more Contract Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable
     Sub-Account or on the share prices of the corresponding Portfolio or otherwise would be to the disadvantage of other Contract Owners; or

..    we are  informed  by one or more of the  Portfolios  that  they  intend  to restrict the purchase, exchange, or redemption of Portfolio shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

In making the determination that trading activity constitutes market timing or excessive trading, we will consider, among other things:

..    the total dollar amount being transferred, both in the aggregate and in the transfer request;

..    the number of transfers you make over a period of time and/or the period of time between transfers (note: one set of transfers to and from a sub-account in a short period of time can constitute market timing);

..    whether  your  transfers  follow a pattern  that  appears  designed to take advantage of short term market  fluctuations,  particularly  within certain
     Sub-account   underlying  portfolios  that  we  have  identified  as  being susceptible to market timing activities;

..    whether the manager of the  underlying  portfolio  has  indicated  that the transfers interfere with portfolio management or otherwise adversely impact the portfolio; and

..    the  investment  objectives  and/or  size  of  the  Sub-account  underlying portfolio.

If we determine that a contract owner has engaged in market timing or excessive trading activity, we will restrict that contract owner from making future additions or transfers into the impacted Sub-account(s). If we determine that a contract owner has engaged in a pattern of market timing or excessive trading activity involving multiple Sub-accounts, we will also require that all future transfer requests be submitted through regular U.S. mail thereby refusing to accept transfer requests via telephone, facsimile, Internet, or overnight delivery. Any Sub-account or transfer restrictions will be uniformly applied.

In our sole discretion, we may revise our Trading Limitations at any time as necessary to better deter or minimize market timing and excessive trading or to comply with regulatory requirements.


DOLLAR COST AVERAGING
You may make transfers automatically through Dollar Cost Averaging while the Contract is in force. Dollar Cost Averaging permits you to transfer a specified amount every month (or some other frequency as may be determined by us) from any one Variable Sub-Account to any other Variable Sub-Accounts. The minimum amount that can be transferred is shown on the Contract data page (currently there is no minimum) or the total amount in the Variable Sub-Account whichever is less. The theory of Dollar Cost Averaging is that, if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in the Dollar Cost Averaging program does not assure you of a greater profit from your purchases under the program; nor will it prevent or alleviate losses in a declining market. We impose no additional charges upon participants in the Dollar Cost Averaging program. We do not count transfers under Dollar Cost Averaging toward the 12 free transfers per Contract Year currently permitted.


AUTOMATIC FUND REBALANCING PROGRAM
Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our Automatic Fund


                                 13  PROSPECTUS

Rebalancing Program, we will automatically rebalance the Account Value in each Variable Sub-Account and return it to the desired percentage allocations. We will rebalance your account each quarter (or other intervals we may offer) according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing. The new allocation will be effective with the first rebalancing that occurs after we receive your written request. We are not responsible for rebalancing that occurs prior to receipt of your request.

  Example:

  Assume that you want your initial premium payment split among 2 Variable Sub-Accounts. You want 40% to be in the AIM V.I. High Yield Variable Sub-Account and 60% to be in the AIM V.I. Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the AIM V.I. High Yield Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings rebalanced quarterly, on the first day of the next quarter, we would sell some of your units in the AIM V.I. High Yield Variable Sub-Account and use the money to buy more units in the AIM V.I. Growth Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

Transfers made under the Automatic Fund Rebalancing Program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee. Fund rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.


VOTING RIGHTS
In accordance with our view of presently applicable law, we will vote the shares of the Funds at regular and special meetings of its shareholders in accordance with instructions from Contract Owners (or their assignees, as the case may be) having a voting interest in the Variable Account. The number of shares of a Fund held in a Variable Sub-Account which are attributable to each Contract Owner is determined by dividing the Contract Owner's interest in that Variable Sub-Account by the per share net asset value of the corresponding Fund. We will vote shares for which we have not received instructions and shares that are not attributable to Contract Owners (i.e., shares we own) in the same proportion as we vote shares for which we have received instructions. If the 1940 Act or any rule promulgated to hereunder should be amended, however, or if our present interpretation should change and, as a result, we determine we are permitted to vote the shares of the Funds in our own right, we may elect to do so.

We determine the voting interests of the Contract Owner (or the assignee) in the Funds as follows: Contract Owners are entitled to give voting instructions to Allstate with respect to Fund shares attributable to them as described above, determined on the record date for the shareholder meeting for the Fund. Therefore, if a Contract Owner has taken a loan secured by the Contract, amounts transferred from the Sub-Account(s) to the Loan Account in connection with the loan (see "Access to Your Money--Contract Loans," page 20) will not be considered in determining the voting interests of the Contract Owner. Contract Owners should review the current prospectuses for the Funds to determine matters on which Fund shareholders may vote.

We may, when required by state insurance regulatory authorities, disregard voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of a Fund or to approve or disapprove an investment advisory contract for a Fund.

In addition, we may disregard voting instructions in favor of changes initiated by Contract Owners in the investment objectives or the investment adviser of a Fund if we reasonably disapprove of such changes. We will disapprove a change only if the proposed change is contrary to state law or prohibited by state regulatory authorities. If we do disregard voting instructions, we will include a summary of that action and the reasons therefore in the next periodic report to Contract Owners.


ACCOUNT VALUE
--------------------------------------------------------------------------------

We will compute the Account Value of a Contract on each Valuation Day. On the Contract Date, the Account Value is equal to the initial premium less the Monthly Deduction Amount for the first month. Thereafter, the Account Value will vary to reflect the investment experience of the Fund, the value of the Loan Account, any premium payments and withdrawals that you make, and all charges that we deduct. There is no minimum guaranteed Account Value, which means you could lose some or all of your investment.

The Account Value of a particular Contract is related to the Accumulation Unit Value of the Variable Sub-Accounts to which you have allocated premiums on the Contract. We calculate the Account Value on any Valuation Date by (1) multiplying the number of Accumulation Units credited to the Contract in each Variable Sub-Account as of the Valuation Date by the then Accumulation Unit Value of that Sub-Account, and then (2) adding the results for all the Sub-Accounts credited to the Contract to the value of the Loan


                                 14  PROSPECTUS

Account. See "Account Value - Accumulation Unit Values," page 15.


ACCUMULATION UNITS
Amounts that you allocate to a Variable Sub-Account are used to purchase Accumulation Units. Each Variable Sub-Account has a separate value for its Accumulation Units that we call the "Accumulation Unit Value." Accumulation Unit Value is similar to, but not the same as, the share price of a mutual fund. To determine the number of Accumulation Units of each Variable Sub-Account to allocate to your Contract, we divide (i) the amount of the premium payment or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your premium payment or transfer. For example, if we receive a $10,000 premium payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract. Withdrawals and transfers from a Variable Sub-Account would, of course, reduce the number of Accumulation Units of that Sub-Account allocated to your Contract.


ACCUMULATION UNIT VALUES
The Accumulation Unit Value for each Variable Sub-Account will vary to reflect the investment experience of the corresponding Fund. We determine the Accumulation Unit Value on each Valuation Date by multiplying the Accumulation Unit Value for the particular Variable Sub-Account on the preceding Valuation Date by a "Net Investment Factor". We determine the Net Investment Factor for each Variable Sub-Account during a Valuation Period by first dividing (A) the net asset value per share of the corresponding Fund at the end of the current Valuation Period (plus the per share dividends or capital gains by that Fund if the ex-dividend date occurs in the Valuation Period then ended), by (B) the net asset value per share of that Fund at the end of the immediately preceding Valuation Period. We then subtract (C) the mortality and expense risk charge annual rate divided by 365 and multiplied by the number of calendar days in the current Valuation Period. You should refer to the prospectuses for the Funds for a description of how the shares of the Funds are valued.

All valuations in connection with a Contract (e.g., with respect to determining Account Value or with respect to determining the number of Accumulation Units to be credited to a Contract with each premium), other than determinations with respect to the initial premium and additional premiums requiring underwriting, will be made on the date we receive the corresponding request or payment in good order, at our service center (mailing address: P.O. Box 80469, Lincoln, NE 68501-0469; overnight mail: 2940 S. 84th Street, Lincoln, NE 68506-4142).
However, if such date is not a Valuation Day, we will make such determination on the next succeeding Valuation Day.

We will suspend all procedures requiring valuation of the Variable Account, such as transfers, surrenders, payments, withdrawals and loans, on any day the New York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the SEC, or on any day the SEC has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.


ACCOUNT STATEMENTS
At least once each Contract Year, we will send to each Contract Owner a statement showing the coverage amount and the Account Value of his or her Contract (indicating the number of Accumulation Units credited to the Contract in each Variable Sub-Account and the corresponding Accumulation Unit Value), and any outstanding loan secured by the Contract as of the date of the statement. The statement will also show premiums paid, Monthly Deduction Amounts under the Contract since the last statement, and any other information required by any applicable law or regulation.


DEDUCTIONS AND CHARGES
--------------------------------------------------------------------------------


MONTHLY DEDUCTIONS
On each Monthly Activity Date including the Contract Date, we will deduct from your Account Value attributable to the Variable Account a Monthly Deduction Amount to cover charges and expenses incurred in connection with your Contract. We deduct this amount from each Variable Sub-Account in proportion to your Account Value attributable to each Variable Sub-Account. We take all monthly deductions by canceling Accumulation Units of the Variable Account under your Contract. The Monthly Deduction Amount will vary from month to month. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. See "Contract Terms--Lapse and Reinstatement," page 23. The following is a summary of the monthly deductions and charges which constitute the Monthly Deduction Amount.

COST OF INSURANCE CHARGE. The cost of insurance charge primarily covers Allstate's anticipated mortality costs for standard and special risks. The current cost of insurance charge is deducted from your Account Value on each Monthly Activity Date. The monthly charge is equal to an annual percentage of your Account Value on the Monthly Activity Date, divided by 12. The current cost of insurance charge annual percentage depends on your


                                 15  PROSPECTUS
rating class, type of Contract, and the Contract Year as follows:

     CURRENT COST OF INSURANCE CHARGE (ANNUAL RATE)
----------------------------------------------------------
Standard-Single Life Contract   Contract Years 1-10:0.65%
                                Contract Years 11+:0.55%
----------------------------------------------------------
Standard-Joint Life Contract    Contract Years 1-10:0.30%
                                Contract Years 11+:0.20%
----------------------------------------------------------
Special-Single Life Contract    Contract Years 1-10:1.00%
                                Contract Years 11+:0.90%
----------------------------------------------------------
Special-Joint Life Contract     Contract Years 1-10:0.65%
                                Contract Years 11+:0.55%
----------------------------------------------------------


However, the current cost of insurance charge will not exceed the guaranteed cost of insurance charge.The monthly guaranteed charge is equal to the maximum annual cost of insurance per $1,000 as indicated in the Contract (1) multiplied by the difference between the Death Benefit and the Account Value (both as determined on the Monthly Activity Date); (2) divided by $1,000; and (3) divided by 12. For standard risks, the guaranteed cost of insurance rate is based on the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday. (Unisex rates may be required in some states). A table of guaranteed cost of insurance charges per $1,000 is included in each Contract.

However, We reserve the right to use rates less than those shown in the table. Special risks will be charged at a higher cost of insurance rate that will not exceed rates based on a multiple of the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday. The multiple will be based on the Insured's special rating class. In some states this underwriting classification is called "Rated." The guaranteed cost of insurance charge rates are applied to the difference between the Death Benefit determined on the Monthly Activity Date and the Account Value on that same date prior to assessing the Monthly Deduction Amount, because the difference is the amount for which the Company is at risk should the Death Benefit be then payable. The Death Benefit as computed on a given date is the greater of (1) the Specified Amount on that date, or (2) the Account Value on that date multiplied by the applicable Death Benefit ratio. (For an explanation of the Death Benefit, together with Examples, see "Death Benefits" on page 19.)

Because the Account Value (and, as a result, the amount for which the Company is at risk under a Contract) may vary from month to month, the cost of insurance charge may also vary on each Monthly Activity Date. Account Value may vary based upon the investment performance of the Sub-Accounts selected, additions of interest credited, deduction of charges or any other policy transactions. However, once we have assigned a risk rating class to an Insured when the Contract is issued, we will not change that rating class if additional premium payments or partial withdrawals increase or decrease the Specified Amount. The level of Specified Amount that an initial premium will purchase will vary based on age and sex. For example, a $10,000 initial premium paid by a male at age 45 would result in a Specified Amount of $39,998. If a female age 65 paid a $10,000 premium, the Specified Amount would be equal to $22,749.

TAX EXPENSE CHARGE. We will deduct monthly from the Account Value a tax expense charge equal to an annual rate of 0.40% of the Account Value on the Monthly Activity Date for the first ten Contract Years. This charge compensates Us primarily for premium taxes and similar assessments imposed by various states and local jurisdictions and for federal taxes related to our receipt of premiums under the Contract. The charge includes a premium tax charge of 0.25% and a federal tax charge of 0.15%. The 0.25% premium tax charge over ten Contract Years approximates Our average expenses for state and local premium taxes and similar assessments (2.5%). Premium taxes vary, ranging from zero to 3.5%. We will impose the premium tax charge regardless of a Contract owner's place of residence. Therefore, we take this charge whether or not any premium tax or similar assessment applies to your Contract. The charge may be higher or lower than any premium tax or assessment imposed. The 0.15% federal tax charge helps reimburse the Company for approximate expenses we incur for federal taxes under
Section 848 of the Code.

ADMINISTRATIVE EXPENSE CHARGE. We will deduct monthly from your Account Value an administrative expense charge equivalent to an annual rate of 0.25% of the Account Value on the Monthly Activity Date. This charge primarily compensates us for administrative expenses we incur in administering the Variable Account and the Contracts.


OTHER DEDUCTIONS
MORTALITY AND EXPENSE RISK CHARGE. We deduct from the assets of the Variable Account a daily charge equivalent to an annual rate of 0.90% (of average daily net assets) primarily to compensate us for the mortality risks and expense risks we assume in relation to the Contracts. The mortality risk assumed includes the risk that the cost of insurance charges specified in the Contract will be insufficient to meet claims. We also assume a risk that the Death Benefit will exceed the amount on which the cost of insurance charges were based, because we made that computation on the Monthly Activity Date preceding the death of the Insured. The expense risk we assume is that expenses we incur in issuing and administering the Contracts will exceed the administrative charges set by the Contract.

ANNUAL MAINTENANCE FEE. On each Contract Anniversary we will deduct a $35 annual maintenance fee from your Account Value. The fee will be deducted proportionately from each Variable Sub-Account in which you are invested. A full annual maintenance fee will be deducted if the Contract is terminated on any day other than the Contract Anniversary. This fee is primarily


                                 16  PROSPECTUS
to help reimburse us for administrative and maintenance costs of the Contracts. Currently, we waive this charge for Contracts that have an aggregate premium which equals or exceeds the dollar amount indicated on your Contract data page (currently $50,000).

TAXES CHARGED AGAINST THE VARIABLE ACCOUNT. Currently, no charge is made to the Variable Account for federal income taxes that may be attributable to the operations of the Variable Account (as opposed to the federal tax related to our receipt of premiums under the Contract). We may, however, impose such a charge in the future. We may also assess charges for other taxes, if any, attributable to the Variable Account or this class of Contracts.

CHARGES AGAINST THE FUNDS. The Variable Account purchases shares of the Funds at net asset value. The net asset value of the Fund shares reflect Fund investment management fees and other operating expenses already deducted from the assets of the Funds. The Fund investment management fees and other operating expenses are a percentage of the average daily value of the net assets of the Funds. These fees and expenses are described in the prospectuses for the Funds. For a summary of the minimum and maximum Portfolio annual expenses see Fee Table page 7. We may receive compensation from the investment advisors or administrators of the Portfolios in connection with the administrative or other services we provide to the Portfolios.

WITHDRAWAL CHARGE. We may assess a withdrawal amount upon (1) surrender of the Contract, and (2) partial withdrawals in excess of the Free Withdrawal Amount. The Free Withdrawal Amount in any Contract Year is 10% of total premiums paid. Any Free Withdrawal Amount not taken in a Contract Year may not be carried forward to increase the Free Withdrawal Amount in any subsequent year.

Withdrawals in excess of the Free Withdrawal Amount will be subject to a withdrawal charge as set forth in the table below:

                                                   PERCENTAGE OF INITIAL
                 CONTRACT YEAR                       PREMIUM WITHDRAWN
-------------------------------------------------------------------------
                             1 - 3                         7.75%
-------------------------------------------------------------------------
                               4                           7.25%
-------------------------------------------------------------------------
                               5                           6.25%
-------------------------------------------------------------------------
                               6                           5.25%
-------------------------------------------------------------------------
                               7                           4.25%
-------------------------------------------------------------------------
                               8                           3.25%
-------------------------------------------------------------------------
                               9                           2.25%
-------------------------------------------------------------------------
                              10                           0.00%
-------------------------------------------------------------------------


We deduct any withdrawal charge from the amount withdrawn. We will not impose a withdrawal charge after the ninth Contract Year. In addition, we will not impose a withdrawal charge on any withdrawal to the extent that aggregate withdrawal charges and the federal tax portion of the tax expense charge imposed would otherwise exceed 9% of total premiums paid prior to the withdrawal. For purposes of assessing the withdrawal charge, we will treat withdrawals as coming from the initial premium payment first. However, for federal income tax purposes, earnings are considered to come out first, which means that you will pay federal income taxes on the earnings portion of your withdrawal. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty. We may waive the withdrawal charge under certain circumstances if the Insured is confined to a qualified long-term care facility or hospital. See "Confinement Waiver Benefit," below.

We impose the withdrawal charge to cover a portion of the expense we incur in distributing the Contracts. This expense includes agents' commissions, underwriting and the costs associated with establishing policies.

CONFINEMENT WAIVER BENEFIT. Under the terms of an endorsement to the Contract, we will waive any withdrawal charges on partial withdrawals and surrenders of the Contract requested while the Insured is confined to a qualified long-term care facility or hospital for a period of more than 90 consecutive days. The period of confinement must begin 30 days or more after the issue date. The request must be made either during such confinement or within 90 days after the Insured is discharged from such confinement. The confinement must have been prescribed by a licensed medical doctor or a licensed doctor of osteopathy, operating within the scope of his or her license, and must be medically necessary. The prescribing doctor may not be the Insured, the Contract Owner, or any spouse, child, parent, grandchild, grandparent, sibling or in-law of the Contract Owner. "Medically necessary" means appropriate and consistent with the diagnosis and which could not have been omitted without adversely affecting the Insured's condition. The confinement waiver benefit may not be available in all states. In addition, its features may differ from those discussed above as required by state law. Please refer to the endorsement for further information. We reserve the right to discontinue the offering of the confinement waiver benefit endorsement upon the purchase of a new contract.

DUE AND UNPAID PREMIUM TAX CHARGE. During the first nine Contract Years, we impose a charge for due and unpaid premium tax on full or partial withdrawals in excess of the Free Withdrawal Amount. This charge is shown below, as a percent of the initial premium withdrawn:

           Contract               Percentage of Initial Premium
               Year                         Withdrawn
-----------------------------------------------------------------
                  1                           2.25%
-----------------------------------------------------------------
                  2                           2.00%
-----------------------------------------------------------------
                  3                           1.75%
-----------------------------------------------------------------
                  4                           1.50%
-----------------------------------------------------------------
                  5                           1.25%
-----------------------------------------------------------------
                  6                           1.00%
-----------------------------------------------------------------
                  7                           0.75%
-----------------------------------------------------------------
                  8                           0.50%
-----------------------------------------------------------------
                  9                           0.25%
-----------------------------------------------------------------
                 10                           0.00%
-----------------------------------------------------------------




                                 17  PROSPECTUS

After the ninth Contract Year, no due and unpaid premium tax charge will be imposed. The percentages indicated above are guaranteed not to increase. We deduct any due and unpaid premium tax charge from the amount withdrawn. For purposes of assessing the due and unpaid premium tax charge, we will treat withdrawals as coming from the initial premium payment first. However, for federal income tax purposes, earnings are considered to come out first, which means that you will pay federal income taxes on the earnings portion of your withdrawal.


DEATH BENEFITS
--------------------------------------------------------------------------------

The Contracts provide for the payment of Death Benefit proceeds to the named beneficiary when the Insured under the Contract dies. We must receive written due proof of death of the Insured at our service center mailing address: P.O. Box 80469, Lincoln, NE 68501-0469 before paying a Death Benefit. The proceeds payable to the beneficiary equal the Death Benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a grace period (if applicable). The Death Benefit determined on the date of the Insured's death equals the greater of (1) the Specified Amount or (2) the Account Value multiplied by the Death Benefit ratio. The ratios vary according to the attained age of the Insured and are specified in the Contract. Therefore, an increase in Account Value due to favorable investment experience may increase the Death Benefit above the Specified Amount; and a decrease in Account Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Amount).

                                    A          B
-----------------------------------------------------
Specified Amount                 $100,000   $100,000
-----------------------------------------------------
Insureds Age                           45         45
-----------------------------------------------------
Account Value on Date of Death   $ 48,000   $ 34,000
-----------------------------------------------------
Death Benefit Ratio                  2.15       2.15
-----------------------------------------------------


In Example A, the Death Benefit equals $103,200, i.e., the greater of (1) $100,000 (the Specified Amount); and (2) $103,200 (the Account Value at the Date of Death of $48,000 multiplied by the Death Benefit ratio of 2.15). This amount, less any Indebtedness and due and unpaid Monthly Deduction Amounts, constitutes the proceeds which we would pay to the beneficiary.

In Example B, the Death Benefit is $100,000, i.e., the greater of $100,000 (the Specified Amount) or $73,100 (the Account Value of $34,000 multiplied by the Death Benefit ratio of 2.15).

All or part of the proceeds may be paid in cash or applied under an income plan. See "Payment Options," page 21.


ACCELERATED DEATH BENEFIT
If the Insured becomes terminally ill, you may request an Accelerated Death Benefit in an amount up to the lesser of (1) 50% of the Specified Amount on the day we receive the request; or (2) $250,000 for all policies issued by the Company which cover the Insured. "Terminally ill" means an illness or physical condition of the Insured that, notwithstanding appropriate medical care, results in a life expectancy of 12 months or less. If the Insured is terminally ill as the result of an illness, the Accelerated Death Benefit is not available unless the illness occurred at least 30 days after the issue date. If the Insured is terminally ill as the result of an accident, the Accelerated Death Benefit is available if the accident occurred after the issue date. The minimum amount of death benefit we will accelerate is $10,000.

We will pay benefits due under the Accelerated Death Benefit provision upon our receipt of a written request from the Contract Owner and due proof that the Insured has been diagnosed as terminally ill. We also reserve the right to require supporting documentation of the diagnosis and to require (at our expense) an examination of the Insured by a physician of our choice to confirm the diagnosis. The amount of the payment will be the amount you requested, reduced by the sum of (1) a 12 month interest discount to reflect the early payment; (2) an administrative fee (not to exceed $250); and (3) a pro rata amount of any outstanding Contract loan and accrued loan interest.

After the payment has been made, we will reduce the Specified Amount, the Account Value and any outstanding Contract loan will be reduced on a pro rata basis.

We allow only one request for an Accelerated Death Benefit per Insured. The Accelerated Death Benefit may


                                 18  PROSPECTUS
not be available in all states. Its features may differ from those discussed above as required by state law. Please refer to the Contract for further information.


CHANGES TO SPECIFIED AMOUNT
The Specified Amount equals the initial Death Benefit on the Contract Date. This Contract does not permit the Owner to change the Specified Amount at the Owner's discretion. However, certain actions taken by the Owner may cause the Specified Amount to increase or decrease. Partial withdrawals will reduce the Specified Amount in proportion to the reduction in Account Value. Additional purchase payments may increase the Specified Amount, but only to the minimum Specified Amount necessary in order to meet the definition of a life insurance contract under section 7702 of the Internal Revenue Code.

You should be aware that an increase in the Specified Amount may affect the cost of insurance charges. As explained above, we may deduct a larger amount of cost of insurance charges, because an increase in the Specified Amount also increases the net amount of risk under your Contract. An increase in the net amount of risk increases the maximum cost of insurance.


BENEFICIARY
When we receive due proof of the Insured's death, we will pay the Death Benefit proceeds to the beneficiary or beneficiaries who are named in the application for the Contract, unless you subsequently change the beneficiary. See "Change of Owner or Beneficiary," page 22. In that event, we will pay the Death Benefit proceeds to the beneficiary named in your last change of beneficiary request as provided for in the Contract. If a primary or contingent beneficiary dies before the Insured, that beneficiary's interest in the Contract ends with that beneficiary's death. Only those beneficiaries who survive the Insured will be eligible to share in the Death Benefit proceeds. If no beneficiary survives the Insured, we will pay the Death Benefit proceeds of the Contract to you, if living, otherwise to your estate.


ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------


CONTRACT LOANS
While the Contract is in force, you may obtain, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), one or both of two types of cash loans from Us. These types include preferred loans and non-preferred loans (both described below). Both types of loans are secured by your Contract. The maximum amount available for a loan is 90% of the Contract's Cash Value, less the sum of:

.. the amount of all Contract loans existing on the date of the loan (including loan interest to the next Contract Anniversary),

.. any due and unpaid Monthly Deduction Amounts, and

.. any annual maintenance fee due on or before the next Contract Anniversary.

We will transfer the loan amount pro rata from each Variable Sub-Account attributable to your Contract (unless you specify otherwise) to the Loan Account. We will credit the amounts allocated to the Loan Account with interest at the "loan credited rate" set forth in the Contract. Loans will bear interest at rates we determine from time to time, but which will not exceed the maximum rate indicated in the Contract currently 8%, per year.

The amount of the Loan Account that equals the excess of the Account Value over the total of all premiums paid under the Contract net of (1) any premiums returned due to partial withdrawals, and (2) any prior loan balance, as determined on each Contract Anniversary, is considered a "preferred loan."

Preferred loans bear interest at a rate not to exceed the preferred loan rate set forth in the Contract. Loan interest payments are due on the Contract Anniversary. If unpaid, loan interest is added to the amount of the loan and will bear interest at the rates described in this paragraph. The difference between the value of the Loan Account and the Indebtedness will be transferred on a pro rata basis from the Variable Sub-Accounts to the Loan Account on each Contract Anniversary.

If the aggregate outstanding loan(s) and loan interest secured by the Contract exceeds the Cash Value of the Contract, we will give you written notice that unless we receive an additional payment within 61 days to reduce the aggregate outstanding loan(s) secured by the Contract, the Contract may lapse. You may repay all or any part of any loan secured by a Contract while the Contract is still in effect. When you make loan repayments or interest payments, we will allocate the payment among the Variable Sub-Accounts in the same percentages as for subsequent premium payments (unless you request a different allocation), and we will deduct an amount equal to the payment from the Loan Account. Loan repayments and interest are credited on the Valuation Date that we receive them, or the next Valuation Date if we receive them after the close of regular trading on the New York Stock Exchange, currently 4:00 p.m., Eastern time. You must repay any outstanding loan at the end of a grace period before we will reinstate the Contract. See "Lapse and Reinstatement," page 23.

A loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of each Variable Sub-Account will apply only to the amount remaining in that Sub-Account. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the


                                 19  PROSPECTUS

Variable Sub-Accounts earn more than the annual interest rate for amounts held in the Loan Account, a Contract Owner's Account Value will not increase as rapidly as it would have had no loan been made. If the Variable Sub-Accounts earn less than that rate, the Contract Owner's Account Value will be greater than it would have been had no loan been made. Also, if not repaid, the aggregate outstanding loan(s) plus unpaid accrued interest, will reduce the Death Benefit proceeds and Cash Surrender Value otherwise payable. For a discussion of the tax consequences of loans, see "Federal Tax Matters", on page 24.


AMOUNT PAYABLE ON SURRENDER OF THE CONTRACT
While the Contract is in force, you may elect, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), to fully surrender the Contract. Upon surrender, we will pay you or another person designated by you the Cash Surrender Value determined as of the day we receive your written request or the date you request, whichever is later. The Cash Surrender Value equals the Cash Value less the annual maintenance fee and any Indebtedness. We will pay the Cash Surrender Value of the Contract within 7 days of our receipt of the written request or on the effective surrender date you request, whichever is later, subject to postponement in certain circumstances.

The Contract will terminate on the date of our receipt of your written request, or the date you request the surrender to be effective, whichever is later. For a discussion of the tax consequences of surrendering the Contract, see "Federal Tax Matters," page 24. You may elect to apply the surrender proceeds to an Income Plan (see "Access to Your Money-Payment Options," page 21).


PARTIAL WITHDRAWALS
While the Contract is in force, you may elect by written request to make partial withdrawals from the Cash Surrender Value of at least $50, or the total amount in the Variable Sub-Account, whichever is less. We will pay the partial withdrawal within 7 days of our receipt of receiving the written request, subject to postponement in certain circumstances. The amount we pay upon a partial withdrawal will be reduced by any applicable withdrawal charge, due and unpaid premium tax charge, and taxes. The Cash Surrender Value, after the partial withdrawal, must at least equal $2,000; otherwise, we may treat your request as a request for full surrender. Your Contract will terminate if you withdraw all of your Cash Surrender Value. We will however, ask you to confirm your withdrawal request before terminating your Contract. Before terminating any Contract whose value has been reduced by withdrawals to less than $2,000, we would inform you in writing of our intention to terminate your Contact and give you at least 30 days in which to make an additional premium payment to restore your Cash Surrender Value to the contractual minimum of $2,000. If we terminate your Contract, we will distribute to you its Cash Surrender Value, less applicable taxes.

Partial withdrawals will be deducted pro rata from each Variable Sub-Account, unless the Contract Owner instructs otherwise. The Specified Amount after the partial withdrawal will be the greater of:

.. the   Specified   Amount   prior   to the   partial   withdrawal reduced
  proportionately to the reduction in Account Value; or

.. the minimum Specified Amount necessary in order to meet the definition of a life insurance contract under section 7702 of the Code.

Partial withdrawals in excess of the Free Withdrawal Amount may be subject to a withdrawal charge and any due and unpaid premium tax charges. See "Deductions and Charges-Other Deductions-Withdrawal Charge" and "Due and Unpaid Premium Tax Charge," page 17. For a discussion of the tax consequences of partial withdrawals, see "Federal Tax Matters," page 24.


PAYMENT OPTIONS
The surrender proceeds or Death Benefit proceeds under the Contracts will be paid in a lump sum unless instructed otherwise by you or your beneficiary. You may also apply the proceeds to one of our Income Plans.

Before the proceeds are paid, you may choose or change an Income Plan selection by writing to us. Once we accept the selection, it takes effect as of the date you signed the request. This change is subject to any action we take before we accept it. After the proceeds are due, the payee may choose an Income Plan if:

.. you have not made a prior choice which is still in effect; and

.. the proceeds are due in a single sum and have not been paid.

No surrender or partial withdrawals are permitted after payments under an Income Plan have started.

If the amount to be applied to an Income Plan is less than $3,000 or if it would result in an initial income payment of less than $20, we may require that the frequency of income payments be decreased such that the income payments are greater than $20 each, or we may elect to pay the amount in a lump sum. No surrender or partial withdrawals are permitted after payments under an Income Plan commence.

If the proceeds under the Contract are not paid within 30 days after we receive due proof of death of the Insured, we will pay interest on the proceeds from the date of the Insured's death to the date payment is made or a payment option is elected. At such times, the proceeds are not subject to the investment experience of the Variable Account.


                                 20  PROSPECTUS

The Income Plans are fixed annuities payable from our general account. They do not reflect the investment experience of the Variable Account.

Fixed annuity payments are determined by multiplying the amount applied to the annuity by a rate to be determined by us which is no less than the rate specified in the fixed payment annuity tables in the Contract. The annuity payment will remain level for the duration of the annuity. We may require proof of age and gender of the payee (and joint payee, if applicable) before payments begin. We may also require proof that such person(s) are living before it makes each payment.

The following options are available under the Contracts (We may offer other payment options):

INCOME PLAN 1 - LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as the payee lives. If the payee dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

INCOME PLAN 2 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as either the payee or joint payee, named at the time of Income Plan selection, is living. If both the payee and the joint payee die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the "basis". Once the investment in the Contract is depleted, all remaining payments will be fully taxable. Taxable payments taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty.

We will make any other arrangements for income payments as may be agreed on.


SUSPENSION OF PAYMENTS
We will suspend all procedures requiring valuation of the Variable Account, such as surrender payments, withdrawals, and loans, on any day the New

York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the SEC, or on any day the SEC has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.


                                 21  PROSPECTUS

CONTRACT TERMS
--------------------------------------------------------------------------------

The terms of the Contract govern the rights and benefits available to you under the Contract. Set out below is a summary of certain Contract terms. Please refer to the Contract for more details.


CHANGES TO CONTRACT TERMS
We will not change the terms or conditions of a Contract without the consent of the Contract Owner except where necessary to comply with tax law or to maintain the status of the Contract under the applicable law.


STATE EXCEPTIONS
Where required by state law, certain features of your Contract may differ in certain respects from those described above. Please refer to your Contract for specific information regarding the benefits available to you.


CHANGE OF OWNER OR BENEFICIARY
If you have reserved the right to change the Contract owner or Beneficiary, you can file a written request with us to make such a change. If you have not reserved the right to change the Beneficiary, the written consent of the irrevocable Beneficiary (ies) will be required. Your written request will not be effective until it is recorded in our Home Office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the Insured dies before the request has been recorded, the request will not effect those Proceeds we may have paid before your request was recorded in our Home Office records.


ASSIGNMENT
Unless required by state law, no Contract owner has a right to assign any interest in a Contract as collateral for a loan or other obligation.


LAST SURVIVOR CONTRACTS
We offer the Contracts on either a single life or a "last survivor" basis. Contracts sold on a last survivor basis operate in a manner almost identical to the single life version. The most important difference is that the last survivor version involves two Insureds and the proceeds are paid only on the death of the last surviving Insured. The other significant differences between the last survivor and single life versions are listed below:

.. Last survivor Contracts are offered for prospective Insureds age 18-85.

.. The cost of insurance charges under the last survivor Contracts reflect the anticipated mortality of the two Insureds and the fact that the Death Benefit is not payable until the death of the second Insured.

.. To qualify for simplified underwriting under a last survivor Contract, both
  Insureds must meet the simplified underwriting standards.

.. For a last survivor Contract to be reinstated, both Insureds must be alive on the date of reinstatement.

.. The Contract provisions regarding misstatement of age or sex, suicide and incontestability apply to either Insured.

.. Additional tax disclosures applicable to last survivor Contracts are provided in "Federal Tax Matters," page 24.

.. The Accelerated Death Benefit provision is only available upon terminal illness of the last survivor.

.. The Confinement Waiver Benefit is available upon confinement of either
  Insured.


LIMIT ON RIGHT TO CONTEST
We may not contest the validity of the Contract after it has been in effect during the Insured's lifetime for two years from the Contract Date. If the Contract is reinstated, the two-year period is measured from the date of reinstatement. Any increase in the Specified Amount for which evidence of insurability was obtained is contestable for two years from its effective date.

In addition, if the Insured dies by suicide while sane or self destruction while insane in the two-year period after the Contract Date, or such period as specified in state law, the benefit payable will be limited to the premiums paid less any Indebtedness and partial withdrawals. If the Insured dies by suicide while sane or self-destruction while insane in the two-year period following an increase in the Specified Amount, the benefit payable with respect to the increase will be limited to the additional premium paid for such increase, less any Indebtedness and partial withdrawals.


MISSTATEMENT AS TO AGE AND SEX
If the age or sex of the Insured is incorrectly stated, the Death Benefit will be appropriately adjusted as specified in the Contract.


DIVIDENDS
No dividends will be paid under the Contracts.


LAPSE AND REINSTATEMENT
The Contract will remain in force unless and until the Cash Surrender Value is insufficient to cover a Monthly Deduction Amount due on a Monthly Activity Date. We will notify you in writing that if the amount shown in the notice (which will be sufficient to cover the Monthly Deduction Amount(s) due) is not paid within 61 days ("Grace Period"), there is a danger of lapse.

The Contract will continue through the Grace Period. However, if sufficient payment is not forthcoming, the Contract will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the proceeds payable under the Contract will be reduced by the


                                 22  PROSPECTUS

Monthly Deduction Amount(s) due and unpaid. See "Death Benefits," page 19.

If the Contract lapses, you may apply for its reinstatement by payment of the reinstatement premium (and any applicable charges) required under the Contract. You must make a request for reinstatement within 5 years of the date the Contract entered a Grace Period. If a loan was outstanding at the time of lapse, we will require repayment of the loan before permitting reinstatement. In addition, we reserve the right to require evidence of insurability satisfactory to us. The reinstatement premium is equal to an amount sufficient to:

1. pay all Monthly Deduction Amounts and annual maintenance fees due and unpaid during the Grace Period, and

2. to keep the Contract in force for three months after the date of reinstatement.

The Specified Amount upon reinstatement cannot exceed the Specified Amount of the Contract at its lapse. The Account Value on the reinstatement date will reflect the Account Value at the time of termination of the Contract plus the premiums paid at the time of reinstatement. Withdrawal charges and due and unpaid premium tax charges, cost of insurance, and tax expense charges will continue to be based on the original Contract Date.


CANCELLATION AND EXCHANGE RIGHTS
You have a limited right to return a Contract for cancellation. This right to return exists during the cancellation period. The cancellation period is a number of days which varies by state as specified in your Contract. If you choose to exercise this right, we may require that you return the Contract for
cancellation by mail or personal   delivery to us within the cancellation period
following delivery of the Contract to you. We will then return to you, within 7 days thereafter, any premiums paid for the Contract adjusted, if applicable law permits, to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation. In those states where we are required to return the premiums paid without such adjustment we reserve the right, if state law so permits, to allocate all premium payments made prior to the expiration of the cancellation period to the Money Market Variable Sub-Account.

Once the Contract is in effect, you may exchange it during the first 24 months after its issuance for a non-variable permanent life insurance contract offered by us on the life of the Insured. The amount at risk to us (i.e., the difference between the Specified Amount and the Account Value) under the new contract will be equal to or less than the amount at risk to us under the exchanged Contract on the date of exchange. Premiums and charges under the new Contract will be based on the same risk classification as the exchanged Contract. We will not require evidence of insurability. We will not charge you to perform this exchange. The exchange is subject to adjustments in premiums and Account Value to reflect any variance between the exchanged Contract and the new contract. We reserve the right to make such a contract available that is offered by any of our affiliates.


                                 23  PROSPECTUS

FEDERAL TAX MATTERS
--------------------------------------------------------------------------------

The following discussion is general and is not intended as tax advice. The Company makes no guarantee regarding the tax treatment of any Policy or Transaction involving a Policy. Federal, state, local and other tax consequences of ownership or purchase of a life insurance policy depend upon your circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a qualified tax advisor.


TAXATION OF ALLSTATE LIFE AND THE SEPARATE ACCOUNT
The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code (THE "CODE"). The Separate Account is not an entity separate from the Company and its operations form a part of the Company. As a consequence, the Separate Account will not be taxed separately as a "Regulated Investment Company" under Subchapter M of the Code. Investment income and realized capital gains are automatically applied to increase reserves under the Policies. Under current federal tax law, the Company believes that the Separate Account investment income and realized net capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Policies. Generally, reserves are amounts that the Company is legally required to accumulate and maintain in order to meet future obligations under the Policies. The Company does not anticipate that it will incur any federal income tax liability attributable to the Separate Account.

Therefore, we do not intend to make provisions for any such taxes. If we are taxed on investment income or capital gains of the Separate Account, then we may impose a charge against the Separate Account in order to make provisions for any such taxes.


TAXATION OF POLICY BENEFITS
In order to qualify as a life insurance policy for federal income tax purposes, the Policy must meet the definition of a life insurance policy set forth in
Section 7702 of the Code. Section 7702 limits the amount of premiums that may be invested in a Policy that qualifies as life insurance. The Policy is structured to meet the Section 7702 definition of a life insurance policy. This means that the Death Benefit is excluded from the beneficiary's gross income under Section 101(a) of the Code and you are generally not taxed on any increases in the Policy value until a distribution occurs.

If a Policy fails to qualify as life insurance under Section 7702, the Policy will not provide most of the tax advantages normally provided by life insurance. The Company has the right to amend the Policies to comply with any future changes in the Code, any regulations or rulings under the Code and any other requirements imposed by the Internal Revenue Service. If you surrender the Policy, you are subject to income tax on the portion of the distribution that exceeds the investment in the policy. The investment in the Policy is the gross premium paid for the Policy minus any amounts (including Policy loans) previously received from the Policy if such amounts were properly excluded from your gross income.

We expect that most Policies will be "modified endowment contracts," as discussed below under "Modified Endowment Contracts." If the Policy is not treated as a modified endowment contract, then Policy loans are not generally treated as taxable distributions, and you are generally taxed on partial withdrawals to the extent the amount distributed exceeds the investment in the policy. In certain situations, partial withdrawals or reduction in benefits during the first fifteen years of the Policy may result in a taxable distribution before the investment in the policy is recovered. Interest paid on a Policy loan is generally not deductible. Withdrawals and loans from modified endowment contracts are subject to less favorable tax treatment. (See "Modified Endowment Contracts," below.)

If you are the Owner and Insured under the Policy, the Death Benefit will be included in your gross estate for federal estate tax purposes. Even if the Insured is not the Owner but retains incidents of ownership in the Policy, the Death Benefit will also be included in the Insured's gross estate. Examples of incidents of ownership include the right to:

.. change beneficiaries,

.. assign the Policy,

.. revoke an assignment,

.. pledge the Policy, or

.. obtain a Policy loan.

If you are the Owner and Insured under the Policy, and you transfer all incidents of ownership in the Policy, the Death Benefit will be included in your gross estate if you die within three years from the date of the ownership transfer. State and local estate and inheritance taxes may also apply. In addition, certain transfers of the Policy or Death Benefit, either during life or at death, to individuals two or more generations below the transferor may be subject to the federal generation skipping transfer tax. This rule also applies if the transfer is to a trust for the benefit of individuals two or more generations below the transferor.

The Policy may be used in various arrangements, including nonqualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. If you are contemplating the use of a Policy in any of these arrangements, you should consult a


                                 24  PROSPECTUS
qualified tax advisor regarding the tax attributes of the particular arrangement.


MODIFIED ENDOWMENT CONTRACTS
A life insurance policy is treated as a "modified endowment contract" under
Section 7702A of the Code if it meets the definition of life insurance in
Section 7702, but fails the "seven-pay" test of Section 7702A. The seven-pay test provides that premiums cannot be paid at a rate more rapidly than that allowed by the payment of seven annual premiums using specified computational rules provided in Section 7702A. The large single premium permitted under the Policy (which is equal to 100% of the "Guideline Single Premium" as defined in Section 7702 of the Code) does not meet the specific computational rules for the seven pay test provided in Section 7702A. Therefore, the Policy will generally be treated as a modified endowment contract. An exchange under Section 1035 of the Tax Code of a life insurance policy that is not a modified endowment contract will not cause the new policy to be a modified endowment contract if no additional premiums are paid. An exchange under Section 1035 of the Code of a life insurance policy that is a modified endowment contract for a new life insurance policy will always cause the new policy to be a modified endowment contract.

If a policy is classified as a modified endowment contract, the death benefit may still qualify for the exclusion from gross income, and any increases in the policy value are not subject to current taxation unless withdrawn or otherwise accessed. If you receive any amount as a Policy loan (including unpaid loan interest that is added to the loan balance) from a modified endowment contract, or assign or pledge any part of the value of the Policy, such amount is treated as a distribution. Withdrawals and distributions from a modified endowment contract made before the Insured's death, are treated as taxable income first, then as recovery of investment in the policy. The taxable portion of any distribution from a modified endowment contract is subject to an additional 10% penalty tax, except as follows:

.. distributions made on or after the date on which the taxpayer attains age 59
  1/2;

.. distributions attributable to the taxpayer's becoming disabled (within the meaning of Section 72(m)(7) of the Code); or

.. any distribution that is part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and his or her beneficiary.

All modified endowment contracts that are issued within any calendar year to the same owner by one company or its affiliates shall be treated as one modified endowment contract in determining the taxable portion of any distributions.


INCOME TAX WITHHOLDING
Generally, the Company is required to withhold federal income tax at a rate of 10% from distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.


DIVERSIFICATION REQUIREMENTS
For a Policy to be treated as a variable life insurance policy for federal tax purposes, the investments in the Separate Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Separate Account are not adequately diversified, the Policy will not be treated as a variable life insurance policy for federal income tax purposes. As a result, you will be taxed on the excess of the policy value over the investment in the Policy. Although the Company does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.


OWNERSHIP TREATMENT
The IRS has stated that you will be considered the owner of Separate Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the Separate Account investments may cause an investor to be treated as the owner of the Separate Account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct subaccount investments without being treated as owners of the underlying assets of the Separate Account.

Your rights under this Policy are different than those described by the IRS in rulings in which it found that policy owners were not owners of Separate Account assets. For example, you have the choice to allocate premiums and policy values among investment options more frequently than in such rulings. These differences could result in you being treated as the owner of the Separate Account. If this occurs, income and gain from the Separate Account assets would be includible in your gross income. The Company does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your policy. We reserve the right to modify the Policy as necessary to attempt to prevent you from being


                                 25  PROSPECTUS
considered the federal tax owner of the assets of the Separate Account. However,

we make no guarantee that such modification to the Policy will be successful.


OTHER INFORMATION
--------------------------------------------------------------------------------


THE COMPANY
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 is a stock life insurance company under the laws of the state of Illinois. Prior to January 1, 2005, Glenbrook Life and Annuity Company ("Glenbrook") issued the Contract. Effective January 1, 2005, Glenbrook merged with Allstate Life ("Merger"). On the date of the Merger, Allstate acquired from Glenbrook all of the Glenbrook's assets and became directly liable for Glenbrook's liabilities and obligations with respect to all contracts issued by Glenbrook.

Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the state of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.

Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the state of New York. Our home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.


THE VARIABLE ACCOUNT
Allstate Life established the Allstate Life Variable Life Separate Account A on January 2, 2003 pursuant to the insurance laws of Illinois. The Contracts were previously issued through the Glenbrook Life Variable Life Separate Account A.
 Effective January 1, 2005, Glenbrook Life Variable Life Separate Account A combined with Allstate Life Variable Life Separate Account A and consolidated duplicative Variable Sub-Accounts that invest in the same Portfolio (the "Consolidation"). The Accumulation Unit Values for the Variable Sub-Accounts in which you invest did not change as a result of the Consolidation, and your Contract Value immediately after the Consolidation was the same as the value immediately before the Consolidation. Prior to May 1, 2004, the contracts were issued the Glenbrook Life AIM Variable Life Separate Account A.

We hold the assets of the Variable Account and keep those assets physically segregated and held separate and apart from the general account of Allstate. We maintain records of all purchases and redemptions of shares of the Portfolio.

The Variable Account is organized as a unit investment trust and is registered as such with the SEC under the 1940 Act. The Variable Account meets the definition of "separate account" under federal securities law. Under Illinois law, we hold the assets of the Variable Account that are attributable to Contracts exclusively for the benefit of Contract Owners and persons entitled to payments under the Contracts. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to the income, gains, losses or any investment experience of Allstate's other assets. To the extent that these assets are attributable to the Contract Value of the Contracts offered by this prospectus, these assets may not be used to pay any liabilities of Allstate Life other than those arising from the Contracts. Allstate Life is obligated to pay all amounts promised to Contract owners under the Contracts.


LEGAL PROCEEDINGS
There are no pending material legal proceedings to which the Variable Account is a party. Allstate Life and its affiliates and subsidiaries are engaged in routine lawsuits, which, in our management's judgment, are not of material importance to their respective total assets or material with respect to the Variable Account.


LEGAL MATTERS
All matters of state insurance law pertaining to the Contracts, including the validity of the Contracts and the Company right to issue such Contracts under state insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate.


FINANCIAL STATEMENTS
The financial statements of the Variable Account and of the Company appear in the Statement of Additional Information. To obtain a copy of the Statement of Additional Information, please call us at 1-800-776-6978 or write to us at the address given on the first page of this prospectus.


                                 26  PROSPECTUS

OBTAINING ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

To ask us questions, or to request a personalized illustration of Death Benefits, Account Values or Surrender Values or additional information about the Contracts, you can call us at 1-800-822-8773 or write to us at the address on the first page of this prospectus.

We have filed a Statement of Additional Information with the SEC. The current Statement of Additional information is dated January 3, 2005. The Statement of Additional Information contains additional information about the Contracts and is incorporated by reference in this prospectus, which means it is legally part of this prospectus. You can obtain a free copy of the SAI or a personalized illustration upon request, by calling at the number given above or by writing to us at the address on the first page of this prospectus. You should read the Statement of Additional Information because you are bound by the terms contained in it.

The Contracts are the subject of a registration statement on file with the SEC. The registration statement contains additional information, including exhibits, relating to the Variable Account, the Funds, the Company, and the Contracts. In addition, we file reports and other information with the SEC. You may read and copy any document we file with the SEC, including the Statement of Additional Information, at the SEC's public reference room in Washington, DC 20549-0102. Please call the SEC at 1-800-942-8090 for information on the operation of the public reference room.

Our SEC reports and other information about us are also available to the public at the SEC's web site at http:// www.sec.gov. Copies of any of the information filed with the SEC may be obtained upon payment of a duplicating fee by writing the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549-0102.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A, SEC 1940 ACT FILE NUMBER:
811-08173.




                                 27  PROSPECTUS

                       STATEMENT OF ADDITIONAL INFORMATION
                         AIM LIFETIME PLUS VARIABLE LIFE
        MODIFIED VARIABLE SINGLE PREMIUM VARIABLE LIFE INSURANCE CONTRACT


                 ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

                                   DEPOSITOR:
                         ALLSTATE LIFE INSURANCE COMPANY


     This Statement of Additional Information is not a prospectus. Please review the prospectus, which contains information concerning the above referenced Contracts. You may obtain a copy of the prospectus without charge by calling us at 1-800-822-8773 or writing to us at the address immediately below. The defined terms used in this Statement of Additional Information are as defined in the prospectus.


                         Allstate Life Insurance Company

                                 P.O. Box 80469
                             Lincoln, NE 68501-0469

              The Date of this Statement of Additional Information
                  and of the related prospectus is January 3, 2005


                                TABLE OF CONTENTS

DISTRIBUTION OF THE CONTRACTS
EXPERTS
ADDITIONAL INFORMATION CONCERNING THE OPERATION OF YOUR POLICY
   Replacement of Modified Endowment Contracts
FINANCIAL STATEMENTS




                      DISTRIBUTION OF THE CONTRACTS

ALFS, Inc., ("ALFS") 3100 Sanders Road, Northbrook Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Exchange Act") and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by registered representatives of unaffiliated broker-dealers who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency and who have entered into a selling agreement with ALFS and the Company to sell the Contracts.

The maximum sales commission payable to Company agents, independent registered insurance brokers, and other registered broker-dealers is 8.50% of initial and subsequent premiums. From time to time, we may pay or permit other promotional incentives, in cash or credit or other compensation. In addition, under certain circumstances, certain sellers of Contracts may be paid persistency bonuses which will take into account, among other things, the length of time premium payments have been held under a Contract, and contract values. A persistency bonus is not expected to exceed 0.50% on an annual basis, of the contract value considered in connection with the bonus.

Our underwriting agreement with ALFS provides for indemnification of ALFS by the Company for liability to Contract Owners arising out of services rendered or Contracts issued.

The offering of the Contracts is continuous. We do not anticipate discontinuing the offering of the Contracts but reserve the right to do so at any time. Allstate Life does not currently pay ALFS a commission for distribution of the Contracts.




                                     EXPERTS

The consolidated financial statements of Allstate Life Insurance Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and the related financial statement schedules included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Allstate Life Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Allstate Life Insurance Company for the quarterly periods ended September 30, 2004 and 2003 included in this Statement of Additional Information, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 2004 and 2003 and included in this Statement of Additional Information, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.





         ADDITIONAL INFORMATION CONCERNING THE OPERATION OF YOUR POLICY

                  Replacement of Modified Endowment Contracts.

If you replace a modified endowment contract issued by another insurer with a Policy, your Policy will also be deemed a modified endowment contract. Our ability to determine whether a replaced Policy issued by another insurer is a modified endowment contract is based solely on the sufficiency of the Policy data we receive from the other insurer. We do not consider ourselves liable to you if that data is insufficient to accurately determine whether the replaced Policy is a modified endowment contract. You should discuss this issue with your tax adviser if it pertains to your situation. Based on the information provided to us, we will notify you as to whether you can contribute more Premiums to your Policy without causing it to become a modified endowment contract.

FINANCIAL STATEMENTS

The following financial statements (and accompanying Independent Auditors' Reports) appear in the pages that follow:

o consolidated financial statements of Allstate Life as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and related financial statement schedules, and

o unaudited consolidated financial statements of Allstate Life for the quarterly periods ending September 30, 2004 and 2003.

o the financial statements of Allstate Life Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two years then ended,

o the unaudited financial Allstate Life Variable Life Separate Account A as of September 30, 2004 and for the nine-month period ended September 30, 2004,

o the financial statements of Glenbrook Life Variable Life Separate Account A as of December 31, 2003, and for each of the periods in the two years then ended, and

o the unaudited financial statements of Glenbrook Life Variable Life Separate Account A as of as of September 30, 2004 and for the nine-month period ended September 30, 2004.

The financial statements and schedule of Allstate Life included herein should be considered only as bearing upon the ability of Allstate Life to meet its obligations under the Contracts.

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND SHAREHOLDER
OF ALLSTATE LIFE INSURANCE COMPANY:

     We have audited the accompanying Consolidated Statements of Financial Position of Allstate Life Insurance Company and subsidiaries (the "Company", an affiliate of The Allstate Corporation) as of December 31, 2003 and 2002, and the related Consolidated Statements of Operations and Comprehensive Income, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included Schedule I--Summary of Investments other than Investments in Related Parties, Schedule III--Supplementary Insurance Information, Schedule IV--Reinsurance, and Schedule V--Valuation and Qualifying Accounts. These consolidated financial statements and consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Schedule I--Summary of Investments other than Investments in Related Parties, Schedule III--Supplementary Insurance Information, Schedule IV--Reinsurance, and Schedule V--Valuation and Qualifying Accounts, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in Note 2 to the consolidated financial statements, in 2003, the Company changed its method of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities.


/s/ Deloitte & Touche LLP

Chicago, Illinois
February 4, 2004

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                            YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------
(IN MILLIONS)                                                          2003          2002          2001
                                                                    ----------    ----------    ----------
REVENUES
Premiums (net of reinsurance ceded of $418, $393 and $323)          $      959    $    1,023    $    1,046
Contract charges                                                           872           853           821
Net investment income                                                    3,082         2,978         2,833
Realized capital gains and losses                                          (84)         (422)         (207)
                                                                    ----------    ----------    ----------

                                                                         4,829         4,432         4,493

COSTS AND EXPENSES
Contract benefits (net of reinsurance recoverable of $336,
  $387 and $277)                                                         1,595         1,543         1,485
Interest credited to contractholder funds                                1,764         1,691         1,670
Amortization of deferred policy acquisition costs                          479           418           365
Operating costs and expenses                                               493           475           416
                                                                    ----------    ----------    ----------
                                                                         4,331         4,127         3,936

LOSS ON DISPOSITION OF OPERATIONS                                          (45)           (3)           (4)
                                                                    ----------    ----------    ----------

INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, AFTER-TAX             453           302           553
Income tax expense                                                         162            57           179
                                                                    ----------    ----------    ----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE, AFTER-TAX                                                       291           245           374

Cumulative effect of change in accounting principle, after-tax             (13)            -            (6)
                                                                    ----------    ----------    ----------

NET INCOME                                                                 278           245           368
                                                                    ----------    ----------    ----------

OTHER COMPREHENSIVE INCOME, AFTER-TAX
Changes in:
  Unrealized net capital gains and losses and net gains
    and losses on derivative financial instruments                           1           416            76
  Unrealized foreign currency translation adjustments                        -            (1)            2
                                                                    ----------    ----------    ----------

OTHER COMPREHENSIVE INCOME, AFTER-TAX                                        1           415            78
                                                                    ----------    ----------    ----------

COMPREHENSIVE INCOME                                                $      279    $      660    $      446
                                                                    ==========    ==========    ==========

                 See notes to consolidated financial statements.

                                       2

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       2003         2002
                                                                    ----------   ----------
(IN MILLIONS, EXCEPT PAR VALUE DATA)

ASSETS
Investments
    Fixed income securities, at fair value
      (amortized cost $48,401 and $41,723)                          $   51,578   $   44,805
    Mortgage loans                                                       6,354        5,883
    Equity securities                                                      164          183
    Short-term                                                             765          839
    Policy loans                                                           686          692
    Other                                                                  442          268
                                                                    ----------   ----------
   Total investments                                                    59,989       52,670

Cash                                                                       121          252
Deferred policy acquisition costs                                        3,202        2,915
Reinsurance recoverables, net                                            1,185        1,046
Accrued investment income                                                  567          534
Other assets                                                               323          304
Separate Accounts                                                       13,425       11,125
                                                                    ----------   ----------
  TOTAL ASSETS                                                      $   78,812   $   68,846
                                                                    ==========   ==========
LIABILITIES
Contractholder funds                                                $   44,914   $   38,858
Reserve for life-contingent contract benefits                           10,480        9,733
Unearned premiums                                                           32           24
Payable to affiliates, net                                                 114           80
Other liabilities and accrued expenses                                   2,594        1,956
Deferred income taxes                                                      779          708
Long-term debt                                                              45            -
Separate Accounts                                                       13,425       11,125
                                                                    ----------   ----------
  TOTAL LIABILITIES                                                     72,383       62,484
                                                                    ----------   ----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 7 AND 11)

SHAREHOLDER'S EQUITY
Redeemable preferred stock - series A, $100 par value, 1,500,000 shares authorized, 815,460 and 930,650
  shares issued and outstanding                                             82           93
Common stock, $227 par value, 23,800 shares
  authorized and outstanding                                                 5            5
Additional capital paid-in                                               1,067        1,067
Retained income                                                          4,222        4,145
Accumulated other comprehensive income:
    Unrealized net capital gains and losses and net gains
      and losses on derivative financial instruments                     1,053        1,052
                                                                    ----------   ----------
  Total accumulated other comprehensive income                           1,053        1,052
                                                                    ----------   ----------
  TOTAL SHAREHOLDER'S EQUITY                                             6,429        6,362
                                                                    ----------   ----------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                        $   78,812   $   68,846
                                                                    ==========   ==========

                 See notes to consolidated financial statements.

                                       3

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                            YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------
(IN MILLIONS)                                                          2003          2002          2001
                                                                    ----------    ----------    ----------
REDEEMABLE PREFERRED STOCK - SERIES A
Balance, beginning of year                                          $       93    $      104    $       92
Issuance of stock                                                            -             5            15
Redemption of stock                                                        (11)          (16)           (3)
                                                                    ----------    ----------    ----------

Balance, end of year                                                        82            93           104
                                                                    ----------    ----------    ----------

REDEEMABLE PREFERRED STOCK - SERIES A SUBSCRIPTIONS RECEIVABLE               -             -           (14)
                                                                    ----------    ----------    ----------
REDEEMABLE PREFERRED STOCK - SERIES B
Balance, beginning of year                                                   -             -           117
Redemption of stock                                                          -             -          (117)
                                                                    ----------    ----------    ----------

Balance, end of year                                                         -             -             -
                                                                    ----------    ----------    ----------

COMMON STOCK                                                                 5             5             5

ADDITIONAL CAPITAL PAID-IN
Balance, beginning of year                                               1,067           717           600
Capital contribution                                                         -           350           117
                                                                    ----------    ----------    ----------

Balance, end of year                                                     1,067         1,067           717
                                                                    ----------    ----------    ----------
RETAINED INCOME
Balance, beginning of year                                               4,145         3,948         3,752
Net income                                                                 278           245           368
Dividends                                                                 (201)          (48)         (172)
                                                                    ----------    ----------    ----------

Balance, end of year                                                     4,222         4,145         3,948
                                                                    ----------    ----------    ----------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance, beginning of year                                               1,052           637           559
Change in unrealized net capital gains and losses and net gains
  and losses on derivative financial instruments                             1           416            76
Change in unrealized foreign currency translation adjustments                -            (1)            2
                                                                    ----------    ----------    ----------

Balance, end of year                                                     1,053         1,052           637
                                                                    ----------    ----------    ----------
TOTAL SHAREHOLDER'S EQUITY                                          $    6,429    $    6,362    $    5,397
                                                                    ==========    ==========    ==========

                 See notes to consolidated financial statements.

                                       4



                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------
(IN MILLIONS)                                                          2003          2002          2001
                                                                    ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                          $      278    $      245    $      368
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization and other non-cash items                                 (175)         (210)         (261)
    Realized capital gains and losses                                       84           422           207
    Loss on disposition of operations                                       45             3             4
    Cumulative effect of change in accounting for derivative
      and embedded derivative financial instruments                         13             -             6
   Interest credited to contractholder funds                             1,764         1,691         1,670
  Changes in:
      Contract benefit and other insurance reserves                         45           134            30
      Unearned premiums                                                      8             7           (31)
      Deferred policy acquisition costs                                   (253)         (249)         (272)
      Reinsurance recoverables                                            (141)         (122)         (137)
      Income taxes payable                                                   3           (85)           26
      Other operating assets and liabilities                                81           (66)          137
                                                                    ----------    ----------    ----------
          Net cash provided by operating activities                      1,752         1,770         1,747
                                                                    ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales
   Fixed income securities                                               8,158         6,224         6,552
   Equity securities                                                        80           129           533
Investment collections
   Fixed income securities                                               4,818         4,041         3,434
   Mortgage loans                                                          679           542           359
Investments purchases
   Fixed income securities                                             (19,225)      (16,155)      (14,173)
   Equity securities                                                       (47)         (149)         (311)
   Mortgage loans                                                       (1,146)         (916)       (1,456)
Acquisitions, net of cash received                                           -             -            67
Change in short-term investments, net                                      236          (425)          330
Change in other investments, net                                            14          (154)          (28)
                                                                    ----------    ----------    ----------
        Net cash used in investing activities                           (6,433)       (6,863)       (4,693)
                                                                    ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of redeemable preferred stock                         -            19             1
Redemption of redeemable preferred stock                                   (11)          (16)         (120)
Capital contribution                                                         -           350           117
Contractholder fund deposits                                             9,841         8,946         7,860
Contractholder fund withdrawals                                         (5,253)       (4,036)       (4,668)
Dividends paid                                                             (27)          (48)         (172)
                                                                    ----------    ----------    ----------
        Net cash provided by financing activities                        4,550         5,215         3,018
                                                                    ----------    ----------    ----------
NET (DECREASE) INCREASE IN CASH                                           (131)          122            72
CASH AT BEGINNING OF YEAR                                                  252           130            58
                                                                    ----------    ----------    ----------
CASH AT END OF YEAR                                                 $      121    $      252    $      130
                                                                    ==========    ==========    ==========

                 See notes to consolidated financial statements.

                                       5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Allstate Life Insurance Company ("ALIC") and its wholly owned subsidiaries
(collectively referred to as the "Company"). ALIC is wholly owned by Allstate
Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation
(the "Corporation"). These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated.

     To conform with the 2003 presentation, certain amounts in the prior years' consolidated financial statements and notes have been reclassified.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

NATURE OF OPERATIONS

     The Company offers a diversified portfolio of retail and institutional products to meet consumers' needs in the areas of financial protection, savings and retirement through a variety of distribution channels. Retail life insurance products include: term life, whole life, credit life, interest-sensitive life, variable life, variable universal life and single premium life. Other insurance products include long-term care, accidental death, hospital indemnity and credit disability. Savings products include fixed deferred annuities (including market value adjusted annuities, equity-indexed annuities and treasury-linked annuities), immediate annuities (including structured settlement annuities) and variable annuities. These products are sold through a variety of distribution channels including Allstate agencies, financial institutions and broker/dealers, independent agents (primarily master brokerage agencies), direct marketing and specialized brokers. The institutional product line consists primarily of funding agreements sold to variable interest entities that issue medium-term notes to institutional investors.

     The Company is authorized to sell its products in all 50 states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. For 2003, the top geographic locations for statutory premiums and annuity considerations for the Company were Delaware, California, New York, Florida, and Pennsylvania.
No other jurisdiction accounted for more than 5% of statutory premiums and annuity considerations for the Company.

     The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may result in an increased level of competition for sales of the Company's products. Furthermore, state and federal laws and regulations affect the taxation of insurance companies and life insurance and annuity products. Congress and various state legislatures have considered proposals that, if enacted, could impose a greater tax burden on the Company or could have an adverse impact on the tax treatment of some insurance products offered by the Company, including favorable policyholder tax treatment currently applicable to life insurance and annuities. Recent legislation that reduced the federal income tax rates applicable to certain dividends and capital gains realized by individuals, or other proposals, if adopted, that reduce the taxation, or permit the establishment, of certain products or investments that may compete with life insurance or annuities could have an adverse effect on the Company's financial position or ability to sell such products. In addition, recent changes in the federal estate tax laws have negatively affected the demand for the types of life insurance used in estate planning.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

     Fixed income securities include bonds, mortgage-backed and asset-backed securities, and redeemable preferred stocks. Fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The fair value of publicly traded fixed income securities is based upon independent market quotations. The fair value of non-publicly traded securities is based on either widely accepted pricing valuation models which use internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as

                                       6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on historical analysis and broker surveys. Periodic changes in fair values, net of deferred income taxes, certain deferred policy acquisition costs, and certain reserves for life-contingent contract benefits, are reflected as a component of other comprehensive income. Cash received from calls, principal payments and make-whole payments is reflected as a component of proceeds from sales. Cash received from maturities and pay-downs is reflected as a component of investment collections.

     Mortgage loans are carried at the outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate.

     Equity securities include common stocks, non-redeemable preferred stocks and limited partnership interests. Common stocks and non-redeemable preferred stocks had a carrying value of $83 million and $96 million, and cost of $79 million and $104 million at December 31, 2003 and 2002, respectively. Common stocks and non-redeemable preferred stocks are classified as available for sale and are carried at fair value if independent market quotations are available. If independent market quotations are not available, these securities are carried at cost. The difference between cost and fair value, net of deferred income taxes, is reflected as a component of accumulated other comprehensive income.
Investments in limited partnership interests had a carrying value and cost of $81 million and $87 million at December 31, 2003 and 2002, respectively, and are accounted for in accordance with the equity method of accounting except for instances in which the Company's interest is so minor that it exercises virtually no influence over operating and financial policies, in which case, the Company applies the cost method of accounting.

     Policy loans are carried at unpaid principal balances. Other investments consist primarily of real estate investments, which are accounted for by the equity method if held for investment, or depreciated cost, net of valuation allowances, if the Company has an active plan to sell.

     Short-term investments are carried at cost or amortized cost that approximates fair value, and generally include the reinvestment of collateral received in connection with certain securities included in repurchase, resale and lending activities and derivative transactions. For these transactions, the Company records an offsetting liability in other liabilities and accrued expenses for the Company's obligation to repay the collateral.

     Investment income consists primarily of interest and dividends, net investment income from partnership interests and income from certain derivative transactions. Interest is recognized on an accrual basis and dividends are recorded at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method, based on estimated principal repayments. Interest income on certain beneficial interests in securitized financial assets is determined using the prospective yield method, based upon projections of expected future cash flows. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Income from investments in partnership interests, accounted for on the cost basis, is recognized upon receipt of amounts distributed by the partnerships as income.

     Realized capital gains and losses include gains and losses on investment dispositions, write-downs in value due to other than temporary declines in fair value and changes in the value of certain derivatives including related periodic and final settlements. Realized capital gains and losses on investment dispositions are determined on a specific identification basis.

     The Company writes down, to fair value, any fixed income or equity security that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired.

DERIVATIVE AND EMBEDDED DERIVATIVE FINANCIAL INSTRUMENTS

     The Company adopted the provisions of Financial Accounting Standards Board
("FASB") Statement of Financial Accounting Standard ("SFAS") No. 133,
"Accounting for Derivative Instruments and Hedging Activities", and SFAS No.
138, "Accounting for Certain Derivative Instruments and Certain Hedging
Activities", as of January 1, 2001. The impact of SFAS No. 133 and SFAS No. 138
(the "statements") to the Company was a loss of $6 million, after-tax, and is reflected as a cumulative effect of change in accounting principle on the Consolidated Statements of Operations and Comprehensive Income for the year ended December 31, 2001.

                                       7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Derivative financial instruments include swaps, futures, options, interest rate caps and floors, warrants, certain forward contracts for purchases of to-be-announced ("TBA") mortgage securities, and certain investment risk transfer reinsurance agreements. Derivatives that are required to be separated from the host instrument and accounted for as derivative financial instruments
("subject to bifurcation") are embedded in convertible and other fixed income securities, equity-indexed life and annuity contracts, certain variable life and annuity contracts and modified coinsurance contracts (see Note 7).

     All derivatives are accounted for on a fair value basis and reported as other investments, other assets, other liabilities and accrued expenses or contractholder funds. Embedded derivative instruments subject to bifurcation are also accounted for on a fair value basis and are reported together with the host contract. The change in the fair value of derivatives embedded in assets and subject to bifurcation is reported in realized capital gains and losses. The change in the fair value of derivatives embedded in liabilities and subject to bifurcation is reported in life and annuity contract benefits or realized capital gains and losses.

     When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value or foreign currency cash flow hedges. The hedged item may be either all or a specific portion of a recognized asset, liability or an unrecognized firm commitment attributable to a particular risk. At the inception of the hedge, the Company formally documents the hedging relationship and risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged and the methodology used to assess how effective the hedging instrument is in offsetting the exposure to changes in the hedged item's fair value attributable to the hedged risk, or in the case of a cash flow hedge, the exposure to changes in the hedged item's or transaction's variability in cash flows attributable to the hedged risk. The Company does not exclude any component of the change in fair value of the hedging instrument from the effectiveness assessment. At each reporting date, the Company confirms that the hedging instrument continues to be highly effective in offsetting the hedged risk. Ineffectiveness in fair value hedges and cash flow hedges is reported in realized capital gains and losses.
For the years ended December 31, 2003, 2002 and 2001, the hedge ineffectiveness reported as realized capital gains and losses amounted to gains of $16 million, losses of $15 million and gains of $6 million, respectively.

     FAIR VALUE HEDGES The Company designates certain of its interest rate and foreign currency swap contracts and certain investment risk transfer reinsurance agreements as fair value hedges when the hedging instrument is highly effective in offsetting the risk of changes in the fair value of the hedged item.

     For hedging instruments used in fair value hedges, when the hedged items are investment assets or a portion thereof, the change in the fair value of the derivatives is reported in net investment income, together with the change in the fair value of the hedged items. The change in the fair value of hedging instruments used in fair value hedges of contractholder funds liabilities or a portion thereof are reported in life and annuity contract benefits, together with the change in the fair value of the hedged item. Accrued periodic settlements on swaps are reported together with the changes in fair value of the swaps in net investment income, life and annuity contract benefits or interest expense. The book value of the hedged asset or liability is adjusted for the change in the fair value of the hedged risk.

     CASH FLOW HEDGES The Company designates certain of its foreign currency swap contracts as cash flow hedges when the hedging instrument is highly effective in offsetting the exposure of variations in cash flows for the hedged risk that could affect net income. The Company's cash flow exposure may be associated with an existing asset, liability, or a forecasted transaction.
Anticipated transactions must be probable of occurrence and their significant terms and specific characteristics must be identified.

     For hedging instruments used in cash flow hedges, the changes in fair value of the derivatives are reported in accumulated other comprehensive income.
Amounts are reclassified to net investment income or realized capital gains and losses as the hedged transaction affects net income or when the forecasted transaction affects net income. Accrued periodic settlements on derivatives used in cash flow hedges are reported in net investment income. The amount reported in accumulated other comprehensive income for a hedged transaction is limited to the lesser of the cumulative gain or loss on the derivative less the amount reclassified to net income; or the cumulative gain or loss on the derivative needed to offset the cumulative change in the expected future cash flows on the hedged transaction from inception of the hedge less the derivative gain or loss previously reclassified from accumulated other comprehensive income to net income. If the Company expects at any time that the loss reported in accumulated other comprehensive income would lead to a net loss on the combination of the hedging instrument and the hedged transaction which may not be

                                       8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

recoverable, a loss is recognized immediately in realized capital gains and losses. If an impairment loss is recognized on an asset or an additional obligation is incurred on a liability involved in a hedge transaction, any offsetting gain in accumulated other comprehensive income is reclassified and reported together with the impairment loss or recognition of the obligation.

     TERMINATION OF HEDGE ACCOUNTING If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished, the occurrence of a hedged forecasted transaction is no longer probable, or the hedged asset has become impaired), the Company may terminate the derivative position. The Company may also terminate derivative instruments or redesignate them as non-hedge as a result of other events or circumstances. If the derivative financial instrument is not terminated when a fair value hedge is no longer effective, the future gains and losses recognized on the derivative are reported in realized capital gains and losses. When a fair value hedge is no longer effective, is redesignated as a non-hedge, or for which the derivative has been terminated, the gain or loss recognized on the item being hedged and used to adjust the book value of the asset, liability or portion thereof is amortized over the remaining life of the hedged item to net investment income or life and annuity contract benefits, beginning in the period that hedge accounting is no longer applied. If the hedged item of a fair value hedge is an asset which has become impaired, the adjustment made to the book value of the asset is subject to the accounting policies applied to impaired assets. When a derivative financial instrument used in a cash flow hedge of an existing asset or liability is no longer effective or is terminated, the gain or loss recognized on the derivative is reclassified from accumulated other comprehensive income to net income as the hedged risk impacts net income, beginning in the period hedge accounting is no longer applied or the derivative instrument is terminated. If the derivative financial instrument is not terminated when a cash flow hedge is no longer effective, the future gains and losses recognized on the derivative are reported in realized capital gains and losses. When a derivative financial instrument used in a cash flow hedge of a forecasted transaction is terminated because the forecasted transaction is no longer probable, or if the cash flow hedge is no longer effective, the gain or loss recognized on the derivative is reclassified from accumulated other comprehensive income to realized capital gains and losses in the period that hedge accounting is no longer applied.

     NON-HEDGE DERIVATIVE FINANCIAL INSTRUMENTS The Company also has certain derivatives that are used in interest rate, equity price and credit risk management strategies for which hedge accounting is not applied. These derivatives primarily consist of indexed instruments, certain interest rate swap agreements and financial futures contracts, interest rate cap and floor agreements, certain forward contracts for TBA mortgage securities and credit default swaps. Based upon the type of derivative instrument and strategy, the income statement effects of these derivatives are reported in a single line item, generally with results of the associated risk. Therefore, the derivatives' fair value gains and losses and accrued periodic settlements are recognized together in one of the following during the reporting period: net investment income, realized capital gains and losses, operating costs and expenses or life and annuity contract benefits.

SECURITY REPURCHASE AND RESALE AND SECURITIES LOANED

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, including a mortgage dollar roll program, are treated as financing arrangements and the related obligations to return the collateral are carried at the amounts at which the securities will be subsequently resold or reacquired, including accrued interest, as specified in the respective agreements. The Company's policy is to take possession or control of securities purchased under agreements to resell. Assets to be repurchased are the same, or substantially the same, as the assets transferred and the transferor, through the right of substitution, maintains the right and ability to redeem the collateral on short notice. The market value of securities to be repurchased or resold is monitored, and additional collateral is obtained, where appropriate, to protect against credit exposure.

     Securities loaned are treated as financing arrangements and the collateral received is recorded in short-term investments, fixed income securities and other liabilities and accrued expenses. The Company obtains collateral in an amount equal to 102% of the fair value of securities. The Company monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary. Substantially all of the Company's securities loaned are on loan with large brokerage firms.

     Securities repurchase and resale agreements and securities lending transactions are used to generate net investment income. The cash received from repurchases and resale agreements also provide a source of liquidity. These instruments are short-term in nature (usually 30 days or less) and are collateralized principally by U.S. Government and mortgage-backed securities.
The carrying values of these instruments approximate fair value because of their relatively

                                       9



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

short-term nature.

RECOGNITION OF PREMIUM AND CONTRACT CHARGE REVENUE AND RELATED BENEFITS AND
INTEREST CREDITED

     Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Premiums from these products are recognized as revenue when due. Benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy and are reflected in life and annuity contract benefits.

     Immediate annuities with life contingencies, including certain structured settlement annuities, provide insurance protection over a period that extends beyond the period during which premiums are collected. Gross premiums in excess of the net premium on immediate annuities with life contingencies are deferred and recognized over the contract period. Contract benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy.

     Interest-sensitive life contracts, such as universal life and single premium life, are insurance contracts whose terms are not fixed and guaranteed.
The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and any amounts assessed against the contractholder account balance. Premiums from these contracts are reported as contractholder fund deposits. Contract charges consist of fees assessed against the contractholder account balance for cost of insurance
(mortality risk), contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance. Life and annuity contract benefits include life-contingent benefit payments in excess of the contractholder account balance.

     Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed annuities, including market value adjusted annuities, equity-indexed annuities and immediate annuities without life contingencies, certain guaranteed investment contracts ("GICs") and funding agreements are considered investment contracts.
Deposits received for such contracts are reported as contractholder fund deposits. Contract charges for investment contracts consist of fees assessed against the contractholder account balance for contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance.

     Interest credited to contractholder funds represents interest accrued or paid for interest-sensitive life contracts and investment contracts. Crediting rates for certain fixed annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates. Crediting rates for indexed annuities and indexed life products are based on a specified interest rate index, such as LIBOR, or an equity index, such as the S&P 500.

     Separate accounts products include variable annuities and variable life insurance contracts. The assets supporting these products are legally segregated and available only to settle separate accounts contract obligations. Deposits received are reported as separate accounts liabilities. Contract charges for these products consist of fees assessed against the contractholder account values for contract maintenance, administration, mortality, expense and early surrender. Contract benefits incurred include guaranteed minimum death benefits paid on variable annuity contracts.

DEFERRED POLICY ACQUISITION COSTS

     Costs that vary with and are primarily related to acquiring life insurance and investment business are deferred and recorded as deferred policy acquisition costs ("DAC"). These costs are principally agents' and brokers' remuneration, certain underwriting costs and direct mail solicitation expenses. All other acquisition expenses are charged to operations as incurred and included in operating costs and expenses on the Consolidated Statements of Operations and Comprehensive Income. DAC is periodically reviewed for recoverability and written down when necessary.

     For traditional life insurance and other premium paying contracts, such as immediate annuities with life contingencies and limited payment contracts, DAC is amortized in proportion to the estimated revenues on such business.
Assumptions used in amortization of DAC and reserve calculations are determined based upon conditions as of the date of policy issue and are generally not revised during the life of the policy. Any deviations from projected business in force, resulting from actual policy terminations differing from expected levels, and any estimated premium deficiencies change the rate of amortization in the period such events occur. Generally, the amortization period for these contracts approximates the estimated lives of the policies.

                                       10



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     For internal exchanges of traditional life insurance and immediate annuities with life contingencies, the unamortized balance of costs previously deferred under the original contracts are charged to income. The new costs associated with the exchange are deferred and amortized to income.

     For interest-sensitive life, variable annuities and investment contracts, DAC is amortized in proportion to the incidence of the present value of estimated gross profits ("EGP") on such business over the estimated lives of the contracts. Generally, the amortization period ranges from 15-30 years; however, estimates of customer surrender rates result in the majority of deferred costs being amortized over the surrender charge period. The rate of amortization during this term is matched to the pattern of EGP. EGP consists of the following components: margins from mortality including guaranteed minimum death and income benefits; contract administration, surrender and other contract charges, less maintenance expenses; and investment margin, including realized capital gains and losses.

     DAC amortization for variable annuity and life contracts is significantly impacted by the return on the underlying funds. The Company's long-term expectation of separate accounts fund performance after fees is approximately
8%, which is consistent with its pricing assumptions. Whenever actual separate accounts fund performance based on the two most recent years varies from the 8% expectation, the Company projects performance levels over the next five years such that the mean return over that seven year period equals the long-term 8% expectation. This approach is commonly referred to as "reversion to the mean" and is commonly used by the life insurance industry as an appropriate method for amortizing variable annuity and life DAC. In applying the reversion to the mean process, the Company does not allow the future rates of return after fees projected over the five-year period to exceed 12.75% or fall below 0%. The
Company periodically evaluates the utilization of this process to determine that it is reasonably possible that variable annuity and life fund performance will revert to the expected long-term mean within this time horizon.

     Changes in the amount or timing of the incidence of EGP result in adjustments to the cumulative amortization of DAC. All such adjustments are reflected in the current results of operations.

     The Company performs quarterly reviews of DAC recoverability for interest-sensitive life, variable annuities and investment contracts in the aggregate using current assumptions. If a change in the amount of EGP is significant, it could result in the unamortized DAC not being recoverable, resulting in a charge which is included as a component of amortization of deferred policy acquisition costs on the Consolidated Statements of Operations and Comprehensive Income.

     The cost assigned to the right to receive future cash flows from certain business purchased from other insurers is also classified as deferred policy acquisition costs in the Consolidated Statements of Financial Position. The costs capitalized represent the present value of future profits expected to be earned over the life of the contracts acquired. These costs are amortized as profits emerge over the life of the acquired business and are periodically evaluated for recoverability. Present value of future profits was $27 million and $63 million at December 31, 2003 and 2002, respectively. Amortization expense on present value of future profits was $36 million, $15 million and $16 million for the years ended December 31, 2003, 2002 and 2001, respectively.

REINSURANCE RECOVERABLE

     In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance from reinsurers (see Note 9). The amounts reported in the Consolidated Statements of Financial Position include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract. Insurance liabilities are reported gross of reinsurance recoverables. Prepaid reinsurance premiums are deferred and reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company's primary liability under the policies written.
Therefore, the Company regularly evaluates reinsurers and amounts recoverable and establishes allowances for uncollectible reinsurance as appropriate.

     The Company also has reinsurance agreements that transfer the investment risk for a portion of the GMDBs and guaranteed minimum income benefits ("GMIBs") offered in certain variable contracts.

INCOME TAXES

     The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded

                                       11



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are unrealized capital gains and losses on certain investments, insurance reserves and deferred policy acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized.

SEPARATE ACCOUNTS

     The Company issues variable annuities, variable life insurance contracts and certain GICs, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the separate accounts. The assets of the separate accounts are carried at fair value. Separate accounts liabilities represent the contractholders' claims to the related assets and are carried at the fair value of the assets. Investment income and realized capital gains and losses of the separate accounts accrue directly to the contractholders and therefore, are not included in the Company's Consolidated Statements of Operations and Comprehensive Income. Revenues to the Company from the separate accounts consist of contract charges for maintenance and administration services, mortality, early surrender and expenses and are reflected in contract charges. Deposits to the separate accounts are not included in consolidated cash flows.

     Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life insurance contractholders bear the investment risk that the separate accounts' funds may not meet their stated investment objectives.

RESERVES FOR LIFE-CONTINGENT CONTRACT BENEFITS

     The reserve for life-contingent contract benefits, which relates to traditional life insurance and immediate annuities with life contingencies, is computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 8. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves for certain immediate annuities with life contingencies is recorded net of tax as a reduction of the unrealized net capital gains included in accumulated other comprehensive income.

CONTRACTHOLDER FUNDS

     Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses.
Detailed information on crediting rates and surrender and withdrawal provisions on contractholder funds are outlined in Note 8.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     Commitments to invest, commitments to purchase private placement securities, commitments to extend mortgage loans, financial guarantees and credit guarantees have off-balance-sheet risk because their contractual amounts are not recorded in the Company's Consolidated Statements of Financial Position.
The contractual amounts and fair values of these instruments are outlined in
Note 7.

ADOPTED ACCOUNTING STANDARDS

FASB INTERPRETATION NO.46 AND 46R, "CONSOLIDATION OF VARIABLE INTEREST ENTITIES"
("FIN 46" AND "FIN 46R")

     In January 2003, the FASB issued FIN 46, which addressed whether certain types of entities, referred to as variable interest entities ("VIEs"), should be consolidated in a company's financial statements. A VIE is an entity in which the equity investors lack certain essential characteristics of a controlling financial interest or that lacks sufficient equity to finance its own activities without financial support provided by other entities. A company must consolidate a VIE if it has a variable interest that will absorb a majority of the expected losses if they occur, receive a majority of the entity's expected returns, or both.

     In December 2003, the FASB issued FIN 46R to clarify and revise a number of key elements of FIN 46 including the definition of a VIE and the treatment of fees paid to decision makers.

                                       12



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The application of FIN 46 was required for VIEs created on or after February 1, 2003. For VIEs existing prior to that date, the effective date of the interpretation was delayed through the issuance of FASB Staff Position
("FSP") FIN 46-6, until the end of the first interim or annual period ending after December 15, 2003. However, the early adoption of FIN 46 was permitted for some or all of a reporting entity's affected VIEs. The adoption of FIN 46R is required by the end of the first reporting period ending after December 15, 2003 for VIEs considered to be special-purpose entities.

     The Company elected to adopt FIN 46 as of July 1, 2003 for its existing
VIEs. The impact of adopting FIN 46 as of July 1, 2003 was as follows:

     -  The Company issues funding agreements to a Special Purpose Entity
        ("SPE") (which is considered a VIE under FIN 46) used to issue Global
        Medium Term Notes ("GMTNs") to unrelated third parties. The GMTNs and certain equity interests issued by the SPE, to the extent they are exposed to all the risks and rewards of owning the funding agreements that collateralize the GMTNs, are considered variable interests in a VIE. Because the Company owns none of the variable interests issued by the VIE, it is not required to consolidate the VIE and will continue to classify funding agreements issued to the VIE as a component of contractholder funds.

     -  Consistent with the GMTN program, the Company's Euro Medium Term Notes
        ("EMTNs") program no longer requires consolidation. The impact of deconsolidating the EMTNs was the recognition of the funding agreements issued to the VIE as a component of contractholder funds, which is consistent with the previous accounting for this program.

     - The Company was determined to be the primary beneficiary of a previously unconsolidated investment transaction considered to be a VIE under FIN
        46. Accordingly, the VIE was consolidated as of July 1, 2003. As a result of consolidating the investment transaction, the Company's consolidated balance sheet as of September 30, 2003 included $50 million of assets classified as investments and long-term debt of $44 million.
        The holders of the consolidated long-term debt have no recourse to the equity of the Company as the sole source of payment of the liabilities is the assets of the VIE.

     -  The issuance of FIN 46R had no impact on the initial application of FIN
        46 to the VIEs described above.

SFAS NO. 149, "AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING
ACTIVITIES" ("SFAS NO. 149")

     In April 2003, the FASB issued SFAS No. 149, which amends, clarifies and codifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and used for hedging activities under SFAS No. 133. While this statement applies primarily to certain derivative contracts and embedded derivatives entered into or modified after June 30, 2003, it also codifies conclusions previously reached by the FASB at various dates on certain implementation issues. The impact of adopting the provisions of the statement was not material to the Company's
Consolidated Statements of Operations and Comprehensive Income or Financial
Position.

DERIVATIVES IMPLEMENTATION GROUP STATEMENT 133 IMPLEMENTATION ISSUE NO. B36,
"EMBEDDED DERIVATIVES: MODIFIED COINSURANCE ARRANGEMENTS AND DEBT INSTRUMENTS
THAT INCORPORATE CREDIT RISK EXPOSURES THAT ARE UNRELATED OR ONLY PARTIALLY
RELATED TO THE CREDITWORTHINESS OF THE OBLIGOR UNDER THOSE
INSTRUMENTS"("IMPLEMENTATION ISSUE B36")

     In April 2003, the FASB issued Implementation Issue B36, which became effective October 1, 2003. Implementation Issue B36 was applied to two of the Company's modified coinsurance agreements, and as a result, the embedded derivatives were bifurcated from the agreements and marked to market value at October 1, 2003. The effect of adopting Implementation Issue B36 was the recognition of a loss of $13 million, after-tax, which is reflected as a cumulative effect of a change in accounting principle on the Consolidated
Statements of Operations and Comprehensive Income.

PENDING ACCOUNTING STANDARD

STATEMENT OF POSITION 03-01, "ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES
FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS"
("SOP NO. 03-01")

     In July 2003, the American Institute of Certified Public Accountants issued
SOP 03-01, which applies to several of the Company's insurance products and product features. The effective date of the SOP is for fiscal years beginning after December 15, 2003. A provision of the SOP requires the establishment of reserves in addition to the account

                                       13







NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

balance for contracts containing certain features that provide guaranteed death or other insurance benefits and guaranteed income benefits. These reserves are not currently established by the Company. Recently, the Company implemented new actuarial models that permitted determination of the estimated impact on the Consolidated Statements of Operations and Comprehensive Income. Based on the
Company's application of the estimation methodologies set forth in the SOP, the estimated after-tax impact of adopting the SOP on the Consolidated Statements of Operations and Comprehensive Income, including the related impact on deferred acquisition costs, is in the range of $150 million to $200 million as of January
1, 2004, based on market conditions that existed at December 31, 2003.

PROPOSED ACCOUNTING STANDARD

EMERGING ISSUES TASK FORCE TOPIC NO. 03-01, "THE MEANING OF OTHER-THAN-TEMPORARY
IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS" ("EITF NO. 03-01")

     The Emerging Issues Task Force ("EITF") is currently deliberating EITF No.
03-01, which attempts to define other-than-temporary impairment and highlight its application to investment securities accounted for under both SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No.
115") and Accounting Principles Board Opinion No. 18, "The Equity Method of
Accounting for Investments in Common Stocks" ("APB No. 18"). The current issue summary, which has yet to be finalized, proposes that if, at the evaluation date, the fair value of an investment security is less than its carrying value then an impairment exists for which a determination must be made as to whether the impairment is other-than-temporary. If it is determined that an impairment is other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value at the reporting date. In recent deliberations, the EITF discussed different models to assess whether impairment is other-than-temporary for different types of investments (e.g. SFAS No. 115 marketable equity securities, SFAS No. 115 debt securities, and equity and cost method investments subject to APB No. 18) and subsequently decided to use a unified model. Due to the uncertainty of the final model (or models) that may be adopted, the estimated impact to the Company's
Consolidated Statements of Operations and Comprehensive Income and Financial
Position is presently not determinable. In November 2003, the EITF reached a consensus with respect to certain disclosures effective for fiscal years ending after December 15, 2003. Quantitative and qualitative disclosures are required for fixed income and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115. The Company has included those disclosures at December 31, 2003 (see Note 6).

3. ACQUISITIONS AND DISPOSITIONS

2003 DISPOSITIONS

     The Company announced its intention to exit the direct response distribution business. Based on its decision to sell the business, the Company recorded an estimated loss on the disposition of $44 million. An agreement was entered into with American Health and Life Insurance Company and Triton
Insurance Company, subsidiaries of Citigroup Inc., to dispose of a portion of the direct response business. If approved by the state insurance departments, the transaction will be effective January 1, 2004.

2002 DISPOSITIONS

     The Company terminated its joint venture agreement with Putnam Investments, LLC ("Putnam") and received a net settlement of $1.5 million from Putnam. The
$1.5 million net settlement was comprised of the $2.3 million Putnam owed the Company for Allstate Distributors, LLC ("ADLLC") promotional expenses, partially offset by the $826 thousand purchase price for Putnam's 50% share of ADLLC (See
Note 5 for further discussion).

     The Company approved the disposal of its direct response long-term care business through a reinsurance transaction. As a result, the Company recognized a $3 million loss ($2 million after-tax) to reduce the carrying value of the long-term care business to its fair value.

2001 DISPOSITIONS

     The Company disposed of its operations in Indonesia through a sale and purchase agreement with The Prudential Assurance Company Limited ("Prudential"), where Prudential acquired the Company's holdings in Pt Asuransi Jiwa Allstate,
Indonesia. The Company recognized a loss on the disposition of $4 million ($3 million after-tax) and a $4 million tax benefit, not previously recognized, attributable to the inception-to-date losses of the subsidiary. The tax benefit was reported as a reduction to the Company's income tax expense on the Consolidated Statements of Operations

                                       14





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and Comprehensive Income.

2001 ACQUISITIONS

     The Company acquired blocks of business from American Maturity Life
Insurance Company ("American Maturity") via coinsurance contracts. Pursuant to the terms of the coinsurance contracts, the Company assumed: variable annuities, market value adjusted annuities, equity-indexed annuities, fixed annuities, and immediate annuities. The Company received assets consisting primarily of cash, investments and accrued investment income with a fair value in an amount equal to the corresponding assumed reserves for life-contingent contract benefits and contractholder funds resulting in no goodwill.

     The Company acquired Provident National Assurance Company ("PNAC"), a broadly licensed inactive company that maintains authority to sell life insurance and variable annuity products in most states, from UnumProvident
Corporation. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of PNAC's net assets acquired of $5 million was recorded as goodwill. The Company paid consideration of $14 million as part of the acquisition. PNAC's name was subsequently changed to Allstate
Assurance Company, which was redomiciled in the State of Illinois.

4. SUPPLEMENTAL CASH FLOW INFORMATION

     Non-cash investment exchanges and modifications, which primarily reflect refinancings of fixed income securities and mergers completed with equity securities, totaled $41 million, $98 million and $210 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     The adoption of FIN 46 resulted in the consolidation of one VIE causing increases in assets of $52 million and long-term debt of $45 million. See further discussion of the impacts of adopting FIN 46 in Note 2.

     In 2003, the Company paid $98 million in dividends of investment securities to AIC.

     Secured borrowing reinvestment transactions excluded from cash flows from investing activities in the Consolidated Statements of Cash Flows for the years ended December 31 are as follows:

     (IN MILLIONS)                                          2003        2002        2001
                                                          --------    --------    --------
     Purchases                                            $  2,757    $  2,096    $  8,128
     Sales                                                  (2,237)     (2,041)     (7,864)
     Collections                                                 -         (25)          -
     Net change in short-term investments                      150        (278)        130
                                                          --------    --------    --------
        Net purchases (sales)                             $    670    $   (248)   $    394
                                                          ========    ========    ========

     The Company acquired the assets of businesses in 2001 (see Note 3) using cash and by assuming liabilities. The following is a summary of the effects of these transactions on the Company's consolidated financial position for the year ended December 31, 2001.


       (IN MILLIONS)
       Fair value of assets acquired                        $   (275)
       Fair value of liabilities assumed                         342
                                                            --------
          Net cash received                                 $     67
                                                            ========

5. RELATED PARTY TRANSACTIONS

BUSINESS OPERATIONS

     The Company uses services performed by its affiliates, AIC and Allstate
Investments LLC, and business facilities owned or leased and operated by AIC in conducting its business activities. In addition, the Company shares the services of employees with AIC. The Company reimburses its affiliates for the operating expenses incurred on behalf of the Company. The Company is charged for the cost of these operating expenses based on the level of services provided. Operating expenses, including compensation, retirement and other benefit programs allocated to the Company (see Note 15), were $299 million, $238 million, and $208 million in 2003, 2002 and 2001, respectively. A portion of these expenses relate to the acquisition of business, which is deferred and amortized into income.

                                       15



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STRUCTURED SETTLEMENT ANNUITIES

     The Company issued $119 million, $133 million and $117 million of structured settlement annuities, a type of immediate annuity, in 2003, 2002 and 2001, respectively, at prices determined based upon interest rates in effect at the time of purchase, to fund structured settlements in matters involving AIC.
Of these amounts, $21 million, $27 million and $38 million relate to structured settlement annuities with life contingencies and are included in premium income for 2003, 2002, and 2001, respectively. In most cases, these annuities were issued under a "qualified assignment," which means the Company assumed AIC's obligation to make the future payments.

     AIC issued surety bonds, in return for premiums of $531 thousand in 2001 to guarantee the payment of structured settlement benefits assumed (from both AIC and non-related parties) and funded by certain annuity contracts issued by the Company. In previous periods, the Company had entered into a General Indemnity
Agreement pursuant to which it has indemnified AIC for any liabilities associated with the surety bonds and gives AIC certain collateral security rights with respect to the annuities and certain other rights in the event of any defaults covered by the surety bonds. For contracts written on or after July
1, 2001, AIC no longer issues surety bonds to guarantee the payment of structured settlement benefits. Alternatively, ALIC guarantees the payment of structured settlement benefits on all contracts issued on or after July 1, 2001.

     Reserves recorded by the Company for annuities that are guaranteed by the surety bonds of AIC were $5.00 billion and $5.29 billion at December 31, 2003 and 2002, respectively.

BROKER/DEALER AGREEMENT

     The Company receives underwriting and distribution services from Allstate
Financial Services, LLC ("AFS"), an affiliated broker/dealer company, for certain variable annuity and variable life insurance contracts sold by Allstate exclusive agencies. The Company incurred $38 million, $35 million and $30 million of commission and other distribution expenses for the years ending
December 31, 2003, 2002 and 2001, respectively.

     ALIC received underwriting and distribution services from ADLLC, a broker/dealer company, for certain variable annuity contracts. Effective
September 30, 2002, ALIC and Putnam terminated a joint venture agreement and ADLLC became a consolidated wholly owned subsidiary of ALIC as a result of ALIC's purchase of Putnam's 50% ownership therein. ALIC incurred $32 million and $80 million of commission and other distribution expenses from ADLLC for the years ending December 31, 2002 and 2001, respectively. Other distribution expenses included administrative, legal, financial management and sales support which ALIC provided to ADLLC, for which ALIC earned administration fees of $1 million and $1 million for the years ended December 31, 2002 and 2001, respectively. Other distribution expenses also included marketing expenses for subsidizing bonus interest crediting rates associated with ALIC's variable annuity dollar cost averaging program for which ADLLC reimbursed ALIC $1 million and $7 million for the years ended December 31, 2002 and 2001, respectively.

REINSURANCE TRANSACTIONS

     The Company has a coinsurance contract with Columbia Universal Life
Insurance Company ("Columbia"), an affiliate of the Company, to assume 100% of fixed annuity business in force as of June 30, 2000 and new business as written.
In addition, the Company has a modified coinsurance contract with Columbia to assume 100% of traditional life and accident and health business in force on the effective date of July 1, 2000 and new business as written. Both agreements are continuous but may be terminated by either party with 30 days notice, material breach by either party, or by Columbia in the event of the Company's non-payment of reinsurance amounts due. As of May 31, 2001, Columbia ceased issuing new contracts. During 2003, 2002 and 2001, the Company assumed $17 million, $19 million and $21 million, respectively, in premiums and contract charges from Columbia.

     The Company has a modified coinsurance contract with Allstate Reinsurance, Ltd. ("Allstate Re"), an affiliate of the Company, to cede 50% of certain fixed annuity business issued under a distribution agreement with PNC Bank NA. Under the terms of the contract, a trust has been established to provide protection for ceded liabilities. This agreement is continuous but may be terminated by either party with 60 days notice. During 2003, 2002 and 2001, the Company ceded
$369 thousand, $329 thousand and $236 thousand, respectively, in contract charges to Allstate Re.

     The Company has a contract to assume 100% of all credit insurance written by AIC. This agreement is continuous but may be terminated by either party with 60 days notice. The Company assumed premiums from AIC in the amount of $2 million, $18 million and $29 million in 2003, 2002 and 2001, respectively.

                                       16



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     ALIC enters into certain intercompany reinsurance transactions with its wholly owned subsidiaries. ALIC enters into these transactions in order to maintain underwriting control and spread risk among various legal entities.
These reinsurance agreements have been approved by the appropriate regulatory authorities. All significant intercompany transactions have been eliminated in consolidation.

     Effective January 1, 2003, Northbrook Life Insurance Company ("NLIC"), a wholly owned subsidiary of ALIC, was merged into ALIC to achieve future cost savings and operational efficiency. The merger had no impact on the Company's results of operations or financial position.

PREFERRED STOCK

     AIC guarantees the repayment of notes payable and the interest thereon issued to Morgan Stanley DW, Inc. under the terms of a distribution agreement with The Northbrook Corporation. The balance of the notes payable was $82 million at December 31, 2003.

INCOME TAXES

     The Company is a party to a federal income tax allocation agreement with the Corporation (Note 12).

DEBT

     The Company has entered into an inter-company loan agreement with the Corporation. The amount of inter-company loans available to the Company is at the discretion of the Corporation. The maximum amount of loans the Corporation will have outstanding to all its eligible subsidiaries at any given point in time is limited to $1.00 billion. No amounts were outstanding for the intercompany loan agreement during the three years ended December 31, 2003. The
Corporation uses commercial paper borrowings, bank lines of credit and repurchase agreements to fund intercompany borrowings.

6. INVESTMENTS

FAIR VALUES

     The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                                       GROSS UNREALIZED
                                                          AMORTIZED   ------------------      FAIR
     (IN MILLIONS)                                          COST       GAINS     LOSSES       VALUE
                                                          ---------   --------   -------    ---------
     AT DECEMBER 31, 2003
     U.S. government and agencies                         $   2,519   $    688   $    (2)   $   3,205
     Municipal                                                1,675         60       (18)       1,717
     Corporate                                               28,866      2,115      (183)      30,798
     Foreign government                                       1,302        287         -        1,589
     Mortgage-backed securities                              10,540        269       (49)      10,760
     Asset-backed securities                                  3,423         46       (41)       3,428
     Redeemable preferred stock                                  76          6        (1)          81
                                                          ---------   --------   -------    ---------
        Total fixed income securities                     $  48,401   $  3,471   $  (294)   $  51,578
                                                          =========   ========   =======    =========
     AT DECEMBER 31, 2002
     U.S. government and agencies                         $   2,323   $    740   $     -    $   3,063
     Municipal                                                1,224         68        (3)       1,289
     Corporate                                               24,618      1,859      (342)      26,135
     Foreign government                                       1,090        269        (2)       1,357
     Mortgage-backed securities                               9,912        474        (8)      10,378
     Asset-backed securities                                  2,447         63       (37)       2,473
     Redeemable preferred stock                                 109          2        (1)         110
                                                          ---------   --------   -------    ---------
        Total fixed income securities                     $  41,723   $  3,475   $  (393)   $  44,805
                                                          =========   ========   =======    =========

                                       17





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SCHEDULED MATURITIES

     The scheduled maturities for fixed income securities are as follows at December 31, 2003:

                                                          AMORTIZED     FAIR
     (IN MILLIONS)                                          COST        VALUE
                                                          ---------   ---------
     Due in one year or less                              $   1,461   $   1,492
     Due after one year through five years                    8,326       8,765
     Due after five years through ten years                  14,007      14,944
     Due after ten years                                     10,644      12,189
                                                          ---------   ---------
                                                             34,438      37,390
     Mortgage- and asset-backed securities                   13,963      14,188
                                                          ---------   ---------
         Total                                            $  48,401   $  51,578
                                                          =========   =========

     Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment on mortgage- and asset-backed securities, they are not categorized by contractual maturity.

NET INVESTMENT INCOME

     Net investment income for the years ended December 31 is as follows:

     (IN MILLIONS)                                          2003        2002        2001
                                                          --------    --------    --------
     Fixed income securities                              $  2,875    $  2,736    $  2,536
     Mortgage loans                                            415         403         366
     Equity securities                                           8          17          23
     Other                                                    (121)        (68)         40
                                                          --------    --------    --------
       Investment income, before expense                     3,177       3,088       2,965
       Investment expense                                       95         110         132
                                                          --------    --------    --------
         Net investment income                            $  3,082    $  2,978    $  2,833
                                                          ========    ========    ========

     Net investment income from equity securities includes income from partnership interests of $7 million, $16 million and $15 million for the years ended December 31, 2003, 2002 and 2001, respectively.

REALIZED CAPITAL GAINS AND LOSSES, AFTER TAX

     Realized capital gains and losses by security type for the years ended
December 31 are as follows:

     (IN MILLIONS)                                          2003        2002        2001
                                                          --------    --------    --------
     Fixed income securities                              $   (181)   $   (137)   $   (134)
     Equity securities                                         (10)         (9)          9
     Other investments                                         107        (276)        (82)
                                                          --------    --------    --------
       Realized capital gains and losses, pre-tax              (84)       (422)       (207)
       Income tax benefit                                       30         148          72
                                                          --------    --------    --------
         Realized capital gains and losses, after tax     $    (54)   $   (274)   $   (135)
                                                          ========    ========    ========

     Realized capital gains and losses by transaction type for the years ended
December 31 are as follows:

     (IN MILLIONS)                                          2003        2002        2001
                                                          --------    --------    --------
     Investment write-downs                               $   (178)   $   (309)   $   (150)
     Sales                                                      64         (97)          4
     Valuation of derivative instruments                        12         (36)        (64)
     Settlement of derivative instruments                       18          20           3
                                                          --------    --------    --------
     Realized capital gains and losses, pre-tax                (84)       (422)       (207)
     Income tax benefit                                         30         148          72
                                                          --------    --------    --------
     Realized capital gains and losses, after-tax         $    (54)   $   (274)   $   (135)
                                                          ========    ========    ========

     Excluding the effects of calls and prepayments, gross gains of $173 million, $137 million and $183 million and gross losses of $184 million, $327 million and $237 million were realized on sales of fixed income securities during

                                       18



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2003, 2002 and 2001, respectively.

UNREALIZED NET CAPITAL GAINS AND LOSSES

     Unrealized net capital gains and losses on fixed income, equity securities and derivative instruments included in accumulated other comprehensive income at December 31, 2003 are as follows:

                                                                                 GROSS UNREALIZED
                                                                      FAIR      ------------------    UNREALIZED
(IN MILLIONS)                                                         VALUE      GAINS     LOSSES     NET GAINS
                                                                    ---------   --------   -------    ----------
Fixed income securities                                             $  51,578   $  3,471   $  (294)   $    3,177
Equity securities                                                         164          4         -             4
Derivative instruments                                                     (2)         3        (5)           (2)
                                                                                                      ----------
  Total                                                                                                    3,179
Deferred income taxes, deferred policy acquisition costs,
  premium deficiency reserve and other                                                                    (2,126)
                                                                                                      ----------
Unrealized net capital gains and losses                                                               $    1,053
                                                                                                      ==========

     At December 31, 2002, equity securities had gross unrealized gains of $4 million and gross unrealized losses of $12 million.

CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES

     The change in unrealized net capital gains and losses for the years ended
December 31 is as follows:

(IN MILLIONS)                                                                   2003         2002         2001
                                                                              --------    ----------    --------
Fixed income securities                                                       $     95    $    1,574    $    279
Equity securities                                                                   12           (13)        (43)
Derivative instruments                                                              (4)           (6)          8
                                                                              --------    ----------    --------
  Total                                                                            103         1,555         244
Deferred income taxes, deferred policy acquisition costs and other                (102)       (1,139)       (168)
                                                                              --------    ----------    --------
  Increase in unrealized net capital gains and losses                         $      1    $      416    $     76
                                                                              ========    ==========    ========

PORTFOLIO MONITORING

     Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 2) the recoverability of principal and interest;
3) the duration and extent to which the fair value has been less than cost for equity securities or amortized cost for fixed income securities; 4) the financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and 5) the specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect access to liquidity.

     The following table summarizes the gross unrealized losses and fair value of fixed income and equity securities by the length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

                                             LESS THAN 12 MONTHS                   12 MONTHS OR MORE
                                      ---------------------------------    ---------------------------------      TOTAL
                                      NUMBER OF     FAIR     UNREALIZED    NUMBER OF     FAIR     UNREALIZED    UNREALIZED
($ IN MILLIONS)                        ISSUES      VALUE       LOSSES       ISSUES      VALUE       LOSSES        LOSSES
                                      ---------   --------   ----------    ---------   --------   ----------    ----------
Fixed income securities
  U.S. government and agencies               10   $     58   $       (2)           -   $      -   $        -    $       (2)
  Municipal                                  56        406          (18)           -          -            -           (18)
  Corporate                                 302      3,697         (136)          76        670          (47)         (183)
  Foreign government                          6         50            -            -          -            -             -
  Mortgage-backed securities                204      2,903          (48)          40         83           (1)          (49)
  Asset-backed securities                    64        732          (15)          38        269          (26)          (41)
  Redeemable preferred stock                  3         20           (1)           -          -            -            (1)
                                      ---------   --------   ----------    ---------   --------   ----------    ----------
  Total                                     645   $  7,866   $     (220)         154   $  1,022   $      (74)   $     (294)
                                      =========   ========   ==========    =========   ========   ==========    ==========

                                       19


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The above table includes $220 million of unrealized losses related to securities with an unrealized loss position less than 20% of cost or amortized cost, the degree of which suggests that these securities do not pose a high risk of being other than temporarily impaired. Of the $220 million, $198 million relate to unrealized losses on investment grade fixed income securities.
Investment grade is defined as a security having a rating from the National
Association of Insurance Commissioners ("NAIC") of 1 or 2; a Moody's equivalent rating of Aaa, Aa, A or Baa; a Standard & Poor's ("S&P") equivalent rating of
AAA, AA, A or BBB; or a comparable internal rating. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer and sector related credit spreads since the securities were acquired.

     The remaining $74 million of unrealized losses relate to securities in unrealized loss positions greater than or equal to 20% of cost or amortized cost. Of the $74 million, $23 million relate to investment grade fixed income securities and $51 million relate to below investment grade fixed income securities. Of these amounts $10 million and $26 million, respectively, had been in an unrealized loss position for a period of twelve months or more as of December 31, 2003. $13 million of the unrealized losses from below investment grade securities are airline industry issues. The securities comprising the $74 million of unrealized losses were evaluated considering factors such as the financial condition and near-term and long-term prospects of the issuer and were determined to have adequate resources to fulfill contractual obligations, such as recent financings or bank loans, cash flows from operations, collateral or the position of a subsidiary with respect to its parent's bankruptcy.

     As of December 31, 2003, the Company had the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

MORTGAGE LOAN IMPAIRMENT

     A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

     The net carrying value of impaired loans at December 31, 2003 and 2002 was comprised of loans in foreclosure and delinquent loans of $4 million and $11 million, respectively. There were no restructured loans at December 31, 2003 and 2002. No valuation allowances were established for impaired loans because the impaired loans are collateral dependent loans and the fair value of the collateral was greater than the recorded investment in the loans.

     Interest income for impaired loans is recognized on an accrual basis if payments are expected to continue to be received; otherwise the cash basis is used. For impaired loans that have been restructured, interest is accrued based on the principal amount at the adjusted interest rate. The Company recognized interest income of $2 million on impaired loans during 2003 and $1 million during both 2002 and 2001. The average balance of impaired loans was $23 million, $16 million and $27 million during 2003, 2002 and 2001, respectively.

     There were no valuation allowances for mortgage loans at December 31, 2003 and 2002. Direct write-downs of mortgage loan gross carrying amounts were $3 million and $5 million in 2003 and 2002. There were no direct write-downs of mortgage loans in 2001. There were no net reductions to mortgage loans valuation allowances in 2003. For the years ended December 31, 2002 and 2001, net reductions to mortgage loan valuation allowances were $5 million and $300 thousand, respectively.

INVESTMENT CONCENTRATION FOR MUNICIPAL BOND PORTFOLIOS

     The Company maintains a diversified portfolio of municipal bonds. The following table shows the principal geographic distribution of municipal bond issuers represented in the Company's portfolio. No other state represents more than 5% of the portfolio at December 31, 2003:

     (% OF MUNICIPAL BOND PORTFOLIO CARRYING VALUE)                       2003      2002
                                                                         ------    ------
     California                                                            23.5%     27.2%
     Illinois                                                              10.8       3.7
     Texas                                                                 10.2      13.0
     Pennsylvania                                                           5.9       7.2
     New York                                                               5.2       9.4

                                       20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

INVESTMENT CONCENTRATION FOR COMMERCIAL MORTGAGE PORTFOLIOS AND OTHER INVESTMENT
INFORMATION

     The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The following table shows the principal geographic distribution of commercial real estate represented in the Company's mortgage portfolio. No other state represented more than 5% of the portfolio at December 31, 2003:

     (% OF COMMERCIAL MORTGAGE PORTFOLIO CARRYING VALUE)                  2003      2002
                                                                         ------    ------
     California                                                            14.3%     14.7%
     Illinois                                                               9.3       7.8
     Texas                                                                  7.9       7.3
     New Jersey                                                             6.2       6.5
     Florida                                                                5.7       6.7
     Pennsylvania                                                           5.6       6.0
     Georgia                                                                5.6       4.3
     New York                                                               5.2       5.6

     The types of properties collateralizing the commercial mortgage loans at December 31 are as follows:

     (% OF COMMERCIAL MORTGAGE PORTFOLIO CARRYING VALUE)                  2003      2002
                                                                         ------    ------
     Office buildings                                                      31.7%     33.6%
     Warehouse                                                             24.4      20.8
     Retail                                                                22.0      19.5
     Apartment complex                                                     17.6      19.0
     Industrial                                                             1.6       1.8
     Other                                                                  2.7       5.3
                                                                          -----     -----
                                                                          100.0%    100.0%
                                                                          =====     =====

     The contractual maturities of the commercial mortgage loan portfolio as of December 31, 2003 for loans that were not in foreclosure are as follows:

                                                                              NUMBER OF   CARRYING
     ($ IN MILLIONS)                                                            LOANS       VALUE    PERCENT
                                                                              ---------   --------   -------
     2004                                                                            22   $    239       3.8%
     2005                                                                            64        474       7.5
     2006                                                                            92        723      11.4
     2007                                                                           102        828      13.0
     2008                                                                            99        759      11.9
     Thereafter                                                                     503      3,331      52.4
                                                                              ---------   --------   -------
       Total                                                                        882   $  6,354     100.0%
                                                                              =========   ========   =======

     In 2003, $234 million of commercial mortgage loans were contractually due.
Of these, 97% were paid as due and 3% were refinanced at prevailing market terms. None were foreclosed or in the process of foreclosure, and none were in the process of refinancing or restructuring discussions.

     Included in fixed income securities are below investment grade assets totaling $3.69 billion and $3.66 billion at December 31, 2003 and 2002, respectively.

     At December 31, 2003, the carrying value of investments, excluding equity securities, that were non-income producing during 2003 was $13 million.

     At December 31, 2003, fixed income securities with a carrying value of $70 million were on deposit with regulatory authorities as required by law.

SECURITIES LENDING

     The Company participates in securities lending programs, primarily for investment yield enhancement purposes, with third parties, mostly large brokerage firms. At December 31, 2003 and 2002, fixed income securities with a carrying value of $949 million and $1.04 billion, respectively, were on loan under these agreements. In return, the

                                       21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company receives cash that it invests and includes in short-term investments and fixed income securities, with an offsetting liability recorded in other liabilities and accrued expenses to account for the Company's obligation to return the collateral. Interest income on collateral, net of fees, was $4 million, $5 million and $6 million, for the years ended December 31, 2003, 2002 and 2001, respectively.

7. FINANCIAL INSTRUMENTS

     In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including DAC and reinsurance recoverables, net) and liabilities (including reserve for life-contingent contract benefits, contractholder funds pertaining to interest-sensitive life contracts and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as accrued investment income and cash are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

FINANCIAL ASSETS

     The carrying value and fair value of financial assets at December 31 are as follows:

                                                                  2003                    2002
                                                          ---------------------   ---------------------
                                                          CARRYING      FAIR      CARRYING      FAIR
     (IN MILLIONS)                                          VALUE       VALUE       VALUE       VALUE
                                                          ---------   ---------   ---------   ---------
     Fixed income securities                              $  51,578   $  51,578   $  44,805   $  44,805
     Mortgage loans                                           6,354       6,737       5,883       6,398
     Equity securities                                          164         164         183         183
     Short-term investments                                     765         765         839         839
     Policy loans                                               686         686         692         692
     Separate Accounts                                       13,425      13,425      11,125      11,125

     Fair values of publicly traded fixed income securities are based upon quoted market prices or dealer quotes. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models, which use internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs, or independent third party pricing sources.
Equity securities are valued based principally on quoted market prices. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value. The carrying value of policy loans is deemed to approximate fair value. Separate accounts assets are carried in the Consolidated Statements of Financial Position at fair value based on quoted market prices.

FINANCIAL LIABILITIES

     The carrying value and fair value of financial liabilities at December 31 are as follows:

                                                                  2003                    2002
                                                          ---------------------   ---------------------
                                                          CARRYING      FAIR      CARRYING      FAIR
     (IN MILLIONS)                                          VALUE       VALUE       VALUE       VALUE
                                                          ---------   ---------   ---------   ---------
     Contractholder funds on investment contracts         $  38,365   $  36,974   $  32,781   $  32,175
     Long-term debt                                              45          45           -           -
     Security repurchase agreements                           1,918       1,918       1,236       1,236
     Separate Accounts                                       13,425      13,425      11,125      11,125

     Contractholder funds include interest-sensitive life insurance contracts and investment contracts. Interest-sensitive life insurance contracts are not considered to be financial instruments subject to fair value disclosure requirements. The fair value of investment contracts is based on the terms of the underlying contracts. Fixed annuities are valued at the

                                       22



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

account balance less surrender charges. Immediate annuities without life contingencies, GICs and funding agreements are valued at the present value of future benefits using current interest rates. Market value adjusted annuities' fair value is estimated to be the market adjusted surrender value.
Equity-indexed annuity contracts' fair value approximates carrying value since the embedded equity options are carried at market value in the consolidated financial statements.

     The fair value of long-term debt is determined using discounted cash flow calculations. Security repurchase agreements are valued at carrying value due to their short-term nature. Separate accounts liabilities are carried at the fair value of the underlying assets.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company primarily uses derivative financial instruments to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk) and in conjunction with asset/liability management. The Company does not buy, sell or hold these instruments for trading purposes.

     The following table summarizes the notional amounts, fair value and carrying value of the Company's derivative financial instruments at December 31, 2003:

                                                                                                CARRYING         CARRYING
                                                                     NOTIONAL       FAIR         VALUE            VALUE
(IN MILLIONS)                                                         AMOUNT      VALUE (1)    ASSETS (1)    (LIABILITIES) (1)
                                                                    ----------   ----------    ----------    ----------------
INTEREST RATE CONTRACTS
Interest rate swap agreements                                       $   10,423   $     (220)   $      (90)   $            (130)
Financial futures contracts                                                678           (1)            -                   (1)
Interest rate cap and floor agreements                                   4,675           84            54                   30
                                                                    ----------   ----------    ----------    -----------------
     Total interest rate contracts                                      15,776         (137)          (36)                (101)
                                                                    ----------   ----------    ----------    -----------------
EQUITY AND INDEX CONTRACTS
Options, financial futures, and warrants                                   829            -             3                   (3)
                                                                    ----------   ----------    ----------    -----------------
FOREIGN CURRENCY CONTRACTS
Foreign currency swap agreements                                         1,689          454           436                   18
Foreign currency futures contracts                                           5            -             -                    -
                                                                    ----------   ----------    ----------    -----------------
Total foreign currency contracts                                         1,694          454           436                   18
EMBEDDED DERIVATIVE FINANCIAL INSTRUMENTS
Conversion options in fixed income securities                              429          147           147                    -
Equity-indexed options in life and annuity product contracts             1,297            9             -                    9
Forward starting options in annuity product contracts                    1,464           (2)            -                   (2)
Put options in variable product contracts                                   19            -             -                    -
Credit default swaps agreements                                             48           (1)           (1)                   -
                                                                    ----------   ----------    ----------    -----------------
     Total embedded derivative financial instruments                     3,257          153           146                    7
                                                                    ----------   ----------    ----------    -----------------
OTHER DERIVATIVE FINANCIAL INSTRUMENTS
Synthetic guaranteed investment contracts                                    1            -             -                    -
Reinsurance of guaranteed minimum income
  annuitization options in variable contracts                               34           28            28                    -
Forward contracts for TBA mortgage securities                              156           (1)            -                   (1)
                                                                    ----------   ----------    ----------    -----------------
  Total other derivative financial instruments                             191           27            28                   (1)
                                                                    ----------   ----------    ----------    -----------------
Total derivative financial instruments                              $   21,747   $      497    $      577    $             (80)
                                                                    ==========   ==========    ==========    =================

----------
(1)  Carrying value include the effects of legally enforceable master netting agreements. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements, which are reported in accrued investment income.

                                       23



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes the notional amount, fair value and carrying value of the Company's derivative financial instruments at December 31, 2002:

                                                                                                CARRYING         CARRYING
                                                                     NOTIONAL       FAIR         VALUE            VALUE
(IN MILLIONS)                                                         AMOUNT      VALUE (1)    ASSETS (1)    (LIABILITIES) (1)
                                                                    ----------   ----------    ----------    -----------------
INTEREST RATE CONTRACTS
Interest rate swap agreements                                       $    9,091   $     (307)   $      (42)   $            (265)
Financial futures contracts                                                384            -             -                    -
Interest rate cap and floor agreements                                   1,581           44             9                   35
                                                                    ----------   ----------    ----------    -----------------
     Total interest rate contracts                                      11,056         (263)          (33)                (230)
                                                                    ----------   ----------    ----------    -----------------
EQUITY AND INDEX CONTRACTS
Options, financial futures, and warrants                                 1,099            5            10                   (5)
                                                                    ----------   ----------    ----------    -----------------
FOREIGN CURRENCY CONTRACTS
Foreign currency swap agreements                                         1,762          285           259                   26
Foreign currency futures                                                    11            -             -                    -
                                                                    ----------   ----------    ----------    -----------------
     Total foreign currency contracts                                    1,773          285           259                   26
                                                                    ----------   ----------    ----------    -----------------
EMBEDDED DERIVATIVE FINANCIAL INSTRUMENTS
Conversion options in fixed income securities                              480          122           122                    -
Equity-indexed options in life and annuity product contracts             1,119           32             -                   32
Forward starting options in annuity product contracts                    1,363           (3)            -                   (3)
Put options in variable product contracts                                   48            -             -                    -
Credit default swaps agreements                                             25           (2)           (2)                   -
                                                                    ----------   ----------    ----------    -----------------
     Total embedded derivative financial instruments                     3,035          149           120                   29
                                                                    ----------   ----------    ----------    -----------------
OTHER DERIVATIVE FINANCIAL INSTRUMENTS
Synthetic guaranteed investment contracts                                    6            -             -                    -
Reinsurance of guaranteed minimum income
  annuitization options in variable contracts                               32           29            29                    -
Forward contracts for TBA mortgage securities                                -            -             -                    -
                                                                    ----------   ----------    ----------    -----------------
  Total other derivative financial instruments                              38           29            29                    -
                                                                    ----------   ----------    ----------    -----------------
Total derivative financial instruments                              $   17,001   $      205    $      385    $            (180)
                                                                    ==========   ==========    ==========    =================

----------
(1)  Carrying value include the effects of legally enforceable master netting agreements. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements, which are reported in accrued investment income.

     The notional amounts specified in the contracts are used to calculate the exchange of contractual payments under the agreements, and are not representative of the potential for gain or loss on these agreements.

     Fair value, which is equal to the carrying value, is the estimated amount that the Company would receive (pay) to terminate the derivative contracts at the reporting date. For exchange traded derivative contracts, the fair value is based on dealer or exchange quotes. The fair value of non-exchange traded derivative contracts, including embedded derivative financial instruments subject to bifurcation, is based on either independent third party pricing sources or widely accepted pricing and valuation models which use independent third party data as inputs.

     The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. The
Company uses master netting agreements for over-the-counter derivative transactions, including interest rate swap, foreign currency swap, interest rate cap, interest rate floor and credit default swap agreements. These agreements permit either party to net payments due for transactions covered by the agreements. Under the provisions of the agreements, collateral is either pledged or obtained when certain predetermined exposure limits are exceeded. As of December 31, 2003, counterparties pledged $333 million in cash to the Company under these agreements. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance. Other derivatives including futures and certain option contracts are traded on organized exchanges, which require margin

                                       24



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

deposits and guarantee the execution of trades, thereby mitigating any associated potential credit risk.

     Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is measured by the fair value of freestanding derivative contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

     The following table summarizes the counterparty credit exposure by counterparty credit rating at December 31, as it relates to interest rate swap, currency swap, interest rate cap, interest rate floor and credit default swap agreements.

($ IN MILLIONS)

                                     2003                                                2002
             ---------------------------------------------------   --------------------------------------------------
             NUMBER OF                               EXPOSURE,     NUMBER OF                              EXPOSURE,
             COUNTER-    NOTIONAL      CREDIT         NET OF        COUNTER-    NOTIONAL     CREDIT        NET OF
RATING (1)    PARTIES     AMOUNT     EXPOSURE(2)   COLLATERAL(2)    PARTIES     AMOUNT    EXPOSURE(2)   COLLATERAL(2)
----------   ---------   ---------   -----------   -------------   ---------   --------   -----------   -------------
   AAA               2   $   1,819   $         -   $           -           2   $  1,530   $         -   $           -
   AA                2       1,600           146              22           2      1,399            91              24
   AA-               4       4,539            19              19           5      3,209             -               -
   A+                6       6,783           233              25           6      5,580           135              10
    A                2       2,067             1               1           1        716             -               -
             ---------   ---------   -----------   -------------   ---------   --------   -----------   -------------
  Total             16   $  16,808   $       399   $          67          16   $ 12,434   $       226   $          34
             =========   =========   ===========   =============   =========   ========   ===========   =============

----------
(1) Rating is the lower of Standard & Poor's or Moody's ratings. (2) For each counterparty, only over-the-counter derivatives with a net
     positive market value are included.

     Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. To limit the risk, the Company's senior management has established risk control limits. In addition, changes in fair value of the derivative financial instruments that the Company uses for risk management purposes are generally offset by the change in the fair value or cash flows of the hedged risk component of the related assets, liabilities or forecasted transactions.

     The Company reclassified pretax net losses of $756 thousand and $259 thousand related to cash flow hedges to net income from accumulated other comprehensive income during 2003 and 2002, respectively. An estimated $1 million of pretax net gains will be released from accumulated other comprehensive income to net income during 2004.

                                       25



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table presents information about the nature and accounting treatment of the Company's primary derivative instruments. Included in the table is a description of the individual derivative instruments, the risk management strategies to which they relate, and the financial statement reporting for the derivative instruments in the Company's consolidated financial statements as of and for the periods ending December 31, 2003 and 2002. Amounts reported are in millions on a pre-tax basis.

                                                                                   ASSET / (LIABILITY)       INCOME / (EXPENSE)
                                 DESCRIPTION, RISK MANAGEMENT STRATEGY AND         ------------------------------------------------
   INSTRUMENT                          FINANCIAL STATEMENT REPORTING                 2003      2002       2003      2002      2001
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE
CONTRACTS:
  INTEREST RATE     DESCRIPTION
  SWAP AGREEMENTS   Swap agreements are contracts that periodically exchange the difference between two designated sets of cash flows, (fixed to variable rate, variable to fixed rate, or variable to
                    variable rate) based upon designated market rates or rate
                    indices and a notional amount. Master netting agreements are used to minimize credit risk. In addition, when applicable, parties are required to post collateral. As of December 31,
                    2003, the Company pledged to counterparties $0.4 million of securities as collateral for over-the-counter instruments.
                    RISK MANAGEMENT STRATEGY
                    Primarily used to change the interest rate characteristics of existing assets or liabilities to facilitate
                    asset-liability management.
                    STATEMENT OF FINANCIAL POSITION - Fair values are reported as follows:
                         -    Other investments.                                   $    (90) $     (42)
                         -    Other liabilities and accrued expenses.                  (130)      (265)
                    -    When hedge accounting is applied, the carrying values
                         of the hedged items are adjusted for changes in the
                         fair value of the hedged risks. The fair value of
                         hedged risks are reported as follows:
                         -    Fixed income securities.                                  295        409
                         -    Mortgage loans.                                            56         62
                         -    Contractholder funds.                                    (103)      (141)
                    STATEMENT OF OPERATIONS
                    -    For hedge accounting, changes in fair value of the
                         instruments are matched together with changes in fair
                         value of the hedged risks and are reported as follows:
                         -    Net investment income.                                                    $    100  $   (390) $
(93)
                         -    Life and annuity contract benefits.                                            (38)       94       47
                    -    Hedge ineffectiveness is reported as realized capital
                         gains and losses.                                                                     9       (15)       6
                    -    When hedge accounting is not applied, changes in fair
                         value of the instruments and the periodic accrual and
                         settlements are reported in realized capital gains and
                         losses.                                                                               2        55
(2)
                    ---------------------------------------------------------------------------------------------------------------
FINANCIAL           DESCRIPTION
FUTURES             Financial futures contracts are commitments to purchase or
CONTRACTS           sell designated financial instruments at a future date for a specified price or yield. These contracts are traded on
                    organized exchanges and cash settle on a daily basis. The
                    exchange requires margin deposits as well as daily cash
                    settlements of margin. As of December 31, 2003, the Company pledged margin deposits in the form of marketable securities totaling $7 million.
                    RISK MANAGEMENT STRATEGIES
                    Generally used to manage interest rate risk related to fixed income securities and certain annuity contracts. Financial futures are also used to reduce interest rate risk related to forecasted purchases and sales of marketable investment securities.
                    STATEMENT OF FINANCIAL POSITION
                    Fair values are reported as follows:                           $      -  $       -
                         -    Other investments.                                         (1)         -
                         -    Other liabilities and accrued expenses.
                    STATEMENT OF OPERATIONS
                    Under non-hedge accounting, changes in fair value of the
                    instruments, some of which are recognized through daily cash settlements, are classified consistent with the risks being
                    economically hedged and are reported as follows:                                    $     10  $     (2) $
(3)
                         -    Realized capital gains and losses.                                               -        (1)       -
                         -    Life and annuity contract benefits.
                    ---------------------------------------------------------------------------------------------------------------

                                       26



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                   ASSET / (LIABILITY)       INCOME / (EXPENSE)
                                 DESCRIPTION, RISK MANAGEMENT STRATEGY AND         ------------------------------------------------
   INSTRUMENT                          FINANCIAL STATEMENT REPORTING                 2003      2002       2003      2002      2001
-----------------------------------------------------------------------------------------------------------------------------------
  INTEREST RATE     DESCRIPTION
  CAP AND In exchange for a premium, these derivative contracts FLOOR provide the holder with the right to receive at a future AGREEMENTS date, the amount, if any, by which a specified market
                    interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount.
                    RISK MANAGEMENT STRATEGIES
                    Used to reduce exposure to rising or falling interest rates relative to certain existing assets and liabilities in
                    conjunction with asset-liability management.
                    STATEMENT OF FINANCIAL POSITION Fair values are reported as follows:
                         -    Other investments.                                   $     54  $       9
                         -    Other liabilities and accrued expenses.                    30         35
                    STATEMENT OF OPERATIONS
                    Under non-hedge accounting, changes in fair value of the
                    instruments and the periodic accruals and settlements are
                    reported in realized capital gains and losses.                                      $    (20) $     (5) $
(1)
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY AND
INDEX
CONTRACTS:
  OPTIONS,          DESCRIPTION
  FINANCIAL         These indexed derivative instruments provide returns at
  FUTURES, AND      specified or optional dates based upon a specified index
  WARRANTS          applied to the instrument's notional amount. Index futures are traded on organized exchanges and cash settle on a daily basis. The exchange requires margin deposits as well as
                    daily cash settlements of margin. The Company pledged $35
                    million of securities in the form of margin deposits as of
                    December 31, 2003.
                    RISK MANAGEMENT STRATEGIES
                    Indexed instruments are primarily used to reduce the market risk associated with certain annuity and deferred
                    compensation liability contracts.
                    STATEMENT OF FINANCIAL POSITION Fair values are reported as follows:
                         -    Equity securities                                    $      2  $       8
                         -    Other investments.                                          1          2
                         -    Other liabilities and accrued expenses.                    (3)        (5)
                    STATEMENT OF OPERATIONS
                    Under non-hedge accounting, changes in fair values of the
                    instruments, some of which are recognized through daily cash settlements, are classified on one line consistent with the risk being economically hedged and reported as follows:
                         -    Life and annuity contract benefits.                                       $     80  $    (66) $
(56)
                         -    Realized capital gains and losses.                                               1         1        -
-----------------------------------------------------------------------------------------------------------------------------------
FOREIGN
CURRENCY
CONTRACTS:
  FOREIGN           DESCRIPTION
  CURRENCY          These derivative contracts involve the periodic exchange of
  SWAP              consideration based on relative changes in two designated
  AGREEMENTS        currencies and, if applicable, differences between fixed
                    rate and variable cash flows or two different variable cash flows, all based on a pre-determined notional amount.
                    RISK MANAGEMENT STRATEGIES
                    These agreements are entered into primarily to manage the
                    foreign currency risk associated with issuing foreign
                    currency denominated funding agreements. In addition to
                    hedging foreign currency risk, they may also change the
                    interest rate characteristics of the funding agreements for asset-liability management purposes.
                    STATEMENT OF FINANCIAL POSITION - Fair values are reported as follows:
                         -    Other investments.                                   $    436  $     259
                         -    Other liabilities and accrued expenses.                    18         26
                    -    Since hedge accounting is applied, the carrying value
                         of the hedged item, contractholder funds, is adjusted
                         for changes in the fair value of the hedged risk.             (447)      (285)
                    STATEMENT OF OPERATIONS
                    -    Under hedge accounting, changes in fair value of the
                         instruments are matched together with the changes in
                         fair values of the hedged risks and are reported in
                         life and annuity contract benefits.                                            $    171  $    263  $    22
                    -    Hedge ineffectiveness is reported in realized capital
                         gains and losses.                                                                     7         -        -
-----------------------------------------------------------------------------------------------------------------------------------

                                       27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                   ASSET / (LIABILITY)       INCOME / (EXPENSE)
                                 DESCRIPTION, RISK MANAGEMENT STRATEGY AND         ------------------------------------------------
  INSTRUMENT                           FINANCIAL STATEMENT REPORTING                 2003      2002       2003      2002      2001
-----------------------------------------------------------------------------------------------------------------------------------
CONVERSION          DESCRIPTION
OPTIONS IN          These securities have embedded options, which provide the
FIXED INCOME        Company with the right to convert the instrument into a
SECURITIES          predetermined number of shares of common stock. Securities owned and subject to bifurcation include convertible bonds and convertible redeemable preferred stocks.
                    STATEMENT OF FINANCIAL POSITION
                    Fair value is reported together with the host contracts in
                    fixed income securities.                                       $    147  $     122
                    STATEMENT OF OPERATIONS
                    Changes in fair value are reported in realized capital gains
                    and losses.                                                                         $     22  $    (55) $
(70)
-----------------------------------------------------------------------------------------------------------------------------------
OTHER STATEMENT OF FINANCIAL POSITION DERIVATIVES - Fair values are reported as follows:
                         -    Fixed income securities.                             $     (1) $      (2)
                         -    Other assets.                                              28         29
                         -    Contractholder funds.                                     (21)         -
                    STATEMENT OF OPERATIONS
                    - Changes in fair value are reported as follows:
                         -    Realized capital gains and losses.                                        $     (2) $     (1) $
(1)
                         -    Life and annuity contract benefits.                                            (26)       86
(32)
-----------------------------------------------------------------------------------------------------------------------------------

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     The contractual amounts and fair values of off-balance-sheet financial instruments at December 31 are as follows:

                                                                2003                   2002
                                                        --------------------    --------------------
                                                        CONTRACTUAL    FAIR     CONTRACTUAL    FAIR
(IN MILLIONS)                                             AMOUNT       VALUE      AMOUNT       VALUE
                                                        -----------    -----    -----------   ------
Commitments to invest                                   $       118    $   -    $        51   $    -
Private placement commitments                                    43        -             69        -
Commitments to extend mortgage loans                             67        1             62        1
Credit guarantees                                                87        -             29       (1)

     Except for credit guarantees, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

     Commitments to invest generally represent commitments to acquire financial interests or instruments. The Company enters into these agreements to allow for additional participation in certain limited partnership investments. Because the equity investments in the limited partnerships are not actively traded, it is not practical to estimate the fair value of these commitments.

     Private placement commitments represent conditional commitments to purchase private placement debt and equity securities at a specified future date. The
Company regularly enters into these agreements in the normal course of business.
The fair value of these commitments generally cannot be estimated on the date the commitment is made as the terms and conditions of the underlying private placement securities are not yet final.

     Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The
Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers.

     Credit guarantees represent conditional commitments included in certain fixed income securities owned by the Company. These commitments provide for obligations to exchange credit risk or to forfeit principal due, depending on the nature or occurrence of credit events for the referenced entities. The
Company enters into these transactions in order to achieve higher yields than direct investment in referenced entities. The fees for assuming the conditional commitments are reflected in the interest receipts reported in net investment income over the lives of the contracts. The fair value of the credit guarantees are estimates of the conditional commitments only and are calculated using quoted

                                       28



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

market prices or valuation models, which incorporate external market data.

     In the event of bankruptcy or other default of the referenced entities, the Company's maximum amount at risk, assuming the value of the referenced credits becomes worthless, is the fair value of the subject fixed income securities, which totaled $87 million at December 31, 2003. The Company includes the impact of credit guarantees in its analysis of credit risk, and the referenced credits were current to their contractual terms at December 31, 2003.

8. RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS AND CONTRACTHOLDER FUNDS

     At December 31, the reserve for life-contingent contract benefits consists of the following:

     (IN MILLIONS)                                                         2003        2002
                                                                         ---------   --------
     Immediate annuities:
       Structured settlement annuities                                   $   5,989   $  5,683
       Other immediate annuities                                             2,376      2,138
     Traditional Life                                                        1,822      1,692
     Other                                                                     293        220
                                                                         ---------   --------
     Total reserve for life-contingent contract benefits                 $  10,480   $  9,733
                                                                         =========   ========

     The following table highlights the key assumptions generally used in calculating the reserve for life-contingent contract benefits:

                                                                         INTEREST             ESTIMATION
          PRODUCT                          MORTALITY                       RATE                 METHOD
--------------------------------   -----------------------------    -----------------    ---------------------
Structured settlement annuities    U.S. population with             Interest rate        Present value of
                                   projected calendar year          assumptions range    contractually
                                   improvements; age setbacks       from 5.5% to 11.7%   specified future
                                   for impaired lives grading to                         benefits
                                   standard

Other immediate annuities          1983 group annuity mortality     Interest rate        Present value of
                                   table                            assumptions range    expected future
                                                                    from 1.9% to 11.5%   benefits based on
                                                                                         historical experience

Traditional life                   Actual company experience        Interest rate        Net level premium
                                   plus loading                     assumptions range    reserve method
                                                                    from 4.0% to 11.3%   using the
                                                                                         Company's
                                                                                         withdrawal
                                                                                         experience rates

Other                              Actual company experience                             Unearned premium;
                                   plus loading                                          additional contract
                                                                                         reserves as for
                                                                                         traditional life

     To the extent the unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, a premium deficiency reserve has been recorded for certain immediate annuities with life contingencies. A liability of $932 million and $797 million is included in the reserve for life-contingent contract benefits with respect to this deficiency as of December 31, 2003 and 2002, respectively. The offset to this liability is recorded as a reduction of the unrealized net capital gains included in accumulated other comprehensive income.

                                       29



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At December 31, contractholder funds consists of the following:

(IN MILLIONS)                                           2003         2002
                                                     ----------   ----------
Interest-sensitive life                              $    6,459   $    6,037
Investment contracts:
  Fixed annuities                                        28,524       23,781
  Guaranteed investment contracts                         1,066        1,903
  Funding agreements                                      7,250        5,199
  Other investment contacts                               1,615        1,938
                                                     ----------   ----------
   Total contractholder funds                        $   44,914   $   38,858
                                                     ==========   ==========

     The following table highlights the key contract provisions that determine contractholder funds:

         PRODUCT                           INTEREST RATE                  WITHDRAWAL/SURRENDER CHARGES
-------------------------------   ----------------------------------   ------------------------------------------
Interest-sensitive life           Interest rates credited range        Either a percentage of account balance or
                                  from 2.0% to 7.25%                   dollar amount grading off generally over
                                                                        20 years

Fixed annuities                   Interest rates credited range        Either a declining or a level percentage
                                  from 1.3% to 10.2% for               charge generally over nine years or less.
                                  immediate annuities and 0% to        Additionally, approximately 25% of fixed
                                  15.5% for fixed annuities (which     annuities are subject to market value
                                  include equity-indexed annuities     adjustment for discretionary withdrawals.
                                  whose returns are indexed to the
                                  S&P 500)

Guaranteed investment contracts   Interest rates credited range        Generally not subject to discretionary
                                  from 2.95% to 8.45%                  withdrawal

Funding agreements                Interest rates credited range        Not applicable
                                  from 1.1% to 7.1% (excluding
                                  currency-swapped medium-term
                                  notes)

Other investment contracts        Interest rates credited range        Not applicable
                                  from 1.0% to 7.9%

     Contractholder funds include funding agreements sold to VIEs issuing medium-term notes. The VIEs, Allstate Life Funding, LLC and Allstate Life Global
Funding II, are used exclusively for the Company's funding agreements supporting medium-term note programs.

     Contractholder funds activity for the years ended December 31 is as follows:

(IN MILLIONS)                                           2003         2002
                                                     ----------   ----------
Balance, beginning of year                           $   38,858   $   32,301
  Deposits                                                9,841        8,917
  Interest credited to contractholder funds               1,764        1,691
  Benefits and withdrawals                               (2,692)      (2,522)
  Maturities of institutional products                   (2,163)      (1,056)
  Contract charges                                         (561)        (520)
  Transfers (to) from Separate Accounts                    (416)        (474)
  Fair value adjustments for institutional products         131          363
  Other adjustments                                         152          158
                                                     ----------   ----------
Balance, end of year                                 $   44,914   $   38,858
                                                     ==========   ==========

9. REINSURANCE

     The Company reinsures certain of its risks to other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. These agreements result in the passing of the agreed-upon percentage of risk to the

                                       30



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reinsurer in exchange for negotiated reinsurance premium payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company and settlements are made on a net basis between the companies.

     For discussion of reinsurance agreements with related parties, see Note 5.

     The Company ceded 90%, 80% or 60% of the mortality risk on certain life policies, depending upon the issue year and product, to a pool of fourteen unaffiliated reinsurers. In November 1998, the Company began ceding mortality risk on new business in excess of $2 million per life for individual coverage.
For business sold prior to November 1998, the Company ceded mortality risk in excess of $1 million per life for individual coverage. As of December 31, 2003, $176.91 billion of life insurance in force was ceded to other companies.

     The Company had a contract to assume 100% of all insurance written by Sears
Life Insurance Company ("SLIC"). This agreement was terminated effective
December 31, 2003. The Company assumed $85 million, $76 million and $64 million in premiums from SLIC for the years ended December 31, 2003, 2002 and 2001, respectively.

     On January 2, 2001, the Company acquired blocks of business from American
Maturity via coinsurance contracts. Pursuant to the terms of the coinsurance contracts, the Company assumed: variable annuities, market value adjusted annuities, equity-indexed annuities, fixed annuities, and immediate annuities.
The Company received assets consisting primarily of cash, investments and accrued investment income with a fair value in an amount equal to the corresponding assumed reserves for life contingent contract benefits and contractholder funds.

     In addition, the Company has a modified coinsurance contract with Alpine to cede 50% of certain variable annuity business issued on or after May 1, 1999 under a distribution agreement with PNC. This agreement is continuous but may be terminated by either party with 120 days notice.

     The Company has entered into reinsurance agreements in conjunction with the disposition of certain blocks of business.

     The effects of reinsurance on premiums and contract charges for the years ended December 31 are as follows:

(IN MILLIONS)                                                2003          2002          2001
                                                          ----------    ----------    ----------
PREMIUMS AND CONTRACT CHARGES
Direct                                                    $    2,140    $    2,150    $    2,085
Assumed
  Affiliate                                                       19            43            41
  Non-affiliate                                                   90            76            64
Ceded--non-affiliate                                            (418)         (393)         (323)
                                                          ----------    ----------    ----------
  Premiums and contract charges, net of reinsurance       $    1,831    $    1,876    $    1,867
                                                          ==========    ==========    ==========

     The effects of reinsurance on contract benefits for the years ended
December 31 are as follows:

(IN MILLIONS)                                                2003          2002          2001
                                                          ----------    ----------    ----------
CONTRACT BENEFITS
Direct                                                    $    1,880    $    1,881    $    1,693
Assumed
  Affiliate                                                        4            11            36
  Non-affiliate                                                   47            38            33
Ceded--non-affiliate                                            (336)         (387)         (277)
                                                          ----------    ----------    ----------
  Contract benefits, net of reinsurance                   $    1,595    $    1,543    $    1,485
                                                          ==========    ==========    ==========

     Reinsurance recoverables, net in the Company's Consolidated Statements of Financial Position were $1.19 billion and $1.05 billion, at December 31, 2003 and 2002, respectively. The reinsurance recoverable and reinsurance payable balances pertaining to related party reinsurance agreements were not material at December 31, 2003 and 2002. No single reinsurer has a material obligation to the Company nor is the Company's business substantially dependent upon any reinsurance contract.

                                       31



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. DEFERRED POLICY ACQUISITION COSTS

     Deferred policy acquisition costs for the years ended December 31 are as follows:

(IN MILLIONS)                                                2003          2002          2001
                                                          ----------    ----------    ----------
BALANCE, BEGINNING OF YEAR                                $    2,915    $    2,997    $    2,926
Acquisition costs deferred                                       732           666           637
Amortization charged to income                                  (479)         (418)         (365)
Effect of unrealized gains and losses                             34          (330)         (201)
                                                          ----------    ----------    ----------
BALANCE, END OF YEAR                                      $    3,202    $    2,915    $    2,997
                                                          ==========    ==========    ==========

     Amortization charged to income includes $46 million, $2 million and $17 million in 2003, 2002 and 2001, respectively, due to realized capital gains and losses.

11. COMMITMENTS, GUARANTEES AND CONTINGENT LIABILITIES

     The Company leases certain office facilities and computer equipment. Total rent expense for all leases was $2 million, $2 million and $3 million in 2003, 2002 and 2001, respectively.

     Minimum rental commitments under noncancelable operating leases with an initial or remaining term of more than one year as of December 31, 2003 are as follows:

(IN MILLIONS)

     2004                                      $       1
     2005                                              1
     2006                                              -
     2007                                              -
     2008                                              -
     Thereafter                                        -
                                               ---------
                                               $       2
                                               =========

GUARANTY FUNDS

     Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. Amounts assessed to each company are typically related to its proportion of business written in a particular state. The Company's expenses related to these funds have been immaterial.

GUARANTEES

     The Company owns certain fixed income securities that obligate the Company to exchange credit risk or to forfeit principal due, depending on the nature or occurrence of specified credit events for the referenced entities. Additionally, the Company has written credit default swaps that obligate the Company to make a payment upon the occurrence of specified credit events. In the event all such specified credit events were to occur, the Company's maximum amount at risk on these fixed income securities and written credit default swaps, as measured by the par value and notional value, respectively, was $132 million at December 31, 2003. The obligations associated with these fixed income securities and written credit default swaps expire at various times during the next seven years.

     Lincoln Benefit Life Company ("LBL"), a wholly owned subsidiary of ALIC, has issued universal life insurance contracts to third parties who finance the premium payments on the universal life insurance contracts through a commercial paper program. LBL has issued a repayment guarantee on the outstanding commercial paper balance that is fully collateralized by the cash surrender value of the universal life insurance contracts. At December 31, 2003, the amount due under the commercial paper program is $300 million and the cash surrender value of the policies is $306 million. The repayment guarantee expires
April 30, 2006.

     In the normal course of business, the Company provides standard indemnifications to counterparties in contracts in connection with numerous transactions, including indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits.
The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not

                                       32



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Because the obligated amounts of the indemnifications are not explicitly stated in many cases, the maximum amount of the obligation under such indemnifications is not determinable.
Historically, the Company has not made any material payments pursuant to these obligations.

     Pursuant to their respective bylaws, the Company and its subsidiaries indemnify their respective directors, officers and other individuals serving at the request of the Company as a director or officer or in a similar capacity in another entity for liabilities and expenses arising from litigation in specified circumstances. Since these indemnifications are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount due under these indemnifications.

     The aggregate liability balance related to all guarantees was not material as of December 31, 2003.

REGULATION

     The Company is subject to changing social, economic and regulatory conditions. Recent state and federal regulatory initiatives and proceedings have included efforts to remove barriers preventing banks from engaging in the securities and insurance businesses, change tax laws affecting the taxation of insurance companies and the tax treatment of insurance products or competing non-insurance products that may impact the relative desirability of various personal investment products and otherwise expand overall regulation of insurance products and the insurance industry. The ultimate changes and eventual effects of these initiatives on the Company's business, if any, are uncertain.

LEGAL PROCEEDINGS

     Legal proceedings involving Allstate agencies and AIC may impact the Company, even when the Company is not directly involved, because the Company sells its products through a variety of distribution channels including Allstate agencies. Consequently, information about the more significant of these proceedings is provided below.

     AIC is defending various lawsuits involving worker classification issues.
These lawsuits include a number of putative class actions and one certified class action challenging the overtime exemption claimed by AIC under the Fair
Labor Standards Act or state wage and hour laws. These class actions mirror similar lawsuits filed recently against other carriers in the industry and other employers. A putative nationwide class action filed by former employee agents also includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for benefit purposes. AIC has been vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

     AIC is also defending certain matters relating to its agency program reorganization announced in 1999. These matters include an investigation by the U.S. Department of Labor and a lawsuit filed in December 2001 by the U.S. Equal
Employment Opportunity Commission ("EEOC") with respect to allegations of retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA, breach of contract and age discrimination. AIC has been vigorously defending these lawsuits and other matters related to its agency program reorganization. In addition, AIC is defending certain matters relating to its life agency program reorganization announced in 2000. These matters include an investigation by the EEOC with respect to allegations of age discrimination and retaliation. AIC is cooperating fully with the agency investigation and will continue to vigorously defend these and other claims related to the life agency program reorganization. The outcome of these disputes is currently uncertain.

     The Company is defending various lawsuits and regulatory proceedings that allege that it engaged in business or sales practices inconsistent with state or federal law. The Company has been vigorously defending these matters, but their outcome is currently uncertain.

     Various other legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts. This litigation is based on a variety of issues including insurance and claim settlement practices.
The outcome of these disputes is currently unpredictable. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of

                                       33



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

12. INCOME TAXES

     ALIC and its eligible domestic subsidiaries (the "Allstate Life Group") join with the Corporation (the "Allstate Group") in the filing of a consolidated federal income tax return and are party to a federal income tax allocation agreement (the "Allstate Tax Sharing Agreement"). Under the Allstate Tax Sharing
Agreement, the Allstate Life Group pays to or receives from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability is affected by virtue of inclusion of the Allstate Life Group in the consolidated federal income tax return. Effectively, this results in the Allstate Life
Group's annual income tax provision being computed, with adjustments, as if the Allstate Life Group filed a separate return. Certain domestic subsidiaries are not eligible to join in the consolidated federal income tax return and file separate tax returns.

     The Internal Revenue Service ("IRS") has completed its review of the Corporation's federal income tax returns through the 1996 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

     The components of the deferred income tax assets and liabilities at December 31 are as follows:

(IN MILLIONS)                                           2003         2002
                                                     ----------   ----------
DEFERRED ASSETS
Life and annuity reserves                            $      666   $      601
Other assets                                                150          185
                                                     ----------   ----------
  Total deferred assets                                     816          786
DEFERRED LIABILITIES
Deferred policy acquisition costs                        (1,003)        (938)
Unrealized net capital gains                               (567)        (566)
Other liabilities                                           (25)          10
                                                     ----------   ----------
  Total deferred liabilities                             (1,595)      (1,494)
                                                     ----------   ----------
   Net deferred liability                            $     (779)  $     (708)
                                                     ==========   ==========

     Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized based on the assumption that certain levels of income will be achieved. There were no valuation allowances on deferred tax assets at December 31, 2003 and 2002.

     The components of income tax expense for the years ended December 31 are as follows:

(IN MILLIONS)                                                2003          2002          2001
                                                          ----------    ----------    ----------
Current                                                   $       86    $      142    $      156
Deferred                                                          76           (85)           23
                                                          ----------    ----------    ----------
Total income tax expense                                  $      162    $       57    $      179
                                                          ==========    ==========    ==========

     The Company paid income taxes of $161 million, $116 million and $116 million in 2003, 2002 and 2001, respectively. The Company had a current income tax asset of $24 million and a current income tax liability of $50 million at December 31, 2003 and 2002, respectively.

     A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the years ended December 31 is as follows:

                                                             2003          2002          2001
                                                          ----------    ----------    ----------
Statutory federal income tax rate                               35.0%         35.0%         35.0%
Adjustment to prior year tax liabilities                         2.4         (12.9)            -
Dividends received deduction                                    (2.6)         (4.0)         (2.4)
Other                                                            1.1           0.9          (0.2)
                                                          ----------    ----------    ----------
  Effective income tax rate                                     35.9%         19.0%         32.4%
                                                          ==========    ==========    ==========

                                       34



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Adjustments for prior year tax liabilities were an increase in expense of $11 million and a decrease in expense of $39 million in 2003 and 2002, respectively, which primarily resulted from Internal Revenue Service developments and reconciliation of deferred taxes.

     Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 2003, approximately $94 million, will result in federal income taxes payable of $33 million if distributed by the Company. No provision for taxes has been made as the Company has no plan to distribute amounts from this account. No further additions to the account have been permitted since 1983.

13. CAPITAL STRUCTURE

DEBT OUTSTANDING

     The Company was determined to be the primary beneficiary of a previously unconsolidated structured investment security considered a VIE under FIN 46. As a result, the VIE was consolidated in 2003 resulting in an increase in debt of $45 million in the consolidated financial statements. The underlying debt of the structured investment security VIE is zero coupon and matures in 2007.

PREFERRED STOCK

     The Company has one series of non-voting, redeemable preferred stock.
Redeemable preferred stock--Series A was issued to The Northbrook Corporation, a subsidiary of AIC, which is redeemable at the option of the Company at any time five years after the issuance date at a price of $100 per share plus cumulative accrued and unpaid dividends. If the Company is liquidated or dissolved, holders of the preferred stock will be entitled to payments of $100 per share plus cumulative accrued and unpaid dividends.

     For redeemable preferred stock--Series A, the Company's Board of Directors declares and pays a cash dividend from time to time, but not more frequently than quarterly. The dividend is based on the three month LIBOR rate. Dividends of $2 million, $3 million and $5 million were paid during 2003, 2002, and 2001, respectively. There were no accrued and unpaid dividends for Series A preferred stock at December 31, 2003.

     Redeemable preferred stock--Series A subscriptions receivable resulted from the Company's issuance of additional shares to The Northbrook Corporation in return for $14 million in cash, which was received on January 14, 2002.

     On December 28, 2001 AIC made a capital contribution to ALIC of all of the issued and outstanding ALIC Redeemable preferred stock--Series B, resulting in an increase in additional capital paid-in of $117 million.

     For redeemable preferred stock--Series B, cash dividends of 6.9% per annum were payable annually in arrears on the last business day of each year to the shareholder of record on the immediately preceding business day. Dividends of $8 million were paid during 2001.

                                       35



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. STATUTORY FINANCIAL INFORMATION

     The following table reconciles consolidated net income for the years ended
December 31, and consolidated shareholder's equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of ALIC and its insurance subsidiaries, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                                     NET INCOME                    SHAREHOLDER'S EQUITY
                                                       --------------------------------------    ------------------------
(IN MILLIONS)                                             2003          2002          2001          2003          2002
                                                       ----------    ----------    ----------    ----------    ----------
Balance per GAAP                                       $      278    $      245    $      368    $    6,429    $    6,362
Undistributed net income of certain subsidiaries               (3)           18             7             -             -
Unrealized gain/loss on fixed income securities                 -             -             -        (3,253)       (3,082)
Deferred policy acquisition costs                            (250)         (248)         (291)       (3,202)       (2,915)
Deferred income taxes                                          75             7            18           980         1,325
Employee benefits                                              25             6             8            20           (18)
Reserves and non-admitted assets                              397            46           112         1,932         1,255
Separate Accounts                                               -             -             -           401           396
Other                                                          87            42             5           253           (78)
                                                       ----------    ----------    ----------    ----------    ----------
Balance per statutory accounting practices             $      609    $      116    $      227    $    3,560    $    3,245
                                                       ==========    ==========    ==========    ==========    ==========

     ALIC and each of its insurance subsidiaries prepare their statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the insurance department of the applicable state of domicile.
Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations and general administrative rules.
Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     All states require domiciled insurance companies to prepare statutory-basis financial statements in conformity with the NAIC Accounting Practices and Procedures Manual ("Codification"), subject to any deviations prescribed or permitted by the applicable insurance commissioner and/or director.

DIVIDENDS

     The ability of ALIC to pay dividends is dependent on business conditions, income, cash requirements of ALIC, receipt of dividends from its subsidiaries and other relevant factors. The payment of shareholder dividends by ALIC to AIC without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in conformity with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.

     In the twelve-month period beginning January 1, 2003, ALIC paid dividends of $201 million, which was less than the maximum amount allowed under Illinois insurance law without the prior approval of the Illinois Department of Insurance
("IL DOI") based on 2002 formula amounts. Based on 2003 ALIC statutory net income, the maximum amount of dividends ALIC will be able to pay without prior
IL DOI approval at a given point in time during 2004 is $551 million, less dividends paid during the preceding twelve months measured at that point in time.

RISK-BASED CAPITAL

     The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December
31, 2003, RBC for ALIC and each of its insurance subsidiaries was above levels that would require regulatory action.

15. BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT PLANS

     Defined benefit pension plans, sponsored by AIC, cover most full-time employees, certain part-time employees and employee-agents. Benefits under the pension plans are based upon the employee's length of service and eligible annual compensation. A cash balance formula was added to the Allstate Retirement
Plan effective January 1, 2003. All eligible employees hired before August 1,
2002 were provided with a one-time opportunity to choose between the cash

                                       36



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

balance formula and the final average pay formula. The cash balance formula applies to all eligible employees hired after August 1, 2002. AIC's funding policy for the pension plans is to make annual contributions in accordance with regulations under the Internal Revenue Code and in accordance with generally accepted actuarial principles. The allocated cost to the Company included in net income for the pension plans in 2003 and 2002 was $22 million and $11 million, respectively, while the allocated benefit to the Company included in net income in 2001 was $1 million.

     AIC also provides certain health care and life insurance subsidies for employees hired before January 1, 2003 when they retire. Qualified employees may become eligible for these benefits if they retire in accordance with AIC's established retirement policy and are continuously insured under AIC's group plans or other approved plans in accordance with the plan's participation requirements. AIC shares the cost of the retiree medical benefits with retirees based on years of service, with AIC's share being subject to a 5% limit on annual medical cost inflation after retirement. AIC has the right to modify or terminate these plans. The allocated cost to the Company included in net income was $6 million, $6 million and $5 million for postretirement benefits other than pension plans in 2003, 2002 and 2001, respectively.

PROFIT SHARING PLANS

     Employees of AIC are eligible to become members of The Savings and Profit
Sharing Fund of Allstate Employees ("Allstate Plan"). The Corporation's contributions are based on the Corporation's matching obligation and performance. The Company's allocation of profit sharing expense from the Corporation was $13 million, $15 million, and $5 million in 2003, 2002 and 2001, respectively.

16. OTHER COMPREHENSIVE INCOME

     The components of other comprehensive income on a pre-tax and after-tax basis for the years ended December 31 are as follows:

                                                  2003                          2002                          2001
                                        ---------------------------   ---------------------------   ---------------------------
(IN MILLIONS)                           PRETAX    TAX     AFTER-TAX   PRETAX    TAX     AFTER-TAX   PRETAX    TAX     AFTER-TAX
                                        ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
UNREALIZED CAPITAL GAINS AND LOSSES
Unrealized holding gains (losses)
  arising during the period             $  (46)  $   16   $     (30)  $  167   $  (58)  $     109   $ (109)  $   38   $     (71)
Less: reclassification adjustment          (43)      15         (28)    (479)     168        (311)    (232)      81        (151)
                                        ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
Unrealized net capital gains (losses)       (3)       1          (2)     646     (226)        420      123      (43)         80

Cumulative effect of change in
  accounting for derivative and
  embedded derivative financial
  instruments                                -        -           -        -        -           -       (1)       -          (1)
Net gains (losses) on derivatives
  arising during the period                  -        -           -       (6)       2          (4)      (1)       -          (1)
Less: reclassification adjustment
  for derivative instruments                (5)       2          (3)       -        -           -        4       (2)          2
                                        ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
Net gains (losses) on derivative
  instruments                                5       (2)          3       (6)       2          (4)      (6)       2          (4)
                                        ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
Unrealized net capital gains (losses)
  and net gains (losses) on derivative
  instruments                                2       (1)          1      640     (224)        416      117      (41)         76

UNREALIZED FOREIGN CURRENCY
  TRANSLATION ADJUSTMENTS                    -        -           -       (1)       -          (1)       3       (1)          2
                                        ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
Other comprehensive income              $    2   $   (1)  $       1   $  639   $ (224)  $     415   $  120   $  (42)  $      78
                                        ======   ======   =========   ======   ======   =========   ======   ======   =========

                                       37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. QUARTERLY RESULTS (UNAUDITED)

                                                 FIRST QUARTER       SECOND QUARTER      THIRD QUARTER       FOURTH QUARTER
                                              -------------------   -----------------  ------------------   -----------------
(IN MILLIONS)                                   2003       2002      2003      2002     2003       2002      2003      2002
                                              ---------   -------   -------   -------  -------   --------   --------  -------
Revenues                                      $   1,244   $ 1,069   $ 1,143   $ 1,193  $ 1,203   $  1,002   $  1,239  $ 1,168
Income before cumulative effect of
  change in accounting principle, after-tax          39        87        85       107      119          4         48       47
Net income                                           39        87        85       107      119          4         35       47

                                       38

                          PART I. FINANCIAL INFORMATION
                          ITEM 1. FINANCIAL STATEMENTS

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                              SEPTEMBER 30,                   SEPTEMBER 30,
                                                                      ------------------------------  ------------------------------
(IN MILLIONS)                                                             2004            2003            2004            2003
                                                                      --------------  --------------  --------------  --------------
                                                                               (UNAUDITED)                     (UNAUDITED)
REVENUES
Premiums                                                              $         141   $         204   $         443   $         725
Contract charges                                                                244             214             714             642
Net investment income                                                           828             775           2,406           2,295
Realized capital gains and losses                                               (52)             10            (147)            (72)
                                                                      --------------  --------------  --------------  --------------
                                                                              1,161           1,203           3,416           3,590
COSTS AND EXPENSES
Contract benefits                                                               332             351             981           1,196
Interest credited to contractholder funds                                       485             447           1,397           1,319
Amortization of deferred policy acquisition costs                               126              98             350             355
Operating costs and expenses                                                    104             122             329             361
                                                                      --------------  --------------  --------------  --------------
                                                                              1,047           1,018           3,057           3,231

Loss on disposition of operations                                                --             (13)            (17)            (13)
                                                                      --------------  --------------  --------------  --------------

INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, AFTER-TAX                          114             172             342             346

Income tax expense                                                               38              53             120             103
                                                                      --------------  --------------  --------------  --------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE,
   AFTER-TAX                                                                     76             119             222             243

Cumulative effect of change in accounting principle, after-tax                   --              --            (175)             --
                                                                      --------------  --------------  --------------  --------------

NET INCOME                                                            $          76   $         119   $          47   $         243
                                                                      ==============  ==============  ==============  ==============

            See notes to condensed consolidated financial statements.

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


(IN MILLIONS, EXCEPT PAR VALUE DATA)                                                              SEPTEMBER 30,      DECEMBER 31,
                                                                                                      2004               2003
                                                                                                 ----------------  -----------------
                                                                                                   (UNAUDITED)
ASSETS
Investments
   Fixed income securities, at fair value (amortized cost $53,946 and $48,401)                   $        57,360   $         51,578
   Mortgage loans                                                                                          7,240              6,354
   Equity securities                                                                                         285                164
   Short-term                                                                                              1,995                765
   Policy loans                                                                                              705                686
   Other                                                                                                     523                442
                                                                                                 ----------------  -----------------
     Total investments                                                                                    68,108             59,989

Cash                                                                                                         218                121
Deferred policy acquisition costs                                                                          3,039              3,202
Reinsurance recoverables, net                                                                              1,399              1,185
Accrued investment income                                                                                    610                567
Other assets                                                                                                 495                323
Separate Accounts                                                                                         13,313             13,425
                                                                                                 ----------------  -----------------
   TOTAL ASSETS                                                                                  $        87,182   $         78,812
                                                                                                 ================  =================
LIABILITIES
Contractholder funds                                                                             $        51,376   $         44,914
Reserve for life-contingent contract benefits                                                             11,010             10,480
Unearned premiums                                                                                             31                 32
Payable to affiliates, net                                                                                    63                114
Other liabilities and accrued expenses                                                                     4,492              2,594
Deferred income taxes                                                                                        609                779
Long-term debt                                                                                               110                 45
Separate Accounts                                                                                         13,313             13,425
                                                                                                 ----------------  -----------------
   TOTAL LIABILITIES                                                                                      81,004             72,383
                                                                                                 ----------------  -----------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 5)

SHAREHOLDER'S EQUITY
Redeemable preferred stock - series A, $100 par value, 1.5 million shares
  authorized, 49,230 and 815,460 shares issued and outstanding                                                 5                 82
Redeemable preferred stock - series B, $100 par value, 1.5 million shares authorized, none issued
Common stock, $227 par value, 23,800 shares authorized and outstanding                                         5                  5
Additional capital paid-in                                                                                 1,077              1,067
Retained income                                                                                            4,069              4,222
Accumulated other comprehensive income:
     Unrealized net capital gains and losses and net gains and losses on derivative financial
        instruments                                                                                        1,022              1,053
                                                                                                 ----------------  -----------------

   TOTAL ACCUMULATED OTHER COMPREHENSIVE INCOME                                                            1,022              1,053
                                                                                                 ----------------  -----------------

   TOTAL SHAREHOLDER'S EQUITY                                                                              6,178              6,429
                                                                                                 ----------------  -----------------

   TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                                                    $        87,182   $         78,812
                                                                                                 ================  =================

           See notes to condensed consolidated financial statements.

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                 -----------------------------------
(IN MILLIONS)                                                                                         2004               2003
                                                                                                 ----------------  -----------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                       $            47   $            243
   Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization and other non-cash items                                                                  (104)              (127)
     Realized capital gains and losses                                                                       147                 72
     Cumulative effect of change in accounting principle                                                     175                 --
     Interest credited to contractholder funds                                                             1,397              1,319
     Changes in:
        Contract benefit and other insurance reserves                                                       (185)                30
        Unearned premiums                                                                                      2                  3
        Deferred policy acquisition costs                                                                   (227)              (186)
        Reinsurance recoverables, net                                                                       (131)              (101)
        Income taxes payable                                                                                 (26)                42
        Other operating assets and liabilities                                                               (54)               150
                                                                                                 ----------------  -----------------
          Net cash provided by operating activities                                                        1,041              1,445
                                                                                                 ----------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales
   Fixed income securities                                                                                 6,306              6,171
   Equity securities                                                                                         159                 63
Investment collections
   Fixed income securities                                                                                 3,264              3,495
   Mortgage loans                                                                                            525                506
Investment purchases
   Fixed income securities                                                                               (14,315)           (14,786)
   Equity securities                                                                                        (225)               (32)
   Mortgage loans                                                                                         (1,422)              (866)
Change in short-term investments, net                                                                         16                321
Change in other investments, net                                                                             (81)               (35)
                                                                                                 ----------------  -----------------
          Net cash used in investing activities                                                           (5,773)            (5,163)
                                                                                                 ----------------  -----------------
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of mandatorily redeemable preferred stock                                                         (13)               (11)
Contractholder fund deposits                                                                               9,722              7,492
Contractholder fund withdrawals                                                                           (4,680)            (3,889)
Dividends paid                                                                                              (200)               (27)
                                                                                                 ----------------  -----------------
          Net cash provided by financing activities                                                        4,829              3,565
                                                                                                 ----------------  -----------------
NET INCREASE (DECREASE) IN CASH                                                                               97               (153)
CASH AT BEGINNING OF THE PERIOD                                                                              121                252
                                                                                                 ----------------  -----------------
CASH AT END OF PERIOD                                                                            $           218   $             99
                                                                                                 ================  =================

           See notes to condensed consolidated financial statements.

                ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the accounts of Allstate Life Insurance Company ("ALIC") and its wholly owned subsidiaries (together with ALIC, the "Company"). ALIC is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation").

     The condensed consolidated financial statements and notes as of September 30, 2004, and for the three-month and nine-month periods ended September 30, 2004 and 2003 are unaudited. The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring accruals), which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods. These condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

     To conform to the 2004 presentation, certain amounts in the prior year's condensed consolidated financial statements and notes have been reclassified.

     Equity securities include common stocks, non-redeemable preferred stocks and limited partnership interests. Common stocks and non-redeemable preferred stocks had a carrying value of $153 million and $83 million, and cost of $147 million and $79 million at September 30, 2004 and December 31, 2003, respectively. Investments in limited partnership interests had a carrying value of $132 million and $81 million at September 30, 2004 and December 31, 2003, respectively.

     Non-cash investment exchanges and modifications, which primarily reflect refinancings of fixed income securities and mergers completed with equity securities, totaled $38 million for both the nine months ended September 30, 2004 and 2003.

     In August 2004, the boards of directors of ALIC and Glenbrook Life and Annuity Company ("GLAC") approved the merger of GLAC, a consolidated wholly owned subsidiary of ALIC, into ALIC, expected to be effective January 1, 2005. ALIC will be the surviving legal entity and GLAC will cease to exist as an independent entity. ALIC and GLAC expect to receive all required regulatory approvals.

ADOPTED ACCOUNTING STANDARDS

STATEMENT OF POSITION NO. 03-1, "ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS" ("SOP 03-1")

     On January 1, 2004, the Company adopted SOP 03-1. The major provisions of the SOP affecting the Company require:

     - Establishment of reserves primarily related to death benefit and income benefit guarantees provided under variable annuity contracts;

     - Deferral of sales inducements that meet certain criteria, and amortization using the same method used for deferred policy acquisition costs ("DAC"); and

     - Reporting and measuring assets and liabilities of certain separate accounts products as investments and contractholder funds rather than as separate accounts assets and liabilities when specified criteria are present.

     EFFECTS OF ADOPTION

     The cumulative effect of the change in accounting principle from implementing SOP 03-1 was a loss of $175 million, after-tax ($269 million, pre-tax). It was comprised of an increase in benefits reserves (primarily for variable annuity contracts) of $145 million, pre-tax, and a reduction in DAC and deferred sales inducements ("DSI") of $124 million, pre-tax.

     The SOP requires consideration of a range of potential results to estimate the cost of variable annuity death benefits and income benefits, which generally necessitates the use of stochastic modeling techniques. To maintain consistency with the assumptions used in the establishment of reserves for variable annuity guarantees, the Company utilized the results of this stochastic modeling to estimate expected gross profits, which form the basis for determining the amortization of DAC and DSI. This new modeling approach resulted in a lower estimate of expected gross profits, and therefore resulted in a write-down of DAC and DSI.

     In 2004, DSI and related amortization is classified within the Condensed Consolidated Statements of Financial Position and Operations as other assets and interest credited to contractholder funds, respectively. The amounts are provided below.

     The Company reclassified $204 million of separate accounts assets and liabilities to investments and contractholder funds, respectively.

     LIABILITIES FOR CONTRACT GUARANTEES

     The Company offers various guarantees to variable contractholders including a return of no less than (a) total deposits made on the contract less any customer withdrawals, (b) total deposits made on the contract less any customer withdrawals plus a minimum return or (c) the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (death benefits), upon annuitization (income benefits), or at specified dates during the accumulation period (accumulation benefits). To manage the risk associated with a portion of its minimum guaranteed death and income benefits, the Company acquired reinsurance for policies issued prior to January 1, 2000. Additionally, the Company hedges death benefits for substantially all contracts issued since January 1, 2003 and accumulation benefits for all contracts issued.

     The table below presents information regarding the Company's variable contracts with guarantees. The Company's variable annuity contracts may offer more than one type of guarantee in each contract; therefore, the sum of amounts listed exceeds the total account balances of variable annuity contracts' separate accounts with guarantees.


($ IN MILLIONS)                                                                   SEPTEMBER 30,
                                                                                       2004
                                                                                 -----------------
IN THE EVENT OF DEATH
   Account value                                                                 $         13,056
   Net amount at risk (1)                                                        $          2,398
   Average attained age of contractholders                                               63 years

AT ANNUITIZATION
   Account value                                                                 $          3,626
   Net amount at risk (2)                                                        $             86
   Weighted average waiting period until annuitization options available                  7 years

ACCUMULATION AT SPECIFIED DATES
   Account value                                                                 $            377
   Net amount at risk (3)                                                        $             --
   Weighted average waiting period until guarantee date                                  11 years

     (1) Defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.
     (2) Defined as the present value of the minimum guaranteed annuity payments determined in accordance with the terms of the contract in excess of the current account balance.
     (3) Defined as the present value of the guaranteed minimum accumulation balance in excess of the current account balance.

-------------------------

     Account balances of variable contracts' separate accounts with guarantees were invested as follows:

(IN MILLIONS)                                                             SEPTEMBER 30, 2004
                                                                         ---------------------
Equity securities (including mutual funds)                               $             12,384
Cash and cash equivalents                                                                 672
                                                                         ---------------------
Total variable contracts' separate account assets with guarantees        $             13,056
                                                                         =====================

     The following table summarizes the liabilities for guarantees:

(IN MILLIONS)                                               LIABILITY FOR     LIABILITY FOR
                                           LIABILITY FOR      GUARANTEES       GUARANTEES
                                             GUARANTEES       RELATED TO       RELATED TO
                                          RELATED TO DEATH     INCOME         ACCUMULATION
                                              BENEFITS        BENEFITS          BENEFITS              TOTAL
                                         ----------------- -----------------  ----------------  -----------------

Balance at January 1, 2004               $            118  $             41   $            --   $            159
   Less reinsurance recoverables                      (12)               (2)               --                (14)
                                         ----------------- -----------------  ----------------  -----------------
Net balance at January 1, 2004                        106                39                --                145
Incurred guaranteed benefits                           30                 5                 1                 36
Paid guarantee benefits                               (49)               --                --                (49)
                                         ----------------- -----------------  ----------------  -----------------
   Net change                                         (19)                5                 1                (13)
Net balance at September 30, 2004                      87                44                 1                132
   Plus reinsurance recoverables                       10                --                --                 10
                                         ----------------- -----------------  ----------------  -----------------
Balance, September 30, 2004 (1)          $             97  $             44   $             1   $            142
                                         ================= =================  ================  =================

     (1) Included in the total reserve balance are reserves for variable annuity death benefits of $81 million, variable annuity income benefits of $17 million, variable annuity accumulation benefits of $1 million and other guarantees of $43 million.

-------------------------

     The liability for death and income benefit guarantees is established equal to a benefit ratio multiplied by the cumulative contract charges earned, plus accrued interest less contract benefit payments. The benefit ratio is calculated as the estimated present value of all expected contract benefits divided by the present value of all expected contract charges. For guarantees related to death benefits, benefits represent the current guaranteed minimum death benefit payments in excess of the current account balance. For guarantees related to income benefits, benefits represent the present value of the minimum guaranteed annuity benefits in excess of the current account balance.

     Projected benefits and contract charges used in determining the liability for guarantees are developed using models and stochastic scenarios that are also used in the development of estimated expected gross profits. Underlying assumptions for the liability related to income benefits include assumed future annuitization elections based on factors such as the extent of benefit to the potential annuitant, eligibility conditions and the annuitant's attained age. The liability for guarantees will be re-evaluated periodically, and adjustments will be made to the liability balance through a charge or credit to contract benefits.

     Guarantees related to accumulation benefits are considered to be derivative financial instruments; therefore, the liability for accumulation benefits is established based on its fair value.

     DEFERRED SALES INDUCEMENTS

     Costs related to sales inducements offered on sales to new customers, principally on investment contracts and primarily in the form of additional credits to the customer's account value or enhancements to interest credited for a specified period, which are beyond amounts currently being credited to existing contracts, are deferred and recorded as other assets. All other sales inducements are expensed as incurred and included in interest credited to contractholder funds on the Condensed Consolidated Statements of Operations. DSI is amortized to income using the same methodology and assumptions as DAC, and included in interest credited to contractholder funds. DSI is periodically reviewed for recoverability and written down when necessary.

     DSI activity for the nine months ended September 30, 2004 was as follows:

(IN MILLIONS)

Balance, January 1, 2004                                $             99
Sales inducements deferred                                            40
Amortization charged to income                                       (26)
Effects of unrealized gains and losses                                 6
                                                        -----------------
Balance, September 30, 2004                             $            119
                                                        =================

EMERGING ISSUES TASK FORCE ISSUE NO. 03-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS" ("EITF 03-1") AND FSP EITF 03-1-1, "EFFECTIVE DATE OF PARAGRAPHS 10-20 OF EITF ISSUE NO. 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS" ("FSP EITF 03-1-1")

     In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus on EITF 03-1, which was to be effective for fiscal periods beginning after June 15, 2004. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value an impairment exists for which a determination must be made as to whether the impairment is temporary or other-than-temporary. An impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value when an impairment is other-than-temporary. Subsequent to an other-than temporary impairment loss, a debt security should be accounted for in accordance with Statement of Position No. 03-3, "Accounting for Loans and Certain Debt Securities Acquired in a Transfer", which allows the accretion of the discount between the carrying value and expected value of a security if the amount and timing of the receipt of the expected cash flows is reasonably estimable. EITF 03-1 also indicates that although not presumptive, a pattern of selling investments prior to the forecasted recovery may call into question an investor's intent to hold the security until it recovers in value or otherwise matures.

     The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and to investment securities accounted for under the cost method. The final consensus on EITF 03-1 included additional disclosure requirements incremental to those adopted by the Company effective December 31, 2003 that will be effective December 31, 2004. In September 2004, the FASB issued FSP EITF Issue 03-1-1, which deferred the effective date of the impairment measurement and recognition provisions contained in paragraphs 10-20 of EITF 03-1 until proposed FSP EITF 03-1-a is issued. (See Pending Accounting Standard.)

PENDING AND RECENTLY ISSUED ACCOUNTING STANDARDS

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") TECHNICAL PRACTICE AID ("TPA") RE. SOP 03-1

     In September 2004, the staff of the AICPA, aided by industry experts, issued a set of technical questions and answers on financial accounting and reporting issues related to SOP 03-1 that will be included in the AICPA's TPAs. The TPA addresses a number of issues related to SOP 03-1 including when it is necessary to establish a liability in addition to the account balance for certain contracts that meet the definition of an insurance contract and have amounts assessed against the contractholder in a manner that is expected to result in profits in earlier years and losses in subsequent years from the insurance benefit function. The Company is in the process of evaluating the impact of the TPA. The impact of the TPA is not expected to be material to the Company's Condensed Consolidated Statements of Operations or Financial Position.

FSP EITF ISSUE 03-1-a, "IMPLEMENTATION GUIDANCE FOR THE APPLICATION OF PARAGRAPH
   16 OF EITF ISSUE NO. 03-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS" ("FSP EITF ISSUE 03-1-a").

     In September 2004, the FASB issued proposed FSP EITF 03-1-a, that addresses the application of paragraph 16 of EITF Issue 03-1 to debt securities that are impaired because of increases in interest rates, and/or credit sector spread. Thereafter, in connection with its decision to defer the effective date of paragraphs 10-20 of EITF 03-1 through the issuance of FSP EITF Issue 03-1-1, the FASB requested from its constituents information about both the issues set forth in FSP EITF 03-1-a as well as the issues that arose during the FSP EITF 03-1-b, "EFFECTIVE DATE OF PARAGRAPH 16 OF EITF ISSUE NO. 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS", comment letter process.

     Due to the uncertainty as to how all of the relevant outstanding issues will be resolved, the Company is unable to determine the impact of adopting paragraphs 10-20 of EITF 03-1 until final implementation guidance is issued. Adoption of paragraphs 10-20 of EITF 03-1 may have a material impact on the Company's Condensed Consolidated Statements of Operation but is not expected to have a material impact on the Company's Condensed Consolidated Statements of Financial Position since fluctuations in fair value are already recorded in accumulated other comprehensive income.

2.   DISPOSITION

     The Company disposed of the majority of its direct response distribution business in the first quarter of 2004 and is in the process of disposing of its remaining direct response distribution business. In connection with those disposal activities, the Company recorded a loss on disposition of $17 million pre-tax ($11 million after-tax) for the nine months ended September 30, 2004.

3.   REINSURANCE

     The effects of reinsurance on premiums and contract charges are as follows:

                                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                   SEPTEMBER 30,
                                                             ------------------------------  ------------------------------
(IN MILLIONS)                                                    2004            2003            2004            2003
                                                             --------------  --------------  --------------  --------------
PREMIUMS AND CONTRACT CHARGES
Direct                                                       $         516   $         487   $       1,541   $       1,591
Assumed
   Affiliate                                                             4               4              13              15
   Non-affiliate                                                         2              22               6              66
Ceded-non-affiliate                                                   (137)            (95)           (403)           (305)
                                                             --------------  --------------  --------------  --------------

     Premiums and contract charges, net of reinsurance       $         385   $         418   $       1,157   $       1,367
                                                             ==============  ==============  ==============  ==============

     The effects of reinsurance on contract benefits are as follows:

                                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                                              SEPTEMBER 30,                   SEPTEMBER 30,
                                                      ------------------------------  ------------------------------
(IN MILLIONS)                                             2004            2003            2004            2003
                                                      --------------  --------------  --------------  --------------
CONTRACT BENEFITS
Direct                                                $         430   $         426   $       1,261   $       1,409
Assumed
   Affiliate                                                      3               2              10               4
   Non-affiliate                                                  1              14               4              34
Ceded-non-affiliate                                            (102)            (91)           (294)           (251)
                                                      --------------  --------------  --------------  --------------
     Contract benefits, net of reinsurance            $         332   $         351   $         981   $       1,196
                                                      ==============  ==============  ==============  ==============

     For the nine-month period ended September 30, 2004, income tax expense on the Condensed Consolidated Statement of Operations includes $6 million of expense related to the write-off of a tax receivable resulting from the termination of a reinsurance agreement with a nonconsolidated affiliate that does not file with ALIC in the consolidated tax return.

4.   DEBT

     As of September 30, 2004, debt includes $64 million of mandatorily redeemable preferred stock ("preferred stock") that was reclassified to long-term debt during the second quarter of 2004 in accordance with the provisions of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The reclassification occurred as a result of changes to contractual arrangements between the Company and the holders of the preferred stock resulting in the preferred stock becoming mandatorily redeemable. As of December 31, 2003, the balance of the preferred stock subject to reclassification amounted to $77 million. During the first nine months of 2004, $13 million of this mandatorily redeemable preferred stock was redeemed.

5.   GUARANTEES AND CONTINGENT LIABILITIES

     GUARANTEES

     The Company owns certain fixed income securities that obligate the Company to exchange credit risk or to forfeit principal due, depending on the nature or occurrence of specified credit events for the referenced entities. In the event all such specified credit events were to occur, the Company's maximum amount at risk on these fixed income securities, as measured by the par value, was $90 million at September 30, 2004. The obligations associated with these fixed income securities expire at various times during the next seven years.

     Lincoln Benefit Life Company ("LBL"), a wholly owned subsidiary of ALIC, has issued universal life insurance contracts to third parties who finance the premium payments on the universal life insurance contracts through a commercial paper program. LBL has issued a repayment guarantee on the outstanding commercial paper balance that is fully collateralized by the cash surrender value of the universal life insurance contracts. At September 30, 2004, the amount due under the commercial paper program is $302 million and the cash surrender value of the policies is $309 million. The repayment guarantee expires April 30, 2006.

     In the normal course of business, the Company provides standard indemnifications to counterparties in contracts in connection with numerous transactions, including indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Because the obligated amounts of the indemnifications are not explicitly stated in many cases, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

     The aggregate liability balance related to all guarantees was not material as of September 30, 2004.

REGULATION

     The Company is subject to changing social, economic and regulatory conditions. Recent state and federal regulatory initiatives and proceedings have included efforts to remove barriers preventing banks from engaging in the securities and insurance businesses, change tax laws affecting the taxation of insurance companies and the tax treatment of insurance products or competing non-insurance products that may impact the relative desirability of various personal investment products and otherwise expand overall regulation of insurance products and the insurance industry. The ultimate changes and eventual effects of these initiatives on the Company's business, if any, are uncertain.

     Regulatory bodies have contacted the Company and have requested information relating to variable insurance products, including such areas as market timing and late trading and sales practices. The Company believes that these inquiries are similar to those made to many financial services companies as part of an industry-wide investigation by various regulatory agencies into the practices, policies and procedures relating to variable insurance products sales and subaccount trading practices. The Company has and will continue to respond to these information requests and investigations. The Company at the present time is not aware of any systemic problems with respect to such matters that may have a material adverse effect on the Company's consolidated financial position.

LEGAL PROCEEDINGS

BACKGROUND

     The Company and certain of its affiliates are named as defendants in a number of lawsuits and other legal proceedings arising out of various aspects of its business. As background to the "Proceedings" sub-section below, please note the following:

     - These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities, including but not limited to, the underlying facts of each matter, novel legal issues, variations between jurisdictions in which matters are being litigated, differences in applicable laws and judicial interpretations, the length of time before many of these matters might be resolved by settlement or through litigation and, in some cases, the timing of their resolutions relative to other similar cases brought against other companies, the fact that some of these matters are putative class actions in which a class has not been certified and in which the purported class may not be clearly defined, the fact that some of these matters involve multi-state class actions in which the applicable law(s) for the claims at issue is in dispute and therefore unclear, and the current challenging legal environment faced by large corporations and insurance companies.

     - In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of contractual and extra-contractual damages. In some cases, the monetary damages sought include punitive or treble damages or are not specified. Often more specific information beyond the type of relief sought is not available because plaintiffs have not requested more specific relief in their court pleadings. In those cases where plaintiffs have made a specific demand for monetary damages, they often specify damages just below a jurisdictional limit regardless of the facts of the case. This represents the maximum they can seek without risking removal from state court to federal court. In our experience, monetary demands in plaintiffs' court pleadings bear little relation to the ultimate loss, if any, to the Company.

     - For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. The Company reviews these matters on an on-going basis and follows the provisions of Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, the Company bases its decisions on its assessment of the ultimate outcome following all appeals.

     - In the opinion of the Company's management, while some of these matters may be material to the Company's operating results for any particular period if an unfavorable outcome results, none will have a material adverse effect on the consolidated financial condition of the Company.

PROCEEDINGS

     Legal proceedings involving Allstate agencies and AIC may impact the Company, even when the Company is not directly involved, because the Company sells its products through a variety of distribution channels including Allstate agencies. Consequently, information about the more significant of these proceedings is provided below.

     AIC is defending various lawsuits involving worker classification issues. A putative nationwide class action filed by former employee agents includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for benefit purposes. This matter was dismissed with prejudice in late March 2004 by the trial court but will be the subject of further proceedings on appeal. AIC has been vigorously defending this and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

     AIC is defending certain matters relating to its agency program reorganization announced in 1999. These matters include a lawsuit filed in December 2001 by the U.S. Equal Employment Opportunity Commission ("EEOC") alleging retaliation under federal civil rights laws, a class action filed in August 2001 by former employee agents alleging retaliation and age discrimination under the Age Discrimination in Employment Act, breach of contract and ERISA violations, and a lawsuit filed in October 2004 by the EEOC alleging age discrimination with respect to a policy limiting the rehire of agents affected by the agency program reorganization. AIC is also defending another action, in which a class was certified in June 2004, filed by former employee agents who terminated their employment prior to the agency program reorganization. These plaintiffs have asserted claims under ERISA and for constructive discharge, and are seeking the benefits provided in connection with the reorganization. AIC has asked the court to reconsider its class certification ruling. In late March 2004, in the first EEOC lawsuit and class action lawsuit, the trial court issued a memorandum and order that, among other things, certified classes of agents, including a mandatory class of agents who had signed a release, for purposes of effecting the court's declaratory judgment that the release is voidable at the option of the release signer. The court also ordered that an agent who voids the release must return to AIC "any and all benefits received by the [agent] in exchange for signing the release." The court also "concluded that, on the undisputed facts of record, there is no basis for claims of age discrimination." The EEOC and plaintiffs have asked the court to clarify and/or reconsider its memorandum and order. The case otherwise remains pending. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA. This matter was dismissed with prejudice in late March 2004 by the trial court but will be the subject of further proceedings on appeal. In these matters, plaintiffs seek compensatory and punitive damages, and equitable relief. AIC has been vigorously defending these lawsuits and other matters related to its agency program reorganization. In addition, AIC is defending certain matters relating to its life agency program reorganization announced in 2000. These matters include an investigation by the EEOC with respect to allegations of age discrimination and retaliation. AIC is cooperating fully with the agency investigation and will continue to vigorously defend these and other claims related to the life agency program reorganization. The outcome of these disputes is currently uncertain.

     The Company is defending various lawsuits and regulatory proceedings that allege that it engaged in business or sales practices inconsistent with state or federal law. In addition, the Company is defending a number of lawsuits brought by plaintiffs challenging trading restrictions the Company adopted in an effort to limit market-timing activity in its variable annuity sub-accounts. In one case, plaintiffs' motion for summary judgment on their breach of contract claims was granted and the matter will proceed to trial on damages pending the Company's request for an interlocutory appeal. In these various lawsuits, plaintiffs seek a variety of remedies including monetary and equitable relief. The Company has been vigorously defending these matters, but their outcome is currently uncertain.

OTHER MATTERS

     The Corporation and its affiliates, including the Company, have received interrogatories and demands to produce information from several regulatory and enforcement authorities. These authorities are seeking information relevant to on-going investigations into the possible violation of antitrust or insurance laws by unnamed parties and, in particular, are seeking information as to whether any person engaged in activities for the purpose of price fixing, market allocation, or bid rigging. Published press reports have indicated that numerous demands of this nature have been sent to insurance companies as part of industry-wide investigations. The Corporation intends to cooperate fully with these and any similar requests for information.

     Various other legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of a number of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts. This litigation is based on a variety of issues including insurance and claim settlement practices. The outcome of these disputes is currently unpredictable. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

6.   OTHER COMPREHENSIVE INCOME

     The components of other comprehensive income on a pretax and after-tax basis are as follows:

                                                                                   THREE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                      ------------------------------------------------------------------------------
                                                                      2004                                    2003
                                                      --------------------------------------  --------------------------------------
(IN MILLIONS)                                           PRETAX         TAX         AFTER-       PRETAX         TAX        AFTER-
                                                                                    TAX                                     TAX
                                                      ------------  -----------  -----------  ------------ ------------ ------------
UNREALIZED NET CAPITAL GAINS AND LOSSES AND NET
   GAINS AND LOSSES ON DERIVATIVE FINANCIAL
   INSTRUMENTS
Unrealized holding gains (losses) arising during
   the period                                         $       494   $     (173)  $      321   $      (315) $       110  $      (205)
Less: reclassification adjustments                            (52)          18          (34)           11           (4)           7
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Unrealized net capital gains (losses)                         546         (191)         355          (326)         114         (212)
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Net gains (losses) on derivative financial                     --           --           --            --           --           --
   instruments arising during the period
Less: reclassification adjustments                             (1)           1           --            --           --           --
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Net gains (losses) on derivative financial                      1           (1)          --            --           --           --
   instruments
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Other comprehensive income (loss)                     $       547   $     (192)         355   $      (326) $       114         (212)
                                                      ============  ===========               ============ ============
Net income                                                                               76                                     119
                                                                                 -----------                            ------------
Comprehensive income (loss)                                                      $      431                             $       (93)
                                                                                 ===========                            ============
                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                      ------------------------------------------------------------------------------
                                                                      2004                                    2003
                                                      --------------------------------------  --------------------------------------
(IN MILLIONS)                                           PRETAX         TAX         AFTER-       PRETAX         TAX        AFTER-
                                                                                    TAX                                     TAX
                                                      ------------  -----------  -----------  ------------ ------------ ------------
UNREALIZED NET CAPITAL GAINS AND LOSSES AND NET
   GAINS AND LOSSES ON DERIVATIVE FINANCIAL
   INSTRUMENTS
Unrealized holding gains (losses) arising during
   the period                                         $      (156)  $       54   $     (102)  $       205  $       (72) $       133
Less: reclassification adjustments                           (107)          37          (70)          (51)          18          (33)
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Unrealized net capital gains (losses)                         (49)          17          (32)          256          (90)         166
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Net gains (losses) on derivative financial                     --           --           --            --           --           --
   instruments arising during the period
Less: reclassification adjustments                             (2)           1           (1)           (1)          --           (1)
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Net gains (losses) on derivative financial                      2           (1)           1             1           --            1
   instruments
                                                      ------------  -----------  -----------  ------------ ------------ ------------
Other comprehensive income (loss)                     $       (47)  $       16          (31)  $       257  $       (90)         167
                                                      ============  ===========               ============ ============
Net income                                                                               47                                     243
                                                                                 -----------                            ------------
Comprehensive income                                                             $       16                             $       410
                                                                                 ===========                            ============

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Allstate Life Insurance Company:

     We have reviewed the accompanying condensed consolidated statement of financial position of Allstate Life Insurance Company and subsidiaries (the "Company") as of September 30, 2004, and the related condensed consolidated statements of operations for the three-month and nine-month periods ended September 30, 2004 and 2003, and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2004 and 2003. These interim financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

     We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial position of Allstate Life Insurance Company and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive income, shareholder's equity, and cash flows for the year then ended, not presented herein. In our report dated February 4, 2004, which report includes an explanatory paragraph as to changes in the Company's methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial position as of December 31, 2003 is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.


/s/ Deloitte & Touche LLP
------------------------
Chicago, Illinois
November 10, 2004

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
December 31, 2003
------------------------------------------------------------------------------

                                             Morgan Stanley Variable Investment Series Sub-Accounts
                                     --------------------------------------------------------------------
                                     Aggressive     Dividend                    European       Global
                                       Equity        Growth        Equity        Growth       Advantage
                                     ------------  ------------  ------------  ------------  ------------
ASSETS
Investments at fair value            $    493,807  $  4,289,165  $  2,875,066  $    649,054  $     79,218
                                     ------------  ------------  ------------  ------------  ------------
  Total assets                       $    493,807  $  4,289,165  $  2,875,066  $    649,054  $     79,218
                                     ============  ============  ============  ============  ============

NET ASSETS
Accumulation units                   $    493,807  $  4,289,165  $  2,875,066  $    649,054  $     79,218
                                     ------------  ------------  ------------  ------------  ------------

  Total net assets                   $    493,807  $  4,289,165  $  2,875,066  $    649,054  $     79,218
                                     ============  ============  ============  ============  ============

FUND SHARE INFORMATION
  Number of shares                         49,779       316,077       132,187        39,147        10,852
                                     ============  ============  ============  ============  ============

  Cost of investments                $    589,377  $  5,204,448  $  4,543,552  $    862,705  $     93,144
                                     ============  ============  ============  ============  ============


ACCUMULATION UNIT FAIR VALUE         $       9.61  $      11.32  $      12.73  $      12.35  $       7.50
                                     ============  ============  ============  ============  ============


See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
December 31, 2003
------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                     --------------------------------------------------------------------

                                       Global
                                      Dividend        High         Income      Limited         Money
                                       Growth         Yield        Builder     Duration        Market
                                     ------------  ------------  ------------  ------------  ------------

ASSETS
Investments at fair value            $    919,448  $    353,988  $    642,386  $    612,840  $  2,874,059
                                     ------------  ------------  ------------  ------------  ------------

  Total assets                       $    919,448  $    353,988  $    642,386  $    612,840  $  2,874,059
                                     ============  ============  ============  ============  ============

NET ASSETS
Accumulation units                   $    919,448  $    353,988  $    642,386  $    612,840  $  2,874,059
                                     ------------  ------------  ------------  ------------  ------------

  Total net assets                   $    919,448  $    353,988  $    642,386  $    612,840  $  2,874,059
                                     ============  ============  ============  ============  ============


FUND SHARE INFORMATION
  Number of shares                         72,001       299,990        58,505        61,223     2,874,059
                                     ============  ============  ============  ============  ============

  Cost of investments                $    946,709  $    612,904  $    640,943  $    621,799  $  2,874,059
                                     ============  ============  ============  ============  ============


ACCUMULATION UNIT FAIR VALUE         $      13.13  $       4.75  $      12.40  $      11.70  $      11.81
                                     ============  ============  ============  ============  ============




See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
December 31, 2003
------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                     --------------------------------------------------------------------

                                                     Quality
                                       Pacific       Income        S&P 500
                                       Growth         Plus          Index      Strategist     Utilities
                                     ------------  ------------  ------------  ------------  ------------

ASSETS
Investments at fair value            $    328,425  $  1,799,513  $  1,481,180  $  1,698,666  $    574,041
                                     ------------  ------------  ------------  ------------  ------------

  Total assets                       $    328,425  $  1,799,513  $  1,481,180  $  1,698,666  $    574,041
                                     ============  ============  ============  ============  ============


NET ASSETS
Accumulation units                   $    328,425  $  1,799,513  $  1,481,180  $  1,698,666  $    574,041
                                     ------------  ------------  ------------  ------------  ------------

  Total net assets                   $   328,425   $  1,799,513  $  1,481,180  $  1,698,666  $    574,041
                                     ============  ============  ============  ============  ============


FUND SHARE INFORMATION
  Number of shares                         82,519       167,709       145,642       110,734        45,813
                                     ============  ============  ============  ============  ============

  Cost of investments                $    350,163  $  1,766,022  $  1,625,778  $  1,654,446  $    836,648
                                     ============  ============  ============  ============  ============


ACCUMULATION UNIT FAIR VALUE         $       6.38  $      13.98  $       8.24  $      14.93  $      10.20
                                     ============  ============  ============  ============  ============






See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
December 31, 2003
------------------------------------------------------------------------------

                                                                                              Van Kampen
                                                                                             Life Investment
                                                                                                Trust
                                     The Universal Institutional Funds, Inc. Sub-Accounts     Sub-Account
                                     ------------------------------------------------------  ------------
                                     UIF Emerging                    UIF           UIF
                                       Markets     UIF Equity    International  U.S. Real    LIT Emerging
                                       Equity        Growth        Magnum        Estate        Growth
                                     ------------  ------------  ------------  ------------  ------------
ASSETS
Investments at fair value            $    372,886  $    526,545  $    143,235  $    346,154  $    671,823
                                     ------------  ------------  ------------  ------------  ------------

  Total assets                       $    372,886  $    526,545  $    143,235  $    346,154  $    671,823
                                     ============  ============  ============  ============  ============

NET ASSETS
Accumulation units                   $    372,886  $    526,545  $    143,235  $    346,154  $    671,823
                                     ------------  ------------  ------------  ------------  ------------

  Total net assets                   $    372,886  $    526,545  $    143,235  $    346,154  $    671,823
                                     ============  ============  ============  ============  ============


FUND SHARE INFORMATION
  Number of shares                         41,248        41,201        14,468        22,218        27,636
                                     ============  ============  ============  ============  ============

  Cost of investments                $    332,789  $    627,946  $    153,215  $    277,745  $  1,007,800
                                     ============  ============  ============  ============  ============

ACCUMULATION UNIT FAIR VALUE         $      11.58  $       8.18  $       8.65  $      17.11  $       9.01
                                     ============  ============  ============  ============  ============




See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003
------------------------------------------------------------------------------

                                             Morgan Stanley Variable Investment Series Sub-Accounts
                                      -----------------------------------------------------------------

                                      Aggressive    Dividend                   European       Global
                                        Equity       Growth        Equity       Growth      Advantage
                                      -----------  -----------   -----------  -----------   -----------
NET INVESTMENT INCOME (LOSS)
Dividends                             $        31  $    72,659   $     9,553  $     5,196   $       422
Charges from Allstate Life
 Insurance Company:
  Mortality and expense risk               (3,782)     (33,544)      (22,282)      (4,909)         (402)
                                      -----------  -----------   -----------  -----------   -----------

    Net investment income (loss)           (3,751)      39,115       (12,729)         287            20
                                      -----------  -----------   -----------  -----------   -----------


NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
  Proceeds from sales                     142,051      531,467       411,608       66,883         8,915
  Cost of investments sold                211,429      780,744       778,693      106,261        15,032
                                      -----------  -----------   -----------  -----------   -----------

    Realized gains (losses) on
    fund share                            (69,378)    (249,277)     (367,085)     (39,378)       (6,117)

Change in unrealized gains (losses)       166,143    1,113,570       883,256      181,971        18,006
                                      -----------  -----------   -----------  -----------   -----------

    Net realized and unrealized gains
         (losses) on investments           96,765      864,293       516,171      142,593        11,889
                                      -----------  -----------   -----------  -----------   -----------


INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $    93,014  $   903,408   $   503,442  $   142,880   $    11,909
                                      ===========  ===========   ===========  ===========   ===========




See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003
------------------------------------------------------------------------------

                                           Morgan Stanley Variable Investment Series Sub-Accounts
                                      -----------------------------------------------------------------
                                        Global
                                       Dividend                   Income       Limited         Money
                                        Growth     High Yield     Builder      Duration        Market
                                      -----------  -----------   -----------  -----------   -----------

NET INVESTMENT INCOME (LOSS)
Dividends                             $    15,317  $    28,474   $    17,548  $    25,388   $    20,100
Charges from Allstate Life
Insurance Company:
  Mortality and expense risk               (6,795)      (2,657)       (4,765)      (6,049)      (26,884)
                                      -----------  -----------   -----------  -----------   -----------

    Net investment income (loss)            8,522       25,817        12,783       19,339        (6,784)
                                      -----------  -----------   -----------  -----------   -----------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
  Proceeds from sales                      83,968       64,893        20,228      510,641     1,913,914
  Cost of investments sold                108,234      132,339        22,464      511,765     1,913,914
                                      -----------  -----------   -----------  -----------   -----------

    Realized gains (losses) on
    fund share                            (24,266)     (67,446)       (2,236)      (1,124)            -

Change in unrealized gains (losses)       231,653      109,023        87,413       (9,644)            -
                                      -----------  -----------   -----------  -----------   -----------

    Net realized and unrealized gains
         (losses) on investments          207,387       41,577        85,177      (10,768)            -
                                      -----------  -----------   -----------  -----------   -----------


INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $   215,909  $    67,394   $    97,960  $     8,571   $    (6,784)
                                      ===========  ===========   ===========  ===========   ===========





See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003
-------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                      -----------------------------------------------------------------
                                      Pacific       Quality       S&P 500
                                      Growth        Income Plus    Index      Strategist     Utilities
                                      -----------  -----------   -----------  -----------   -----------
NET INVESTMENT INCOME (LOSS)
Dividends                             $        -   $   104,785   $    13,788  $    24,588   $    15,828
Charges from Allstate Life
Insurance Company:
  Mortality and expense risk               (1,209)     (16,728)      (11,294)     (12,619)       (4,738)
                                      -----------  -----------   -----------  -----------   -----------

    Net investment income (loss)           (1,209)      88,057         2,494       11,969        11,090
                                      -----------  -----------   -----------  -----------   -----------


NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
  Proceeds from sales                      50,391      998,542       179,538      144,765        84,769
  Cost of investments sold                 84,456      978,278       229,444      167,741       138,330
                                      -----------  -----------   -----------  -----------   -----------

    Realized gains (losses) on
    fund share                            (34,065)      20,264       (49,906)     (22,976)      (53,561)

Change in unrealized gains (losses)        74,467       34,368       355,447      331,139       123,129
                                      -----------  -----------   -----------  -----------   -----------

    Net realized and unrealized gains
         (losses) on investments           40,402       54,632       305,541      308,163        69,568
                                      -----------  -----------   -----------  -----------   -----------


INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $    39,193  $   142,689   $   308,035  $   320,132   $    80,658
                                      ===========  ===========   ===========  ===========   ===========




See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003
------------------------------------------------------------------------------

                                                                                                Van Kampen
                                                                                              Life Investment
                                                                                                  Trust
                                      The Universal Institutional Funds, Inc. Sub-Accounts     Sub-Account
                                      ----------------------------------------------------    ---------------
                                         UIF
                                       Emerging       UIF           UIF            UIF
                                        Markets      Equity      International     U.S.        LIT Emerging
                                        Equity       Growth        Magnum       Real Estate      Growth
                                      -----------  -----------   -------------  -----------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $         -  $         -   $         158  $         -   $           -
Charges from Allstate Life
Insurance Company:
  Mortality and expense risk               (1,027)      (3,219)         (1,079)      (2,369)         (5,102)
                                      -----------  -----------   -------------  -----------   -------------

    Net investment income (loss)           (1,027)      (3,219)           (921)      (2,369)         (5,102)
                                      -----------  -----------   -------------  -----------   -------------


NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
  Proceeds from sales                      85,401       67,651           3,067       16,041          47,824
  Cost of investments sold                109,199       89,189           3,937       13,393          85,496
                                      -----------  -----------   -------------  -----------   -------------

    Realized gains (losses) on
    fund share                            (23,798)     (21,538)           (870)       2,648         (37,672)

Change in unrealized gains (losses)        76,682      105,386          31,820       85,158         171,804
                                      -----------  -----------   -------------  -----------   -------------

    Net realized and unrealized gains
         (losses) on investments           52,884       83,848          30,950       87,806         134,132
                                      -----------  -----------   -------------  -----------   -------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $    51,857  $    80,629   $      30,029  $    85,437   $     129,030
                                      ===========  ===========   =============  ===========   =============






See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------

                                     Morgan Stanley Variable Investment Series Sub-Accounts
                                   -------------------------------------------------------------
                                                             Capital
                                     Aggressive Equity        Growth         Dividend Growth
                                   -----------------------  -----------  -----------------------

                                     2003         2002       2002 (a)      2003        2002
                                   ----------  -----------  -----------  ---------- ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $   (3,751) $    (2,724) $    (1,830) $   39,115  $    47,543
Net realized gains (losses)           (69,378)     (58,382)    (315,707)   (249,277)    (397,308)
Change in unrealized gains (losses)   166,143      (65,594)     238,873   1,113,570     (573,347)
                                   ----------  -----------  -----------  ----------  -----------

Increase (decrease) in net assets
  from operations                      93,014     (126,700)     (78,664)    903,408     (923,112)
                                   ----------  -----------  -----------  ----------  -----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                    -            -            -           -            -
Benefit payments                      (10,459)           -            -    (112,798)     (93,062)
Payments on termination                     -       (5,895)     (14,725)    (66,164)    (333,255)
Policy maintenance charges             (5,905)      (5,739)      (4,609)    (56,405)     (48,811)
Transfers among the sub-accounts
  and with the Fixed Account - net    (30,280)      75,260     (538,589)     28,387      230,386
                                   ----------  -----------  -----------  ----------  -----------

Increase (decrease) in net assets
  from policy transactions            (46,644)      63,626     (557,923)   (206,980)    (244,742)
                                   ----------  -----------  -----------  ----------  -----------

INCREASE (DECREASE) IN NET ASSETS      46,370      (63,074)    (636,587)    696,428   (1,167,854)

NET ASSETS AT BEGINNING OF PERIOD     447,437      510,511      636,587   3,592,737    4,760,591
                                   ----------  -----------  -----------  ----------  -----------

NET ASSETS AT END OF PERIOD        $  493,807  $   447,437  $         -  $4,289,165  $ 3,592,737
                                   ==========  ===========  ===========  ==========  ===========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                            58,189       50,925       58,796     402,126     432,943
  Units issued                         14,376       52,826        1,450      43,466     245,614
  Units redeemed                      (21,160)     (45,562)     (60,246)    (66,814)   (276,431)
                                   ----------  -----------  -----------  ----------  ----------
  Units outstanding at end
  of period                            51,405       58,189            -     378,778     402,126
                                   ==========  ===========  ===========  ========== ===========



(a) On August 31, 2002, Capital Growth merged with Money Market





See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                   -------------------------------------------------------------------------

                                            Equity              European Growth          Global Advantage
                                   -----------------------  -----------------------   -----------------------

                                     2003         2002        2003         2002         2003        2002
                                   ----------  -----------  -----------  -----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $  (12,729) $   (15,831) $       287  $     3,751  $        20  $       30
Net realized gains (losses)          (367,085)    (489,670)     (39,378)     (98,998)      (6,117)    (10,044)
Change in unrealized gains (losses)   883,256     (253,240)     181,971      (82,650)      18,006      (2,291)
                                   ----------  -----------  -----------  -----------  -----------  ----------

Increase (decrease) in net assets
  from operations                     503,442     (758,741)     142,880     (177,897)      11,909     (12,305)
                                   ----------  -----------  -----------  -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                    -          364            -          242            -           -
Benefit payments                      (47,776)     (85,174)     (32,944)           -       (1,606)    (13,363)
Payments on termination               (74,624)     (28,565)        (434)     (20,603)           -           -
Policy maintenance charges            (37,302)     (36,603)      (7,726)      (7,230)        (660)       (619)
Transfers among the sub-accounts
  and with the Fixed Account - net     63,541      (65,276)      19,871      (70,545)      33,690       5,704
                                   ----------  -----------  -----------  -----------  -----------  ----------

Increase (decrease) in net assets
  from policy transactions            (96,161)    (215,254)     (21,233)     (98,136)      31,424      (8,278)
                                   ----------  -----------  -----------  -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS     407,281     (973,995)     121,647     (276,033)      43,333     (20,583)

NET ASSETS AT BEGINNING OF PERIOD   2,467,785    3,441,780      527,407      803,440       35,885      56,468
                                   ----------  -----------  -----------  -----------  -----------  ----------

NET ASSETS AT END OF PERIOD        $2,875,066  $ 2,467,785  $   649,054  $   527,407  $    79,218  $   35,885
                                   ==========  ===========  ===========  ===========  ===========  ==========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                           235,930      256,916       54,619       64,847        6,220       7,681
  Units issued                         33,697       98,471        5,982       17,981        5,670       1,162
  Units redeemed                      (43,780)    (119,457)      (8,036)     (28,209)      (1,323)     (2,623)
                                   ----------  -----------  -----------  -----------  -----------  ----------
  Units outstanding at end
  of period                           225,847      235,930       52,565       54,619       10,567       6,220
                                   ==========  ===========  ===========  ===========  ===========  ==========




See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                   -------------------------------------------------------------------------
                                   Global Dividend Growth        High Yield              Income Builder
                                   -----------------------  -----------------------  -----------------------

                                     2003         2002         2003        2002         2003        2002
                                   ----------  -----------  ----------- -----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $    8,522  $     6,994  $    25,817 $    34,096  $    12,783  $   16,980
Net realized gains (losses)           (24,266)     (25,629)     (67,446)    (48,321)      (2,236)    (22,333)
Change in unrealized gains (losses)   231,653      (98,633)     109,023      (1,035)      87,413     (47,463)
                                   ----------  -----------  ----------- -----------  -----------  ----------

Increase (decrease) in net assets
  from operations                     215,909     (117,268)      67,394     (15,260)      97,960     (52,816)
                                   ----------  -----------  ----------- -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                    -            -            -           -            -           -
Benefit payments                            -      (18,406)      (6,946)     (6,125)           -     (15,018)
Payments on termination               (45,408)           -         (561)     (4,736)      (5,962)    (16,119)
Policy maintenance charges            (11,152)     (10,136)      (4,498)     (1,432)      (8,823)     (7,728)
Transfers among the sub-accounts
  and with the Fixed Account - net     21,992       27,039      108,494      40,738      109,942      53,532
                                   ----------  -----------  ----------- -----------  -----------  ----------

Increase (decrease) in net assets
  from policy transactions            (34,568)      (1,503)      96,489      28,445       95,157      14,667
                                   ----------  -----------  ----------- -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS     181,341     (118,771)     163,883      13,185      193,117     (38,149)

NET ASSETS AT BEGINNING OF PERIOD     738,107      856,878      190,105     176,920      449,269     487,418
                                   ----------  -----------  ----------- -----------  -----------  ----------

NET ASSETS AT END OF PERIOD        $  919,448  $   738,107  $   353,988 $   190,105  $   642,386  $  449,269
                                   ==========  ===========  =========== ===========  ===========  ==========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                            73,597       74,074       50,698      43,423       43,388      43,086
  Units issued                          7,469       26,655       42,564     127,800        9,847      17,945
  Units redeemed                      (11,024)     (27,132)     (18,685)   (120,525)      (1,432)    (17,643)
                                   ----------  -----------  ----------- -----------  -----------  ----------

  Units outstanding at end
  of period                            70,042       73,597       74,577      50,698       51,803      43,388
                                   ==========  ===========  =========== ===========  ===========  ==========





See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------

                                             Morgan Stanley Variable Investment Series Sub-Accounts
                                   --------------------------------------------------------------------------


                                        Limited Duration         Money Market             Pacific Growth
                                   -----------------------  ------------------------  -----------------------

                                     2003         2002         2003       2002 (a)       2003        2002
                                   ----------  -----------  -----------  -----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $   19,339  $     9,931  $    (6,784) $     8,858  $    (1,209) $   (1,274)
Net realized gains (losses)            (1,124)       1,915            -            -      (34,065)    (29,556)
Change in unrealized gains (losses)    (9,644)          (6)           -            -       74,467      (8,593)
                                   ----------  -----------  -----------  -----------  -----------  ----------

Increase (decrease) in net assets
  from operations                       8,571       11,840       (6,784)       8,858       39,193     (39,423)
                                   ----------  -----------  -----------  -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                    -            -    1,809,470    1,028,177            -         242
Benefit payments                       (5,208)           -      (17,646)     (65,208)           -           -
Payments on termination                     -      (49,219)     (37,853)    (103,960)           -           -
Policy maintenance charges            (10,273)      (5,438)     (48,005)     (37,414)      (2,051)       (892)
Transfers among the sub-accounts
  and with the Fixed Account - net    (77,490)     604,811   (1,803,613)    (667,317)     174,848       7,812
                                   ----------  -----------  -----------  -----------  -----------  ----------

Increase (decrease) in net assets
  from policy transactions            (92,971)     550,154      (97,647)     154,278      172,797       7,162
                                   ----------  -----------  -----------  -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS     (84,400)     561,994     (104,431)     163,136      211,990     (32,261)

NET ASSETS AT BEGINNING OF PERIOD     697,240      135,246    2,978,490    2,815,354      116,435     148,696
                                   ----------  -----------  -----------  -----------  -----------  ----------

NET ASSETS AT END OF PERIOD        $  612,840  $   697,240  $ 2,874,059  $ 2,978,490  $   328,425  $  116,435
                                   ==========  ===========  ===========  ===========  ===========  ==========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                            60,366       12,075      251,659      238,897       23,436      22,879
  Units issued                         37,535       88,290      633,029      957,463       38,445      13,743
  Units redeemed                      (45,529)     (39,999)    (641,285)    (944,701)     (10,430)    (13,186)
                                   ----------  -----------  -----------  -----------  -----------  ----------
  Units outstanding at end
  of period                            52,372       60,366      243,403      251,659       51,451      23,436
                                   ==========  ===========  ===========  ===========  ===========  ==========



(a) On August 31, 2002, Capital Growth merged with Money Market





See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------

                                                Morgan Stanley Variable Investment Series Sub-Accounts
                                       -------------------------------------------------------------------------
                                         Quality Income Plus        S&P 500 Index            Strategist
                                       -----------------------  ------------------------  -----------------------
                                         2003         2002         2003        2002         2003        2002
                                       ----------  -----------  -----------  -----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)           $   88,057  $    88,223  $     2,494  $     2,371  $    11,969  $    8,877
Net realized gains (losses)                20,264       (9,863)     (49,906)     (96,949)     (22,976)   (112,166)
Change in unrealized gains (losses)        34,368       (4,107)     355,447     (257,337)     331,139     (60,964)
                                       ----------  -----------  -----------  -----------  -----------  ----------

Increase (decrease) in net assets
  from operations                         142,689       74,253      308,035     (351,915)     320,132    (164,253)
                                       ----------  -----------  -----------  -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -            -            -          364            -           -
Benefit payments                          (23,990)     (24,087)     (55,607)     (15,616)     (30,464)     (4,307)
Payments on termination                   (72,888)     (70,367)     (19,367)      (6,760)      (2,506)          -
Policy maintenance charges                (28,505)     (18,639)     (17,454)     (13,840)     (22,218)    (16,535)
Transfers among the sub-accounts
  and with the Fixed Account - net        (55,932)     215,381      234,472       73,741      193,132     223,321
                                       ----------  -----------  -----------  -----------  -----------  ----------

Increase (decrease) in net assets
  from policy transactions               (181,315)     102,288      142,044       37,889      137,944     202,479
                                       ----------  -----------  -----------  -----------  -----------  ----------

INCREASE (DECREASE) IN NET ASSETS         (38,626)     176,541      450,079     (314,026)     458,076      38,226

NET ASSETS AT BEGINNING OF PERIOD       1,838,139    1,661,598    1,031,101    1,345,127    1,240,590   1,202,364
                                       ----------  -----------  -----------  -----------  -----------  ----------

NET ASSETS AT END OF PERIOD            $1,799,513  $ 1,838,139  $ 1,481,180  $ 1,031,101  $ 1,698,666  $1,240,590
                                       ==========  ===========  ===========  ===========  ===========  ==========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                               141,292      133,558      158,639      158,981      103,958      89,978
  Units issued                             61,850      185,726       58,389       61,659       23,541      74,568
  Units redeemed                          (74,439)    (177,992)     (37,178)     (62,001)     (13,728)    (60,588)
                                       ----------  -----------  -----------  -----------  -----------  ----------
  Units outstanding at end
  of period                               128,703      141,292      179,850      158,639      113,771     103,958
                                       ==========  ===========  ===========  ===========  ===========  ==========






See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------


                                      Morgan Stanley Variable
                                   Investment Series Sub-Accounts    The Universal Institutional Funds, Inc. Sub-Accounts
                                   ------------------------------    ----------------------------------------------------

                                          Utilities                  UIF Emerging Markets Equity      UIF Equity Growth
                                   ------------------------------    ---------------------------  -----------------------

                                         2003         2002               2003            2002          2003        2002
                                   --------------  --------------    -----------     -----------   -----------  ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $       11,090  $       13,114    $    (1,027)    $    (1,251)  $    (3,219)  $  (2,291)
Net realized gains (losses)               (53,561)       (116,658)       (23,798)       (104,738)      (21,538)    (14,815)
Change in unrealized gains (losses)       123,129         (75,121)        76,682          83,023        105,386    (92,140)
                                   --------------  --------------    -----------     -----------    -----------  ---------

Increase (decrease) in net assets
  from operations                          80,658        (178,665)        51,857         (22,966)        80,629    (109,246)
                                   --------------  --------------    -----------     -----------    -----------  ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -              -               -              -           -
Benefit payments                          (20,465)        (12,030)             -               -        (37,697)          -
Payments on termination                   (40,440)         (3,259)             -               -              -      (6,536)
Policy maintenance charges                 (8,488)         (7,299)        (1,769)         (1,926)        (5,648)     (4,525)
Transfers among the sub-accounts
  and with the Fixed Account - net         38,860         (90,367)       204,209          (5,923)       176,972      65,725
                                   --------------  --------------    -----------     -----------    -----------  ----------

Increase (decrease) in net assets
  from policy transactions                (30,533)       (112,955)       202,440          (7,849)       133,627      54,664
                                   --------------  --------------    -----------     -----------    -----------  ----------

INCREASE (DECREASE) IN NET ASSETS          50,125        (291,620)       254,297         (30,815)       214,256     (54,582)

NET ASSETS AT BEGINNING OF PERIOD         523,916         815,536        118,589         149,404        312,289     366,871
                                   --------------  --------------    -----------     -----------    -----------  ----------

NET ASSETS AT END OF PERIOD        $      574,041  $      523,916    $   372,886     $   118,589    $   526,545  $  312,289
                                   ==============  ==============    ===========     ===========    ===========  ==========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                                59,707          71,046         15,191          17,279         47,254      39,685
  Units issued                              8,040          53,003         31,816          17,411         26,799      18,241
  Units redeemed                          (11,494)        (64,342)       (14,805)        (19,499)        (9,701)    (10,672)
                                   --------------  --------------    -----------     -----------    -----------  ----------
  Units outstanding at end
  of period                                56,253          59,707         32,202          15,191         64,352      47,254
                                   ==============  ==============    ===========     ===========    ===========  ==========




See notes to financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,
------------------------------------------------------------------------------

                                                                                        Van Kampen Life Investment
                                   The Universal Institutional Funds, Inc. Sub-Account      Trust Sub-Account
                                   ---------------------------------------------------  --------------------------


                                   UIF International Magnum     UIF U.S. Real Estate        LIT Emerging Growth
                                   ------------------------    -----------------------  --------------------------


                                     2003         2002            2003        2002          2003         2002
                                   ----------  -----------     -----------  ----------  -----------     ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $     (921) $       135     $    (2,369) $    3,725  $    (5,102)    $   (3,240)
Net realized gains (losses)              (870)        (706)          2,648      (7,010)     (37,672)      (113,909)
Change in unrealized gains (losses)    31,820      (23,258)         85,158     (19,876)     171,804       (134,668)
                                   ----------  -----------     -----------  ----------  -----------     ----------

Increase (decrease) in net assets
  from operations                      30,029      (23,829)         85,437     (23,161)     129,030       (251,817)
                                   ----------  -----------     -----------  ----------  -----------     ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                    -            -               -           -            -              -
Benefit payments                            -            -               -           -      (11,960)             -
Payments on termination                     -            -            (440)          -       (2,531)        (3,725)
Policy maintenance charges             (1,674)      (1,575)         (4,010)     (2,909)      (8,140)        (7,976)
Transfers among the sub-accounts
  and with the Fixed Account - net      2,914        2,858          92,248      84,705       85,494        (54,155)
                                   ----------  -----------     -----------  ----------  -----------     ----------

Increase (decrease) in net assets
  from policy transactions              1,240        1,283          87,798      81,796       62,863        (65,856)
                                   ----------  -----------     -----------  ----------  -----------     ----------

INCREASE (DECREASE) IN NET ASSETS      31,269      (22,546)        173,235      58,635      191,893       (317,673)

NET ASSETS AT BEGINNING OF PERIOD     111,966      134,512         172,919     114,284      479,930        797,603
                                   ----------  -----------     -----------  ----------  -----------     ----------

NET ASSETS AT END OF PERIOD        $  143,235  $   111,966     $   346,154  $  172,919  $   671,823     $  479,930
                                   ==========  ===========     ===========  ==========  ===========     ==========


UNITS OUTSTANDING
  Units outstanding at beginning
  of period                            16,352       16,195          13,864       8,948       67,208         74,733
  Units issued                            848        5,118           7,292      13,403       21,180         41,196
  Units redeemed                         (635)      (4,961)           (930)     (8,487)     (13,842)       (48,721)
                                   ----------  -----------     -----------  ----------  -----------     ----------

  Units outstanding at end
  of period                            16,565       16,352          20,226      13,864       74,546         67,208
                                   ==========  ===========     ===========  ==========  ===========     ==========










See notes to financial statements.

------------------------------------------------------------------------------


4. PURCHASES OF INVESTMENTS

    The cost of purchases of investments for the year ended December 31, 2003 were as follows:




                                                                    Purchases
                                                                  ----------------
Investments in the Morgan Stanley Variable Investment Series
  Sub-Accounts:
    Aggressive Equity                                             $         91,656
    Dividend Growth                                                        363,602
    Equity                                                                 302,718
    European Growth                                                         45,938
    Global Advantage                                                        40,360
    Global Dividend Growth                                                  57,922
    High Yield                                                             187,200
    Income Builder                                                         128,167
    Limited Duration                                                       437,008
    Money Market                                                         1,809,483
    Pacific Growth                                                         221,979
    Quality Income Plus                                                    905,284
    S&P 500 Index                                                          324,076
    Strategist                                                             294,678
    Utilities                                                               65,326

Investments in The Universal Institutional Funds, Inc. Sub-Accounts:
    UIF Emerging Markets Equity                                            286,813
    UIF Equity Growth                                                      198,059
    UIF International Magnum                                                 3,386
    UIF U.S. Real Estate                                                   101,470

Investments in the Van Kampen Life Investment Trust Sub-Account:
    LIT Emerging Growth                                                    105,585
                                                                  ----------------

                                                                  $      5,970,710
                                                                  ================



------------------------------------------------------------------------------

5.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 3, the expense ratio represents mortality and expense risk charges which are assessed as a percentage of daily net assets.



     Items in the following table are notated as follows:

     * Investment Income Ratio - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

     **Expense Ratio - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying fund have been excluded.


     **Total Return - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

     Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.




                                       At December 31,                              For the year ended December 31,
                                -------------------------------------------   -------------------------------------------
                                    Units        Accumulation    Net Assets    Investment     Expense          Total
                                   (000s)       Unit Fair Value    (000s)     Income Ratio*    Ratio**        Return***
                                -------------   ---------------  ----------   ------------  --------------  -------------

Investments in the Morgan
  Stanley Variable
  Investment Series
  Sub-Accounts:
    Aggressive Equity
      2003                      $          51   $          9.61  $      494        40.01 %         0.90 %         24.93 %
      2002                                 58              7.69         447         0.29           0.90          -23.30
      2001                                 51             10.02         511         0.36           0.90          -29.11
    Capital Growth
      2002 (a)                              -               N/A           -         0.49           0.90             N/A
      2001                                 59             10.83         637         0.51           0.90          -26.97
    Dividend Growth
      2003                                379             11.32       4,289         1.84           0.90           26.74
      2002                                402              8.93       3,593         2.05           0.90          -18.75
      2001                                433             11.00       4,761         1.92           0.90           -6.06



(a) On August 31, 2002, Capital Growth merged with Money Market

21

NOTES TO FINANCIAL STATEMENTS (continued)
------------------------------------------------------------------------------

5. FINANCIAL HIGHLIGHTS (continued)



                                               At December 31,                   For the year ended December 31,
                                   -----------------------------------------  ------------------------------------

                                     Units       Accumulation     Net Assets   Investment       Expense     Total
                                    (000s)       Unit Fair Value   (000s)      Income Ratio*    Ratio**    Return***
                                   ------------  ---------------  ----------  ---------------   -------   ----------

Investments in the Morgan Stanley
  Variable Investment Series
  Sub-Accounts (continued):
    Equity
      2003                                 226   $      12.73     $   2,875        0.36 %        0.90 %      21.71 %
      2002                                 236          10.46         2,468        0.37          0.90       -21.92
      2001                                 257          13.40         3,442        0.50          0.90       -27.53
    European Growth
      2003                                  53          12.35           649        0.88          0.90        27.87
      2002                                  55           9.66           527        1.48          0.90       -22.06
      2001                                  65          12.39           803        1.06          0.90       -18.50
    Global Advantage
      2003                                  11           7.50            79        0.73          0.90        29.94
      2002                                   6           5.77            36        1.01          0.90       -21.52
      2001                                   8           7.35            56        0.71          0.90       -24.02
    Global Dividend Growth
      2003                                  70          13.13           919        1.85          0.90        30.89
      2002                                  74          10.03           738        1.78          0.90       -13.30
      2001                                  74          11.57           857        2.77          0.90        -7.09
    High Yield
      2003                                  75           4.75           354       10.47          0.90        26.59
      2002                                  51           3.75           190       19.50          0.90        -7.97
      2001                                  43           4.07           177       18.26          0.90       -34.35
    Income Builder
      2003                                  52          12.40           642        3.21          0.90        19.76
      2002                                  43          10.35           449        4.57          0.90        -8.47
      2001                                  43          11.31           487        4.94          0.90         1.38
    Limited Duration
      2003                                  52          11.70           613        3.88          0.90         1.31
      2002                                  60          11.55           697        3.19          0.90         3.12
      2001                                  12          11.20           135        3.31          0.90         5.76
    Money Market
      2003                                 243          11.81         2,874        0.69          0.90        -0.23
      2002 (a)                             252          11.84         2,978        1.21          0.90         0.43
      2001                                 239          11.78         2,815        3.75          0.90         2.97
    Pacific Growth
      2003                                  51           6.38           328        0.00          0.90        28.48
      2002                                  23           4.97           116        0.00          0.90       -23.56
      2001                                  23           6.50           149        1.29          0.90       -28.08
    Quality Income Plus
      2003                                 129          13.98         1,800        5.76          0.90         7.47
      2002                                 141          13.01         1,838        5.91          0.90         4.57
      2001                                 134          12.44         1,662        6.19          0.90         8.58



(a) On August 31, 2002, Capital Growth merged with Money Market

                                       22

NOTES TO FINANCIAL STATEMENTS (continued)
------------------------------------------------------------------------------

5. FINANCIAL HIGHLIGHTS (continued)



                                                      At December 31,                    For the year ended December 31,
                                        -------------------------------------------    --------------------------------------

                                            Units     Accumulation      Net Assets     Investment      Expense      Total
                                           (000s)     Unit Fair Value     (000s)       Income Ratio*   Ratio**      Return***
                                        ------------  ---------------  ------------    -------------  ----------   ----------


Investments in the Morgan Stanley
  Variable Investment Series
  Sub-Accounts (continued):
    S&P 500 Index
      2003                                      180   $         8.24   $      1,481         1.10 %      0.90 %       26.71 %
      2002                                      159             6.50          1,031         1.14        0.90        -23.18
      2001                                      159             8.46          1,345         0.85        0.90        -13.03
    Strategist
      2003                                      114            14.93          1,699         1.67        0.90         25.11
      2002                                      104            11.93          1,241         1.65        0.90        -10.70
      2001                                       90            13.36          1,202         2.40        0.90        -10.99
    Utilities
      2003                                       56            10.20            574         2.88        0.90         16.29
      2002                                       60             8.77            524         2.77        0.90        -23.56
      2001                                       71            11.48            816         2.07        0.90        -26.42

Investments in The Universal
  Institutional Funds, Inc.
  Sub-Accounts:
    UIF Emerging Markets Equity
      2003                                       32           11.58             373        0.00         0.90         48.33
      2002                                       15            7.81             119        0.00         0.90         -9.72
      2001                                       17            8.65             149        0.00         0.90         -7.33
    UIF Equity Growth
      2003                                       64            8.18             527        0.00         0.90         23.81
      2002                                       47            6.61             312        0.18         0.90        -28.51
      2001                                       40            9.24             367        0.00         0.90        -15.88
    UIF International Magnum
      2003                                       17            8.65             143        0.12         0.90         26.28
      2002                                       16            6.85             112        1.02         0.90        -17.56
      2001                                       16            8.31             135        0.49         0.90        -20.02
    UIF U.S. Real Estate
      2003                                       20           17.11             346        0.00         0.90         37.22
      2002                                       14           12.47             173        3.83         0.90         -2.35
      2001                                        9           12.77             114        4.94         0.90          8.85

Investments in the Van Kampen
  Life Investment Trust
  Sub-Account:
    LIT Emerging Growth
      2003                                      75             9.01             672        0.00        0.90          26.20
      2002                                      67             7.14             480        0.37        0.90         -33.09
      2001                                      75            10.67             798        0.00        0.90         -32.11


               -------------------------------------------------------
               ALLSTATE LIFE VARIABLE LIFE
               SEPARATE ACCOUNT A
               CONDENSED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2004 AND FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (UNAUDITED)

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
------------------------------------------------------------------------------------------------------------------------------
(unaudited)

                                Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley
                                   Variable       Variable        Variable        Variable        Variable        Variable
                                  Investment     Investment      Investment      Investment      Investment      Investment
                                    Series         Series          Series          Series          Series          Series
                                  Sub-Account    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                --------------  --------------  --------------  --------------  --------------  --------------
                                                                                                                    Global
                                  Aggressive       Dividend                        European         Global         Dividend
                                    Equity          Growth         Equity           Growth         Advantage        Growth
                                --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value       $      445,486  $    4,262,118  $    2,676,569  $      622,794  $       83,808  $      963,014
                                --------------  --------------  --------------  --------------  --------------  --------------

   Total assets                 $      445,486  $    4,262,118  $    2,676,569  $      622,794  $       83,808  $      963,014
                                ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units              $      445,486  $    4,262,118  $    2,676,569  $      622,794  $       83,808  $      963,014
                                --------------  --------------  --------------  --------------  --------------  --------------

   Total net assets             $      445,486  $    4,262,118  $    2,676,569  $      622,794  $       83,808  $      963,014
                                ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                        44,683         314,315         123,231          38,803          11,608          74,594
                                ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments             $      528,100  $    5,140,689  $    4,184,670  $      850,269  $       98,534  $      980,235
                                ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE    $         9.59  $        11.35  $        12.63  $        12.02  $         7.40  $        13.38
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
------------------------------------------------------------------------------------------------------------------------------
(unaudited)

                                Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley
                                   Variable       Variable        Variable        Variable        Variable        Variable
                                  Investment     Investment      Investment      Investment      Investment      Investment
                                    Series         Series          Series          Series          Series          Series
                                  Sub-Account    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                --------------  --------------  --------------  --------------  --------------  --------------
                                                                   Limited                         Quality
                                  High Yield    Income Builder     Duration      Money Market     Income Plus    S&P 500 Index
                                --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value       $      343,235  $      652,556  $      586,293  $    3,614,245  $    1,775,201  $    1,509,126
                                --------------  --------------  --------------  --------------  --------------  --------------

   Total assets                 $      343,235  $      652,556  $      586,293  $    3,614,245  $    1,775,201  $    1,509,126
                                ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units              $      343,235  $      652,556  $      586,293  $    3,614,245  $    1,775,201  $    1,509,126

   Total net assets             $      343,235  $      652,556  $      586,293  $    3,614,245  $    1,775,201  $    1,509,126
                                ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                       290,877          58,948          59,765       3,614,245         166,529         147,954
                                ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments             $      578,941  $      646,170  $      606,378  $    3,614,245  $    1,755,283  $    1,646,152
                                ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE    $         5.00  $        12.73  $        11.75  $        11.79  $        14.39  $         8.28
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
------------------------------------------------------------------------------------------------------------------------------
(unaudited)

                                Morgan Stanley  Morgan Stanley
                                   Variable        Variable     The Universal   The Universal   The Universal   The Universal
                                 Investment      Investment     Institutional   Institutional   Institutional   Institutional
                                   Series          Series        Funds, Inc.      Funds, Inc.    Funds, Inc.     Funds, Inc.
                                 Sub-Account     Sub-Account     Sub-Account      Sub-Account    Sub-Account     Sub-Account
                                --------------  --------------  --------------  --------------  --------------  --------------
                                                                  Van Kampen                    Van Kampen UIF    Van Kampen
                                                                 UIF Emerging   Van Kampen UIF   International     UIF U.S.
                                  Strategist      Utilities     Markets Equity   Equity Growth      Magnum       Real Estate
                                --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value       $    1,707,254  $      575,354  $      358,796  $      486,753  $      146,124  $      364,901
                                --------------  --------------  --------------  --------------  --------------  --------------

   Total assets                 $    1,707,254  $      575,354  $      358,796  $      486,753  $      146,124  $      364,901
                                ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units              $    1,707,254  $      575,354  $      358,796  $      486,753  $      146,124  $      364,901

   Total net assets             $    1,707,254  $      575,354  $      358,796  $      486,753  $      146,124  $      364,901
                                ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                       110,217          43,260          38,089          38,971          14,850          20,863
                                ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments             $    1,649,614  $      774,065  $      337,519  $      579,136  $      156,861  $      264,632
                                ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE    $        15.19  $        10.97  $        12.07  $         7.96  $         8.79  $        19.80
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
----------------------------------------------
(unaudited)

                                 Van Kampen
                                    Life
                                 Investment
                                    Trust
                                 Sub-Account
                                --------------
                                 LIT Emerging
                                    Growth
                                --------------
ASSETS
Investments at fair value       $      637,922
                                --------------

   Total assets                 $      637,922
                                ==============

NET ASSETS
Accumulation units              $      637,922

   Total net assets             $      637,922
                                ==============

FUND SHARE INFORMATION
Number of shares                        26,928
                                ==============

Cost of investments             $      964,612
                                ==============

ACCUMULATION UNIT FAIR VALUE    $         8.72
                                ==============

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                          Morgan        Morgan         Morgan           Morgan     Morgan         Morgan
                                         Stanley        Stanley        Stanley          Stanley    Stanley        Stanley
                                         Variable       Variable      Variable         Variable    Variable      Variable
                                        Investment     Investment    Investment       Investment  Investment    Investment
                                          Series         Series        Series           Series      Series        Series
                                       Sub-Account    Sub-Account    Sub-Account     Sub-Account  Sub-Account   Sub-Account
                                       -----------    -----------    -----------     -----------  -----------   -----------

                                                                                                                  Global
                                        Aggressive      Dividend                       European     Global       Dividend
                                          Equity         Growth        Equity           Growth     Advantage      Growth
                                       -----------    -----------    -----------     -----------  -----------   -----------
NET INVESTMENT INCOME (LOSS)
Dividends                              $        47    $    41,379    $         -     $     7,599  $       379   $    14,510
Charges from Allstate Life
  Insurance Company:
    Mortality and expense risk              (3,122)       (29,026)       (18,672)         (4,307)        (574)       (6,422)
                                       -----------    -----------    -----------     -----------  -----------   -----------

    Net investment income (loss)            (3,075)        12,353        (18,672)          3,292         (195)        8,088
                                       -----------    -----------    -----------     -----------  -----------   -----------

NET REALIZED AND UNREALIZED
    GAINS (LOSSES) ON
    INVESTMENTS
Realized gains (losses) on
  fund shares:
    Proceeds from sales                     58,369        196,542        297,155          19,864        2,203        47,264
    Cost of investments sold                68,207        235,598        461,135          27,246        2,585        48,087
                                       -----------    -----------    -----------     -----------  -----------   -----------

      Realized gains (losses)
        on fund shares                      (9,838)       (39,056)      (163,980)         (7,382)        (382)         (823)

Realized gain distributions                      -              -              -               -            -             -
                                       -----------    -----------    -----------     -----------  -----------   -----------

    Net realized gains (losses)             (9,838)       (39,056)      (163,980)         (7,382)        (382)         (823)

Change in unrealized gains
  (losses)                                  12,956         36,711        160,385         (13,823)        (801)       10,040
                                       -----------    -----------    -----------     -----------  -----------   -----------

    Net realized and unrealized
      gains (losses) on investments          3,118         (2,345)        (3,595)        (21,205)      (1,183)        9,217
                                       -----------    -----------    -----------     -----------  -----------   -----------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                    $        43    $    10,008    $   (22,267)    $   (17,913) $    (1,378)  $    17,305
                                       ===========    ===========    ===========     ===========  ===========   ===========

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                          Morgan        Morgan         Morgan           Morgan     Morgan         Morgan
                                         Stanley        Stanley        Stanley          Stanley    Stanley        Stanley
                                         Variable       Variable      Variable         Variable    Variable      Variable
                                        Investment     Investment    Investment       Investment  Investment    Investment
                                          Series         Series        Series           Series      Series        Series
                                       Sub-Account    Sub-Account    Sub-Account     Sub-Account  Sub-Account   Sub-Account
                                       -----------    -----------    -----------     -----------  -----------   -----------

                                                        Income        Limited           Money       Pacific       Quality
                                        High Yield      Builder       Duration          Market     Growth (a)   Income Plus
                                       -----------    -----------    -----------     -----------  -----------   -----------
NET INVESTMENT INCOME (LOSS)
Dividends                              $    19,294    $    16,202    $    18,650     $    17,495  $         -   $    75,375
Charges from Allstate Life
  Insurance Company:
    Mortality and expense risk              (2,264)        (4,396)        (4,020)        (23,101)        (927)      (12,061)
                                       -----------    -----------    -----------     -----------  -----------   -----------

    Net investment income (loss)            17,030         11,806         14,630          (5,606)        (927)       63,314
                                       -----------    -----------    -----------     -----------  -----------   -----------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on
  fund shares:
    Proceeds from sales                     32,108         19,558         42,771         529,703      472,189       131,555
    Cost of investments sold                54,893         19,405         43,510         529,703      462,810       130,768
                                       -----------    -----------    -----------     -----------  -----------   -----------

      Realized gains (losses)
        on fund shares                     (22,785)           153           (739)              -        9,379           787

Realized gain distributions                      -              -              -               -            -             -
                                       -----------    -----------    -----------     -----------  -----------   -----------

    Net realized gains (losses)            (22,785)           153           (739)              -        9,379           787

Change in unrealized gains (losses)         23,209          4,943        (11,125)              -       21,738       (13,573)
                                       -----------    -----------    -----------     -----------  -----------   -----------

    Net realized and unrealized
      gains (losses) on investments            424          5,096        (11,864)              -       31,117       (12,786)
                                       -----------    -----------    -----------     -----------  -----------   -----------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                    $    17,454    $    16,902    $     2,766     $    (5,606) $    30,190   $    50,528
                                       ===========    ===========    ===========     ===========  ===========   ===========

(a) For period beginning January 1, 2004 and ended April 30, 2004

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
--------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                          Morgan        Morgan         Morgan
                                         Stanley        Stanley        Stanley
                                         Variable       Variable      Variable     The Universal  The Universal    The Universal
                                        Investment     Investment    Investment    Institutional  Institutional    Institutional
                                          Series         Series        Series       Funds, Inc.    Funds, Inc.      Funds, Inc.
                                       Sub-Account    Sub-Account    Sub-Account    Sub-Account    Sub-Account      Sub-Account
                                       -----------    -----------    -----------   -------------  -------------    -------------

                                                                                     Van Kampen
                                                                                    UIF Emerging  Van Kampen UIF   Van Kampen UIF
                                          S&P                                         Markets         Equity       International
                                        500 Index      Strategist     Utilities      Equity (b)     Growth (c)       Magnum (d)
                                       -----------    -----------    -----------   -------------  -------------    -------------
NET INVESTMENT INCOME (LOSS)
Dividends                              $    14,735    $    24,200    $    11,413   $       2,392  $         875    $       4,262
Charges from Allstate Life
  Insurance Company:
    Mortality and expense risk             (10,201)       (11,523)        (3,871)         (2,407)        (3,410)            (993)
                                       -----------    -----------    -----------   -------------  -------------    -------------

    Net investment income (loss)             4,534         12,677          7,542             (15)        (2,535)           3,269
                                       -----------    -----------    -----------   -------------  -------------    -------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on
  fund shares:
    Proceeds from sales                     55,686         74,870         72,472         236,306        123,609            6,251
    Cost of investments sold                60,137         72,079        103,008         204,467        143,690            6,775
                                       -----------    -----------    -----------   -------------  -------------    -------------

      Realized gains (losses)
        on fund shares                      (4,451)         2,791        (30,536)         31,839        (20,081)            (524)

Realized gain distributions                      -              -              -               -              -                -
                                       -----------    -----------    -----------   -------------  -------------    -------------

    Net realized gains (losses)             (4,451)         2,791        (30,536)         31,839        (20,081)            (524)

Change in unrealized gains (losses)          7,572         13,420         63,897         (18,819)         9,019             (757)
                                       -----------    -----------    -----------   -------------  -------------    -------------

    Net realized and unrealized
      gains (losses) on investments          3,121         16,211         33,361          13,020        (11,062)          (1,281)
                                       -----------    -----------    -----------   -------------  -------------    -------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                    $     7,655    $    28,888    $    40,903   $      13,005  $     (13,597)   $       1,988
                                       ===========    ===========    ===========   =============  =============    =============

(b) Previously known as UIF Emerging Markets Equity
(c) Previously known as UIF Equity Growth
(d) Previously known as UIF International Magnum

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------
(unaudited)                                               Van Kampen
                                       The Universal         Life
                                       Institutional      Investment
                                        Funds, Inc.         Trust
                                        Sub-Account      Sub-Account
                                      ---------------  ----------------

                                        Van Kampen
                                         UIF U.S.        LIT Emerging
                                      Real Estate (e)       Growth
                                      ---------------  ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $         6,248  $              -
Charges from Allstate Life
  Insurance Company:
    Mortality and expense risk                 (2,402)           (4,480)
                                      ---------------  ----------------

    Net investment income (loss)                3,846            (4,480)
                                      ---------------  ----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on
  fund shares:
    Proceeds from sales                        39,128            55,515
    Cost of investments sold                   30,450            82,628
                                      ---------------  ----------------

      Realized gains (losses)
        on fund shares                          8,678           (27,113)

Realized gain distributions                     7,273                 -
                                      ---------------  ----------------

    Net realized gains (losses)                15,951           (27,113)

Change in unrealized gains (losses)            31,860             9,287
                                      ---------------  ----------------

    Net realized and unrealized
      gains (losses) on investments            47,811           (17,826)
                                      ---------------  ----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                   $        51,657  $        (22,306)
                                      ===============  ================

(e) Previously known as UIF U.S. Real Estate

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley
                                       Variable        Variable        Variable        Variable        Variable        Variable
                                      Investment      Investment      Investment      Investment      Investment      Investment
                                        Series          Series          Series          Series          Series          Series
                                      Sub-Account    Sub-Account     Sub-Account     Sub-Account      Sub-Account     Sub-Account
                                    --------------  --------------  --------------  --------------  --------------  --------------
                                                                                                                        Global
                                      Aggressive       Dividend                        European         Global         Dividend
                                        Equity          Growth          Equity          Growth         Advantage        Growth
                                    --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)        $       (3,075) $       12,353  $      (18,672) $        3,292  $         (195) $        8,088
Net realized gains (losses)                 (9,838)        (39,056)       (163,980)         (7,382)           (382)           (823)
Change in unrealized gains (losses)         12,956          36,711         160,385         (13,823)           (801)         10,040
                                    --------------  --------------  --------------  --------------  --------------  --------------

Increase (decrease) in net assets
  from operations                               43          10,008         (22,267)        (17,913)         (1,378)         17,305
                                    --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                         -               -               -               -               -               -
Benefit payments                                 -         (23,980)        (14,069)           (815)           (818)        (14,486)
Payments on termination                    (17,460)        (48,959)       (168,499)         (4,456)              -          (9,019)
Policy maintenance charge                   (4,926)        (48,467)        (31,979)         (6,774)           (884)        (10,545)
Transfers among the sub-accounts
  and with the Fixed Account - net         (25,978)         84,351          38,317           3,698           7,670          60,311
                                    --------------  --------------  --------------  --------------  --------------  --------------

Increase (decrease) in net assets
  from policy transactions                 (48,364)        (37,055)       (176,230)         (8,347)          5,968          26,261
                                    --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS          (48,321)        (27,047)       (198,497)        (26,260)          4,590          43,566

NET ASSETS AT BEGINNING OF PERIOD          493,807       4,289,165       2,875,066         649,054          79,218         919,448
                                    --------------  --------------  --------------  --------------  --------------  --------------

NET ASSETS AT END OF PERIOD         $      445,486  $    4,262,118  $    2,676,569  $      622,794  $       83,808  $      963,014
                                    ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                  51,405          378,778         225,847          52,565          10,567          70,042
      Units issued                           3,680           28,588          83,703           2,723             988           6,600
      Units redeemed                        (8,636)         (31,766)        (97,582)         (3,454)           (225)         (4,665)
                                     -------------   --------------  --------------  --------------  --------------  --------------
  Units outstanding at end of period        46,449          375,600         211,968          51,834          11,330          71,977
                                     =============   ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley  Morgan Stanley
                                       Variable        Variable        Variable        Variable        Variable        Variable
                                      Investment      Investment      Investment      Investment      Investment      Investment
                                        Series          Series          Series          Series          Series           Series
                                      Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                    --------------  --------------  --------------  --------------  --------------  --------------
                                                                      Limited                         Pacific            Quality
                                      High Yield    Income Builder     Duration      Money Market     Growth (a)      Income Plus
                                    --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)        $      17,030  $       11,806  $       14,630  $       (5,606) $         (927) $       63,314
Net realized gains (losses)               (22,785)            153            (739)              -           9,379             787
Change in unrealized gains (losses)        23,209           4,943         (11,125)              -          21,738         (13,573)
                                    -------------  --------------  --------------  --------------  --------------  --------------

Increase (decrease) in net assets
  from operations                          17,454          16,902           2,766          (5,606)         30,190          50,528
                                    -------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -       1,459,768               -               -
Benefit payments                                -            (765)         (5,656)         (4,501)              -         (68,580)
Payments on termination                         -          (5,618)              -        (214,002)       (154,065)              -
Policy maintenance charge                  (3,807)         (7,976)         (6,869)        (43,669)         (2,441)        (20,690)
Transfers among the sub-accounts
  and with the Fixed Account - net        (24,400)          7,627         (16,788)       (451,804)       (202,109)         14,430
                                    -------------  --------------  --------------  --------------  --------------  --------------

Increase (decrease) in net assets
  from policy transactions                (28,207)         (6,732)        (29,313)        745,792        (358,615)        (74,840)
                                    -------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS         (10,753)         10,170         (26,547)        740,186        (328,425)        (24,312)

NET ASSETS AT BEGINNING OF PERIOD         353,988         642,386         612,840       2,874,059         328,425       1,799,513
                                    -------------  --------------  --------------  --------------  --------------  --------------

NET ASSETS AT END OF PERIOD         $     343,235  $      652,556  $      586,293  $    3,614,245  $            -  $    1,775,201
                                    =============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                 74,577          51,803          52,372         243,403           51,451         128,703
      Units issued                          6,194             826           2,253         764,975          206,428           4,637
      Units redeemed                      (12,061)         (1,368)         (4,747)       (701,764)        (257,879)         (9,988)
                                    -------------  --------------  --------------  --------------   --------------  --------------
  Units outstanding at end of period       68,710          51,261          49,878         306,614                -         123,352
                                    =============  ==============  ==============  ==============   ==============  ==============

(a) For period beginning January 1, 2004 and ended April 30, 2004

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    Morgan Stanley  Morgan Stanley  Morgan Stanley
                                       Variable        Variable        Variable     The Universal   The Universal   The Universal
                                      Investment      Investment      Investment    Institutional   Institutional   Institutional
                                        Series          Series          Series       Funds, Inc.     Funds, Inc.     Funds, Inc.
                                      Sub-Account     Sub-Account     Sub-Account    Sub-Account     Sub-Account     Sub-Account
                                    --------------  --------------  --------------  -------------   --------------  --------------
                                                                                      Van Kampen
                                                                                     UIF Emerging   Van Kampen UIF  Van Kampen UIF
                                                                                       Markets          Equity       International
                                     S&P 500 Index    Strategist      Utilities       Equity (b)      Growth (c)      Magnum (d)
                                    --------------  --------------  --------------  -------------   --------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)        $        4,534  $       12,677  $        7,542  $         (15) $        (2,535) $        3,269
Net realized gains (losses)                 (4,451)          2,791         (30,536)        31,839          (20,081)           (524)
Change in unrealized gains (losses)          7,572          13,420          63,897        (18,819)           9,019            (757)
                                    --------------  --------------  --------------  -------------   --------------  --------------

Increase (decrease) in net assets
  from operations                            7,655          28,888          40,903         13,005          (13,597)          1,988
                                    --------------  --------------  --------------  -------------   --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                         -               -               -              -                -               -
Benefit payments                            (1,583)         (1,569)        (34,683)             -                -               -
Payments on termination                    (20,643)        (17,766)              -       (159,057)        (127,674)              -
Policy maintenance charge                  (16,068)        (20,066)         (6,993)        (5,314)          (7,115)         (1,530)
Transfers among the sub-accounts
  and with the Fixed Account - net          58,585          19,101           2,086        137,276          108,594           2,431
                                    --------------  --------------  --------------  -------------   --------------  --------------

Increase (decrease) in net assets
  from policy transactions                  20,291         (20,300)        (39,590)       (27,095)         (26,195)            901
                                    --------------  --------------  --------------  -------------   --------------  --------------

INCREASE (DECREASE) IN NET ASSETS           27,946           8,588           1,313        (14,090)         (39,792)          2,889

NET ASSETS AT BEGINNING OF PERIOD        1,481,180       1,698,666         574,041        372,886          526,545         143,235
                                    --------------  --------------  --------------  -------------   --------------  --------------

NET ASSETS AT END OF PERIOD         $    1,509,126  $    1,707,254  $      575,354  $     358,796   $      486,753  $      146,124
                                    ==============  ==============  ==============  =============   ==============  ==============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                 179,850         113,771          56,253         32,202           64,352          16,565
      Units issued                           9,316           5,273          14,388        122,315          124,270           1,383
      Units redeemed                        (6,982)         (6,633)        (18,202)      (124,794)        (127,444)         (1,319)
                                    --------------  --------------  --------------  -------------   --------------  --------------
  Units outstanding at end of period       182,184         112,411          52,439         29,723           61,178          16,629
                                    ==============  ==============  ==============  =============   ==============  ==============

(b) Previously known as UIF Emerging Markets Equity
(c) Previously known as UIF Equity Growth
(d) Previously known as UIF International Magnum

See notes to condensed financial statements.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
----------------------------------------------------------------------
(unaudited)
                                                          Van Kampen
                                       The Universal         Life
                                       Institutional      Investment
                                        Funds, Inc.          Trust
                                        Sub-Account       Sub-Account
                                      ---------------   ---------------
                                       Van Kampen
                                         UIF U.S.        LIT Emerging
                                      Real Estate (e)       Growth
                                      ---------------   ---------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $         3,846   $        (4,480)
Net realized gains (losses)                    15,951           (27,113)
Change in unrealized gains (losses)            31,860             9,287
                                      ---------------   ---------------

Increase (decrease) in net assets
  from operations                              51,657           (22,306)
                                      ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                            -                 -
Benefit payments                               (1,749)             (764)
Payments on termination                             -               (53)
Policy maintenance charge                      (3,997)           (7,097)
Transfers among the sub-accounts
  and with the Fixed Account - net            (27,164)           (3,681)
                                      ---------------   ---------------

Increase (decrease) in net assets
  from policy transactions                    (32,910)          (11,595)
                                      ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS              18,747           (33,901)

NET ASSETS AT BEGINNING OF PERIOD             346,154           671,823
                                      ---------------   ---------------

NET ASSETS AT END OF PERIOD           $       364,901   $       637,922
                                      ===============   ===============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                     20,226            74,546
      Units issued                                211            19,655
      Units redeemed                           (2,009)          (21,073)
                                      ---------------   ---------------
  Units outstanding at end of period           18,428            73,128
                                      ===============   ===============

(e) Previously known as UIF U.S. Real Estate

See notes to condensed financial statements.

                 ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

Allstate Life Variable Life Separate Account A (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Allstate Life Insurance Company ("Allstate Life"). The assets of the Account are legally segregated from those of Allstate Life. Allstate Life is wholly owned by Allstate Insurance Company, which is wholly owned by The Allstate Corporation.

These condensed financial statements and notes as of September 30, 2004 and for the nine-month period ended September 30, 2004 are unaudited. The condensed financial statements reflect all adjustments (consisting of normal recurring accruals), which are, in the opinion of management, necessary for the fair presentation of the financial position. These condensed financial statements and notes should be read in conjunction with the Allstate Life Variable Life Separate Account A audited financial statements and notes for the period ended December 31, 2003. The results of operations for the interim period should not be considered indicative of results to be expected for the full year.

Allstate Life issues the Morgan Stanley Variable Life policy. The deposits are invested at the direction of the policyholders in the sub-accounts that comprise the Account. Absent any policy provisions wherein Allstate Life contractually guarantees either a minimum return or account value upon death or annuitization, variable life policyholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

MORGAN STANLEY VARIABLE INVESTMENT SERIES    THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
   Aggressive Equity                              Van Kampen UIF Emerging Markets Equity
   Dividend Growth                                  (Previously known as UIF Emerging
   Equity                                           Markets Equity)
   European Growth                                Van Kampen UIF Equity Growth (Previously
   Global Advantage                                 known as UIF Equity Growth)
   Global Dividend Growth                         Van Kampen UIF International Magnum
   High Yield                                       (Previously known as UIF International
   Income Builder                                   Magnum)
   Limited Duration                               Van Kampen UIF U. S. Real Estate
   Money Market                                     (Previously known as UIF U. S. Real
   Pacific Growth (Closed 4/30/2004)                Estate)
   Quality Income Plus                       VAN KAMPEN LIFE INVESTMENT TRUST
   S&P 500 Index                                  LIT Emerging Growth
   Strategist
   Utilities

2.   MERGERS

In August 2004, the Boards of Directors of Allstate Life and Glenbrook Life and Annuity Company ("Glenbrook Life") approved the merger of Glenbrook Life into Allstate Life (the "Merger"). Glenbrook Life and Allstate Life will consummate the Merger on January 1, 2005. Allstate Life is the surviving legal entity and Glenbrook Life will no longer exist as an independent entity as a result of the Merger. In conjunction with the Merger, the Account will merge with Glenbrook Life Variable Life Separate Account A ("Separate Account A") and will be accounted for as a pooling of interests under Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations". Collectively, the Account and Separate Account A are referred to as the "Separate Accounts".

At September 30, 2004, the Account and Separate Account A offered 19 and 61 variable sub-accounts, respectively. Two sub-accounts offered by the Account were invested in the same underlying funds as two of the sub-accounts offered by Separate Account A. Upon completion of the merger on January 1, 2005, the Account will offer 78 sub-accounts after giving effect to the combination of sub-accounts invested in the same underlying mutual funds.

                 ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

--------------------------------------------------------------------------------

The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units or accumulation unit values of the policyholders' interests in the sub-accounts. Additionally, the policies and related fee structures offered through the Account will not change as a result of the merger with Separate Account A. The table below presents a pro-forma listing of the net assets applicable to the sub-accounts giving effect to the Merger as of September 30, 2004.

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.  MERGERS (CONTINUED)

     PRO FORMA SCHEDULE OF THE PROSPECTIVE MERGER OF SUB-ACCOUNT NET ASSETS
                               SEPTEMBER 30, 2004

                                                                     Pre-Merger                    Post-Merger
------------------------------------------------------------------------------------------------------------------
                                                           Allstate Life      Glenbrook Life      Allstate Life
                                                           Variable Life      Variable Life       Variable Life
SUB-ACCOUNT                                             Separate Account A  Separate Account A  Separate Account A
------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
   AIM V. I. Aggressive Growth                          $                -  $        1,094,386  $        1,094,386
   AIM V. I. Balanced                                                    -           8,349,236           8,349,236
   AIM V. I. Basic Value                                                 -           1,724,543           1,724,543
   AIM V. I. Blue Chip                                                   -           2,516,667           2,516,667
   AIM V. I. Capital Appreciation                                        -           2,609,528           2,609,528
   AIM V. I. Capital Development                                         -             441,480             441,480
   AIM V. I. Core Equity                                                 -           3,365,629           3,365,629
   AIM V. I. Dent Demographics                                           -             340,834             340,834
   AIM V. I. Diversified Income                                          -           3,863,322           3,863,322
   AIM V. I. Government Securities                                       -           5,931,660           5,931,660
   AIM V. I. Growth                                                      -           1,937,381           1,937,381
   AIM V. I. High Yield                                                  -           1,253,970           1,253,970
   AIM V. I. International Growth                                        -           1,226,312           1,226,312
   AIM V. I. Mid Cap Core Equity                                         -             827,656             827,656
   AIM V. I. Money Market                                                -           4,768,915           4,768,915
   AIM V. I. Premier Equity                                              -           3,303,255           3,303,255
   INVESCO VIF - Technology                                              -             190,445             190,445
   INVESCO VIF - Utilities                                               -             728,233             728,233

American Century Variable Portfolios
   American Century VP Balanced                                          -             302,986             302,986
   American Century VP International                                     -             285,237             285,237

Dreyfus Socially Responsible Growth Fund, Inc.
   Dreyfus Socially Resonsible Growth Fund                               -             292,300             292,300

Dreyfus Stock Index Fund
   Dreyfus Stock Index Fund                                              -           1,847,586           1,847,586

Dreyfus Variable Investment Fund
   VIF Growth & Income                                                   -             358,020             358,020
   VIF Money Market                                                      -           2,376,547           2,376,547
   VIF Small Company Stock                                               -             202,646             202,646

Fidelity Variable Insurance Products Fund
   VIP Asset Manager Growth                                              -             241,580             241,580
   VIP Contrafund                                                        -           1,682,303           1,682,303
   VIP Equity-Income                                                     -           1,043,385           1,043,385
   VIP Growth                                                            -             877,032             877,032
   VIP High Income                                                       -             501,582             501,582

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.  MERGERS (CONTINUED)

     PRO FORMA SCHEDULE OF THE PROSPECTIVE MERGER OF SUB-ACCOUNT NET ASSETS
                               SEPTEMBER 30, 2004

                                                                     Pre-Merger                    Post-Merger
------------------------------------------------------------------------------------------------------------------
                                                          Allstate Life       Glenbrook Life      Allstate Life
                                                          Variable Life       Variable Life       Variable Life
SUB-ACCOUNT                                             Separate Account A  Separate Account A  Separate Account A
------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust
   Franklin Small Cap                                   $                -  $          491,376  $          491,376
   Mutual Shares Securities                                              -           1,085,612           1,085,612
   Templeton Developing Markets Securities                               -              34,598              34,598
   Templeton Foreign Securities                                          -             325,675             325,675
   Templeton Growth Securities                                           -              78,791              78,791

Goldman Sachs Variable Insurance Trust
   VIT Capital Growth                                                    -              32,756              32,756
   VIT CORE Small Cap Equity                                             -             162,804             162,804
   VIT CORE U. S. Equity                                                 -              85,713              85,713
   VIT International Equity                                              -               3,371               3,371

MFS Variable Insurance Trust
   MFS Emerging Growth                                                   -             886,705             886,705
   MFS Investors Trust                                                   -             132,559             132,559
   MFS New Discovery                                                     -             129,705             129,705
   MFS Research                                                          -             156,780             156,780
   MFS Utilities                                                         -             203,302             203,302

Morgan Stanley Variable Investment Series
   Aggressive Equity                                               445,486                   -             445,486
   Dividend Growth                                               4,262,118                   -           4,262,118
   Equity                                                        2,676,569                   -           2,676,569
   European Growth                                                 622,794                   -             622,794
   Global Advantage                                                 83,808                   -              83,808
   Global Dividend Growth                                          963,014                   -             963,014
   High Yield                                                      343,235                   -             343,235
   Income Builder                                                  652,556                   -             652,556
   Limited Duration                                                586,293                   -             586,293
   Money Market                                                  3,614,245                   -           3,614,245
   Quality Income Plus                                           1,775,201                   -           1,775,201
   S&P 500 Index                                                 1,509,126                   -           1,509,126
   Strategist                                                    1,707,254                   -           1,707,254
   Utilities                                                       575,354                   -             575,354

Oppenheimer Variable Account Funds
   Oppenheimer Aggressive Growth                                         -             149,285             149,285
   Oppenheimer Capital Appreciation                                      -             586,938             586,938
   Oppenheimer Global Securities                                         -             509,447             509,447

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.  MERGERS (CONTINUED)

     PRO FORMA SCHEDULE OF THE PROSPECTIVE MERGER OF SUB-ACCOUNT NET ASSETS
                               SEPTEMBER 30, 2004

                                                                       Pre-Merger                   Post-Merger
------------------------------------------------------------------------------------------------------------------
                                                          Allstate Life       Glenbrook Life       Allstate Life
                                                          Variable Life       Variable Life        Variable Life
SUB-ACCOUNT                                             Separate Account A  Separate Account A  Separate Account A
------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account Funds (continued)
   Oppenheimer Main Street                              $                -  $          831,859  $          831,859
   Oppenheimer Strategic Bond                                            -           1,199,253           1,199,253

Putnam Variable Trust
   VT Growth and Income                                                  -             188,889             188,889
   VT Growth Opportunities                                               -             102,516             102,516
   VT Health Sciences                                                    -              63,324              63,324
   VT International Equity                                               -              67,432              67,432
   VT New Value                                                          -              77,681              77,681
   VT Research                                                           -              18,801              18,801

The Universal Institutional Funds, Inc.
   Van Kampen UIF Emerging Markets Equity                          358,796                   -             358,796
   Van Kampen UIF Equity Growth                                    486,753              64,530             551,283
   Van Kampen UIF Fixed Income                                           -           1,021,713           1,021,713
   Van Kampen UIF Global Value Equity                                    -              66,913              66,913
   Van Kampen UIF International Magnum                             146,124                   -             146,124
   Van Kampen UIF U.S. Mid Cap Value                                     -             271,489             271,489
   Van Kampen UIF U. S. Real Estate                                364,901             106,622             471,523
   Van Kampen UIF Value                                                  -             305,106             305,106

Van Kampen Life Investment Trust
   LIT Emerging Growth                                             637,922                   -             637,922
                                                        ------------------  ------------------  ------------------

     TOTAL NET ASSETS                                   $       21,811,549  $       63,926,201  $       85,737,750
                                                        ==================  ==================  ==================

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

3. PURCHASES OF INVESTMENTS

   The cost of purchases of investments for the nine months ended September 30, 2004 were as follows:

                                                                       Purchases
                                                                      -----------
Investments in the Morgan Stanley Variable Investment Series
  Sub-Accounts:
    Aggressive Equity                                                 $     6,931
    Dividend Growth                                                       171,840
    Equity                                                                102,254
    European Growth                                                        14,810
    Global Advantage                                                        7,975
    Global Dividend Growth                                                 81,614
    High Yield                                                             20,930
    Income Builder                                                         24,632
    Limited Duration                                                       28,089
    Money Market                                                        1,269,889
    Pacific Growth (a)                                                    112,648
    Quality Income Plus                                                   120,029
    S&P 500 Index                                                          80,511
    Strategist                                                             67,247
    Utilities                                                              40,424

Investments in The Universal Institutional Funds, Inc. Sub-Accounts:
    Van Kampen UIF Emerging Markets Equity (b)                            209,196
    Van Kampen UIF Equity Growth (c)                                       94,880
    Van Kampen UIF International Magnum (d)                                10,421
    Van Kampen UIF U.S. Real Estate (e)                                    17,336

Investments in the Van Kampen Life Investment Trust Sub-Account:
    LIT Emerging Growth                                                    39,439
                                                                      -----------

                                                                      $ 2,521,095
                                                                      ===========

(a) For period beginning January 1, 2004 and ended April 30, 2004
(b) Previously known as UIF Emerging Markets Equity
(c) Previously known as UIF Equity Growth
(d) Previously known as UIF International Magnum
(e) Previously known as UIF U.S. Real Estate

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4. FINANCIAL HIGHLIGHTS

   A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, and total return ratios by sub-accounts is presented below for the nine months ended September 30, 2004.

   The expense ratio represents mortality and expense risk charges which are assessed as a percentage of daily net assets.

   ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

       * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

      ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

     *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

          Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                           At September 30, 2004                   For the nine months ended September 30, 2004
                            -------------------------------------------------  ---------------------------------------------------
                                 Units        Accumulation      Net Assets       Investment          Expense            Total
                                (000s)       Unit Fair Value      (000s)        Income Ratio*        Ratio**          Return***
                            ---------------  ---------------  ---------------  ---------------   ---------------   ---------------
Investments in the Morgan
   Stanley Variable
   Investment Series
   Sub-Accounts:
      Aggressive Equity                  46  $          9.59  $           445             0.01%             0.90%            -0.16%
      Dividend Growth                   376            11.35            4,262             0.97              0.90              0.21
      Equity                            212            12.63            2,677             0.00              0.90             -0.81
      European Growth                    52            12.02              623             1.19              0.90             -2.69
      Global Advantage                   11             7.40               84             0.46              0.90             -1.34
      Global Dividend Growth             72            13.38              963             1.54              0.90              1.92
      High Yield                         69             5.00              343             5.53              0.90              5.24
      Income Builder                     51            12.73              653             2.50              0.90              2.66
      Limited Duration                   50            11.75              586             3.11              0.90              0.45
      Money Market                      307            11.79            3,614             0.54              0.90             -0.17
      Pacific Growth (a)                  -              N/A                -             0.00              0.90               N/A
      Quality Income Plus               123            14.39            1,775             4.22              0.90              2.93
      S&P 500 Index                     182             8.28            1,509             0.99              0.90              0.58

(a) For period beginning January 1, 2004 and ended April 30, 2004

ALLSTATE LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4. FINANCIAL HIGHLIGHTS (CONTINUED)

                                          At September 30, 2004                   For the nine months ended September 30, 2004
                           -------------------------------------------------  ---------------------------------------------------
                                Units        Accumulation      Net Assets       Investment          Expense            Total
                               (000s)       Unit Fair Value      (000s)        Income Ratio*        Ratio**          Return***
                           ---------------  ---------------  ---------------  ---------------   ---------------   ---------------
Investments in the Morgan
  Stanley Variable
  Investment Series
  Sub-Accounts
  (continued):
      Strategist                       112  $         15.19  $         1,707             1.42%             0.90%             1.72%
      Utilities                         52            10.97              575             1.99              0.90              7.52

Investments in The
  Universal Institutional
  Funds, Inc.
  Sub-Accounts:
      Van Kampen UIF
        Emerging Markets
        Equity (b)                      30            12.07              359             0.65              0.90              4.25
      Van Kampen UIF
        Equity Growth (c)               61             7.96              487             0.17              0.90             -2.76
      Van Kampen UIF
        International
        Magnum (d)                      17             8.79              146             2.95              0.90              1.62
      Van Kampen UIF U.S.
        Real Estate (e)                 18            19.80              365             1.76              0.90             15.70

Investments in the Van
  Kampen Life Investment
  Trust Sub-Account:
      LIT Emerging Growth               73             8.72              638             0.00              0.90             -3.20

(b) Previously known as UIF Emerging Markets Equity
(c) Previously known as UIF Equity Growth
(d) Previously known as UIF International Magnum
(e) Previously known as UIF U.S. Real Estate

                         -------------------------------------------------------
                         GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                         AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                         AND DECEMBER 31, 2002, AND INDEPENDENT
                         AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Glenbrook Life and Annuity Company:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Glenbrook Life Variable Life Separate Account A (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Glenbrook Life Variable Life Separate Account A as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Chicago, Illinois
March 31, 2004

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   AIM V. I.
                                  Aggressive           AIM V. I.       AIM V. I. Capital       AIM V. I.         AIM V. I. Dent
                                    Growth             Balanced           Appreciation        Core Equity         Demographics
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        3,800              91,855              13,422              24,569               3,671
                               =================   =================   =================   =================   =================
   Cost of investments         $          37,335   $         899,563   $         436,639   $         631,072   $          16,657
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            9.64   $            7.91   $            9.79   $            9.68   $           10.08
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   AIM V. I.                               AIM V. I.                               AIM V. I.
                                  Diversified      AIM V. I. Global       Government                             International
                                    Income             Utilities          Securities       AIM V. I. Growth         Growth
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       64,379               9,812              82,448              22,402              35,253
                               =================   =================   =================   =================   =================
   Cost of investments         $         597,406   $         204,862   $         972,955   $         591,047   $         830,701
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.74   $            8.29   $           12.63   $            6.81   $            8.45
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                            Dreyfus Socially
                                 AIM Variable                                                 Responsible        Dreyfus Stock
                                Insurance Funds          American Century Variable         Growth Fund, Inc.       Index Fund
                                 Sub-Accounts          Portfolios, Inc. Sub-Accounts          Sub-Account         Sub-Account
                               -----------------   -------------------------------------   -----------------   -----------------
                                                       American            American         Dreyfus Socially
                                    AIM V. I.           Century             Century            Responsible       Dreyfus Stock
                                 Premier Equity       VP Balanced       VP International       Growth Fund         Index Fund
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS

Investments at fair value      $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       30,053              42,814              43,859              13,098              62,204
                               =================   =================   =================   =================   =================
   Cost of investments         $         786,190   $         303,491   $         441,589   $         443,637   $       2,011,402
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            8.80   $           12.50   $           10.51   $            9.03   $            9.89
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                Fidelity Variable Insurance
                                     Dreyfus Variable Investment Funds Sub-Accounts              Products Fund Sub-Accounts
                               ---------------------------------------------------------   -------------------------------------
                                     VIF                                      VIF
                                   Growth &            VIF Money         Small Company         VIP Asset
                                    Income               Market              Stock           Manager Growth     VIP Contrafund
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       17,501           2,944,269               9,321              17,029              62,158
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Cost of investments         $         397,039   $       2,944,269   $         152,237   $         187,328   $       1,394,134
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           11.09   $           11.97   $           13.00   $           10.81   $           15.51
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                                                           Franklin Templeton Variable Insurance
                                 Fidelity Variable Insurance Products Fund Sub-Accounts        Products Trust Sub-Accounts
                               ---------------------------------------------------------   -------------------------------------
                                  VIP Equity-                              VIP High            Franklin          Mutual Shares
                                    Income            VIP Growth            Income             Small Cap          Securities
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       39,965              28,121              58,723              22,653              53,275
                               =================   =================   =================   =================   =================
   Cost of investments         $         872,022   $       1,127,565   $         408,876   $         341,315   $         740,070
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           11.45   $           13.00   $            9.41   $            6.33   $           12.07
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                              Franklin Templeton Variable                          Goldman Sachs Variable
                                         Insurance Products Trust Sub-Accounts                  Insurance Trust Sub-Accounts
                               ---------------------------------------------------------   -------------------------------------
                                   Templeton           Templeton           Templeton                               VIT CORE
                               Developing Markets       Foreign             Growth            VIT Capital          Small Cap
                                  Securities          Securities          Securities            Growth              Equity
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          872              19,337               6,905               2,483               9,483
                               =================   =================   =================   =================   =================
   Cost of investments         $           5,991   $         251,011   $          83,167   $          27,177   $         100,410
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           11.34   $            8.49   $           10.47   $            6.78   $           11.96
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                       Goldman Sachs Variable
                                    Insurance Trust Sub-Accounts                LSA Variable Series Trust Sub-Accounts
                               -------------------------------------   ---------------------------------------------------------
                                                          VIT
                                   VIT CORE          International        LSA Capital       LSA Diversified       LSA Equity
                                  U.S. Equity           Equity              Growth              Mid Cap             Growth
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        5,696                 368               3,669               2,413               2,048
                               =================   =================   =================   =================   =================
   Cost of investments         $          54,721   $           3,497   $          26,345   $          21,100   $          13,032
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            7.53   $            7.60   $           10.04   $           10.28   $            9.47
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                           MFS Variable Insurance Trust Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                 MFS Emerging        MFS Investors          MFS New
                                    Growth               Trust             Discovery         MFS Research        MFS Utilities
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       63,310               6,345               9,047              12,251               7,681
                               =================   =================   =================   =================   =================
   Cost of investments         $       1,806,946   $         100,298   $         132,100   $         158,117   $         100,410
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.79   $            7.52   $            7.61   $            6.03   $           11.33
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                        Oppenheimer Variable Account Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                  Oppenheimer         Oppenheimer         Oppenheimer
                                  Aggressive            Capital             Global            Oppenheimer         Oppenheimer
                                    Growth           Appreciation         Securities          Main Street       Strategic Bond
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        2,600              14,992              16,941              38,515             182,503
                               =================   =================   =================   =================   =================
   Cost of investments         $          99,297   $         493,813   $         355,735   $         697,384   $         837,891
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            4.00   $            7.10   $            8.79   $            7.67   $           12.82
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                              Putnam Variable Trust Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   VT Growth           VT Growth           VT Health       VT International
                                  and Income         Opportunities         Sciences             Equity           VT New Value
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        5,671              22,017               5,945               3,024               3,753
                               =================   =================   =================   =================   =================
   Cost of investments         $         114,727   $          92,624   $          61,019   $          32,702   $          41,157
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.32   $            9.77   $            9.73   $           10.35   $           10.97
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                Putnam Variable
                                    Trust
                                 Sub-Accounts                  The Universal Institutional Funds, Inc. Sub-Accounts
                               -----------------   -----------------------------------------------------------------------------
                                                          Van                 Van             Van Kampen          Van Kampen
                                                      Kampen UIF          Kampen UIF          UIF Global          UIF Mid Cap
                                  VT Research        Equity Growth       Fixed Income        Value Equity            Value
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          914               1,378              76,688               4,179              12,642
                               =================   =================   =================   =================   =================
   Cost of investments         $           8,928   $          17,520   $         864,986   $          47,440   $         159,368
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.13   $            5.86   $           12.53   $           10.26   $            9.39
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------

                                    The Universal Institutional
                                     Funds, Inc. Sub-Accounts
                               -------------------------------------
                                   Van Kampen             Van
                                 UIF U.S. Real        Kampen UIF
                                     Estate              Value
                               -----------------   -----------------
ASSETS
Investments at fair value      $          49,561   $         265,065
                               -----------------   -----------------

   Total assets                $          49,561   $         265,065
                               =================   =================

NET ASSETS
Accumulation units             $          49,561   $         265,065
                               -----------------   -----------------
   Total net assets            $          49,561   $         265,065
                               =================   =================

FUND SHARE INFORMATION
   Number of shares                        3,181              20,111
                               =================   =================

   Cost of investments         $          46,774   $         225,239
                               =================   =================

ACCUMULATION UNIT FAIR VALUE   $           12.36   $           12.28
                               =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                     AIM Variable Insurance Funds Sub-Accounts
                                                   -----------------------------------------------------------------------------
                                                     AIM V. I.                       AIM V. I.                       AIM V. I.
                                                    Aggressive       AIM V. I.        Capital        AIM V. I.         Dent
                                                    Growth (a)       Balanced      Appreciation     Core Equity    Demographics
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $      15,892   $           -   $       4,670   $           -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk
                                                             (90)         (5,009)         (2,092)         (3,757)            (73)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                           (90)         10,883          (2,092)            913             (73)
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                       232          15,418          32,053          36,692             197
   Cost of investments sold                                  224          16,373          64,360          55,594             175
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                   8            (955)        (32,307)        (18,902)             22

Realized gain distributions                                    -               -               -               -               -
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                              8            (955)        (32,307)        (18,902)             22

Change in unrealized gains (losses)                        2,911          76,412          93,393         109,052           2,282
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                           2,919          75,457          61,086          90,150           2,304
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $       2,829   $      86,340   $      58,994   $      91,063   $       2,231
                                                   =============   =============   =============   =============   =============

(a) For period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                     AIM Variable Insurance Funds Sub-Accounts
                                                   -----------------------------------------------------------------------------
                                                     AIM V. I.       AIM V. I.       AIM V. I.                       AIM V. I.
                                                    Diversified       Global        Government       AIM V. I.     International
                                                      Income         Utilities      Securities        Growth          Growth
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $      32,479   $       3,829   $      23,977        $      -   $       2,701
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (3,785)           (890)         (9,986)         (2,433)         (4,261)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                        28,694           2,939          13,991          (2,433)         (1,560)
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    28,716          10,401         194,641          19,837          31,753
   Cost of investments sold                               30,565          22,641         184,855          45,367          60,482
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares              (1,849)        (12,240)          9,786         (25,530)        (28,729)

Realized gain distributions                                    -               -             362               -               -
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                         (1,849)        (12,240)         10,148         (25,530)        (28,729)

Change in unrealized gains (losses)                        7,524          25,967         (23,460)        100,203         152,047
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                           5,675          13,727         (13,312)         74,673         123,318
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                                $      34,369   $      16,666   $         679   $      72,240   $     121,758
                                                   =============   =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Dreyfus Socially
                                                    AIM Variable                                     Responsible     Dreyfus Stock
                                                  Insurance Funds    American Century Variable    Growth Fund, Inc.   Index Fund
                                                    Sub-Accounts   Portfolios, Inc. Sub-Accounts    Sub-Account       Sub-Account
                                                  ---------------  -----------------------------  --------------------------------
                                                                                                       Dreyfus
                                                     AIM V. I.       American        American         Socially          Dreyfus
                                                      Premier         Century       Century VP       Responsible      Stock Index
                                                      Equity        VP Balanced    International     Growth Fund         Fund
                                                   -------------   -------------   -------------    -------------    -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $       1,680   $       6,295   $       1,842    $         305    $      22,285
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (4,607)         (2,306)         (2,206)          (2,412)         (13,253)
                                                   -------------   -------------   -------------    -------------    -------------

      Net investment income (loss)                        (2,927)          3,989            (364)          (2,107)           9,032
                                                   -------------   -------------   -------------    -------------    -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    37,926          31,192          16,002           35,670           94,488
   Cost of investments sold                               58,097          37,874          30,036           62,796          126,479
                                                   -------------   -------------   -------------    -------------    -------------

      Realized gains (losses) on fund shares             (20,171)         (6,682)        (14,034)         (27,126)         (31,991)

Realized gain distributions                                    -               -               -                -                -
                                                   -------------   -------------   -------------    -------------    -------------

      Net realized gains (losses)                        (20,171)         (6,682)        (14,034)         (27,126)         (31,991)

Change in unrealized gains (losses)                      136,371          46,177          68,336           89,975          388,183
                                                   -------------   -------------   -------------    -------------    -------------
      Net realized and unrealized gains
         (losses) on investments                         116,200          39,495          54,302           62,849          356,192
                                                   -------------   -------------   -------------    -------------    -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $     113,273   $      43,484   $      53,938    $      60,742    $     365,224
                                                   =============   =============   =============    =============    =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                    Fidelity Variable Insurance
                                                   Dreyfus Variable Investment Fund Sub-Accounts     Products Fund Sub-Accounts
                                                   ---------------------------------------------   ------------------------------
                                                    VIF Growth       VIF Money       VIF Small       VIP Asset
                                                     & Income         Market       Company Stock   Manager Growth  VIP Contrafund
                                                   -------------   -------------   -------------   --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $       2,581   $      19,756   $         138   $        2,217  $        4,800
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (2,793)        (25,649)         (1,257)            (937)         (9,813)
                                                   -------------   -------------   -------------   --------------  --------------

      Net investment income (loss)                          (212)         (5,893)         (1,119)           1,280          (5,013)
                                                   -------------   -------------   -------------   --------------  --------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    28,168         876,748           8,031            2,353          91,537
   Cost of investments sold                               39,908         876,748           8,517            2,213         113,268
                                                   -------------   -------------   -------------   --------------  --------------

      Realized gains (losses) on fund shares             (11,740)              -            (486)             140         (21,731)

Realized gain distributions                                    -               -               -                -               -
                                                   -------------   -------------   -------------   --------------  --------------

      Net realized gains (losses)                        (11,740)              -            (486)             140         (21,731)

Change in unrealized gains (losses)                       82,634               -          54,283           21,605         298,894
                                                   -------------   -------------   -------------   --------------  --------------
      Net realized and unrealized gains
         (losses) on investments                          70,894               -          53,797           21,745         277,163
                                                   -------------   -------------   -------------   --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      70,682   $      (5,893)  $      52,678   $       23,025  $      272,150
                                                   =============   =============   =============   ==============  ==============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Franklin
                                                                    Fidelity Variable                Templeton Variable Insurance
                                                         Insurance Products Fund Sub-Accounts         Products Trust Sub-Accounts
                                                   -----------------------------------------------   -----------------------------
                                                        VIP                                            Franklin      Mutual Shares
                                                   Equity-Income    VIP Growth     VIP High Income     Small Cap      Securities
                                                   -------------   -------------   ---------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $      10,877   $       1,638   $        15,282   $           -   $       3,848
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (5,709)         (6,141)           (2,407)         (2,046)         (3,830)
                                                   -------------   -------------   ---------------   -------------   -------------

      Net investment income (loss)                         5,168          (4,503)           12,875          (2,046)             18
                                                   -------------   -------------   ---------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    28,642          29,434             8,840          21,196          44,872
   Cost of investments sold                               33,939          48,760             9,825          19,756          46,614
                                                   -------------   -------------   ---------------   -------------   -------------

      Realized gains (losses) on fund shares              (5,297)        (19,326)             (985)          1,440          (1,742)

Realized gain distributions                                    -               -                 -               -               -
                                                   -------------   -------------   ---------------   -------------   -------------

      Net realized gains (losses)                         (5,297)        (19,326)             (985)          1,440          (1,742)

Change in unrealized gains (losses)                      177,126         217,748            47,661          73,761         106,062
                                                   -------------   -------------   ---------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                         171,829         198,422            46,676          75,201         104,320
                                                   -------------   -------------   ---------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                                $     176,997   $     193,919   $        59,551   $      73,155   $     104,338
                                                   =============   =============   ===============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                          Franklin Templeton Variable                  Goldman Sachs Variable
                                                       Insurance Products Trust Sub-Accounts        Insurance Trust Sub-Accounts
                                                   ---------------------------------------------   -----------------------------
                                                     Templeton
                                                    Developing       Templeton       Templeton                       VIT CORE
                                                      Markets         Foreign         Growth        VIT Capital      Small Cap
                                                    Securities      Securities      Securities        Growth          Equity
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $       1,952   $       1,023   $          58   $         234
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                 (2)         (1,131)           (586)           (175)           (729)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                            (2)            821             437            (117)           (495)
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                         2           3,085           1,787             444           7,752
   Cost of investments sold                                    2           4,184           2,282             586           6,510
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                   -          (1,099)           (495)           (142)          1,242

Realized gain distributions                                    -               -               -               -           3,444
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                              -          (1,099)           (495)           (142)          4,686

Change in unrealized gains (losses)                          192          39,536          18,443           4,317          27,226
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                             192          38,437          17,948           4,175          31,912
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $         190   $      39,258   $      18,385   $       4,058   $      31,417
                                                   =============   =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                          Goldman Sachs Variable
                                                       Insurance Trust Sub-Accounts        LSA Variable Series Trust Sub-Accounts
                                                   ----------------------------------    ------------------------------------------
                                                     VIT CORE       VIT International    LSA Capital   LSA Diversified   LSA Equity
                                                    U.S. Equity          Equity          Growth (b)        Mid Cap         Growth
                                                   -------------    -----------------    -----------   ---------------   ----------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $         395    $             119    $        62   $            20   $        -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (409)                 (39)          (236)             (162)         (81)
                                                   -------------    -----------------    -----------   ---------------   ----------

      Net investment income (loss)                           (14)                  80           (174)             (142)         (81)
                                                   -------------    -----------------    -----------   ---------------   ----------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    15,478                3,161          8,317             2,952          187
   Cost of investments sold                               18,486                3,651          7,242             2,545          169
                                                   -------------    -----------------    -----------   ---------------   ----------

      Realized gains (losses) on fund shares              (3,008)                (490)         1,075               407           18

Realized gain distributions                                    -                    -              -                 -            -
                                                   -------------    -----------------    -----------   ---------------   ----------

      Net realized gains (losses)                         (3,008)                (490)         1,075               407           18

Change in unrealized gains (losses)                       13,190                1,603          5,119             4,894        2,264
                                                   -------------    -----------------    -----------   ---------------   ----------
      Net realized and unrealized gains
         (losses) on investments                          10,182                1,113          6,194             5,301        2,282
                                                   -------------    -----------------    -----------   ---------------   ----------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      10,168    $           1,193    $     6,020   $         5,159   $    2,201
                                                   =============    =================    ===========   ===============   ==========

(b) Previously known as LSA Growth Equity

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                     MFS Variable Insurance Trust Sub-Accounts
                                                   -----------------------------------------------------------------------------
                                                   MFS Emerging    MFS Investors      MFS New
                                                      Growth           Trust         Discovery     MFS Research    MFS Utilities
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $         362   $           -   $         900   $       1,382
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (7,876)           (541)           (659)         (1,244)           (620)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                        (7,876)           (179)           (659)           (344)            762
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    55,114           4,248           3,874          13,538           4,915
   Cost of investments sold                              122,783           4,643           4,468          17,433           4,378
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares             (67,669)           (395)           (594)         (3,895)            537

Realized gain distributions                                    -               -               -               -               -
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                        (67,669)           (395)           (594)         (3,895)            537

Change in unrealized gains (losses)                      298,943          13,975          20,785          34,255          21,937
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                         231,274          13,580          20,191          30,360          22,474
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $     223,398   $      13,401   $      19,532   $      30,016   $      23,236
                                                   =============   =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Oppenheimer Variable Account Funds Sub-Accounts
                                                   -------------------------------------------------------------------------------
                                                    Oppenheimer     Oppenheimer     Oppenheimer
                                                    Aggressive        Capital         Global        Oppenheimer      Oppenheimer
                                                      Growth       Appreciation     Securities     Main Street (c)  Strategic Bond
                                                   -------------   -------------   -------------   ---------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $         994   $       1,399   $         4,484  $       28,574
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (570)         (3,041)         (2,297)           (4,871)         (5,410)
                                                   -------------   -------------   -------------   ---------------  --------------

      Net investment income (loss)                          (570)         (2,047)           (898)             (387)         23,164
                                                   -------------   -------------   -------------   ---------------  --------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                     1,424           8,675          12,221            27,152          28,139
   Cost of investments sold                                1,663           9,898          11,922            29,166          26,588
                                                   -------------   -------------   -------------   ---------------  --------------

      Realized gains (losses) on fund shares                (239)         (1,223)            299            (2,014)          1,551

Realized gain distributions                                    -               -               -                 -               -
                                                   -------------   -------------   -------------   ---------------  --------------

      Net realized gains (losses)                           (239)         (1,223)            299            (2,014)          1,551

Change in unrealized gains (losses)                       13,954          99,351         108,130           135,422          73,635
                                                   -------------   -------------   -------------   ---------------  --------------

      Net realized and unrealized gains
         (losses) on investments                          13,715          98,128         108,429           133,408          75,186
                                                   -------------   -------------   -------------   ---------------  --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      13,145   $      96,081   $     107,531   $       133,021  $       98,350
                                                   =============   =============   =============   ===============  ==============

(c) Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         Putnam Variable Trust Sub-Accounts
                                                   --------------------------------------------------------------------------------
                                                     VT Growth       VT Growth       VT Health     VT International      VT New
                                                    and Income     Opportunities   Sciences (a)       Equity (d)          Value
                                                   -------------   -------------   -------------   ----------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $         664   $           -   $           -   $             77   $         451
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (524)           (491)           (148)              (158)           (355)
                                                   -------------   -------------   -------------   ----------------   -------------

      Net investment income (loss)                           140            (491)           (148)               (81)             96
                                                   -------------   -------------   -------------   ----------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                     9,346           1,265             364                401           5,112
   Cost of investments sold                                8,649           1,256             357                374           4,270
                                                   -------------   -------------   -------------   ----------------   -------------

      Realized gains (losses) on fund shares                 697               9               7                 27             842

Realized gain distributions                                    -               -               -                  -               -
                                                   -------------   -------------   -------------   ----------------   -------------

      Net realized gains (losses)                            697               9               7                 27             842

Change in unrealized gains (losses)                       16,186          12,199           4,200              5,940          10,747
                                                   -------------   -------------   -------------   ----------------   -------------

      Net realized and unrealized gains
         (losses) on investments                          16,883          12,208           4,207              5,967          11,589
                                                   -------------   -------------   -------------   ----------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      17,023   $      11,717   $       4,059   $          5,886   $      11,685
                                                   =============   =============   =============   ================   =============

(a) For period beginning May 1, 2003 and ended December 31, 2003

(d) Previously known as VT International Growth

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                      Putnam
                                                  Variable Trust
                                                   Sub-Accounts         The Universal Institutional Funds, Inc. Sub-Accounts
                                                  --------------   -------------------------------------------------------------
                                                                    Van Kampen      Van Kampen      Van Kampen      Van Kampen
                                                                    UIF Equity       UIF Fixed      UIF Global      UIF Mid Cap
                                                    VT Research       Growth          Income       Value Equity      Value (e)
                                                  --------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                         $            -   $           -   $         437   $           -   $           -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                (23)           (141)         (6,625)           (358)           (874)
                                                  --------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                           (23)           (141)         (6,188)           (358)           (874)
                                                  --------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                        60             396          41,786           8,893           7,929
   Cost of investments sold                                   59             446          41,518           8,736           7,118
                                                  --------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                   1             (50)            268             157             811

Realized gain distributions                                    -               -           5,535               -               -
                                                  --------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                              1             (50)          5,803             157             811

Change in unrealized gains (losses)                          741           3,599          27,578          10,561          36,058
                                                  --------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                             742           3,549          33,381          10,718          36,869
                                                  --------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                $          719   $       3,408   $      27,193   $      10,360   $      35,995
                                                  ==============   =============   =============   =============   =============

(e) Previously known as Van Kampen UIF Mid Cap Core

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

                                                    The Universal Institutional
                                                     Funds, Inc. Sub-Accounts
                                                   -----------------------------
                                                    Van Kampen
                                                     UIF U.S.       Van Kampen
                                                    Real Estate      UIF Value
                                                   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $           -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                (86)         (1,420)
                                                   -------------   -------------

      Net investment income (loss)                           (86)         (1,420)
                                                   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                     2,226           8,685
   Cost of investments sold                                2,019           8,003
                                                   -------------   -------------

      Realized gains (losses) on fund shares                 207             682

Realized gain distributions                                    -               -
                                                   -------------   -------------

      Net realized gains (losses)                            207             682

Change in unrealized gains (losses)                        2,988          52,920
                                                   -------------   -------------

      Net realized and unrealized gains
         (losses) on investments                           3,195          53,602
                                                   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $       3,109   $      52,182
                                                   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                            --------------------------------------------------------------------------------------
                                               AIM V. I.
                                              Aggressive
                                                Growth               AIM V. I. Balanced            AIM V. I. Capital Appreciation
                                            --------------    --------------------------------    --------------------------------
                                               2003 (a)            2003              2002              2003              2002
                                            --------------    --------------    --------------    --------------    --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                       $          (90)   $       10,883    $        7,893    $       (2,092)   $       (2,541)
Net realized gains (losses)                              8              (955)           (3,286)          (32,307)          (44,011)
Change in unrealized gains (losses)                  2,911            76,412           (59,958)           93,393           (39,223)
                                            --------------    --------------    --------------    --------------    --------------

Increase (decrease) in net assets
  from operations                                    2,829            86,340           (55,351)           58,994           (85,775)
                                            --------------    --------------    --------------    --------------    --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                                 -                 -                 -                 -                 -
Benefit payments                                         -                 -                 -            (3,374)          (14,274)
Payments on termination                                  -            (4,301)           (5,462)           (7,677)                -
Policy administration charges                         (178)           (8,323)           (4,550)           (3,598)           (4,230)
Transfers among the sub-accounts
  and with the Fixed Account - net                  37,595           439,015           244,668            16,260            (5,930)
                                            --------------    --------------    --------------    --------------    --------------

Increase (decrease) in net assets
  from policy transactions                          37,417           426,391           234,656             1,611           (24,434)
                                            --------------    --------------    --------------    --------------    --------------

INCREASE (DECREASE) IN NET ASSETS                   40,246           512,731           179,305            60,605          (110,209)

NET ASSETS AT BEGINNING OF PERIOD                        -           404,897           225,592           225,011           335,220
                                            --------------    --------------    --------------    --------------    --------------

NET ASSETS AT END OF PERIOD                 $       40,246    $      917,628    $      404,897    $      285,616    $      225,011
                                            ==============    ==============    ==============    ==============    ==============

UNITS OUTSTANDING
  Units outstanding at beginning of period               -            59,005            27,009            29,489            32,934
    Units issued                                     4,194            60,624            45,155             3,515             3,182
    Units redeemed                                     (20)           (3,669)          (13,159)           (3,843)           (6,627)
                                            --------------    --------------    --------------    --------------    --------------
  Units outstanding at end of period                 4,174           115,960            59,005            29,161            29,489
                                            ==============    ==============    ==============    ==============    ==============

(a) For period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   AIM Variable Insurance Funds Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                               AIM V. I. Core Equity      AIM V. I. Dent Demographics  AIM V. I. Diversified Income
                                            ---------------------------   ---------------------------  ----------------------------
                                                2003           2002           2003         2002 (f)         2003           2002
                                            ------------   ------------   ------------   ------------  -------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                       $        913   $     (2,345)  $        (73)  $         (9) $      28,694   $     22,898
Net realized gains (losses)                      (18,902)       (19,141)            22              2         (1,849)        (6,038)
Change in unrealized gains (losses)              109,052        (53,226)         2,282            188          7,524        (13,064)
                                            ------------   ------------   ------------   ------------  -------------   ------------

Increase (decrease) in net assets
  from operations                                 91,063        (74,712)         2,231            181         34,369          3,796
                                            ------------   ------------   ------------   ------------  -------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                 (11,733)        (1,510)             -              -         (9,914)       (20,914)
Payments on termination                           (5,456)             -              -              -         (1,289)       (33,147)
Policy administration charges                     (6,128)        (5,731)          (127)           (20)        (6,865)        (6,072)
Transfers among the sub-accounts
  and with the Fixed Account - net                53,209         23,537         13,462          3,400        218,734         92,804
                                            ------------   ------------   ------------   ------------  -------------   ------------

Increase (decrease) in net assets
  from policy transactions                        29,892         16,296         13,335          3,380        200,666         32,671
                                            ------------   ------------   ------------   ------------  -------------   ------------

INCREASE (DECREASE) IN NET ASSETS                120,955        (58,416)        15,566          3,561        235,035         36,467

NET ASSETS AT BEGINNING OF PERIOD                393,518        451,934          3,561              -        332,791        296,324
                                            ------------   ------------   ------------   ------------  -------------   ------------

NET ASSETS AT END OF PERIOD                 $    514,473   $    393,518   $     19,127   $      3,561  $     567,826   $    332,791
                                            ============   ============   ============   ============  =============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period        50,116         48,151            481              -         33,535         30,273
    Units issued                                   7,210          8,830          1,773            484         22,790         18,805
    Units redeemed                                (4,190)        (6,865)          (357)            (3)        (3,473)       (15,543)
                                            ------------   ------------   ------------   ------------  -------------   ------------
  Units outstanding at end of period              53,136         50,116          1,897            481         52,852         33,535
                                            ============   ============   ============   ============  =============   ============

(f) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                           ----------------------------------------------------------------------------------------
                                           AIM V. I. Global Utilities   AIM V. I. Government Securities       AIM V. I. Growth
                                           ---------------------------  -------------------------------  --------------------------
                                               2003           2002            2003           2002           2003           2002
                                           ------------   ------------  --------------  ---------------  -----------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                      $      2,939   $      2,540  $       13,991  $        13,650  $    (2,433)  $     (2,772)
Net realized gains (losses)                     (12,240)        (4,622)         10,148              104      (25,530)       (41,793)
Change in unrealized gains (losses)              25,967        (33,857)        (23,460)          58,703      100,203        (76,636)
                                           ------------   ------------  --------------  ---------------  -----------   ------------

Increase (decrease) in net assets
  from operations                                16,666        (35,939)            679           72,457       72,240       (121,201)
                                           ------------   ------------  --------------  ---------------  -----------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                              -              -               -                -            -              -
Benefit payments                                 (3,421)        (1,217)              -          (23,770)           -         (2,742)
Payments on termination                          (1,324)             -         (34,737)         (22,798)      (7,268)        (3,635)
Policy administration charges                    (1,476)        (1,573)        (16,406)         (12,134)      (4,069)        (4,194)
Transfers among the sub-accounts
  and with the Fixed Account - net               (2,171)         1,313        (104,542)         559,597       24,855          8,884
                                           ------------   ------------  --------------  ---------------  -----------   ------------

Increase (decrease) in net assets
  from policy transactions                       (8,392)        (1,477)       (155,685)         500,895       13,518         (1,687)
                                           ------------   ------------  --------------  ---------------  -----------   ------------

INCREASE (DECREASE) IN NET ASSETS                 8,274        (37,416)       (155,006)         573,352       85,758       (122,888)

NET ASSETS AT BEGINNING OF PERIOD               101,232        138,648       1,163,348          589,996      246,461        369,349
                                           ------------   ------------  --------------  ---------------  -----------   ------------

NET ASSETS AT END OF PERIOD                $    109,506   $    101,232  $    1,008,342   $    1,163,348  $   332,219   $    246,461
                                           ============   ============  ==============  ===============  ===========   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period       14,410         14,565          92,252           50,815       47,072         48,257
    Units issued                                    159            417           2,540           56,107        4,876         12,902
    Units redeemed                               (1,355)          (572)        (14,963)         (14,670)      (3,164)       (14,087)
                                           ------------   ------------  --------------  ---------------  -----------   ------------
  Units outstanding at end of period             13,214         14,410          79,829           92,252       48,784         47,072
                                           ============   ============  ==============  ===============  ===========   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        American Century Variable
                                                  AIM Variable Insurance Funds Sub-Accounts           Portfolios, Inc. Sub-Accounts
                                         -----------------------------------------------------------  -----------------------------
                                         AIM V. I. International Growth    AIM V. I. Premier Equity    American Century VP Balanced
                                         ------------------------------  ---------------------------  -----------------------------
                                              2003           2002            2003           2002            2003           2002
                                         -------------   --------------  ------------   ------------  --------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                    $      (1,560)  $       (1,891) $     (2,927)  $     (3,131) $        3,989   $      5,505
Net realized gains (losses)                    (28,729)         (58,736)      (20,171)       (42,328)         (6,682)       (11,281)
Change in unrealized gains (losses)            152,047          (36,927)      136,371       (170,121)         46,177        (27,404)
                                         -------------   --------------  ------------   ------------  --------------   ------------

Increase (decrease) in net assets
  from operations                              121,758          (97,554)      113,273       (215,580)         43,484        (33,180)
                                         -------------   --------------  ------------   ------------  --------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                             -                -             -              -               -              -
Benefit payments                                     -          (25,258)       (9,248)       (24,893)         (6,310)        (6,560)
Payments on termination                         (7,284)               -        (3,714)             -          (7,953)             -
Policy administration charges                   (7,212)          (7,859)       (7,374)        (7,407)         (3,742)        (3,725)
Transfers among the sub-accounts
  and with the Fixed Account - net                (559)         (33,539)       43,369         76,541          16,110          8,044
                                         -------------   --------------  ------------   ------------  --------------   ------------

Increase (decrease) in net assets
  from policy transactions                     (15,055)         (66,656)       23,033         44,241          (1,895)        (2,241)
                                         -------------   --------------  ------------   ------------  --------------   ------------

INCREASE (DECREASE) IN NET ASSETS              106,703         (164,210)      136,306       (171,339)         41,589        (35,421)

NET ASSETS AT BEGINNING OF PERIOD              458,748          622,958       471,665        643,004         246,978        282,399
                                         -------------   --------------  ------------   ------------  --------------   ------------

NET ASSETS AT END OF PERIOD              $     565,451   $      458,748  $    607,971   $    471,665  $      288,567   $    246,978
                                         =============   ==============  ============   ============  ==============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
     period                                     69,407           78,766        66,423         62,585          23,388         23,970
    Units issued                                 1,716            1,689         7,083         20,996           2,370          6,074
    Units redeemed                              (4,237)         (11,048)       (4,437)       (17,158)         (2,676)        (6,656)
                                         -------------   --------------  ------------   ------------  --------------   ------------
  Units outstanding at end of period            66,886           69,407        69,069         66,423          23,082         23,388
                                         =============   ==============  ============   ============  ==============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                            American Century Variable     Dreyfus Socially Responsible          Dreyfus Stock
                                          Portfolios, Inc. Sub-Accounts  Growth Fund, Inc. Sub-Account     Index Fund Sub-Account
                                          -----------------------------  -----------------------------  ---------------------------
                                                American Century              Dreyfus Socially
                                                VP International            Responsible Growth Fund      Dreyfus Stock Index Fund
                                          -----------------------------  -----------------------------  ---------------------------
                                               2003           2002            2003           2002           2003           2002
                                          -------------   -------------  -------------   -------------  ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                     $        (364)  $        (316) $      (2,107) $       (2,177) $      9,032   $      6,968
Net realized gains (losses)                     (14,034)        (24,810)       (27,126)        (37,236)      (31,991)       (38,907)
Change in unrealized gains (losses)              68,336         (42,625)        89,975         (77,479)      388,183       (335,651)
                                          -------------   -------------  -------------  --------------  ------------   ------------

Increase (decrease) in net assets
  from operations                                53,938         (67,751)        60,742        (116,892)      365,224       (367,590)
                                          -------------   -------------  -------------  --------------  ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                              -               -              -               -             -              -
Benefit payments                                 (2,976)        (15,936)       (11,658)         (8,801)       (6,069)       (10,579)
Payments on termination                          (1,274)         (2,914)        (8,151)         (5,913)      (27,633)       (14,988)
Policy administration charges                    (3,815)         (3,509)        (3,939)         (4,475)      (21,282)       (18,942)
Transfers among the sub-accounts
  and with the Fixed Account - net               (4,885)         (3,430)        12,036          (1,115)      109,189        314,432
                                          -------------   -------------  -------------  --------------  ------------   ------------

Increase (decrease) in net assets
  from policy transactions                      (12,950)        (25,789)       (11,712)        (20,304)       54,205        269,923
                                          -------------   -------------  -------------  --------------  ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                40,988         (93,540)        49,030        (137,196)      419,429        (97,667)

NET ASSETS AT BEGINNING OF PERIOD               241,027         334,567        262,579         399,775     1,348,399      1,446,066
                                          -------------   -------------  -------------  --------------  ------------   ------------

NET ASSETS AT END OF PERIOD               $     282,015   $     241,027  $     311,609  $      262,579  $  1,767,828   $  1,348,399
                                          =============   =============  =============  ==============  ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
     period                                      28,308          31,008         36,293          38,910       173,455        143,124
    Units issued                                    120           2,872          2,666          15,887        16,649         59,551
    Units redeemed                               (1,586)         (5,572)        (4,468)        (18,504)      (11,344)       (29,220)
                                          -------------   -------------  -------------  --------------  ------------   ------------
  Units outstanding at end of period             26,842          28,308         34,491          36,293       178,760        173,455
                                          =============   =============  =============  ==============  ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                 Dreyfus Variable Investment Fund Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                                VIF Growth & Income            VIF Money Market           VIF Small Company Stock
                                            ---------------------------   ---------------------------   ---------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                       $       (212)  $     (1,091)  $     (5,893)  $     18,792   $     (1,119)  $       (775)
Net realized gains (losses)                      (11,740)       (20,528)             -              -           (486)        (4,495)
Change in unrealized gains (losses)               82,634        (91,599)             -              -         54,283        (23,215)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from operations                                 70,682       (113,218)        (5,893)        18,792         52,678        (28,485)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                               -              -      5,134,821      3,625,590              -              -
Benefit payments                                  (3,786)             -       (106,071)             -              -              -
Payments on termination                          (14,136)             -       (183,319)      (444,758)             -         (3,011)
Policy administration charges                     (4,826)        (4,688)       (46,576)       (39,976)        (2,312)        (1,693)
Transfers among the sub-accounts
  and with the Fixed Account - net                13,481        (20,172)    (4,806,045)    (3,304,623)        42,319         (6,999)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from policy transactions                        (9,267)       (24,860)        (7,190)      (163,767)        40,007        (11,703)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                 61,415       (138,078)       (13,083)      (144,975)        92,685        (40,188)

NET ASSETS AT BEGINNING OF PERIOD                291,407        429,485      2,957,352      3,102,327         96,910        137,098
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    352,822   $    291,407   $  2,944,269   $  2,957,352   $    189,595   $     96,910
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period        32,966         35,955        246,580        260,103         10,556         11,883
    Units issued                                   1,751          5,169        513,349        705,998          4,717          3,136
    Units redeemed                                (2,897)        (8,158)      (513,939)      (719,521)          (694)        (4,463)
                                            ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period              31,820         32,966        245,990        246,580         14,579         10,556
                                            ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                       Fidelity Variable Insurance Products Fund Sub-Accounts
                                        ---------------------------------------------------------------------------------------
                                          VIP Asset Manager Growth          VIP Contrafund              VIP Equity-Income
                                        ---------------------------   ---------------------------   ---------------------------
                                            2003         2002 (f)         2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                   $      1,280   $        (82)  $     (5,013)  $       (808)  $      5,168   $      3,409
Net realized gains (losses)                      140          1,805        (21,731)       (32,573)        (5,297)         2,476
Change in unrealized gains (losses)           21,605          1,036        298,894        (80,339)       177,126       (103,781)
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from operations                             23,025          2,759        272,150       (113,720)       176,997        (97,896)
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                           -              -              -              -              -              -
Benefit payments                                   -              -        (10,849)       (12,804)        (1,714)       (27,365)
Payments on termination                            -              -        (35,849)             -        (10,613)       (12,114)
Policy administration charges                 (1,634)          (138)       (16,520)       (14,552)        (9,662)        (7,547)
Transfers among the sub-accounts
   and with the Fixed Account - net          134,220         51,737        248,684         29,602        206,355        259,393
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from policy transactions                   132,586         51,599        185,466          2,246        184,366        212,367
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS            155,611         54,358        457,616       (111,474)       361,363        114,471

NET ASSETS AT BEGINNING OF PERIOD             54,358              -        980,100      1,091,574        565,037        450,566
                                        ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $    209,969   $     54,358   $  1,437,716   $    980,100   $    926,400   $    565,037
                                        ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                     6,146              -         80,464         80,509         63,759         41,847
   Units issued                               13,443         11,825         19,875         22,477         21,654         39,486
   Units redeemed                               (166)        (5,679)        (7,628)       (22,522)        (4,480)       (17,574)
                                        ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period          19,423          6,146         92,711         80,464         80,933         63,759
                                        ============   ============   ============   ============   ============   ============

(f) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                    Franklin Templeton Variable
                                                                                                         Insurance Products
                                          Fidelity Variable Insurance Products Fund Sub-Accounts         Trust Sub-Accounts
                                        ---------------------------------------------------------   ---------------------------
                                                VIP Growth                 VIP High Income               Franklin Small Cap
                                        ---------------------------   ---------------------------   ---------------------------
                                            2003           2002           2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                   $     (4,503)  $     (4,583)  $     12,875   $     14,305   $     (2,046)  $       (574)
Net realized gains (losses)                  (19,326)      (132,347)          (985)       (24,234)         1,440         (3,494)
Change in unrealized gains (losses)          217,748       (140,094)        47,661         15,436         73,761        (12,094)
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                           193,919       (277,024)        59,551          5,507         73,155        (16,162)
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS

Deposits                                           -              -              -              -              -              -
Benefit payments                              (1,225)        (9,695)             -              -         (3,913)             -
Payments on termination                         (918)             -              -              -         (3,689)             -
Policy administration charges                (10,624)        (9,765)        (4,604)        (2,325)        (3,547)        (1,200)
Transfers among the sub-accounts
   and with the Fixed Account - net          143,909        (68,846)       163,949         48,495        190,659        104,018
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                  131,142        (88,306)       159,345         46,170        179,510        102,818
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS            325,061       (365,330)       218,896         51,677        252,665         86,656

NET ASSETS AT BEGINNING OF PERIOD            547,802        913,132        189,232        137,555        142,174         55,518
                                        ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $    872,863   $    547,802   $    408,128   $    189,232   $    394,839   $    142,174
                                        ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
 Units outstanding at beginning of
    period                                    55,475         64,053         25,375         18,910         30,538          8,428
   Units issued                               13,998         21,953         20,855         20,200         35,433         32,630
   Units redeemed                             (2,335)       (30,531)        (2,838)       (13,735)        (3,619)       (10,520)
                                        ------------   ------------   ------------   ------------   ------------   ------------
 Units outstanding at end of period           67,138         55,475         43,392         25,375         62,352         30,538
                                        ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                  Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                      --------------------------------------------------------------------------------------------
                                                                     Templeton Developing Markets
                                          Mutual Shares Securities            Securities            Templeton Foreign Securities
                                        ---------------------------   ---------------------------   ----------------------------
                                            2003           2002           2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   -----------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                   $         18   $        (71)  $         (2)  $          -   $       821   $        624
Net realized gains (losses)                   (1,742)         1,003              -              -        (1,099)        (6,085)
Change in unrealized gains (losses)          106,062        (39,045)           192              -        39,536        (14,494)
                                        ------------   ------------   ------------   ------------   -----------   ------------

Increase (decrease) in net assets
   from operations                           104,338        (38,113)           190              -        39,258        (19,955)
                                        ------------   ------------   ------------   ------------   -----------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                           -              -              -              -             -              -
Benefit payments                             (12,497)        (3,989)             -              -             -              -
Payments on termination                      (19,582)        (4,379)             -              -          (234)        (6,558)
Policy administration charges                 (6,508)        (3,807)             -              -        (1,842)        (1,300)
Transfers among the sub-accounts
   and with the Fixed Account - net          429,445         98,371          5,993              -       102,237         21,429
                                        ------------   ------------   ------------   ------------   -----------   ------------

Increase (decrease) in net assets
   from policy transactions                  390,858         86,196          5,993              -       100,161         13,571
                                        ------------   ------------   ------------   ------------   -----------   ------------
INCREASE (DECREASE) IN NET ASSETS            495,196         48,083          6,183              -       139,419         (6,384)

NET ASSETS AT BEGINNING OF PERIOD            298,068        249,985              -              -        97,260        103,644
                                        ------------   ------------   ------------   ------------   -----------   ------------

NET ASSETS AT END OF PERIOD             $    793,264   $    298,068   $      6,183   $          -   $   236,679   $     97,260
                                        ============   ============   ============   ============   ===========   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
   period                                     30,640         22,459              -              -        15,019         12,917
   Units issued                               41,550         22,912            545              -        14,266          4,557
   Units redeemed                             (6,444)       (14,731)             -              -        (1,392)        (2,455)
                                        ------------   ------------   ------------   ------------   -----------   ------------
  Units outstanding at end of period          65,746         30,640            545              -        27,893         15,019
                                        ============   ============   ============   ============   ===========   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                  Franklin
                                       Templeton Variable Insurance
                                        Products Trust Sub-Accounts      Goldman Sachs Variable Insurance Trust Sub-Accounts
                                        ---------------------------   ---------------------------------------------------------
                                                Templeton
                                            Growth Securities            VIT Capital Growth         VIT CORE Small Cap Equity
                                        ---------------------------   ---------------------------   ---------------------------
                                            2003           2002           2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                   $        437   $        756   $       (117)  $       (324)  $       (495)  $       (222)
Net realized gains (losses)                     (495)           873           (142)       (16,775)         4,686           (475)
Change in unrealized gains (losses)           18,443        (14,055)         4,317          1,973         27,226         (5,175)
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                            18,385        (12,426)         4,058        (15,126)        31,417         (5,872)
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                           -              -              -              -              -              -
Benefit payments                                   -              -              -              -         (4,721)             -
Payments on termination                          (28)             -              -              -         (1,146)             -
Policy administration charges                 (1,056)          (867)          (277)          (511)        (1,243)          (656)
Transfers among the sub-accounts
   and with the Fixed Account - net              (23)        15,989          3,420        (32,353)        41,320         43,003
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                   (1,107)        15,122          3,143        (32,864)        34,210         42,347
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS             17,278          2,696          7,201        (47,990)        65,627         36,475

NET ASSETS AT BEGINNING OF PERIOD             59,989         57,293         16,606         64,596         57,562         21,087
                                        ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $     77,267   $     59,989   $     23,807   $     16,606   $    123,189   $     57,562
                                        ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
 Units outstanding at beginning of
   period                                      7,500          5,786          3,004          8,763          6,967          2,151
   Units issued                                   17          2,451            554          1,073          3,983          7,632
   Units redeemed                               (140)          (737)           (46)        (6,832)          (646)        (2,816)
                                        ------------   ------------   ------------   ------------   ------------   ------------
 Units outstanding at end of period            7,377          7,500          3,512          3,004         10,304          6,967
                                        ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                              Goldman Sachs Variable Insurance Trust Sub-Accounts
                                               ----------------------------------------------------------------------------------
                                                                                  VIT Global
                                                     VIT CORE U.S. Equity           Income           VIT International Equity
                                               -------------------------------   --------------   -------------------------------
                                                    2003             2002           2002 (g)           2003             2002
                                               --------------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                          $          (14)  $           12   $          (19)  $           80   $           13
Net realized gains (losses)                            (3,008)             (75)            (380)            (490)             (26)
Change in unrealized gains (losses)                    13,190           (6,032)           1,091            1,603           (1,095)
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from operations                                     10,168           (6,095)             692            1,193           (1,108)
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                    -                -                -                -                -
Benefit payments                                            -                -                -           (2,807)               -
Payments on termination                               (14,380)               -                -                -                -
Policy administration charges                            (684)            (475)              (3)             (61)             (77)
Transfers among the sub-accounts
   and with the Fixed Account - net                    16,731           23,993          (58,003)              35            2,997
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from policy transactions                             1,667           23,518          (58,006)          (2,833)           2,920
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS                      11,835           17,423          (57,314)          (1,640)           1,812

NET ASSETS AT BEGINNING OF PERIOD                      50,367           32,944           57,314            5,122            3,310
                                               --------------   --------------   --------------   --------------   --------------

NET ASSETS AT END OF PERIOD                    $       62,202   $       50,367   $            -   $        3,482   $        5,122
                                               ==============   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period             8,583            4,346            5,298              905              473
     Units issued                                       2,539            6,004              247                -              888
     Units redeemed                                    (2,861)          (1,767)          (5,545)            (447)            (456)
                                               --------------   --------------   --------------   --------------   --------------
   Units outstanding at end of period                   8,261            8,583                -              458              905
                                               ==============   ==============   ==============   ==============   ==============

(g)  For the period beginning January 1, 2002 and ended February 15, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                    LSA Variable Series Trust Sub-Accounts
                                               ----------------------------------------------------------------------------------
                                                                                                                     LSA Equity
                                                    LSA Capital Growth (b)           LSA Diversified Mid Cap           Growth
                                               -------------------------------   -------------------------------   --------------
                                                   2003             2002 (f)         2003            2002 (f)         2003 (a)
                                               --------------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                          $         (174)  $          (20)  $         (142)  $          (25)  $          (81)
Net realized gains (losses)                             1,075                2              407                7               18
Change in unrealized gains (losses)                     5,119             (205)           4,894              (50)           2,264
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from operations                                      6,020             (223)           5,159              (68)           2,201
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                    -                -                -                -                -
Benefit payments                                       (7,725)               -                -                -                -
Payments on termination                                     -                -                -                -                -
Policy administration charges                            (392)             (41)            (304)             (72)            (123)
Transfers among the sub-accounts
   and with the Fixed Account - net                    20,228           13,392            8,992           12,237           13,218
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from policy transactions                            12,111           13,351            8,688           12,165           13,095
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS                      18,131           13,128           13,847           12,097           15,296

NET ASSETS AT BEGINNING OF PERIOD                      13,128                -           12,097                -                -
                                               --------------   --------------   --------------   --------------   --------------

NET ASSETS AT END OF PERIOD                    $       31,259   $       13,128   $       25,944   $       12,097   $       15,296
                                               ==============   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period             1,601                -            1,549                -                -
     Units issued                                       2,514            2,242            1,265            1,559            1,629
     Units redeemed                                    (1,001)            (641)            (290)             (10)             (14)
                                               --------------   --------------   --------------   --------------   --------------
   Units outstanding at end of period                   3,114            1,601            2,524            1,549            1,615
                                               ==============   ==============   ==============   ==============   ==============

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(b)  Previously known as LSA Growth Equity

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  MFS Variable Insurance Trust Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                               MFS Emerging Growth            MFS Investors Trust            MFS New Discovery
                                            ---------------------------   ---------------------------   ---------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $     (7,876)  $     (8,856)  $       (179)  $       (124)  $       (659)  $       (566)
Net realized gains (losses)                      (67,669)      (139,560)          (395)          (153)          (594)          (396)
Change in unrealized gains (losses)              298,943       (289,570)        13,975         (8,044)        20,785        (24,042)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                               223,398       (437,986)        13,401         (8,321)        19,532        (25,004)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                 (10,203)       (38,362)             -              -              -              -
Payments on termination                          (17,470)        (3,841)             -              -           (256)             -
Policy administration charges                    (13,129)       (14,097)          (826)          (435)        (1,142)          (870)
Transfers among the sub-accounts
   and with the Fixed Account - net               12,047         (4,805)        51,095         17,056         53,992          3,996
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                      (28,755)       (61,105)        50,269         16,621         52,594          3,126
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                194,643       (499,091)        63,670          8,300         72,126        (21,878)

NET ASSETS AT BEGINNING OF PERIOD                787,299      1,286,390         40,003         31,703         54,176         76,054
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    981,942   $    787,299   $    103,673   $     40,003   $    126,302   $     54,176
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       94,196        101,034          6,441          3,998          9,435          8,975
     Units issued                                  2,550         11,225          7,899          3,251          7,634            938
     Units redeemed                               (5,716)       (18,063)          (551)          (808)          (470)          (478)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             91,030         94,196         13,789          6,441         16,599          9,435
                                            ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        Oppenheimer Variable Account
                                                    MFS Variable Insurance Trust Sub-Accounts               Funds Sub-Accounts
                                            ---------------------------------------------------------   ----------------------------
                                                                                                                Oppenheimer
                                                   MFS Research                  MFS Utilities               Aggressive Growth
                                            ---------------------------   ---------------------------   ----------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $       (344)  $       (564)  $        762   $         (6)  $       (570)  $        (94)
Net realized gains (losses)                       (3,895)          (483)           537              1           (239)          (286)
Change in unrealized gains (losses)               34,255        (16,061)        21,937            169         13,954        (13,386)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                30,016        (17,108)        23,236            164         13,145        (13,766)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                       -              -              -              -              -              -
Payments on termination                          (10,453)             -         (1,129)             -              -              -
Policy administration charges                     (2,216)        (1,120)        (1,023)            (4)          (890)          (525)
Transfers among the sub-accounts
   and with the Fixed Account - net               22,302         85,762         88,690         12,582         47,814          2,050
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                        9,633         84,642         86,538         12,578         46,924          1,525
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                 39,649         67,534        109,774         12,742         60,069        (12,241)

NET ASSETS AT BEGINNING OF PERIOD                123,900         56,366         12,742              -         35,392         47,633
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    163,549   $    123,900   $    122,516   $     12,742   $     95,461   $     35,392
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       25,390          8,638          1,515              -         11,004         10,599
     Units issued                                  4,442         16,965          9,739          1,516         13,083            781
     Units redeemed                               (2,713)          (213)          (436)            (1)          (240)          (376)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             27,119         25,390         10,818          1,515         23,847         11,004
                                            ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                Oppenheimer Variable Account Funds Sub-Accounts
                                            ----------------------------------------------------------------------------------------
                                                     Oppenheimer                 Oppenheimer
                                                Capital Appreciation          Global Securities         Oppenheimer Main Street (c)
                                            ---------------------------   ---------------------------   ----------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $     (2,047)  $       (678)  $       (898)  $       (607)  $       (387)  $       (902)
Net realized gains (losses)                       (1,223)       (22,574)           299         (3,800)        (2,014)        (3,585)
Change in unrealized gains (losses)               99,351        (52,766)       108,130        (34,543)       135,422        (76,441)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                96,081        (76,018)       107,531        (38,950)       133,021        (80,928)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                  (6,402)        (6,090)             -              -         (9,486)             -
Payments on termination                           (1,664)             -              -              -         (2,943)       (15,189)
Policy administration charges                     (5,057)        (3,144)        (3,771)        (2,156)        (8,205)        (5,354)
Transfers among the sub-accounts
   and with the Fixed Account - net              229,542         38,560        167,849         46,907        218,395        215,233
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                      216,419         29,326        164,078         44,751        197,761        194,690
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                312,500        (46,692)       271,609          5,801        330,782        113,762

NET ASSETS AT BEGINNING OF PERIOD                207,718        254,410        153,266        147,465        408,700        294,938
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    520,218   $    207,718   $    424,875   $    153,266   $    739,482   $    408,700
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       37,962         33,702         24,709         18,346         66,883         38,842
     Units issued                                 38,427         24,041         25,050         18,173         32,982         44,387
     Units redeemed                               (3,127)       (19,781)        (1,433)       (11,810)        (3,503)       (16,346)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             73,262         37,962         48,326         24,709         96,362         66,883
                                            ============   ============   ============   ============   ============   ============

(c)  Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                            Oppenheimer Variable Account
                                                Funds Sub-Accounts                     Putnam Variable Trust Sub-Accounts
                                            ----------------------------  ----------------------------------------------------------
                                                   Oppenheimer
                                                  Strategic Bond              VT Growth and Income         VT Growth Opportunities
                                            ---------------------------   ---------------------------   ----------------------------
                                                2003           2002           2003         2002 (f)         2003         2002 (f)
                                            ------------   ------------   ------------   ------------   ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $     23,164   $     13,002   $        140   $        (39)  $       (491)  $       (143)
Net realized gains (losses)                        1,551         (1,856)           697              6              9            (36)
Change in unrealized gains (losses)               73,635          8,590         16,186            988         12,199         (3,765)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                98,350         19,736         17,023            955         11,717         (3,944)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                 (13,032)             -              -              -              -              -
Payments on termination                           (2,032)             -              -              -              -              -
Policy administration charges                     (9,118)        (3,671)          (852)           (90)          (803)          (218)
Transfers among the sub-accounts
   and with the Fixed Account - net              418,736        295,006         87,906         26,959         58,938         35,368
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                      394,554        291,335         87,054         26,869         58,135         35,150
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                492,904        311,071        104,077         27,824         69,852         31,206

NET ASSETS AT BEGINNING OF PERIOD                428,737        117,666         27,824              -         31,206              -
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    921,641   $    428,737   $    131,901   $     27,824   $    101,058   $     31,206
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       39,121         11,433          3,403              -          3,897              -
     Units issued                                 35,050         42,131         10,846          3,414          6,892          3,924
     Units redeemed                               (2,302)       (14,443)        (1,470)           (11)          (441)           (27)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             71,869         39,121         12,779          3,403         10,348          3,897
                                            ============   ============   ============   ============   ============   ============

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                               ----------------------------------------------------------------------------------
                                                 VT Health
                                                  Sciences        VT International Equity (d)             VT New Value
                                               --------------   -------------------------------   -------------------------------
                                                   2003 (a)         2003            2002 (f)          2003            2002 (f)
                                               --------------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                          $         (148)  $          (81)  $          (23)  $           96   $          (55)
Net realized gains (losses)                                 7               27              152              842                6
Change in unrealized gains (losses)                     4,200            5,940              219           10,747            1,652
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from operations                                      4,059            5,886              348           11,685            1,603
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                    -                -                -                -                -
Benefit payments                                            -                -                -           (4,164)               -
Payments on termination                                     -                -                -                -                -
Policy administration charges                            (264)            (275)             (45)            (634)            (119)
Transfers among the sub-accounts
   and with the Fixed Account - net                    61,424           25,021            7,926           20,841           24,344
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from policy transactions                            61,160           24,746            7,881           16,043           24,225
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS                      65,219           30,632            8,229           27,728           25,828

NET ASSETS AT BEGINNING OF PERIOD                           -            8,229                -           25,828                -
                                               --------------   --------------   --------------   --------------   --------------

NET ASSETS AT END OF PERIOD                    $       65,219   $       38,861   $        8,229   $       53,556   $       25,828
                                               ==============   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period                 -            1,013                -            3,091                -
     Units issued                                       6,731            3,117            1,910            2,697            3,743
     Units redeemed                                       (29)            (374)            (897)            (907)            (652)
                                               --------------   --------------   --------------   --------------   --------------
   Units outstanding at end of period                   6,702            3,756            1,013            4,881            3,091
                                               ==============   ==============   ==============   ==============   ==============

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(d)  Previously known as VT International Growth

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Putnam Variable
                                                 Trust Sub-Accounts          The Universal Institutional Funds, Inc. Sub-Accounts
                                            ---------------------------   ---------------------------------------------------------
                                                                                 Van Kampen                    Van Kampen
                                                    VT Research               UIF Equity Growth             UIF Fixed Income
                                            ---------------------------   ----------------------------  ---------------------------
                                                2003         2002 (f)         2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $        (23)  $          -   $       (141)  $        (30)  $     (6,188)  $     18,449
Net realized gains (losses)                            1              -            (50)           (62)         5,803          3,424
Change in unrealized gains (losses)                  741              -          3,599         (2,141)        27,578         (5,377)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                   719              -          3,408         (2,233)        27,193         16,496
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                       -              -              -              -        (21,686)             -
Payments on termination                                -              -              -              -           (742)             -
Policy administration charges                        (50)             -           (254)           (89)       (11,152)        (1,880)
Transfers among the sub-accounts
   and with the Fixed Account - net                9,000              -             (1)         9,287        297,002        464,616
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                        8,950              -           (255)         9,198        263,422        462,736
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                  9,669              -          3,153          6,965        290,615        479,232

NET ASSETS AT BEGINNING OF PERIOD                      -              -         14,452          7,487        594,362        115,130
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $      9,669   $          -   $     17,605   $     14,452   $    884,977   $    594,362
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period            -              -          3,053          1,131         49,173         10,131
     Units issued                                    960              -              -          1,939         25,089         45,810
     Units redeemed                                   (6)             -            (49)           (17)        (3,658)        (6,768)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period                954              -          3,004          3,053         70,604         49,173
                                            ============   ============   ============   ============   ============   ============

(f)  For the Period Beginning May 1, 2002 and Ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                              The Universal Institutional Funds, Inc. Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                                     Van Kampen                    Van Kampen                    Van Kampen
                                              UIF Global Value Equity        UIF Mid Cap Value (e)         UIF U.S. Real Estate
                                            ---------------------------   ---------------------------   ---------------------------
                                                 2003          2002           2003           2002           2003         2002 (f)
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $       (358)  $        120   $       (874)  $       (431)  $        (86)  $         70
Net realized gains (losses)                          157            228            811         (4,557)           207             24
Change in unrealized gains (losses)               10,561         (3,783)        36,058         (7,152)         2,988           (201)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                10,360         (3,435)        35,995        (12,140)         3,109           (107)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                       -              -         (6,213)        (2,034)             -              -
Payments on termination                                -              -              -         (6,941)             -              -
Policy administration charges                       (630)          (254)        (1,452)          (649)          (137)           (17)
Transfers among the sub-accounts
   and with the Fixed Account - net               18,342         16,586         95,626         30,467         44,144          2,569
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                       17,712         16,332         87,961         20,843         44,007          2,552
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                 28,072         12,897        123,956          8,703         47,116          2,445

NET ASSETS AT BEGINNING OF PERIOD                 24,955         12,058         63,525         54,822          2,445              -
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $     53,027   $     24,955   $    187,481   $     63,525   $     49,561   $      2,445
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period        3,110          1,238          9,486          5,839            271              -
     Units issued                                  2,980          3,273         12,523         13,038          3,917            273
     Units redeemed                                 (920)        (1,401)        (2,047)        (9,391)          (180)            (2)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period              5,170          3,110         19,962          9,486          4,008            271
                                            ============   ============   ============   ============   ============   ============

(e)  Previously known as Van Kampen UIF Mid Cap Core

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------

                                               The Universal Institutional
                                                Funds, Inc. Sub-Accounts
                                              ------------------------------
                                                   Van Kampen UIF Value
                                              ------------------------------
                                                   2003           2002
                                              --------------  --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                         $       (1,420) $          420
Net realized gains (losses)                              682          (4,489)
Change in unrealized gains (losses)                   52,920         (10,257)
                                              --------------  --------------

Increase (decrease) in net assets
   from operations                                    52,182         (14,326)
                                              --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                   -               -
Benefit payments                                           -          (4,025)
Payments on termination                                    -               -
Policy administration charges                         (2,514)           (993)
Transfers among the sub-accounts
   and with the Fixed Account - net                  121,574          53,483
                                              --------------  --------------

Increase (decrease) in net assets
   from policy transactions                          119,060          48,465
                                              --------------  --------------

INCREASE (DECREASE) IN NET ASSETS                    171,242          34,139

NET ASSETS AT BEGINNING OF PERIOD                     93,823          59,684
                                              --------------  --------------

NET ASSETS AT END OF PERIOD                   $      265,065  $       93,823
                                              ==============  ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period           10,153           4,982
     Units issued                                     12,111           7,634
     Units redeemed                                     (679)         (2,463)
                                              --------------  --------------
   Units outstanding at end of period                 21,585          10,153
                                              ==============  ==============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1.   ORGANIZATION

     Glenbrook Life Variable Life Separate Account A (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company ("Allstate"), a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Glenbrook Life issues the Glenbrook Provider Variable Life policy, the deposits of which are invested at the direction of the policyholders in the sub-accounts that comprise the Account. Absent any policy provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death, variable life policyholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

      AIM VARIABLE INSURANCE FUNDS
         AIM V.I. Aggressive Growth
         AIM V.I. Balanced
         AIM V.I. Capital Appreciation
         AIM V.I. Core Equity
         AIM V.I. Dent Demographics
         AIM V.I. Diversified Income
         AIM V.I. Global Utilities
         AIM V.I. Government Securities
         AIM V.I. Growth
         AIM V.I. International Growth
         AIM V.I. Premier Equity
      AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
         American Century VP Balanced
         American Century VP International
      DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
         Dreyfus Socially Responsible Growth Fund
      DREYFUS STOCK INDEX FUND
         Dreyfus Stock Index Fund
      DREYFUS VARIABLE INVESTMENT FUND
         VIF Growth & Income
         VIF Money Market
         VIF Small Company Stock
      FIDELITY VARIABLE INSURANCE PRODUCTS FUND
         VIP Asset Manager Growth
         VIP Contrafund
         VIP Equity-Income
         VIP Growth
         VIP High Income
      FRANKLIN TEMPLETON VARIABLE INSURANCE
        PRODUCTS TRUST
         Franklin Small Cap
         Mutual Shares Securities
         Templeton Developing Markets Securities
         Templeton Foreign Securities
         Templeton Growth Securities
      GOLDMAN SACHS VARIABLE INSURANCE TRUST
         VIT Capital Growth
         VIT CORE Small Cap Equity
         VIT CORE U.S. Equity
         VIT Global Income (Closed February 15, 2002)
         VIT International Equity
      LSA VARIABLE SERIES TRUST
         LSA Capital Growth (Previously known as
            LSA Growth Equity)
         LSA Diversified Mid Cap
         LSA Equity Growth
      MFS VARIABLE INSURANCE TRUST
         MFS Emerging Growth
         MFS Investors Trust
         MFS New Discovery
         MFS Research
         MFS Utilities
      OPPENHEIMER VARIABLE ACCOUNT FUNDS
         Oppenheimer Aggressive Growth
         Oppenheimer Capital Appreciation
         Oppenheimer Global Securities
         Oppenheimer Main Street (Previously known as
            Oppenheimer Main Street Growth & Income)
         Oppenheimer Strategic Bond
      PUTNAM VARIABLE TRUST
         VT Growth and Income
         VT Growth Opportunities
         VT Health Sciences

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      PUTNAM VARIABLE TRUST (CONTINUED)
         VT International Equity (Previously known as
            VT International Growth)
         VT New Value
         VT Research
      THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
         Van Kampen UIF Equity Growth
         Van Kampen UIF Fixed Income
         Van Kampen UIF Global Value Equity
         Van Kampen UIF Mid Cap Value (Previously
            known as Van Kampen UIF Mid Cap Core)
         Van Kampen UIF U.S. Real Estate
         Van Kampen UIF Value

     The net assets are affected by the investment results of each fund, transactions by policyholders and certain contract expenses (see Note 4). The accompanying financial statements include only policyholders' purchase payments applicable to the variable portions of their policies and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Glenbrook Life.

     A policyholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Glenbrook Life provides insurance and administrative services to the policyholders for a fee.

     The LSA Variable Series Trust ("Trust") is managed by LSA Asset Management, LLC (the "Manager"), a wholly owned subsidiary of Allstate, pursuant to an investment management agreement with the Trust. The Manager is entitled to receive a management fee from the Trust. Fees are payable monthly at an annual rate as a percentage of average daily net assets ranging from 0.85% to 0.95%.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub-account is required to satisfy the diversification requirements of
     Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Glenbrook Life. Glenbrook Life is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the policyholders are excluded in the determination of federal income tax liability of Glenbrook Life.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 10, 2004, the Board of Directors of Glenbrook Life approved the merger of the Glenbrook Life AIM Variable Life Separate Account A ("AIM Account") into the Account (the "Merger"). Glenbrook Life will consummate the Merger on May 1, 2004. Collectively, the Account and the AIM Account are referred to as the "Separate Accounts".

     At December 31, 2003, the AIM Account and the Account offered 18 and 56 variable sub-accounts, respectively. Eleven of the sub-accounts offered by the AIM Account were invested in the same underlying funds as 11 of the sub-accounts offered by the Account. Upon completion of the merger on May 1, 2004, the Account will offer 63 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit fair values of the policyholders' interests in the sub-accounts. Additionally, the policies and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                          Pre-Merger                        Post-Merger
-----------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life          Glenbrook Life         Glenbrook Life
                                                            Variable Life         AIM Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A      Separate Account A      Separate Account A
-----------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
      AIM V. I. Aggressive Growth                        $             40,246    $          1,082,144    $          1,122,390
      AIM V. I. Balanced                                              917,628               6,758,636               7,676,264
      AIM V. I. Basic Value                                                 -               1,622,570               1,622,570
      AIM V. I. Blue Chip                                                   -               2,439,652               2,439,652
      AIM V. I. Capital Appreciation                                  285,616               2,204,960               2,490,576
      AIM V. I. Capital Development                                         -                 406,967                 406,967
      AIM V. I. Core Equity                                           514,473               2,714,456               3,228,929
      AIM V. I. Dent Demographics                                      19,127                 298,144                 317,271
      AIM V. I. Diversified Income                                    567,826               2,862,244               3,430,070
      AIM V. I. Global Utilities                                      109,506                 581,091                 690,597
      AIM V. I. Government Securities                               1,008,342               4,926,461               5,934,803
      AIM V. I. Growth                                                332,219               1,724,312               2,056,531
      AIM V. I. High Yield                                                  -               1,141,147               1,141,147
      AIM V. I. International Growth                                  565,451                 527,253               1,092,704
      AIM V. I. Mid Cap Core Equity                                         -                 642,351                 642,351
      AIM V. I. Money Market                                                -               6,012,369               6,012,369
      AIM V. I. New Technology                                              -                 175,497                 175,497
      AIM V. I. Premier Equity                                        607,971               2,921,457               3,529,428

American Century Variable Portfolios, Inc.
      American Century VP Balanced                                    288,567                       -                 288,567
      American Century VP International                               282,015                       -                 282,015

Dreyfus Socially Responsible Growth Fund, Inc.
      Dreyfus Socially Responsible Growth Fund                        311,609                       -                 311,609

Dreyfus Stock Index Fund
      Dreyfus Stock Index Fund                                      1,767,828                       -               1,767,828

Dreyfus Variable Investment Fund
      VIF Growth & Income                                             352,822                       -                 352,822
      VIF Money Market                                              2,944,269                       -               2,944,269
      VIF Small Company Stock                                         189,595                       -                 189,595

Fidelity Variable Insurance Products Fund
      VIP Asset Manager Growth                                        209,969                       -                 209,969
      VIP Contrafund                                                1,437,716                       -               1,437,716
      VIP Equity-Income                                               926,400                       -                 926,400
      VIP Growth                                                      872,863                       -                 872,863
      VIP High Income                                                 408,128                       -                 408,128

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                          Pre-Merger                        Post-Merger
-----------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life          Glenbrook Life         Glenbrook Life
                                                            Variable Life         AIM Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A      Separate Account A      Separate Account A
-----------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust
      Franklin Small Cap                                              394,839                       -                 394,839
      Mutual Shares Securities                                        793,264                       -                 793,264
      Templeton Developing Markets Securities                           6,183                       -                   6,183
      Templeton Foreign Securities                                    236,679                       -                 236,679
      Templeton Growth Securities                                      77,267                       -                  77,267

Goldman Sachs Variable Insurance Trust
      VIT Capital Growth                                               23,807                       -                  23,807
      VIT CORE Small Cap Equity                                       123,189                       -                 123,189
      VIT CORE U.S. Equity                                             62,202                       -                  62,202
      VIT International Equity                                          3,482                       -                   3,482

LSA Variable Series Trust
      LSA Capital Growth Fund                                          31,259                       -                  31,259
      LSA Diversified Mid Cap                                          25,944                       -                  25,944
      LSA Equity Growth                                                15,296                       -                  15,296

MFS Variable Insurance Trust
      MFS Emerging Growth                                             981,942                       -                 981,942
      MFS Investors Trust                                             103,673                       -                 103,673
      MFS New Discovery                                               126,302                       -                 126,302
      MFS Research                                                    163,549                       -                 163,549
      MFS Utilities                                                   122,516                       -                 122,516

Oppenheimer Variable Account Funds
      Oppenheimer Aggressive Growth                                    95,461                       -                  95,461
      Oppenheimer Capital Appreciation                                520,218                       -                 520,218
      Oppenheimer Global Securities                                   424,875                       -                 424,875
      Oppenheimer Main Street                                         739,482                       -                 739,482
      Oppenheimer Strategic Bond                                      921,641                       -                 921,641

Putnam Variable Trust
      VT Growth and Income                                            131,901                       -                 131,901
      VT Growth Opportunities                                         101,058                       -                 101,058
      VT Health Sciences                                               65,219                       -                  65,219
      VT International Equity                                          38,861                       -                  38,861
      VT New Value                                                     53,556                       -                  53,556
      VT Research                                                       9,669                       -                   9,669

--------------------------------------------------------------------------------

3.  MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                          Pre-Merger                        Post-Merger
-----------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life          Glenbrook Life         Glenbrook Life
                                                            Variable Life         AIM Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A      Separate Account A      Separate Account A
-----------------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc.
      Van Kampen UIF Equity Growth                                     17,605                       -                  17,605
      Van Kampen UIF Fixed Income                                     884,977                       -                 884,977
      Van Kampen UIF Global Value Equity                               53,027                       -                  53,027
      Van Kampen UIF Mid Cap Value                                    187,481                       -                 187,481
      Van Kampen UIF U.S. Real Estate                                  49,561                       -                  49,561
      Van Kampen UIF Value                                            265,065                       -                 265,065
                                                         --------------------    --------------------    --------------------

         TOTAL NET ASSETS                                $         22,811,236    $         39,041,711    $         61,852,947
                                                         ====================    ====================    ====================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Glenbrook Life assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate equal to .90% per annum of the daily net assets of the Account. The mortality and expense risk charge is recognized as a reduction in accumulation unit fair values. The mortality and expense risk charge covers insurance benefits available with the policy and certain expenses of the policy. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the policy.

     POLICY ADMINISTRATION CHARGES -

          - MONTHLY DEDUCTIONS - Glenbrook Life charges each policyholder monthly for the cost of insurance, tax expense and administrative expense. The cost of insurance is based upon several variables, including the policyholder's death benefit and the Account value. Tax expense is charged at an annual rate equal to .40% of the Account value for the first ten policy years. Glenbrook Life deducts a monthly administration fee equal to .25% per annum of Account value. These charges are recognized as redemption of units.

          - ANNUAL MAINTENANCE FEE - Glenbrook Life deducts an annual maintenance fee of $35 on each policy anniversary. This charge will be waived on policies with an aggregate premium amount of $50,000. The annual maintenance fee is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value, a withdrawal charge may be imposed. The withdrawal charge is 7.75% of the amount withdrawn if a withdrawal is made during the first three years. The charge declines to 7.25% in year 4 and declines annually thereafter to 0.0% in year 10. These amounts are included in payments on terminations but are remitted to Glenbrook Life.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                                  Purchases
                                                                               --------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
      AIM V. I. Aggressive Growth (a)                                          $       37,559
      AIM V. I. Balanced                                                              452,692
      AIM V. I. Capital Appreciation                                                   31,571
      AIM V. I. Core Equity                                                            67,497
      AIM V. I. Dent Demographics                                                      13,458
      AIM V. I. Diversified Income                                                    258,075
      AIM V. I. Global Utilities                                                        4,948
      AIM V. I. Government Securities                                                  53,309
      AIM V. I. Growth                                                                 30,922
      AIM V. I. International Growth                                                   15,138
      AIM V. I. Premier Equity                                                         58,033

Investments in the American Century Variable Portfolios, Inc.
   Sub-Accounts:
      American Century VP Balanced                                                     33,286
      American Century VP International                                                 2,688

Investments in the Dreyfus Socially Responsible Growth Fund, Inc.
   Sub-Account:
      Dreyfus Socially Responsible Growth Fund                                         21,851

Investments in the Dreyfus Stock Index Fund Sub-Account:
      Dreyfus Stock Index Fund                                                        157,724

Investments in the Dreyfus Variable Investment Fund Sub-Accounts:
      VIF Growth & Income                                                              18,689
      VIF Money Market                                                                863,665
      VIF Small Company Stock                                                          46,919

Investments in the Fidelity Variable Insurance Products Fund
   Sub-Accounts:
      VIP Asset Manager Growth                                                        136,220
      VIP Contrafund                                                                  271,990
      VIP Equity-Income                                                               218,176
      VIP Growth                                                                      156,073
      VIP High Income                                                                 181,060

(a)  For period beginning May 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                  Purchases
                                                                               --------------
Investments in the Franklin Templeton Variable Insurance Products Trust
   Sub-Accounts:
      Franklin Small Cap                                                       $      198,660
      Mutual Shares Securities                                                        435,748
      Templeton Developing Markets Securities                                           5,993
      Templeton Foreign Securities                                                    104,067
      Templeton Growth Securities                                                       1,117

Investments in the Goldman Sachs Variable Insurance Trust
   Sub-Accounts:
      VIT Capital Growth                                                                3,470
      VIT CORE Small Cap Equity                                                        44,911
      VIT CORE U.S. Equity                                                             17,131
      VIT International Equity                                                            408

Investments in the LSA Variable Series Trust Sub-Accounts:
      LSA Capital Growth (b)                                                           20,254
      LSA Diversified Mid Cap                                                          11,498
      LSA Equity Growth                                                                13,201

Investments in the MFS Variable Insurance Trust Sub-Accounts:
      MFS Emerging Growth                                                              18,484
      MFS Investors Trust                                                              54,338
      MFS New Discovery                                                                55,809
      MFS Research                                                                     22,828
      MFS Utilities                                                                    92,215

Investments in the Oppenheimer Variable Account Funds Sub-Accounts:
      Oppenheimer Aggressive Growth                                                    47,778
      Oppenheimer Capital Appreciation                                                223,048
      Oppenheimer Global Securities                                                   175,402
      Oppenheimer Main Street (c)                                                     224,526
      Oppenheimer Strategic Bond                                                      445,857

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(b)  Previously known as LSA Growth Equity

(c)  Previously known as Oppenheimer Main Street Growth & Income

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                  Purchases
                                                                               --------------
Investments in the Putnam Variable Trust Sub-Accounts:
      VT Growth and Income                                                     $       96,540
      VT Growth Opportunities                                                          58,909
      VT Health Sciences                                                               61,376
      VT International Equity (d)                                                      25,065
      VT New Value                                                                     21,251
      VT Research                                                                       8,987

Investments in The Universal Institutional Funds, Inc. Sub-Accounts:
      Van Kampen UIF Fixed Income                                                     304,556
      Van Kampen UIF Global Value Equity                                               26,248
      Van Kampen UIF Mid Cap Value (e)                                                 95,016
      Van Kampen UIF U.S. Real Estate                                                  46,148
      Van Kampen UIF Value                                                            126,325
                                                                               --------------
                                                                               $    6,218,707
                                                                               ==============

(d) Previously known as VT International Growth

(e) Previously known as Van Kampen UIF Mid Cap Core

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 4, the expense ratio represents the mortality and expense risk charge which is assessed as a percentage of daily net assets.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

        * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

        ** EXPENSE RATIO - These amounts represent the annualized policy expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

        *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

             Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

             Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the AIM
    Variable Insurance
    Funds Sub-Accounts:
      AIM V. I. Aggressive
        Growth
          2003 (a)                             4  $         9.64   $          40            0.00%           0.90%          -3.58%
      AIM V. I. Balanced
          2003                               116            7.91             918            2.40            0.90           15.32
          2002                                59            6.86             405            3.39            0.90          -17.84
          2001                                27            8.35             226            0.00            0.90          -12.22
      AIM V. I. Capital
        Appreciation
          2003                                29            9.79             286            0.00            0.90           28.36
          2002                                29            7.63             225            0.00            0.90          -25.03
          2001                                33           10.18             335            0.00            0.90          -23.97

(a)  For period beginning May 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the AIM Variable
   Insurance Funds
   Sub Accounts (continued):
      AIM V. I. Core Equity
          2003                                53  $         9.68   $         514            1.03%           0.90%          23.31%
          2002                                50            7.85             394            0.34            0.90          -16.34
          2001                                48            9.39             452            0.05            0.90          -23.53
      AIM V. I. Dent
        Demographics
          2003                                 2           10.08              19            0.00            0.90           36.24
          2002 (f)                            <1            7.40               4            0.00            0.90          -25.99
      AIM V. I. Diversified
        Income
          2003                                53           10.74             568            7.21            0.90            8.26
          2002                                34            9.92             333            8.17            0.90            1.38
          2001                                30            9.79             296            9.35            0.90            2.66
      AIM V. I. Global Utilities
          2003                                13            8.29             110            3.63            0.90           17.97
          2002                                14            7.02             101            2.98            0.90          -26.20
          2001                                15            9.52             139            1.01            0.90          -28.58
      AIM V. I. Government
        Securities
          2003                                80           12.63           1,008            2.21            0.90            0.16
          2002                                92           12.61           1,163            2.45            0.90            8.61
          2001                                51           11.61             590            4.46            0.90            5.45
      AIM V. I. Growth
          2003                                49            6.81             332            0.00            0.90           30.06
          2002                                47            5.24             246            0.00            0.90          -31.59
          2001                                48            7.65             369            0.21            0.90          -34.48
      AIM V. I. International
        Growth
          2003                                67            8.45             565            0.53            0.90           27.91
          2002                                69            6.61             459            0.55            0.90          -16.43
          2001                                79            7.91             623            0.30            0.90          -24.22
      AIM V. I. Premier Equity
          2003                                69            8.80             608            0.31            0.90           23.96
          2002                                66            7.10             472            0.34            0.90          -30.88
          2001                                63           10.27             643            0.14            0.90          -13.35

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the American
   Century Variable Portfolios,
   Inc. Sub-Accounts:
      American Century VP
        Balanced
          2003                                23  $        12.50   $         289            2.35%           0.90%          18.39%
          2002                                23           10.56             247            3.02            0.90          -10.37
          2001                                24           11.78             282            2.94            0.90           -4.41
      American Century VP
        International
          2003                                27           10.51             282            0.70            0.90           23.40
          2002                                28            8.51             241            0.77            0.90          -21.09
          2001                                31           10.79             335            0.09            0.90          -29.81

Investments in the Dreyfus
   Socially Responsible Growth
   Fund, Inc. Sub-Account:
      Dreyfus Socially
        Responsible Growth
        Fund
          2003                                34            9.03             312            0.11            0.90           24.88
          2002                                36            7.23             263            0.21            0.90          -29.58
          2001                                39           10.27             400            0.07            0.90          -23.27

Investments in the Dreyfus
   Stock Index Fund
   Sub-Account:
      Dreyfus Stock Index Fund
          2003                               179            9.89           1,768            1.43            0.90           27.21
          2002                               173            7.77           1,348            1.39            0.90          -23.06
          2001                               143           10.10           1,446            1.07            0.90          -12.97

Investments in the Dreyfus
   Variable Investment Fund
   Sub-Accounts:
      VIF Growth & Income
          2003                                32           11.09             353            0.80            0.90           25.44
          2002                                33            8.84             291            0.60            0.90          -26.00
          2001                                36           11.95             429            0.51            0.90           -6.69
      VIF Money Market
          2003                               246           11.97           2,944            0.67            0.90           -0.20
          2002                               247           11.99           2,957            1.59            0.90            0.56
          2001                               260           11.93           3,102            3.45            0.90            3.00
      VIF Small Company Stock
          2003                                15           13.00             190            0.10            0.90           41.66
          2002                                11            9.18              97            0.23            0.90          -20.43
          2001                                12           11.54             137            0.07            0.90           -2.42

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Fidelity
   Variable Insurance Products
   Fund Sub-Accounts:
      VIP Asset Manager Growth
          2003                                19  $        10.81   $         210            1.68%           0.90%          22.23%
          2002 (f)                             6            8.84              54            0.00            0.90          -11.56
      VIP Contrafund
          2003                                93           15.51           1,438            0.40            0.90           27.31
          2002                                80           12.18             980            0.85            0.90          -10.16
          2001                                81           13.56           1,092            0.67            0.90          -13.04
      VIP Equity-Income
          2003                                81           11.45             926            1.46            0.90           29.16
          2002                                64            8.86             565            1.61            0.90          -17.69
          2001                                42           10.77             451            1.44            0.90           -5.81
      VIP Growth
          2003                                67           13.00             873            0.23            0.90           31.66
          2002                                55            9.87             548            0.26            0.90          -30.73
          2001                                64           14.26             913            0.08            0.90          -18.39
      VIP High Income
          2003                                43            9.41             408            5.12            0.90           26.13
          2002                                25            7.46             189            9.64            0.90            2.52
          2001                                19            7.27             138           13.21            0.90          -12.53

Investments in the Franklin
   Templeton Variable Insurance
   Products Trust Sub-Accounts:
      Franklin Small Cap
          2003                                62            6.33             395            0.00            0.90           36.02
          2002                                31            4.66             142            0.15            0.90          -29.32
          2001                                 8            6.59              56            0.36            0.90          -16.01
      Mutual Share Securities
          2003                                66           12.07             793            0.71            0.90           24.03
          2002                                31            9.73             298            0.88            0.90          -12.60
          2001                                22           11.13             250            2.24            0.90            6.08
      Templeton Developing
        Markets Securities
          2003                                 1           11.34               6            0.00            0.90           13.43
          2002 (g)                             -               -               -            0.00            0.90            0.00
          2001 (g)                             -               -               -            0.00            0.90            0.00

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

(g)  Although available in 2001 and 2002, there was no activity until 2003

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Franklin
   Templeton Variable
   Insurance Products Trust
   Sub-Accounts (continued):
      Templeton Foreign
        Securities
          2003                                28  $         8.49   $         237            1.17%           0.90%          31.03%
          2002                                15            6.48              97            1.49            0.90          -19.29
          2001                                13            8.02             104            5.42            0.90          -16.75
      Templeton Growth
        Securities
          2003                                 7           10.47              77            1.49            0.90           30.95
          2002                                 8            8.00              60            2.18            0.90          -19.22
          2001                                 6            9.90              57            3.19            0.90           -0.98

Investments in the Goldman
   Sachs Variable Insurance
   Trust Sub-Accounts:
      VIT Capital Growth
          2003                                 4            6.78              24            0.29            0.90           22.63
          2002                                 3            5.53              17            0.09            0.90          -25.01
          2001                                 9            7.37              65            0.85            0.90          -15.23
      VIT CORE Small Cap Equity
          2003                                10           11.96             123            0.26            0.90           44.70
          2002                                 7            8.26              58            0.44            0.90          -15.73
          2001                                 2            9.80              21            0.36            0.90            3.59
      VIT CORE U.S. Equity
          2003                                 8            7.53              62            0.70            0.90           28.32
          2002                                 9            5.87              50            0.78            0.90          -22.60
          2001                                 4            7.58              33            0.90            0.90          -24.19
      VIT Global Income
          2002 (h)                             -             N/A               -            0.00            0.90             N/A
          2001                                 5           10.82              57            8.00            0.90            8.18
      VIT International Equity
          2003                                <1            7.60               3            2.77            0.90           34.28
          2002                                 1            5.66               5            1.49            0.90          -19.07
          2001                                <1            7.00               3            2.17            0.90          -22.96

(h)  For the period beginning January 1, 2002 and ended February 15, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the LSA Variable
   Series Trust Sub-Accounts:
      LSA Capital Growth (b)
         2003                                  3  $        10.04   $          31            0.28%           0.90%          22.43%
         2002 (f)                              2            8.20              12            0.00            0.90          -18.01
      LSA Diversified Mid Cap
         2003                                  3           10.28              26            0.11            0.90           31.61
         2002 (f)                              2            7.81              13            0.13            0.90          -21.91
      LSA Equity Growth
         2003 (a)                              2            9.47              15            0.00            0.90           -5.29

Investments in the MFS Variable
   Insurance Trust Sub-Accounts:
      MFS Emerging Growth
         2003                                 91           10.79             982            0.00            0.90           29.06
         2002                                 94            8.36             787            0.00            0.90          -34.35
         2001                                101           12.73           1,286            0.00            0.90          -34.09
      MFS Investors Trust
         2003                                 14            7.52             104            0.50            0.90           21.05
         2002                                  6            6.21              40            0.50            0.90          -21.67
         2001                                  4            7.93              32            0.21            0.90          -16.71
      MFS New Discovery
         2003                                 17            7.61             126            0.00            0.90           32.52
         2002                                  9            5.74              54            0.00            0.90          -32.24
         2001                                  9            8.47              76            1.31            0.90           -5.88
      MFS Research
         2003                                 27            6.03             164            0.63            0.90           23.59
         2002                                 25            4.88             124            0.14            0.90          -25.21
         2001                                  9            6.53              56            0.76            0.90          -21.96
      MFS Utilities
         2003                                 11           11.33             123            2.04            0.90           34.68
         2002                                  2            8.41              13            0.00            0.90          -15.91
         2001 (i)                              -               -               -            0.00            0.90            0.00

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(b)  Previously known as LSA Growth Equity

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

(i)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts:
     Oppenheimer Aggressive
        Growth
          2003                                24  $         4.00   $          95            0.00%           0.90%          24.47%
          2002                                11            3.22              35            0.64            0.90          -28.44
          2001                                11            4.49              48            0.19            0.90          -31.89
     Oppenheimer Capital
        Appreciation
          2003                                73            7.10             520            0.27            0.90           29.77
          2002                                38            5.47             208            0.59            0.90          -27.52
          2001                                34            7.55             254            0.13            0.90          -13.36
     Oppenheimer Global
        Securities
          2003                                48            8.79             425            0.48            0.90           41.74
          2002                                25            6.20             153            0.52            0.90          -22.83
          2001                                18            8.04             147            0.12            0.90          -12.83
     Oppenheimer Main
        Street (c)
          2003                                96            7.67             739            0.78            0.90           25.58
          2002                                67            6.11             409            0.72            0.90          -19.53
          2001                                39            7.59             295            0.28            0.90          -10.97
     Oppenheimer Strategic
        Bond
          2003                                72           12.82             922            4.23            0.90           17.01
          2002                                39           10.96             429            5.56            0.90            6.48
          2001                                11           10.29             118            1.77            0.90            3.90
Investments in the Putnam
   Variable Trust Sub-Accounts:
     VT Growth and Income
          2003                                13           10.32             132            0.83            0.90           26.24
          2002 (f)                             3            8.18              28            0.00            0.90          -18.23
     VT Growth Opportunities
          2003                                10            9.77             101            0.00            0.90           21.96
          2002 (f)                             4            8.01              31            0.00            0.90          -19.92

(c)  Previously known as Oppenheimer Main Street Growth & Income

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Putnam
   Variable Trust
   Sub-Accounts (continued):
      VT Health Sciences
          2003 (a)                             7  $         9.73   $          65            0.00%           0.90%          -2.69%
      VT International Equity (d)
          2003                                 4           10.35              39            0.33            0.90           27.38
          2002 (f)                             1            8.12               8            0.00            0.90          -18.78
      VT New Value
          2003                                 5           10.97              54            1.14            0.90           31.29
          2002 (f)                             3            8.36              26            0.00            0.90          -16.43
      VT Research
          2003                                 1           10.13              10            0.00            0.90            1.33
          2002 (f) (i)                         -               -               -            0.00            0.00            0.00

Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts:
      Van Kampen UIF Equity
        Growth
          2003                                 3            5.86              18            0.00            0.90           23.81
          2002                                 3            4.73              14            0.26            0.90          -28.51
          2001                                 1            6.62               7            0.00            0.90          -15.88
      Van Kampen UIF Fixed
        Income
          2003                                71           12.53             885            0.06            0.90            3.70
          2002                                49           12.09             594            5.86            0.90            6.37
          2001                                10           11.36             115            8.01            0.90           13.64
      Van Kampen UIF Global
        Value Equity
          2003                                 5           10.26              53            0.00            0.90           27.81
          2002                                 3            8.03              25            1.46            0.90          -17.61
          2001                                 1            9.74              12            1.02            0.90           -7.88

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(d)  Previously known as VT International Growth

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

(i)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts (continued):
      Van Kampen UIF Mid Cap
        Value
          2003                                20  $         9.39   $         187            0.00%           0.90%          40.24%
          2002                                 9            6.70              64            0.00            0.90          -28.67
          2001                                 6            9.39              55            0.00            0.90           -4.02
      Van Kampen UIF U.S.
        Real Estate
          2003                                 4           12.36              50            0.00            0.90           37.22
          2002 (f)                            <1            9.01               2            6.38            0.90           -9.89
      Van Kampen UIF Value
          2003                                22           12.28             265            0.00            0.90           32.88
          2002                                10            9.24              94            1.35            0.90          -22.85
          2001                                 5           11.98              60            1.54            0.90           19.79

(f) For the period beginning May 1, 2002 and ended December 31, 2002

               ------------------------------------------------------------
               GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
               CONDENSED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2004 AND FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (UNAUDITED)

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable
                                      Insurance      Insurance        Insurance       Insurance       Insurance       Insurance
                                        Funds          Funds            Funds           Funds           Funds           Funds
                                     Sub-Account    Sub-Account      Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                      AIM V. I.                                                       AIM V. I.       AIM V. I.
                                     Aggressive       AIM V. I.       AIM V. I.       AIM V. I.        Capital         Capital
                                       Growth        Balanced       Basic Value      Blue Chip     Appreciation     Development
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $    1,094,386  $    8,349,236  $    1,724,543  $    2,516,667  $    2,609,528  $      441,480
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $    1,094,386  $    8,349,236  $    1,724,543  $    2,516,667  $    2,609,528  $      441,480
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $    1,094,386  $    8,349,236  $    1,724,543  $    2,516,667  $    2,609,528  $      441,480
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $    1,094,386  $    8,349,236  $    1,724,543  $    2,516,667  $    2,609,528  $      441,480
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                          104,128         831,597         161,625         395,702         126,553          34,091
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $    1,274,525  $    8,558,930  $    1,483,263  $    2,709,687  $    3,159,766  $      416,934
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $         6.78  $         7.90  $        11.39  $         5.94  $         9.43  $        10.15
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $         9.50  $         7.90  $        11.39  $         5.94  $         9.94  $        10.15
                                   ==============  ==============  ==============  ==============  ==============  ==============


See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable
                                      Insurance      Insurance        Insurance       Insurance       Insurance       Insurance
                                        Funds          Funds            Funds           Funds           Funds           Funds
                                     Sub-Account    Sub-Account      Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                      AIM V. I.       AIM V. I.
                                     AIM V. I.     AIM V. I. Dent   Diversified      Government      AIM V. I.       AIM V. I.
                                    Core Equity     Demographics       Income        Securities        Growth        High Yield
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $    3,365,629  $      340,834  $    3,863,322  $    5,931,660  $    1,937,381  $    1,253,970
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $    3,365,629  $      340,834  $    3,863,322  $    5,931,660  $    1,937,381  $    1,253,970
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $    3,365,629  $      340,834  $    3,863,322  $    5,931,660  $    1,937,381  $    1,253,970
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $    3,365,629  $      340,834  $    3,863,322  $    5,931,660  $    1,937,381  $    1,253,970
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                          158,532          68,031         422,221         475,674         133,520         197,787
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $    3,619,092  $      351,552  $    3,911,365  $    5,721,559  $    3,014,653  $    1,154,805
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $         9.75  $         4.68  $        11.07  $        12.79  $         6.62  $         9.35
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $        11.25  $         9.63  $        11.72  $        13.44  $         7.94  $         9.35
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable
                                      Insurance      Insurance        Insurance       Insurance       Insurance       Insurance
                                        Funds          Funds            Funds           Funds           Funds           Funds
                                     Sub-Account    Sub-Account      Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                     AIM V. I.       AIM V. I.
                                   International      Mid Cap        AIM V. I.       AIM V. I.     INVESCO VIF -   INVESCO VIF -
                                       Growth       Core Equity     Money Market   Premier Equity    Technology      Utilities
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $    1,226,312  $      827,656  $    4,768,915  $    3,303,255  $      190,445  $      728,233
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $    1,226,312  $      827,656  $    4,768,915  $    3,303,255  $      190,445  $      728,233
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $    1,226,312  $      827,656  $    4,768,915  $    3,303,255  $      190,445  $      728,233
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $    1,226,312  $      827,656  $    4,768,915  $    3,303,255  $      190,445  $      728,233
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                           70,967          65,221       4,768,915         167,508          17,765          52,618
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $    1,480,214  $      707,659  $    4,768,915  $    4,394,772  $      197,053  $      665,095
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $         9.05  $        13.21  $        11.68  $         8.52  $         9.63  $        10.91
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $        10.98  $        13.21  $        11.68  $        10.20  $         9.63  $        10.91
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                      American        American        Dreyfus
                                      Century         Century         Socially                         Dreyfus         Dreyfus
                                      Variable        Variable      Responsible                       Variable        Variable
                                     Portfolios      Portfolios        Growth      Dreyfus Stock     Investment      Investment
                                        Inc             Inc          Fund, Inc.      Index Fund         Fund            Fund
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                      American         Dreyfus
                                      American        Century         Socially
                                      Century            VP         Responsible    Dreyfus Stock    VIF Growth &        VIF
                                    VP Balanced    International    Growth Fund      Index Fund        Income       Money Market
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $      302,986  $      285,237  $      292,300  $    1,847,586  $      358,020  $    2,376,547
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $      302,986  $      285,237  $      292,300  $    1,847,586  $      358,020  $    2,376,547
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $      302,986  $      285,237  $      292,300  $    1,847,586  $      358,020  $    2,376,547
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $      302,986  $      285,237  $      292,300  $    1,847,586  $      358,020  $    2,376,547
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                           44,296          44,223          12,594          64,805          18,201       2,376,547
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $      313,495  $      437,823  $      421,696  $    2,075,808  $      409,210  $    2,376,547
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $        12.81  $        10.52  $         8.76  $         9.96  $        10.82  $        11.95
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $        12.81  $        10.52  $         8.76  $         9.96  $        10.82  $        11.95
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                      Dreyfus         Fidelity        Fidelity        Fidelity        Fidelity        Fidelity
                                      Variable        Variable        Variable        Variable        Variable        Variable
                                     Investment      Insurance       Insurance       Insurance       Insurance       Insurance
                                        Fund       Products Fund   Products Fund   Products Fund   Products Fund   Products Fund
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                        VIP
                                     VIF Small     Asset Manager                         VIP                          VIP High
                                   Company Stock       Growth      VIP Contrafund  Equity-Income     VIP Growth        Income
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $      202,646  $      241,580  $    1,682,303  $    1,043,385  $      877,032  $      501,582
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $      202,646  $      241,580  $    1,682,303  $    1,043,385  $      877,032  $      501,582
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $      202,646  $      241,580  $    1,682,303  $    1,043,385  $      877,032  $      501,582
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $      202,646  $      241,580  $    1,682,303  $    1,043,385  $      877,032  $      501,582
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                            9,351          20,301          69,003          44,935          29,720          74,975
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $      153,787  $      228,033  $    1,560,454  $      993,520  $    1,170,134  $      516,396
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $        13.76  $        10.60  $        16.29  $        11.61  $        12.31  $         9.79
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $        13.76  $        10.60  $        16.29  $        11.61  $        12.31  $         9.79
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                      Franklin        Franklin        Franklin        Franklin        Franklin
                                     Templeton       Templeton       Templeton       Templeton       Templeton     Goldman Sachs
                                      Variable        Variable        Variable        Variable        Variable        Variable
                                     Insurance       Insurance       Insurance       Insurance       Insurance       Insurance
                                   Products Trust  Products Trust  Products Trust  Products Trust  Products Trust      Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                      Templeton
                                                                     Developing      Templeton       Templeton
                                      Franklin     Mutual Shares      Markets         Foreign          Growth           VIT
                                     Small Cap       Securities      Securities      Securities      Securities    Capital Growth
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $      491,376  $    1,085,612  $       34,598  $      325,675  $       78,791  $       32,756
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $      491,376  $    1,085,612  $       34,598  $      325,675  $       78,791  $       32,756
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $      491,376  $    1,085,612  $       34,598  $      325,675  $       78,791  $       32,756
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $      491,376  $    1,085,612  $       34,598  $      325,675  $       78,791  $       32,756
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                           27,808          70,862           4,595          25,786           6,834           3,434
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $      440,714  $    1,017,078  $       33,926  $      332,479  $       82,254  $       35,334
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $         6.38  $        12.43  $        12.20  $         8.79  $        10.85  $         6.70
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $         6.38  $        12.43  $        12.20  $         8.79  $        10.85  $         6.70
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                   Goldman Sachs   Goldman Sachs   Goldman Sachs
                                      Variable        Variable        Variable      MFS Variable    MFS Variable    MFS Variable
                                     Insurance       Insurance       Insurance       Insurance       Insurance       Insurance
                                       Trust           Trust           Trust           Trust           Trust           Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                      VIT CORE                           VIT
                                     Small Cap     VIT CORE U.S.   International    MFS Emerging   MFS Investors      MFS New
                                       Equity          Equity          Equity          Growth          Trust         Discovery
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $      162,804  $       85,713  $        3,371  $      886,705  $      132,559  $      129,705
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $      162,804  $       85,713  $        3,371  $      886,705  $      132,559  $      129,705
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $      162,804  $       85,713  $        3,371  $      886,705  $      132,559  $      129,705
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $      162,804  $       85,713  $        3,371  $      886,705  $      132,559  $      129,705
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                           12,024           7,466             361          57,803           8,113           9,970
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $      136,187  $       74,936  $        3,428  $    1,646,365  $      129,774  $      145,267
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $        12.38  $         7.86  $         7.46  $        10.60  $         7.52  $         7.04
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $        12.38  $         7.86  $         7.46  $        10.60  $         7.52  $         7.04
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    MFS Variable    MFS Variable    Oppernheimer    Oppernheimer    Oppernheimer    Oppernheimer
                                     Insurance       Insurance        Variable        Variable        Variable        Variable
                                       Trust           Trust       Account Funds   Account Funds   Account Funds   Account Funds
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                     Oppenheimer     Oppenheimer     Oppenheimer
                                                                     Aggressive       Capital          Global       Oppenheimer
                                    MFS Research   MFS Utilities       Growth       Appreciation     Securities     Main Street
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $      156,780  $      203,302  $      149,285  $      586,938  $      509,447  $      831,859
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $      156,780  $      203,302  $      149,285  $      586,938  $      509,447  $      831,859
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $      156,780  $      203,302  $      149,285  $      586,938  $      509,447  $      831,859
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $      156,780  $      203,302  $      149,285  $      586,938  $      509,447  $      831,859
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                           11,570          11,479           3,819          17,232          20,073          43,439
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $      149,803  $      164,235  $      145,878  $      573,295  $      440,256  $      799,696
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $         6.15  $        12.68  $         4.23  $         6.94  $         8.95  $         7.67
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $         6.15  $        12.68  $         4.23  $         6.94  $         8.95  $         7.67
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    Oppernheimer
                                      Variable         Putnam          Putnam          Putnam          Putnam          Putnam
                                   Account Funds   Variable Trust  Variable Trust  Variable Trust  Variable Trust  Variable Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                                                        VT
                                    Oppenheimer    VT Growth and     VT Growth       VT Health     International
                                   Strategic Bond      Income      Opportunities      Sciences         Equity       VT New Value
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $    1,199,253  $      188,889  $      102,516  $       63,324  $       67,432  $       77,681
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $    1,199,253  $      188,889  $      102,516  $       63,324  $       67,432  $       77,681
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $    1,199,253  $      188,889  $      102,516  $       63,324  $       67,432  $       77,681
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $    1,199,253  $      188,889  $      102,516  $       63,324  $       67,432  $       77,681
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                          241,298           8,079          23,676           5,847           5,268           5,238
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $    1,143,910  $      172,963  $      100,540  $       60,018  $       62,671  $       63,784
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $        13.20  $        10.47  $         9.15  $         9.56  $        10.39  $        11.42
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $        13.20  $        10.47  $         9.15  $         9.56  $        10.39  $        11.42
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                   The Universal   The Universal   The Universal   The Universal   The Universal
                                       Putnam      Institutional   Institutional   Institutional   Institutional   Institutional
                                   Variable Trust   Funds, Inc.     Funds, Inc.     Funds, Inc.     Funds, Inc.     Funds, Inc.
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                     Van Kampen      Van Kampen      Van Kampen      Van Kampen      Van Kampen
                                                         UIF             UIF         UIF Global     UIF U.S. Mid      UIF U.S.
                                    VT Research    Equity Growth    Fixed Income    Value Equity     Cap Value      Real Estate
                                   --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Investments at fair value          $       18,801  $       64,530  $    1,021,713  $       66,913  $      271,489  $      106,622
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total assets                   $       18,801  $       64,530  $    1,021,713  $       66,913  $      271,489  $      106,622
                                   ==============  ==============  ==============  ==============  ==============  ==============

NET ASSETS
Accumulation units                 $       18,801  $       64,530  $    1,021,713  $       66,913  $      271,489  $      106,622
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Total net assets               $       18,801  $       64,530  $    1,021,713  $       66,913  $      271,489  $      106,622
                                   ==============  ==============  ==============  ==============  ==============  ==============

FUND SHARE INFORMATION
Number of shares                            1,822           5,167          89,389           5,211          17,768           6,096
                                   ==============  ==============  ==============  ==============  ==============  ==============

Cost of investments                $       18,630  $       65,487  $    1,012,484  $       60,999  $      236,831  $       93,938
                                   ==============  ==============  ==============  ==============  ==============  ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $         9.82  $         5.70  $        12.85  $        10.39  $         9.61  $        14.31
                                   ==============  ==============  ==============  ==============  ==============  ==============

    Highest                        $         9.82  $         5.70  $        12.85  $        10.39  $         9.61  $        14.31
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF NET ASSETS
SEPTEMBER 30, 2004
-------------------------------------------------
(unaudited)
                                    The Universal
                                    Institutional
                                     Funds, Inc.
                                     Sub-Account
                                   --------------
                                     Van Kampen
                                      UIF Value
                                   --------------
ASSETS
Investments at fair value          $      305,106
                                   --------------

    Total assets                   $      305,106
                                   ==============

NET ASSETS
Accumulation units                 $      305,106
                                   --------------

    Total net assets               $      305,106
                                   ==============

FUND SHARE INFORMATION
Number of shares                           22,517
                                   ==============

Cost of investments                $      260,112
                                   ==============

ACCUMULATION UNIT FAIR VALUE
    Lowest                         $        13.09
                                   ==============

    Highest                        $        13.09
                                   ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable
                                     Insurance       Insurance       Insurance       Insurance       Insurance       Insurance
                                       Funds           Funds           Funds           Funds           Funds           Funds
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                     AIM V. I.                                                        AIM V. I.       AIM V. I.
                                     Aggressive      AIM V. I.       AIM V. I.       AIM V. I.        Capital         Capital
                                     Growth(a)       Balanced(a)    Basic Value      Blue Chip      Appreciation(a)  Development
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $            -  $            -  $            -  $            -  $            -  $            -
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk             (7,868)        (57,225)        (11,694)        (17,556)        (18,119)         (2,957)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)           (7,868)        (57,225)        (11,694)        (17,556)        (18,119)         (2,957)
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    92,282         413,195          90,144         155,549         172,310           8,833
    Cost of investments sold              106,927         421,240          75,425         163,425         201,146           8,322
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                    (14,645)         (8,045)         14,719          (7,876)        (28,836)            511

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)           (14,645)         (8,045)         14,719          (7,876)        (28,836)            511

Change in unrealized gains
  (losses)                                  3,304          25,005         (17,179)        (81,403)        (64,102)          6,215
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                         (11,341)         16,960          (2,460)        (89,279)        (92,938)          6,726
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $      (19,209) $      (40,265) $      (14,154) $     (106,835) $     (111,057) $        3,769
                                   ==============  ==============  ==============  ==============  ==============  ==============

(a) Amounts have been restated to reflect the combination of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A as if it occurred on January 1, 2004, as disclosed in Note 2 to the condensed financial statements.


See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable    AIM Variable
                                     Insurance       Insurance       Insurance       Insurance       Insurance       Insurance
                                       Funds           Funds           Funds           Funds           Funds           Funds
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                      AIM V. I.       AIM V. I.       AIM V. I.
                                     AIM V. I.     AIM V. I. Dent   Diversified        Global        Government      AIM V. I.
                                    Core Equity(a) Demographics(a)    Income(a)     Utilities(a)(b)  Securities(a)   Growth(a)
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $            -  $            -  $            -  $       23,200  $            -  $            -
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk            (22,816)         (2,353)        (25,533)         (2,074)        (39,831)        (13,919)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)          (22,816)         (2,353)        (25,533)         21,126         (39,831)        (13,919)
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                   132,794          20,280         298,081         714,481         456,494         120,152
    Cost of investments sold              144,863          19,658         308,638       1,143,512         446,019         179,842
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                    (12,069)            622         (10,557)       (429,031)         10,475         (59,690)

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)           (12,069)            622         (10,557)       (429,031)         10,475         (59,690)

Change in unrealized gains
  (losses)                                 54,164         (15,514)        144,500         411,118         103,812          15,704
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                          42,095         (14,892)        133,943         (17,913)        114,287         (43,986)
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $       19,279  $      (17,245) $      108,410  $        3,213  $       74,456  $      (57,905)
                                   ==============  ==============  ==============  ==============  ==============  ==============

(a) Amounts have been restated to reflect the combination of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A as if it occurred on January 1, 2004, as disclosed in Note 2 to the condensed financial statements.

(b) On April 30, 2004, AIM V.I. Global Utilities merged into INVESCO VIF - Utilities

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable     AIM Variable    AIM Variable    AIM Variable    AIM Variable
                                     Insurance       Insurance        Insurance       Insurance       Insurance       Insurance
                                       Funds           Funds            Funds           Funds           Funds           Funds
                                    Sub-Account     Sub-Account      Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  ---------------  --------------  --------------  --------------
                                                     AIM V. I.        AIM V. I.
                                     AIM V. I.     International       Mid Cap        AIM V. I.     AIM V. I. New     AIM V. I.
                                     High Yield      Growth(a)     Core Equity (c)   Money Market   Technology(d)  Premier Equity(a)
                                   --------------  --------------  ---------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $            -  $            -   $            -  $       18,357  $            -  $            -
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk             (8,206)         (8,000)          (5,360)        (34,881)           (579)        (23,183)
                                   --------------  --------------  ---------------  --------------  --------------  --------------

    Net investment income (loss)           (8,206)         (8,000)          (5,360)        (16,524)           (579)        (23,183)
                                   --------------  --------------  ---------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    48,076          55,616           39,752       1,266,774         201,436         163,338
    Cost of investments sold               45,783          66,641           34,130       1,266,774         282,440         213,861
                                   --------------  --------------  ---------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                      2,293         (11,025)           5,622               -         (81,004)        (50,523)

Realized gain distributions                     -               -                -               -               -               -
                                   --------------  --------------  ---------------  --------------  --------------  --------------

    Net realized gains (losses)             2,293         (11,025)           5,622               -         (81,004)        (50,523)

Change in unrealized gains
  (losses)                                 70,883          96,079           31,189               -          66,378         (36,770)
                                   --------------  --------------  ---------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                          73,176          85,054           36,811               -         (14,626)        (87,293)
                                   --------------  --------------  ---------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $       64,970  $       77,054   $       31,451  $      (16,524) $      (15,205) $     (110,476)
                                   ==============  ==============  ===============  ==============  ==============  ==============

(a) Amounts have been restated to reflect the combination of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A as if it occurred on January 1, 2004, as disclosed in Note 2 to the condensed financial statements.

(c) For period beginning April 30, 2004 and ended September 30, 2004

(d) On April 30, 2004, AIM V.I. New Technology merged into INVESCO VIF - Technology

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                      American        American        Dreyfus
                                                                      Century         Century         Socially
                                    AIM Variable    AIM Variable      Variable        Variable      Responsible
                                     Insurance       Insurance       Portfolios      Portfolios        Growth      Dreyfus Stock
                                       Funds           Funds            Inc             Inc          Fund, Inc.      Index Fund
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                                      American        Dreyfus
                                                                      American        Century         Socially
                                   INVESCO VIF -   INVESCO VIF -      Century            VP         Responsible    Dreyfus Stock
                                   Technology(c)   Utilities(c)     VP Balanced    International    Growth Fund      Index Fund
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $            -  $            -  $        4,955  $        1,626  $           19  $       12,508
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk               (739)         (2,652)         (2,025)         (1,954)         (2,064)        (12,409)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)             (739)         (2,652)          2,930            (328)         (2,045)             99
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    12,082          22,149           5,688          13,284          23,422          93,249
    Cost of investments sold                7,241          20,730           5,948          19,584          33,521         104,454
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                      4,841           1,419            (260)         (6,300)        (10,099)        (11,205)

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)             4,841           1,419            (260)         (6,300)        (10,099)        (11,205)

Change in unrealized gains
  (losses)                                 (6,608)         63,139           4,414           6,988           2,632          15,352
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                          (1,767)         64,558           4,154             688          (7,467)          4,147
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $       (2,506) $       61,906  $        7,084  $          360  $       (9,512) $        4,246
                                   ==============  ==============  ==============  ==============  ==============  ==============

(c) For period beginning April 30, 2004 and ended September 30, 2004

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                      Dreyfus         Dreyfus         Dreyfus         Fidelity        Fidelity        Fidelity
                                      Variable        Variable        Variable        Variable        Variable        Variable
                                     Investment      Investment      Investment      Insurance       Insurance       Insurance
                                        Fund            Fund            Fund       Products Fund   Products Fund   Products Fund
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                                         VIP
                                    VIF Growth &        VIF          VIF Small     Asset Manager                         VIP
                                       Income       Money Market   Company Stock       Growth      VIP Contrafund  Equity-Income
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $        1,562  $       12,905  $            -  $        4,764  $        5,388  $       15,028
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk             (2,509)        (17,529)         (1,325)         (1,604)        (10,930)         (6,856)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)             (947)         (4,624)         (1,325)          3,160          (5,542)          8,172
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    20,915       1,143,621           3,960          11,127         109,669          90,551
    Cost of investments sold               23,531       1,143,621           3,028          10,139         104,244          86,805
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                     (2,616)              -             932             988           5,425           3,746

Realized gain distributions                     -               -               -               -               -           3,590
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)            (2,616)              -             932             988           5,425           7,336

Change in unrealized gains
  (losses)                                 (6,973)              -          11,502          (9,094)         78,268          (4,512)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                          (9,589)              -          12,434          (8,106)         83,693           2,824
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $      (10,536) $       (4,624) $       11,109  $       (4,946) $       78,151  $       10,996
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                      Franklin        Franklin        Franklin        Franklin
                                      Fidelity        Fidelity       Templeton       Templeton       Templeton       Templeton
                                      Variable        Variable        Variable        Variable        Variable        Variable
                                     Insurance       Insurance       Insurance       Insurance       Insurance       Insurance
                                   Products Fund   Products Fund   Products Trust  Products Trust  Products Trust  Products Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                                                     Templeton
                                                                                                     Developing      Templeton
                                                      VIP High        Franklin     Mutual Shares      Markets         Foreign
                                     VIP Growth        Income        Small Cap       Securities      Securities      Securities
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $        2,267  $       37,899  $            -  $        8,443  $          605  $        3,510
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk             (6,056)         (3,195)         (3,211)         (6,797)           (167)         (2,057)
                                   --------------  --------------  --------------  --------------  --------------  --------------

   Net investment income (loss)           (3,789)         34,704          (3,211)          1,646             438           1,453
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    32,753          30,224          39,385          98,196           3,191          17,746
    Cost of investments sold               40,931          32,577          34,725          91,724           3,020          18,035
                                   --------------  --------------  --------------  --------------  --------------  --------------

     Realized gains (losses)
        on fund shares                     (8,178)         (2,353)          4,660           6,472             171            (289)

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)            (8,178)         (2,353)          4,660           6,472             171            (289)

Change in unrealized gains
  (losses)                                (38,399)        (14,066)         (2,863)         15,341             480           7,528
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                         (46,577)        (16,419)          1,797          21,813             651           7,239
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $      (50,366) $       18,285  $       (1,414) $       23,459  $        1,089  $        8,692
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                      Franklin
                                     Templeton     Goldman Sachs   Goldman Sachs   Goldman Sachs   Goldman Sachs
                                      Variable        Variable        Variable        Variable        Variable
                                     Insurance       Insurance       Insurance       Insurance       Insurance      LSA Variable
                                   Products Trust      Trust           Trust           Trust           Trust        Series Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                     Templeton                        VIT CORE                         VIT
                                       Growth           VIT          Small Cap     VIT CORE U.S.   International    LSA Capital
                                     Securities    Capital Growth      Equity          Equity          Equity        Growth(e)
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $          930  $            -  $            -  $            -  $            -  $            -
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk               (529)           (217)         (1,025)           (522)            (23)            (95)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)              401            (217)         (1,025)           (522)            (23)            (95)
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                     1,804          10,138          11,338           1,597              67          33,932
    Cost of investments sold                1,888          11,238           9,356           1,409              69          28,656
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                        (84)         (1,100)          1,982             188              (2)          5,276

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)               (84)         (1,100)          1,982             188              (2)          5,276

Change in unrealized gains
  (losses)                                  2,438             792           3,838           3,297             (42)         (4,914)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                           2,354            (308)          5,820           3,485             (44)            362
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $        2,755  $         (525) $        4,795  $        2,963  $          (67) $          267
                                   ==============  ==============  ==============  ==============  ==============  ==============

(e) On April 30, 2004, LSA Capital Growth merged into Van Kampen UIF Equity
    Growth

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                    MFS Variable    MFS Variable    MFS Variable    MFS Variable
                                    LSA Variable    LSA Variable     Insurance       Insurance       Insurance       Insurance
                                    Series Trust    Series Trust       Trust           Trust           Trust           Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                        LSA
                                    Diversified      LSA Equity     MFS Emerging   MFS Investors      MFS New
                                     Mid Cap(f)      Growth(g)        Growth          Trust         Discovery      MFS Research
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $            5  $            -  $            -  $          811  $            -  $        1,649
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk               (103)            (49)         (6,460)           (852)           (900)         (1,076)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)              (98)            (49)         (6,460)            (41)           (900)            573
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    49,615          20,633          90,841           8,351           2,335          17,561
    Cost of investments sold               47,970          18,022         165,350           8,036           2,498          16,618
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                      1,645           2,611         (74,509)            315            (163)            943

Realized gain distributions                 2,408               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)             4,053           2,611         (74,509)            315            (163)            943

Change in unrealized gains
  (losses)                                 (4,845)         (2,263)         65,344            (591)         (9,765)          1,544
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                            (792)            348          (9,165)           (276)         (9,928)          2,487
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $         (890) $          299  $      (15,625) $         (317) $      (10,828) $        3,060
                                   ==============  ==============  ==============  ==============  ==============  ==============

(f) On April 30, 2004, LSA Diversified Mid Cap merged into Van Kampen UIF U.S. Mid Cap Value
(g) On April 30, 2004, LSA Equity Growth merged into Van Kampen UIF Equity
    Growth

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    MFS Variable    Oppernheimer    Oppernheimer    Oppernheimer    Oppernheimer    Oppernheimer
                                     Insurance        Variable        Variable        Variable        Variable        Variable
                                       Trust       Account Funds   Account Funds   Account Funds   Account Funds   Account Funds
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                     Oppenheimer     Oppenheimer     Oppenheimer
                                                     Aggressive       Capital          Global       Oppenheimer     Oppenheimer
                                   MFS Utilities       Growth       Appreciation     Securities     Main Street    Strategic Bond
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $        2,477  $            -  $        1,783  $        5,986  $        7,232  $       56,527
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk             (1,167)           (922)         (3,901)         (3,256)         (5,609)         (7,570)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)            1,310            (922)         (2,118)          2,730           1,623          48,957
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    10,437          13,930          24,083          23,186          62,468         158,857
    Cost of investments sold                8,924          14,048          22,951          20,044          58,905         146,126
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                      1,513            (118)          1,132           3,142           3,563          12,731

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)             1,513            (118)          1,132           3,142           3,563          12,731

Change in unrealized gains
  (losses)                                 16,961           7,244         (12,761)             52          (9,936)        (28,408)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                          18,474           7,126         (11,629)          3,194          (6,373)        (15,677)
                                   --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $       19,784  $        6,204  $      (13,747) $        5,924  $       (4,750) $       33,280
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                       Putnam          Putnam          Putnam          Putnam          Putnam          Putnam
                                   Variable Trust  Variable Trust  Variable Trust  Variable Trust  Variable Trust  Variable Trust
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                                                                         VT
                                   VT Growth and     VT Growth       VT Health     International
                                       Income      Opportunities      Sciences         Equity       VT New Value    VT Research
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $        3,004  $            -  $          118  $          833  $          573  $            -
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk             (1,199)           (706)           (438)           (395)           (481)           (111)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)            1,805            (706)           (320)            438              92            (111)
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                     3,759           3,287           1,198             997           3,782             293
    Cost of investments sold                3,400           3,056           1,117             906           3,034             285
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                        359             231              81              91             748               8

Realized gain distributions                     -               -               -               -               -               -
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)               359             231              81              91             748               8

Change in unrealized gains
  (losses)                                 (1,248)         (6,458)           (894)         (1,398)          1,497            (569)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                            (889)         (6,227)           (813)         (1,307)          2,245            (561)
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $          916  $       (6,933) $       (1,133) $         (869) $        2,337  $         (672)
                                   ==============  ==============  ==============  ==============  ==============  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
---------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                   The Universal   The Universal   The Universal   The Universal   The Universal   The Universal
                                   Institutional   Institutional   Institutional   Institutional   Institutional   Institutional
                                    Funds, Inc.     Funds, Inc.     Funds, Inc.     Funds, Inc.     Funds, Inc.     Funds, Inc.
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account
                                   --------------  --------------  --------------  --------------  --------------  --------------
                                     Van Kampen      Van Kampen      Van Kampen      Van Kampen      Van Kampen
                                        UIF             UIF          UIF Global     UIF U.S. Mid      UIF U.S.       Van Kampen
                                   Equity Growth    Fixed Income    Value Equity    Cap Value(h)    Real Estate      UIF Value
                                   --------------  --------------  --------------  --------------  --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                          $          114  $       38,387  $          515  $           64  $        1,708  $        2,982
Charges from Glenbrook Life and
  Annuity Company:
    Mortality and expense risk               (297)         (6,637)           (422)         (1,575)           (574)         (1,950)
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net investment income (loss)             (183)         31,750              93          (1,511)          1,134           1,032
                                   --------------  --------------  --------------  --------------  --------------  --------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                       792          29,332           2,060           7,743           3,177          17,722
    Cost of investments sold                  802          28,844           1,831           6,558           2,981          14,702
                                   --------------  --------------  --------------  --------------  --------------  --------------

      Realized gains (losses)
        on fund shares                        (10)            488             229           1,185             196           3,020

Realized gain distributions                     -           2,311               -               -           1,989           9,448
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized gains (losses)               (10)          2,799             229           1,185           2,185          12,468

Change in unrealized gains
  (losses)                                 (1,042)        (10,764)            326           6,545           9,897           5,168
                                   --------------  --------------  --------------  --------------  --------------  --------------

    Net realized and unrealized
      gains (losses) on
      investments                          (1,052)         (7,965)            555           7,730          12,082          17,636
                                   --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                  $       (1,235) $       23,785  $          648  $        6,219  $       13,216  $       18,668
                                   ==============  ==============  ==============  ==============  ==============  ==============

(h) Previously known as Van Kampen UIF Mid Cap Value

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    AIM Variable    AIM Variable    AIM Variable    AIM Variable     AIM Variable     AIM Variable
                                     Insurance       Insurance       Insurance       Insurance        Insurance        Insurance
                                       Funds           Funds           Funds           Funds            Funds            Funds
                                    Sub-Account     Sub-Account     Sub-Account     Sub-Account      Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                     AIM V. I.                                                        AIM V. I.        AIM V. I.
                                     Aggressive      AIM V. I.       AIM V. I.       AIM V. I.         Capital          Capital
                                     Growth(a)      Balanced(a)    Basic Value      Blue Chip      Appreciation (a)   Development
                                   --------------  --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $       (7,868) $      (57,225) $      (11,694) $      (17,556) $        (18,119) $       (2,957)
Net realized gains (losses)               (14,645)         (8,045)         14,719          (7,876)          (28,836)            511
Change in unrealized gains
  (losses)                                  3,304          25,005         (17,179)        (81,403)          (64,102)          6,215
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                         (19,209)        (40,265)        (14,154)       (106,835)         (111,057)          3,769
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                          (52,011)       (130,191)        (37,657)        (63,467)          (75,078)              -
Payments on termination                   (10,211)       (206,856)        (12,240)        (36,195)          (22,462)         (1,349)
Policy maintenance charge                 (12,774)        (90,906)        (18,811)        (29,014)          (29,949)         (4,669)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                            66,201       1,141,190         184,835         312,526           357,498          36,762
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 (8,795)        713,237         116,127         183,850           230,009          30,744
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS         (28,004)        672,972         101,973          77,015           118,952          34,513

NET ASSETS AT BEGINNING OF PERIOD       1,122,390       7,676,264       1,622,570       2,439,652         2,490,576         406,967
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $    1,094,386  $    8,349,236  $    1,724,543  $    2,516,667  $      2,609,528  $      441,480
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                             161,600         970,041         141,596         394,613           242,737          40,570
       Units issued                        10,266         145,413          24,272          57,159            37,413           3,582
       Units redeemed                     (12,625)        (58,527)        (14,498)        (28,418)          (15,773)           (665)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                159,241       1,056,927         151,370         423,354           264,377          43,487
                                   ==============  ==============  ==============  ==============  ================  ==============

(a) Amounts have been restated to reflect the combination of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A as if it occurred on January 1, 2004, as disclosed in Note 2 to the condensed financial statements.

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                AIM Variable     AIM Variable     AIM Variable     AIM Variable      AIM Variable     AIM Variable
                                 Insurance        Insurance         Insurance       Insurance          Insurance        Insurance
                                  Funds            Funds             Funds           Funds              Funds            Funds
                                Sub-Account      Sub-Account       Sub-Account     Sub-Account       Sub-Account      Sub-Account
                              ---------------   --------------   -------------   ----------------   --------------   --------------
                                                AIM V. I. Dent      AIM V. I.        AIM V. I.        AIM V. I.
                                 AIM V. I.      Demographics      Diversified         Global          Government        AIM V. I.
                              Core Equity(a)         (a)            Income(a)     Utilities(a)(b)    Securities(a)      Growth(a)
                              ---------------   --------------   -------------   ----------------   --------------   --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)  $       (22,816)  $       (2,353)  $     (25,533)  $         21,126   $      (39,831)  $      (13,919)
Net realized gains (losses)           (12,069)             622         (10,557)          (429,031)          10,475          (59,690)
Change in unrealized gains
  (losses)                             54,164          (15,514)        144,500            411,118          103,812           15,704
                              ---------------   --------------   -------------   ----------------   --------------   --------------

Increase (decrease) in net
  assets from operations               19,279          (17,245)        108,410              3,213           74,456          (57,905)
                              ---------------   --------------   -------------   ----------------   --------------   --------------

INCREASE (DECREASE) IN NET
  ASSETS FROM POLICY
  TRANSACTIONS
Deposits                                    -                -               -                  -                -                -
Benefit payments                      (27,178)         (13,365)        (40,869)                 -         (141,431)         (76,039)
Payments on termination               (15,296)            (947)        (25,486)           (16,535)         (39,562)          (6,471)
Policy maintenance charge             (36,786)          (3,917)        (42,113)            (3,253)         (65,465)         (23,041)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                 196,681           59,037         433,310           (674,022)         168,859           44,306
                              ---------------   --------------   -------------   ----------------   --------------   --------------

Increase (decrease) in net
  assets from policy
  transactions                        117,421           40,808         324,842           (693,810)         (77,599)         (61,245)
                              ---------------   --------------   -------------   ----------------   --------------   --------------

INCREASE (DECREASE) IN NET
  ASSETS                              136,700           23,563         433,252           (690,597)          (3,143)        (119,150)

NET ASSETS AT BEGINNING OF
  PERIOD                            3,228,929          317,271       3,430,070            690,597        5,934,803        2,056,531
                              ---------------   --------------   -------------   ----------------   --------------   --------------

NET ASSETS AT END OF PERIOD   $     3,365,629   $      340,834   $   3,863,322   $              -   $    5,931,660   $    1,937,381
                              ===============   ==============   =============   ================   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period               296,163           62,731         304,468             72,577          450,974          259,923
      Units issued                     22,236            7,988          67,072                  -           32,427            5,990
      Units redeemed                  (12,363)          (3,537)        (38,105)           (72,577)         (38,549)         (13,726)
                              ---------------   --------------   -------------   ----------------   --------------   --------------
  Units outstanding at end
    of period                         306,036           67,182         333,435                  -          444,852          252,187
                              ===============   ==============   =============   ================   ==============   ==============

(a) Amounts have been restated to reflect the combination of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A as if it occurred on January 1, 2004, as disclosed in Note 2 to the condensed financial statements.

(b) On April 30, 2004, AIM V.I. Global Utilities merged into INVESCO VIF - Utilities


See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                              AIM Variable    AIM Variable     AIM Variable    AIM Variable     AIM Variable        AIM Variable
                               Insurance       Insurance        Insurance        Insurance        Insurance           Insurance
                                 Funds           Funds            Funds           Funds            Funds                Funds
                               Sub-Account     Sub-Account     Sub-Account      Sub-Account     Sub-Account         Sub-Account
                              ------------   -------------   ---------------   -------------   ---------------   ------------------
                                                AIM V. I.       AIM V. I.
                                AIM V. I.    International       Mid Cap          AIM V. I.     AIM V. I. New         AIM V. I.
                               High Yield      Growth(a)     Core Equity(c)    Money Market     Technology(d)    Premier Equity(a)
                              ------------   -------------   ---------------   -------------   ---------------   ------------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)  $     (8,206)  $      (8,000)  $        (5,360)  $     (16,524)  $          (579)  $          (23,183)
Net realized gains (losses)          2,293         (11,025)            5,622               -           (81,004)             (50,523)
Change in unrealized gains
  (losses)                          70,883          96,079            31,189               -            66,378              (36,770)
                              ------------   -------------   ---------------   -------------   ---------------   ------------------

Increase (decrease) in net
  assets from operations            64,970          77,054            31,451         (16,524)          (15,205)            (110,476)
                              ------------   -------------   ---------------   -------------   ---------------   ------------------

INCREASE (DECREASE) IN NET
  ASSETS FROM POLICY
  TRANSACTIONS
Deposits                                 -               -                 -       2,260,923                 -                    -
Benefit payments                   (14,286)        (13,832)                -        (149,138)                -              (66,223)
Payments on termination             (8,589)         (6,709)          (12,816)       (237,213)           (1,611)             (15,627)
Policy maintenance charge          (13,243)        (13,275)           (9,023)        (58,130)             (961)             (37,898)
Transfers among the
  sub-accounts and with the
  Fixed Account - net               83,971          90,370           175,693      (3,043,372)         (157,720)               4,051
                              ------------   -------------   ---------------   -------------   ---------------   ------------------

Increase (decrease) in net
  assets from policy
  transactions                      47,853          56,554           153,854      (1,226,930)         (160,292)            (115,697)
                              ------------   -------------   ---------------   -------------   ---------------   ------------------

INCREASE (DECREASE) IN NET
  ASSETS                           112,823         133,608           185,305      (1,243,454)         (175,497)            (226,173)

NET ASSETS AT BEGINNING OF
  PERIOD                         1,141,147       1,092,704           642,351       6,012,369           175,497            3,529,428
                              ------------   -------------   ---------------   -------------   ---------------   ------------------

NET ASSETS AT END OF PERIOD   $  1,253,970   $   1,226,312   $       827,656   $   4,768,915   $             -   $        3,303,255
                              ============   =============   ===============   =============   ===============   ==================

UNITS OUTSTANDING
  Units outstanding at
    beginning of period            128,709         118,268            50,814         513,449            20,228              346,372
      Units issued                  10,060           9,970            15,896         215,537                 -                2,701
      Units redeemed                (4,689)         (4,905)           (4,067)       (320,516)          (20,228)             (14,827)
                              ------------   -------------   ---------------   -------------   ---------------   ------------------
  Units outstanding at end
    of period                      134,080         123,333            62,643         408,470                 -              334,246
                              ============   =============   ===============   =============   ===============   ==================

(a) Amounts have been restated to reflect the combination of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A as if it occurred on January 1, 2004, as disclosed in Note 2 to the condensed financial statements.

(c) For period beginning April 30, 2004 and ended September 30, 2004

(d) On April 30, 2004, AIM V.I. New Technology merged into INVESCO VIF - Technology


See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                      American        American         Dreyfus
                                                                      Century         Century          Socially
                                    AIM Variable    AIM Variable      Variable        Variable       Responsible
                                     Insurance       Insurance       Portfolios      Portfolios         Growth        Dreyfus Stock
                                       Funds           Funds            Inc             Inc           Fund, Inc.       Index Fund
                                    Sub-Account     Sub-Account     Sub-Account      Sub-Account     Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                                                                      American         Dreyfus
                                                                      American         Century        Socially
                                    INVESCO VIF -   INVESCO VIF -     Century            VP          Responsible     Dreyfus Stock
                                    Technology(c)   Utilities(c)    VP Balanced    International     Growth Fund       Index Fund
                                   --------------  --------------  -------------   --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $         (739) $       (2,652) $        2,930  $         (328) $         (2,045) $           99
Net realized gains (losses)                 4,841           1,419            (260)         (6,300)          (10,099)        (11,205)
Change in unrealized gains
  (losses)                                 (6,608)         63,139           4,414           6,988             2,632          15,352
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                          (2,506)         61,906           7,084             360            (9,512)          4,246
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                                -               -               -          (3,577)           (2,917)        (31,301)
Payments on termination                      (644)         (8,937)              -               -           (15,002)        (28,086)
Policy maintenance charge                  (1,236)         (4,391)         (3,226)         (3,237)           (3,341)        (19,934)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                           194,831         679,655          10,561           9,676            11,463         154,833
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                192,951         666,327           7,335           2,862            (9,797)         75,512
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS         190,445         728,233          14,419           3,222           (19,309)         79,758

NET ASSETS AT BEGINNING OF PERIOD               -               -         288,567         282,015           311,609       1,767,828
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $      190,445  $      728,233  $      302,986  $      285,237  $        292,300  $    1,847,586
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                   -               -          23,082          26,842            34,491         178,760
      Units issued                         40,564         137,617           1,108           1,300             1,315          15,908
      Units redeemed                      (20,787)        (70,856)           (534)         (1,041)           (2,422)         (9,101)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                 19,777          66,761          23,656          27,101            33,384         185,567
                                   ==============  ==============  ==============  ==============  ================  ==============

(c) For period beginning April 30, 2004 and ended September 30, 2004

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                       Dreyfus         Dreyfus        Dreyfus         Fidelity         Fidelity         Fidelity
                                      Variable        Variable        Variable        Variable         Variable         Variable
                                     Investment      Investment      Investment       Insurance        Insurance        Insurance
                                        Fund            Fund            Fund        Products Fund    Products Fund    Products Fund
                                     Sub-Account     Sub-Account     Sub-Account     Sub-Account      Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                                                                        VIP
                                    VIF Growth &         VIF          VIF Small     Asset Manager                         VIP
                                       Income       Money Market    Company Stock      Growth       VIP Contrafund   Equity-Income
                                   --------------  --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $         (947) $       (4,624) $       (1,325) $        3,160  $         (5,542) $        8,172
Net realized gains (losses)                (2,616)              -             932             988             5,425           7,336
Change in unrealized gains
  (losses)                                 (6,973)              -          11,502          (9,094)           78,268          (4,512)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                         (10,536)         (4,624)         11,109          (4,946)           78,151          10,996
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -       2,513,439               -               -                 -               -
Benefit payments                                -               -               -               -            (9,805)        (31,514)
Payments on termination                      (691)        (31,364)              -          (5,197)          (25,287)        (33,968)
Policy maintenance charge                  (4,242)        (31,638)         (2,348)         (2,714)          (18,035)        (11,314)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                            20,667      (3,013,535)          4,290          44,468           219,563         182,785
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 15,734        (563,098)          1,942          36,557           166,436         105,989
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS           5,198        (567,722)         13,051          31,611           244,587         116,985

NET ASSETS AT BEGINNING OF PERIOD         352,822       2,944,269         189,595         209,969         1,437,716         926,400
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $      358,020  $    2,376,547  $      202,646  $      241,580  $      1,682,303  $    1,043,385
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                              31,820         245,990          14,579          19,423            92,711          80,933
      Units issued                          3,065         362,149             339           4,255            21,766          17,175
      Units redeemed                       (1,789)       (409,208)           (193)           (880)          (11,209)         (8,206)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                 33,096         198,931          14,725          22,798           103,268          89,902
                                   ==============  ==============  ==============  ==============  ================  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                      Franklin        Franklin        Franklin          Franklin
                                      Fidelity        Fidelity       Templeton        Templeton       Templeton        Templeton
                                      Variable        Variable        Variable        Variable        Variable          Variable
                                      Insurance       Insurance      Insurance        Insurance       Insurance        Insurance
                                    Products Fund   Products Fund  Products Trust  Products Trust   Products Trust   Products Trust
                                     Sub-Account     Sub-Account     Sub-Account     Sub-Account     Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                                                                                      Templeton
                                                                                                      Developing        Templeton
                                                      VIP High        Franklin      Mutual Shares       Markets          Foreign
                                     VIP Growth        Income        Small Cap       Securities       Securities        Securities
                                   --------------  --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $       (3,789) $       34,704  $       (3,211) $        1,646  $            438  $        1,453
Net realized gains (losses)                (8,178)         (2,353)          4,660           6,472               171            (289)
Change in unrealized gains
  (losses)                                (38,399)        (14,066)         (2,863)         15,341               480           7,528
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                         (50,366)         18,285          (1,414)         23,459             1,089           8,692
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                           (8,388)              -               -               -                 -               -
Payments on termination                    (8,204)         (1,498)         (8,264)        (17,825)           (2,597)        (11,982)
Policy maintenance charge                 (10,275)         (5,372)         (5,405)        (11,250)             (217)         (3,348)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                            81,402          82,039         111,620         297,964            30,140          95,634
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 54,535          75,169          97,951         268,889            27,326          80,304
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS           4,169          93,454          96,537         292,348            28,415          88,996

NET ASSETS AT BEGINNING OF PERIOD         872,863         408,128         394,839         793,264             6,183         236,679
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $      877,032  $      501,582  $      491,376  $    1,085,612  $         34,598  $      325,675
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                              67,138          43,392          62,352          65,746               545          27,893
      Units issued                          7,185          10,977          26,123          36,640             2,539          10,977
      Units redeemed                       (3,061)         (3,110)        (11,414)        (15,031)             (249)         (1,830)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                 71,262          51,259          77,061          87,355             2,835          37,040
                                   ==============  ==============  ==============  ==============  ================  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                      Franklin
                                      Templeton     Goldman Sachs  Goldman Sachs    Goldman Sachs   Goldman Sachs
                                       Variable        Variable       Variable        Variable        Variable
                                      Insurance       Insurance      Insurance        Insurance       Insurance       LSA Variable
                                   Products Trust       Trust          Trust            Trust           Trust         Series Trust
                                     Sub-Account     Sub-Account    Sub-Account      Sub-Account     Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------- ---------------   --------------
                                      Templeton                       VIT CORE                           VIT
                                       Growth            VIT          Small Cap     VIT CORE U.S.   International     LSA Capital
                                     Securities    Capital Growth      Equity          Equity           Equity         Growth(e)
                                   --------------  --------------- --------------  --------------- ---------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $          401  $         (217) $       (1,025) $         (522) $            (23) $          (95)
Net realized gains (losses)                   (84)         (1,100)          1,982             188                (2)          5,276
Change in unrealized gains
  (losses)                                  2,438             792           3,838           3,297               (42)         (4,914)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                           2,755            (525)          4,795           2,963               (67)            267
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                                -               -               -               -                 -               -
Payments on termination                      (185)              -          (6,517)              -                 -               -
Policy maintenance charge                    (930)           (340)         (1,743)           (863)              (44)           (153)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                              (116)          9,814          43,080          21,411                 -         (31,373)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 (1,231)          9,474          34,820          20,548               (44)        (31,526)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS           1,524           8,949          39,615          23,511              (111)        (31,259)

NET ASSETS AT BEGINNING OF PERIOD          77,267          23,807         123,189          62,202             3,482          31,259
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $       78,791  $       32,756  $      162,804  $       85,713  $          3,371  $            -
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               7,377           3,512          10,304           8,261               458           3,114
      Units issued                              6           2,857           3,730           3,684                 -             229
      Units redeemed                         (120)         (1,479)           (881)         (1,043)               (6)         (3,343)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                  7,263           4,890          13,153          10,902               452               -
                                   ==============  ==============  ==============  ==============  ================  ==============

(e) On April 30,  2004,  LSA  Capital  Growth  merged into Van Kampen UIF Equity
Growth

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                    MFS Variable    MFS Variable     MFS Variable     MFS Variable
                                    LSA Variable    LSA Variable     Insurance        Insurance        Insurance       Insurance
                                    Series Trust    Series Trust       Trust            Trust            Trust           Trust
                                     Sub-Account     Sub-Account    Sub-Account      Sub-Account      Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                         LSA
                                     Diversified     LSA Equity     MFS Emerging    MFS Investors      MFS New
                                      Mid Cap(f)     Growth(g)        Growth           Trust          Discovery       MFS Research
                                   --------------  --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $          (98) $          (49) $       (6,460) $          (41) $           (900) $          573
Net realized gains (losses)                 4,053           2,611         (74,509)            315              (163)            943
Change in unrealized gains
  (losses)                                 (4,845)         (2,263)         65,344            (591)           (9,765)          1,544
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                            (890)            299         (15,625)           (317)          (10,828)          3,060
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                                -               -         (29,249)              -                 -               -
Payments on termination                         -          (5,338)        (16,451)         (5,243)                -               -
Policy maintenance charge                    (163)            (71)        (10,631)         (1,319)           (1,569)         (1,950)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                           (24,891)        (10,186)        (23,281)         35,765            15,800          (7,879)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                (25,054)        (15,595)        (79,612)         29,203            14,231          (9,829)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS         (25,944)        (15,296)        (95,237)         28,886             3,403          (6,769)

NET ASSETS AT BEGINNING OF PERIOD          25,944          15,296         981,942         103,673           126,302         163,549
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $            -  $            -  $      886,705  $      132,559  $        129,705  $      156,780
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               2,524           1,615          91,030          13,789            16,599          27,119
      Units issued                          2,281             547             543           4,847             2,027           1,075
      Units redeemed                       (4,805)         (2,162)         (7,899)           (999)             (211)         (2,685)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                      -               -          83,674          17,637            18,415          25,509
                                   ==============  ==============  ==============  ==============  ================  ==============

(f) On April 30, 2004, LSA Diversified Mid Cap merged into Van Kampen UIF U.S. Mid Cap Value

(g) On April 30,  2004,  LSA  Equity  Growth  merged  into Van Kampen UIF Equity
Growth

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    MFS Variable    Oppernheimer    Oppernheimer    Oppernheimer     Oppernheimer     Oppernheimer
                                      Insurance       Variable        Variable        Variable         Variable         Variable
                                        Trust       Account Funds   Account Funds   Account Funds    Account Funds    Account Funds
                                     Sub-Account     Sub-Account     Sub-Account     Sub-Account      Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                                     Oppenheimer    Oppenheimer      Oppenheimer
                                                     Aggressive       Capital          Global        Oppenheimer      Oppenheimer
                                    MFS Utilities      Growth       Appreciation     Securities      Main Street     Strategic Bond
                                   --------------  --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $        1,310  $         (922) $       (2,118) $        2,730  $          1,623  $       48,957
Net realized gains (losses)                 1,513            (118)          1,132           3,142             3,563          12,731
Change in unrealized gains
  (losses)                                 16,961           7,244         (12,761)             52            (9,936)        (28,408)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                          19,784           6,204         (13,747)          5,924            (4,750)         33,280
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                                -               -               -               -            (5,891)              -
Payments on termination                    (7,317)              -          (5,285)         (5,899)           (5,531)        (11,877)
Policy maintenance charge                  (1,908)         (1,440)         (6,295)         (5,379)           (9,449)        (12,544)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                            70,227          49,060          92,047          89,926           117,998         268,753
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 61,002          47,620          80,467          78,648            97,127         244,332
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS          80,786          53,824          66,720          84,572            92,377         277,612

NET ASSETS AT BEGINNING OF PERIOD         122,516          95,461         520,218         424,875           739,482         921,641
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $      203,302  $      149,285  $      586,938  $      509,447  $        831,859  $    1,199,253
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                              10,818          23,847          73,262          48,326            96,362          71,869
      Units issued                          6,010          27,670          15,513          10,996            30,538          34,998
      Units redeemed                         (800)        (16,258)         (4,261)         (2,399)          (18,400)        (16,048)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                 16,028          35,259          84,514          56,923           108,500          90,819
                                   ==============  ==============  ==============  ==============  ================  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                       Putnam          Putnam         Putnam          Putnam           Putnam            Putnam
                                   Variable Trust  Variable Trust  Variable Trust  Variable Trust   Variable Trust   Variable Trust
                                    Sub-Account     Sub-Account     Sub-Account      Sub-Account      Sub-Account      Sub-Account
                                   --------------- --------------  --------------  --------------  ----------------  --------------
                                                                                         VT
                                    VT Growth and     VT Growth       VT Health     International
                                       Income       Opportunities      Sciences        Equity        VT New Value      VT Research
                                   --------------- --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $        1,805  $         (706) $         (320) $          438  $             92  $         (111)
Net realized gains (losses)                   359             231              81              91               748               8
Change in unrealized gains
  (losses)                                 (1,248)         (6,458)           (894)         (1,398)            1,497            (569)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                             916          (6,933)         (1,133)           (869)            2,337            (672)
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                                -               -               -               -                 -               -
Payments on termination                         -          (1,471)              -               -            (2,277)              -
Policy maintenance charge                  (2,094)         (1,167)           (762)           (620)             (830)           (180)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                            58,166          11,029               -          30,060            24,895           9,984
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 56,072           8,391            (762)         29,440            21,788           9,804
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS          56,988           1,458          (1,895)         28,571            24,125           9,132

NET ASSETS AT BEGINNING OF PERIOD         131,901         101,058          65,219          38,861            53,556           9,669
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $      188,889  $      102,516  $       63,324  $       67,432  $         77,681  $       18,801
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                              12,779          10,348           6,702           3,756             4,881             954
      Units issued                          5,995           1,126               -           2,796             2,212             979
      Units redeemed                         (732)           (271)            (78)            (62)             (293)            (18)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
   Units outstanding at end of
    period                                 18,042          11,203           6,624           6,490             6,800           1,915
                                   ==============  ==============  ==============  ==============  ================  ==============

See notes to condensed financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

CONDENSED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                    The Universal   The Universal  The Universal   The Universal     The Universal    The Universal
                                    Institutional   Institutional  Institutional   Institutional    Institutional    Institutional
                                     Funds, Inc.     Funds, Inc.    Funds, Inc.      Funds, Inc.      Funds, Inc.      Funds, Inc.
                                     Sub-Account     Sub-Account    Sub-Account      Sub-Account      Sub-Account      Sub-Account
                                   --------------  --------------  --------------  --------------  ----------------  --------------
                                     Van Kampen      Van Kampen      Van Kampen      Van Kampen       Van Kampen
                                         UIF             UIF         UIF Global     UIF U.S. Mid        UIF U.S.        Van Kampen
                                    Equity Growth   Fixed Income    Value Equity    Cap Value(h)      Real Estate      UIF Value
                                   --------------  --------------  --------------  --------------  ----------------  --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)       $         (183) $       31,750  $           93  $       (1,511) $          1,134  $        1,032
Net realized gains (losses)                   (10)          2,799             229           1,185             2,185          12,468
Change in unrealized gains
  (losses)                                 (1,042)        (10,764)            326           6,545             9,897           5,168
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from operations                          (1,235)         23,785             648           6,219            13,216          18,668
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                        -               -               -               -                 -               -
Benefit payments                                -               -               -               -                 -               -
Payments on termination                         -         (12,739)              -               -                 -          (5,670)
Policy maintenance charge                    (500)        (11,038)           (744)         (2,585)             (960)         (3,331)
Transfers among the sub-accounts
  and with the Fixed
  Account - net                            48,660         136,728          13,982          80,374            44,805          30,374
                                   --------------  --------------  --------------  --------------  ----------------  --------------

Increase (decrease) in net assets
  from policy transactions                 48,160         112,951          13,238          77,789            43,845          21,373
                                   --------------  --------------  --------------  --------------  ----------------  --------------

INCREASE (DECREASE) IN NET ASSETS          46,925         136,736          13,886          84,008            57,061          40,041

NET ASSETS AT BEGINNING OF PERIOD          17,605         884,977          53,027         187,481            49,561         265,065
                                   --------------  --------------  --------------  --------------  ----------------  --------------

NET ASSETS AT END OF PERIOD        $       64,530  $    1,021,713  $       66,913  $      271,489  $        106,622  $      305,106
                                   ==============  ==============  ==============  ==============  ================  ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               3,004          70,604           5,170          19,962             4,008          21,585
      Units issued                          8,407          11,367           1,430           9,036             3,646           3,051
      Units redeemed                          (87)         (2,448)           (158)           (759)             (201)         (1,324)
                                   --------------  --------------  --------------  --------------  ----------------  --------------
  Units outstanding at end of
    period                                 11,324          79,523           6,442          28,239             7,453          23,312
                                   ==============  ==============  ==============  ==============  ================  ==============

(h) Previously known as Van Kampen UIF Mid Cap Value

See notes to condensed financial statements.

                 GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

Glenbrook Life Variable Life Separate Account A (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company ("Allstate Life"), a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation.

These condensed financial statements and notes as of September 30, 2004 and for the nine-month period ended September 30, 2004 are unaudited. The condensed financial statements reflect all adjustments (consisting of normal recurring accruals), which are, in the opinion of management, necessary for the fair presentation of the financial position. These condensed financial statements and notes should be read in conjunction with the Glenbrook Life Variable Life Separate Account A audited financial statements and notes for the period ended December 31, 2003 and the Glenbrook Life AIM Variable Life Separate Account A audited financial statements and notes for the period ended December 31, 2003. The results of operations for the interim period should not be considered indicative of results to be expected for the full year.

Glenbrook Life issues the Glenbrook Provider Variable Life policy and the AIM Lifetime Plus Variable Life policy. The deposits are invested at the direction of the policyholders in the sub-accounts that comprise the Account. Absent any policy provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death or annuitization, variable life policyholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

AIM VARIABLE INSURANCE FUNDS
     AIM V.I. Aggressive Growth
     AIM V.I. Balanced
     AIM V.I. Basic Value
     AIM V.I. Blue Chip
     AIM V.I. Capital Appreciation
     AIM V.I. Capital Development
     AIM V.I. Core Equity
     AIM V.I. Dent Demographics
     AIM V.I. Diversified Income
     AIM V.I. Global Utilities (Merged into INVESCO VIF - Utilities) AIM V.I. Government Securities
     AIM V.I. Growth
     AIM V.I. High Yield
     AIM V.I. International Growth
     AIM V.I. Mid Cap Core Equity
     AIM V.I. Money Market
     AIM V.I. New Technology (Merged into INVESCO VIF - Technology) AIM V.I. Premier Equity
     INVESCO VIF - Technology
     INVESCO VIF - Utilities

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
     American Century VP Balanced
     American Century VP International

DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND
     Dreyfus Socially Responsible Growth Fund

DREYFUS STOCK INDEX FUND
     Dreyfus Stock Index Fund

DREYFUS VARIABLE INVESTMENT FUND
     VIF Growth & Income
     VIF Money Market
     VIF Small Company Stock

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
     VIP Asset Manager Growth
     VIP Contrafund
     VIP Equity-Income
     VIP Growth
     VIP High Income

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
     Franklin Small Cap
     Mutual Shares Securities
     Templeton Developing Markets Securities
     Templeton Foreign Securities
     Templeton Growth Securities

                 GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
--------------------------------------------------------------------------------

GOLDMAN SACHS VARIABLE INSURANCE TRUST
     VIT Capital Growth
     VIT CORE Small Cap Equity
     VIT CORE U.S. Equity
     VIT International Equity

LSA VARIABLE SERIES TRUST
     LSA Capital Growth (Merged into Van Kampen UIF Equity Growth)
     LSA Diversified Mid Cap (Merged into Van Kampen UIF U.S. Mid Cap Value) LSA Equity Growth (Merged into Van Kampen UIF Equity Growth)

                 GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
--------------------------------------------------------------------------------

MFS VARIABLE INSURANCE TRUST
     MFS Emerging Growth
     MFS Investors Trust
     MFS New Discovery
     MFS Research
     MFS Utilities

OPPENHEIMER VARIABLE ACCOUNT FUNDS
     Oppenheimer Aggressive Growth
     Oppenheimer Capital Appreciation
     Oppenheimer Global Securities
     Oppenheimer Main Street
     Oppenheimer Strategic Bond

PUTNAM VARIABLE TRUST
     VT Growth and Income
     VT Growth Opportunities
     VT Health Sciences
     VT International Equity
     VT New Value
     VT Research

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
     Van Kampen UIF Equity Growth
     Van Kampen UIF Fixed Income
     Van Kampen UIF Global Value Equity
     Van Kampen UIF U.S. Mid Cap Value
     Van Kampen UIF U.S. Real Estate
     Van Kampen UIF Value

2.   MERGERS

SEPARATE ACCOUNTS

On March 10, 2004, the Board of Directors of Glenbrook Life approved the merger of Glenbrook Life AIM Variable Life Separate Account A ("AIM Account") into the Account. The merger was consummated on May 1, 2004. Collectively, the Account and the AIM Account are referred to as the "Glenbrook Accounts."

Prior to the merger, the AIM Account and the Account offered 18 and 57 variable sub-accounts, respectively. Eleven sub-accounts offered by the AIM Account were invested in the same underlying funds as 11 of the sub-accounts offered by the Account. Upon completion of the merger on May 1, 2004, the Account offered 64 sub-accounts after giving effect to the combination of sub-accounts invested in the same underlying mutual funds.

In accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", the condensed statements of operations and condensed statements of changes in net assets of the Account are presented as if the merger occurred on January 1, 2004.

The merger of the Glenbrook Accounts, including the combination of overlapping sub-accounts, required no adjustments and did not change the number of units or accumulation unit values of the policyholders' interests in the sub-accounts. Additionally, the policies and related fee structures offered through the Account did not change as a result of the merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the merger as of April 30, 2004.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.   MERGERS (CONTINUED)

                           NET ASSETS OF SUB-ACCOUNTS
                     GIVING EFFECT TO THE AIM ACCOUNT MERGER
                                   May 1, 2004

                                                                         Pre-Merger                    Post-Merger
----------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life       Glenbrook Life       Glenbrook Life
                                                            Variable Life      AIM Variable Life      Variable Life
Sub-Account                                               Separate Account A   Separate Account A   Separate Account A
----------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V. I. Aggressive Growth                          $           54,480   $        1,132,753   $        1,187,233
     AIM V. I. Balanced                                            1,119,056            7,551,409            8,670,465
     AIM V. I. Basic Value                                                 -            1,771,295            1,771,295
     AIM V. I. Blue Chip                                                   -            2,649,950            2,649,950
     AIM V. I. Capital Appreciation                                  328,022            2,398,720            2,726,742
     AIM V. I. Capital Development                                         -              449,507              449,507
     AIM V. I. Core Equity                                           528,162            2,928,384            3,456,546
     AIM V. I. Dent Demographics                                      53,378              313,104              366,482
     AIM V. I. Diversified Income                                    765,759            3,063,734            3,829,493
     AIM V. I. Government Securities                                 977,427            4,882,352            5,859,779
     AIM V. I. Growth                                                327,672            1,714,916            2,042,588
     AIM V. I. High Yield                                                  -            1,229,740            1,229,740
     AIM V. I. International Growth                                  585,278              611,452            1,196,730
     AIM V. I. Mid Cap Core Equity                                         -              824,391              824,391
     AIM V. I. Money Market                                                -            5,001,662            5,001,662
     AIM V. I. Premier Equity                                        572,540            2,848,081            3,420,621
     INVESCO VIF - Utilities                                          92,390              593,414              685,804
     INVESCO VIF - Technology                                              -              203,401              203,401

American Century Variable Portfolios, Inc.
     American Century VP Balanced                                    298,353                    -              298,353
     American Century VP International                               287,640                    -              287,640

Dreyfus Socially Responsible Growth Fund, Inc.
     Dreyfus Socially Responsible Growth Fund                        305,897                    -              305,897

Dreyfus Stock Index Fund
     Dreyfus Stock Index Fund                                      1,848,224                    -            1,848,224

Dreyfus Variable Investment Fund
     VIF Growth & Income                                             374,644                    -              374,644
     VIF Money Market                                              2,506,744                    -            2,506,744
     VIF Small Company Stock                                         193,651                    -              193,651

Fidelity Variable Insurance Products Fund
     VIP Asset Manager Growth                                        248,488                    -              248,488
     VIP Contrafund                                                1,660,125                    -            1,660,125
     VIP Equity-Income                                             1,040,980                    -            1,040,980
     VIP Growth                                                      904,013                    -              904,013
     VIP High Income                                                 488,736                    -              488,736

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.   MERGERS (CONTINUED)

                           NET ASSETS OF SUB-ACCOUNTS
                     GIVING EFFECT TO THE AIM ACCOUNT MERGER
                                   May 1, 2004

                                                                         Pre-Merger                    Post-Merger
----------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life       Glenbrook Life       Glenbrook Life
                                                            Variable Life      AIM Variable Life      Variable Life
Sub-Account                                               Separate Account A   Separate Account A   Separate Account A
----------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust
     Franklin Small Cap                                   $          497,884                    -   $          497,884
     Mutual Shares Securities                                      1,081,739                    -            1,081,739
     Templeton Developing Markets Securities                          32,009                                    32,009
     Templeton Foreign Securities                                    321,690                    -              321,690
     Templeton Growth Securities                                      77,925                    -               77,925

Goldman Sachs Variable Insurance Trust
     VIT Capital Growth                                               33,551                    -               33,551
     VIT CORE Small Cap Equity                                       158,298                    -              158,298
     VIT CORE U.S. Equity                                             84,375                    -               84,375
     VIT International Equity                                          3,369                    -                3,369

MFS Variable Insurance Trust
     MFS Emerging Growth                                             951,969                    -              951,969
     MFS Investors Trust                                             131,389                    -              131,389
     MFS New Discovery                                               139,097                    -              139,097
     MFS Research                                                    157,021                    -              157,021
     MFS Utilities                                                   192,215                    -              192,215

Oppenheimer Variable Account Funds
     Oppenheimer Aggressive Growth                                   148,441                    -              148,441
     Oppenheimer Capital Appreciation                                590,552                    -              590,552
     Oppenheimer Global Securities                                   500,551                    -              500,551
     Oppenheimer Main Street                                         843,854                    -              843,854
     Oppenheimer Strategic Bond                                    1,177,630                    -            1,177,630

Putnam Variable Trust
     VT Growth and Income                                            187,957                    -              187,957
     VT Growth Opportunities                                         104,177                    -              104,177
     VT Health Sciences                                               66,578                    -               66,578
     VT International Equity                                          65,610                    -               65,610
     VT New Value                                                     75,452                    -               75,452
     VT Research                                                      19,176                    -               19,176

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.   MERGERS (CONTINUED)

                           NET ASSETS OF SUB-ACCOUNTS
                     GIVING EFFECT TO THE AIM ACCOUNT MERGER
                                   May 1, 2004

                                                                         Pre-Merger                    Post-Merger
----------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life       Glenbrook Life       Glenbrook Life
                                                            Variable Life      AIM Variable Life      Variable Life
Sub-Account                                               Separate Account A   Separate Account A   Separate Account A
----------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc.
     Van Kampen UIF Equity Growth                         $           65,956                    -   $           65,956
     Van Kampen UIF Fixed Income                                   1,018,203                    -            1,018,203
     Van Kampen UIF Global Value Equity                               67,922                    -               67,922
     Van Kampen UIF Mid Cap Value                                    266,957                    -              266,957
     Van Kampen UIF U.S. Real Estate                                  91,095                    -               91,095
     Van Kampen UIF Value                                            299,165                    -              299,165
                                                          ------------------   ------------------   ------------------
        TOTAL NET ASSETS                                  $       25,013,466   $       40,168,265   $       65,181,731
                                                          ==================   ==================   ==================

                 GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
--------------------------------------------------------------------------------

GLENBROOK LIFE AND ALLSTATE LIFE

In August 2004, the Boards of Directors of Glenbrook Life and Allstate Life approved the merger of Glenbrook Life into Allstate Life (the "Merger"). Glenbrook Life and Allstate Life will consummate the Merger on January 1, 2005. Allstate Life is the surviving legal entity and Glenbrook Life will no longer exist as an independent entity as a result of the Merger. In conjunction with the Merger, the Account will merge with Allstate Life Variable Life Separate Account A ("Separate Account A") and will be accounted for as a pooling of interests under SFAS 141. Collectively, the Account and Separate Account A are referred to as the "Separate Accounts".

At September 30, 2004, the Account and Separate Account A offered 61 and 19 variable sub-accounts, respectively. Two sub-accounts offered by the Account were invested in the same underlying funds as two of the sub-accounts offered by Separate Account A. Upon completion of the merger on January 1, 2005, Separate Account A will offer 78 sub-accounts after giving effect to the combination of sub-accounts invested in the same underlying mutual funds.

The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units or accumulation unit values of the policyholders' interests in the sub-accounts. Additionally, the policies and related fee structures offered through the Account will not change as a result of the merger with Separate Account A. Subsequent to December 31, 2004, Allstate Life will assess all fees previously assessed by Glenbrook Life. The table below presents a pro-forma listing of the net assets applicable to the sub-accounts giving effect to the Merger as of September 30, 2004.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.   MERGERS (CONTINUED)

     PRO FORMA SCHEDULE OF THE PROSPECTIVE MERGER OF SUB-ACCOUNT NET ASSETS
                               SEPTEMBER 30, 2004

                                                                         Pre-Merger                    Post-Merger
----------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life       Allstate Life        Allstate Life
                                                            Variable Life        Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A   Separate Account A   Separate Account A
----------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V. I. Aggressive Growth                          $        1,094,386   $                -   $        1,094,386
     AIM V. I. Balanced                                            8,349,236                    -            8,349,236
     AIM V. I. Basic Value                                         1,724,543                    -            1,724,543
     AIM V. I. Blue Chip                                           2,516,667                    -            2,516,667
     AIM V. I. Capital Appreciation                                2,609,528                    -            2,609,528
     AIM V. I. Capital Development                                   441,480                    -              441,480
     AIM V. I. Core Equity                                         3,365,629                    -            3,365,629
     AIM V. I. Dent Demographics                                     340,834                    -              340,834
     AIM V. I. Diversified Income                                  3,863,322                    -            3,863,322
     AIM V. I. Government Securities                               5,931,660                    -            5,931,660
     AIM V. I. Growth                                              1,937,381                    -            1,937,381
     AIM V. I. High Yield                                          1,253,970                    -            1,253,970
     AIM V. I. International Growth                                1,226,312                    -            1,226,312
     AIM V. I. Mid Cap Core Equity                                   827,656                    -              827,656
     AIM V. I. Money Market                                        4,768,915                    -            4,768,915
     AIM V. I. Premier Equity                                      3,303,255                    -            3,303,255
     INVESCO VIF - Technology                                        190,445                    -              190,445
     INVESCO VIF - Utilities                                         728,233                    -              728,233

American Century Variable Portfolios
     American Century VP Balanced                                    302,986                    -              302,986
     American Century VP International                               285,237                    -              285,237

Dreyfus Socially Responsible Growth Fund, Inc.
     Dreyfus Socially Resonsible Growth Fund                         292,300                    -              292,300

Dreyfus Stock Index Fund
     Dreyfus Stock Index Fund                                      1,847,586                    -            1,847,586

Dreyfus Variable Investment Fund
     VIF Growth & Income                                             358,020                    -              358,020
     VIF Money Market                                              2,376,547                    -            2,376,547
     VIF Small Company Stock                                         202,646                    -              202,646

Fidelity Variable Insurance Products Fund
     VIP Asset Manager Growth                                        241,580                    -              241,580
     VIP Contrafund                                                1,682,303                    -            1,682,303
     VIP Equity-Income                                             1,043,385                    -            1,043,385
     VIP Growth                                                      877,032                    -              877,032
     VIP High Income                                                 501,582                    -              501,582

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.   MERGERS (CONTINUED)

     PRO FORMA SCHEDULE OF THE PROSPECTIVE MERGER OF SUB-ACCOUNT NET ASSETS
                               SEPTEMBER 30, 2004

                                                                         Pre-Merger                    Post-Merger
----------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life       Allstate Life        Allstate Life
                                                            Variable Life        Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A   Separate Account A   Separate Account A
----------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust
     Franklin Small Cap                                   $          491,376   $                -   $          491,376
     Mutual Shares Securities                                      1,085,612                    -            1,085,612
     Templeton Developing Markets Securities                          34,598                    -               34,598
     Templeton Foreign Securities                                    325,675                    -              325,675
     Templeton Growth Securities                                      78,791                    -               78,791

Goldman Sachs Variable Insurance Trust
     VIT Capital Growth                                               32,756                    -               32,756
     VIT CORE Small Cap Equity                                       162,804                    -              162,804
     VIT CORE U.S. Equity                                             85,713                    -               85,713
     VIT International Equity                                          3,371                    -                3,371

MFS Variable Insurance Trust
     MFS Emerging Growth                                             886,705                    -              886,705
     MFS Investors Trust                                             132,559                    -              132,559
     MFS New Discovery                                               129,705                    -              129,705
     MFS Research                                                    156,780                    -              156,780
     MFS Utilities                                                   203,302                    -              203,302

Oppenheimer Variable Account Funds
     Oppenheimer Aggressive Growth                                   149,285                    -              149,285
     Oppenheimer Capital Appreciation                                586,938                    -              586,938
     Oppenheimer Global Securities                                   509,447                    -              509,447
     Oppenheimer Main Street                                         831,859                    -              831,859
     Oppenheimer Strategic Bond                                    1,199,253                    -            1,199,253

Putnam Variable Trust
     VT Growth and Income                                            188,889                    -              188,889
     VT Growth Opportunities                                         102,516                    -              102,516
     VT Health Sciences                                               63,324                    -               63,324
     VT International Equity                                          67,432                    -               67,432
     VT New Value                                                     77,681                    -               77,681
     VT Research                                                      18,801                    -               18,801

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

2.   MERGERS (CONTINUED)

     PRO FORMA SCHEDULE OF THE PROSPECTIVE MERGER OF SUB-ACCOUNT NET ASSETS
                               SEPTEMBER 30, 2004

                                                                         Pre-Merger                    Post-Merger
----------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life       Allstate Life        Allstate Life
                                                            Variable Life        Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A   Separate Account A   Separate Account A
----------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc.
     Van Kampen UIF Equity Growth                         $           64,530   $          486,753   $          551,283
     Van Kampen UIF Fixed Income                                   1,021,713                    -            1,021,713
     Van Kampen UIF Global Value Equity                               66,913                    -               66,913
     Van Kampen UIF U.S. Mid Cap Value                               271,489                    -              271,489
     Van Kampen UIF U.S. Real Estate                                 106,622              364,901              471,523
     Van Kampen UIF Value                                            305,106                    -              305,106

The remaining Sub-Accounts                                                 -           20,959,895           20,959,895
                                                          ------------------   ------------------   ------------------
        TOTAL NET ASSETS                                  $       63,926,201   $       21,811,549   $       85,737,750
                                                          ==================   ==================   ==================

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

3.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the nine months ended September 30, 2004 were as follows:

                                                                                    Purchases
                                                                               ------------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
     AIM V. I. Aggressive Growth                                               $           75,620
     AIM V. I. Balanced                                                                 1,069,206
     AIM V. I. Basic Value                                                                194,577
     AIM V. I. Blue Chip                                                                  321,842
     AIM V. I. Capital Appreciation                                                       384,200
     AIM V. I. Capital Development                                                         36,620
     AIM V. I. Core Equity                                                                227,399
     AIM V. I. Dent Demographics                                                           58,736
     AIM V. I. Diversified Income                                                         597,391
     AIM V. I. Global Utilities (b)                                                        41,797
     AIM V. I. Government Securities                                                      339,063
     AIM V. I. Growth                                                                      44,988
     AIM V. I. High Yield                                                                  87,722
     AIM V. I. International Growth                                                       104,170
     AIM V. I. Mid Cap Core Equity (c)                                                    188,247
     AIM V. I. Money Market                                                                23,320
     AIM V. I. New Technology (d)                                                          40,565
     AIM V. I. Premier Equity                                                              24,458
     INVESCO VIF - Technology (c)                                                         204,294
     INVESCO VIF - Utilities (c)                                                          685,825

Investments in the American Century Variable Portfolios, Inc.
   Sub-Accounts:
     American Century VP Balanced                                                          15,952
     American Century VP International                                                     15,819

Investments in the Dreyfus Socially Responsible Growth Fund, Inc.
   Sub-Account:
     Dreyfus Socially Responsible Growth Fund                                              11,580

Investments in the Dreyfus Stock Index Fund Sub-Account:
     Dreyfus Stock Index Fund                                                             168,860

Investments in the Dreyfus Variable Investment Fund Sub-Accounts:
     VIF Growth & Income                                                                   35,701
     VIF Money Market                                                                     575,899
     VIF Small Company Stock                                                                4,579

(b) On April 30, 2004, AIM V.I. Global Utilities merged into INVESCO VIF - Utilities
(c)  For period beginning April 30, 2004 and ended September 30, 2004
(d) On April 30, 2004, AIM V.I. New Technology merged into INVESCO VIF - Technology

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

3.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                    Purchases
                                                                               ------------------
Investments in the Fidelity Variable Insurance Products Fund
   Sub-Accounts:
     VIP Asset Manager Growth                                                  $           50,844
     VIP Contrafund                                                                       270,564
     VIP Equity-Income                                                                    208,303
     VIP Growth                                                                            83,500
     VIP High Income                                                                      140,097

Investments in the Franklin Templeton Variable Insurance Products Trust
   Sub-Accounts:
     Franklin Small Cap                                                                   134,124
     Mutual Shares Securities                                                             368,732
     Templeton Developing Markets Securities                                               30,955
     Templeton Foreign Securities                                                          99,503
     Templeton Growth Securities                                                              975

Investments in the Goldman Sachs Variable Insurance Trust
   Sub-Accounts:
     VIT Capital Growth                                                                    19,395
     VIT CORE Small Cap Equity                                                             45,133
     VIT CORE U.S. Equity                                                                  21,623

Investments in the LSA Variable Series Trust Sub-Accounts:
     LSA Capital Growth (e)                                                                 2,312
     LSA Diversified Mid Cap (f)                                                           26,871
     LSA Equity Growth (g)                                                                  4,990

Investments in the MFS Variable Insurance Trust Sub-Accounts:
     MFS Emerging Growth                                                                    4,769
     MFS Investors Trust                                                                   37,513
     MFS New Discovery                                                                     15,665
     MFS Research                                                                           8,305
     MFS Utilities                                                                         72,749

Investments in the Oppenheimer Variable Account Funds Sub-Accounts:
     Oppenheimer Aggressive Growth                                                         60,628
     Oppenheimer Capital Appreciation                                                     102,432
     Oppenheimer Global Securities                                                        104,565
     Oppenheimer Main Street                                                              161,218
     Oppenheimer Strategic Bond                                                           452,146

(e)  On April 30, 2004, LSA Capital Growth merged into Van Kampen UIF Equity
     Growth
(f) On April 30, 2004, LSA Diversified Mid Cap merged into Van Kampen UIF U.S. Mid Cap Value
(g)  On April 30, 2004, LSA Equity Growth merged into Van Kampen UIF Equity
     Growth

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

3.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                    Purchases
                                                                               ------------------
Investments in the Putnam Variable Trust Sub-Accounts:
     VT Growth and Income                                                      $           61,635
     VT Growth Opportunities                                                               10,971
     VT Health Sciences                                                                       116
     VT International Equity                                                               30,876
     VT New Value                                                                          25,662
     VT Research                                                                            9,987

Investments in The Universal Institutional Funds, Inc. Sub-Accounts:
     Van Kampen UIF Equity Growth                                                          48,769
     Van Kampen UIF Fixed Income                                                          176,342
     Van Kampen UIF Global Value Equity                                                    15,390
     Van Kampen UIF U.S. Mid Cap Value (h)                                                 84,021
     Van Kampen UIF U.S. Real Estate                                                       50,145
     Van Kampen UIF Value                                                                  49,574
                                                                               ------------------
                                                                               $        8,669,829
                                                                               ==================

(h)  Previously known as Van Kampen UIF Mid Cap Value

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios by sub-accounts is presented below for the nine months ended September 30, 2004.

     The expense ratio represents the mortality and expense risk charge which is assessed as a percentage of daily net assets.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

       * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

      ** EXPENSE RATIO - These amounts represent the annualized policy expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

     *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

          Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                   At September 30, 2004              For the nine months ended September 30, 2004
                                        --------------------------------------------  --------------------------------------------
                                                      Accumulation
                                         Units       Unit Fair Value      Net Assets     Investment       Expense        Total
                                         (000s)     Lowest to Highest       (000s)      Income Ratio*     Ratio**      Return***
                                        -------   ----------------------  ----------  ---------------   ----------   -------------
Investments in the AIM
  Variable Insurance
  Funds Sub-Accounts:
     AIM V. I. Aggressive Growth             159  $   6.78  - $     9.50  $    1,094           0.00%          0.90%       -1.42%
     AIM V. I. Balanced                    1,057      7.90  -       7.90       8,349           0.00           0.90        -0.17
     AIM V. I. Basic Value                   151     11.39  -      11.39       1,725           0.00           0.90        -0.58
     AIM V. I. Blue Chip                     423      5.94  -       5.94       2,517           0.00           0.90        -3.85
     AIM V. I. Capital Appreciation          264      9.43  -       9.94       2,610           0.00           0.90        -3.75
     AIM V. I  Capital Development            43     10.15  -      10.15         441           0.00           0.90         1.20
     AIM V. I. Core Equity                   306      9.75  -      11.25       3,366           0.00           0.90         0.70
     AIM V. I. Dent Demographics              67      4.68  -       9.63         341           0.00           0.90        -4.48
     AIM V. I. Diversified Income            333     11.07  -      11.72       3,863           0.00           0.90         3.04
     AIM V. I. Global Utilities (b)            -       N/A  -        N/A           -           6.72           0.90          N/A
     AIM V. I. Government Securities         445     12.79  -      13.44       5,932           0.00           0.90         1.28
     AIM V. I. Growth                        252      6.62  -       7.94       1,937           0.00           0.90        -2.81

(b) On April 30, 2004, AIM V.I. Global Utilities merged into INVESCO VIF - Utilities

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At September 30, 2004              For the nine months ended September 30, 2004
                                        --------------------------------------------  --------------------------------------------
                                                      Accumulation
                                         Units       Unit Fair Value      Net Assets     Investment       Expense        Total
                                         (000s)     Lowest to Highest       (000s)      Income Ratio*     Ratio**      Return***
                                        -------   ----------------------  ----------  ---------------   ----------   -------------
Investments in the AIM Variable
   Insurance Funds
   Sub-Accounts (continued):
     AIM V. I. High Yield                    134  $   9.35  - $     9.35  $    1,254             0.00%        0.90%        5.48%
     AIM V. I. International
        Growth                               123      9.05  -      10.98       1,226             0.00         0.90         7.01
     AIM V. I. Mid Cap Core
        Equity (c)                            63     13.21  -      13.21         828             0.00         0.90         4.52
     AIM Money Market                        408     11.68  -      11.68       4,769             0.34         0.90        -0.30
     AIM V. I. New
        Technology (d)                         -       N/A  -        N/A           -             0.00         0.90          N/A
     AIM V. I. Premier Equity                334      8.52  -      10.20       3,303             0.00         0.90        -3.18
     INVESCO VIF -
        Technology (c)                        20      9.63  -       9.63         190             0.00         0.90        -3.70
     INVESCO VIF -
        Utilities (c)                         67     10.91  -      10.91         728             0.00         0.90         9.08

Investments in the American
   Century Variable Portfolios,
   Inc. Sub-Accounts:
     American Century VP
        Balanced                              24     12.81  -      12.81         303             1.68         0.90         2.45
     American Century VP
        International                         27     10.52  -      10.52         285             0.57         0.90         0.17

Investments in the Dreyfus
   Socially Responsible Growth
   Fund, Inc. Sub-Account:
     Dreyfus Socially
        Responsible Growth                    33      8.76  -       8.76         292             0.01         0.90        -3.09

Investments in the Dreyfus
   Stock Index Fund
   Sub-Account:
     Dreyfus Stock Index Fund                186      9.96  -       9.96       1,848             0.69         0.90         0.68

(c)  For period beginning April 30, 2004 and ended September 30, 2004

(d) On April 30, 2004, AIM V.I. New Technology merged into INVESCO VIF - Technology

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At September 30, 2004              For the nine months ended September 30, 2004
                                        --------------------------------------------  --------------------------------------------
                                                      Accumulation
                                         Units       Unit Fair Value      Net Assets     Investment       Expense        Total
                                         (000s)     Lowest to Highest       (000s)      Income Ratio*     Ratio**      Return***
                                        -------   ----------------------  ----------  ---------------   ----------   -------------
Investments in the Dreyfus
   Variable Investment Fund
   Sub-Accounts:
      VIF Growth & Income                     33  $  10.82   -  $  10.82  $      358             0.44%        0.90%       -2.44%
      VIF Money Market                       199     11.95   -     11.95       2,377             0.49         0.90        -0.19
      VIF Small Company Stock                 15     13.76   -     13.76         203             0.00         0.90         5.82

Investments in the Fidelity
   Variable Insurance Products
   Fund Sub-Accounts:
      VIP Asset Manager
         Growth                               23     10.60   -     10.60         242             2.11         0.90        -1.98
      VIP Contrafund                         103     16.29   -     16.29       1,682             0.35         0.90         5.05
      VIP Equity-Income                       90     11.61   -     11.61       1,043             1.53         0.90         1.39
      VIP Growth                              71     12.31   -     12.31         877             0.26         0.90        -5.34
      VIP High Income                         51      9.79   -      9.79         502             8.33         0.90         4.04

Investments in the Franklin
   Templeton Variable Insurance
   Products Trust Sub-Accounts:
      Franklin Small Cap                      77      6.38   -      6.38         491             0.00         0.90         0.70
      Mutual Share Securities                 87     12.43   -     12.43       1,086             0.90         0.90         3.00
      Templeton Developing
         Markets Securities                    3     12.20   -     12.20          35             2.97         0.90         7.59
      Templeton Foreign
         Securities                           37      8.79   -      8.79         326             1.25         0.90         3.62
      Templeton Growth
         Securities                            7     10.85   -     10.85          79             1.19         0.90         3.57

Investments in the Goldman
   Sachs Variable Insurance
   Trust Sub-Accounts:
      VIT Capital Growth                       5      6.70   -      6.70          33             0.00         0.90        -1.19
      VIT CORE Small Cap
         Equity                               13     12.38   -     12.38         163             0.00         0.90         3.53
      VIT CORE U.S. Equity                    11      7.86   -      7.86          86             0.00         0.90         4.42
      VIT International Equity               < 1      7.46   -      7.46           3             0.00         0.90        -1.93

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4.    FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At September 30, 2004              For the nine months ended September 30, 2004
                                        --------------------------------------------  --------------------------------------------
                                                      Accumulation
                                         Units       Unit Fair Value      Net Assets     Investment       Expense        Total
                                         (000s)     Lowest to Highest       (000s)      Income Ratio*     Ratio**      Return***
                                        -------   ----------------------  ----------  ---------------   ----------   -------------
Investments in the MFS Variable
   Insurance Trust Sub-Accounts:
      MFS Emerging Growth                     84  $  10.60   -  $  10.60  $      887             0.00%        0.90%       -1.76%
      MFS Investors Trust                     18      7.52   -      7.52         133             0.69         0.90        -0.04
      MFS New Discovery                       18      7.04   -      7.04         130             0.00         0.90        -7.43
      MFS Research                            26      6.15   -      6.15         157             1.03         0.90         1.91
      MFS Utilities                           16     12.68   -     12.68         203             1.52         0.90        12.00

Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts:
      Oppenheimer Aggressive
         Growth                               35      4.23   -      4.23         149             0.00         0.90         5.77
      Oppenheimer Capital
         Appreciation                         85      6.94   -      6.94         587             0.32         0.90        -2.20
      Oppenheimer Global
         Securities                           57      8.95   -      8.95         509             1.28         0.90         1.80
      Oppenheimer Main
         Street                              109      7.67   -      7.67         832             0.92         0.90        -0.09
      Oppenheimer Strategic
         Bond                                 91     13.20   -     13.20       1,199             5.33         0.90         2.97

Investments in the Putnam
   Variable Trust Sub-Accounts:
      VT Growth and Income                    18     10.47   -     10.47         189             1.87         0.90         1.43
      VT Growth Opportunities                 11      9.15   -      9.15         103             0.00         0.90        -6.30
      VT Health Sciences                       7      9.56   -      9.56          63             0.18         0.90        -1.76
      VT International Equity                  6     10.39   -     10.39          67             1.57         0.90         0.43
      VT New Value                             7     11.42   -     11.42          78             0.87         0.90         4.12
      VT Research                              2      9.82   -      9.82          19             0.00         0.90        -3.11

Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts:
      Van Kampen UIF Equity
         Growth                               11      5.70   -      5.70          65             0.28         0.90        -2.76
      Van Kampen UIF Fixed
         Income                               80     12.85   -     12.85       1,022             4.03         0.90         2.50
      Van Kampen UIF Global
         Value Equity                          6     10.39   -     10.39          67             0.86         0.90         1.26
      Van Kampen UIF U.S.
         Mid Cap Value (h)                    28      9.61   -      9.61         271             0.03         0.90         2.37

(h)  Previously known as Van Kampen UIF Mid Cap Value

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)
--------------------------------------------------------------------------------

4.    FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At September 30, 2004              For the nine months ended September 30, 2004
                                        --------------------------------------------  --------------------------------------------
                                                      Accumulation
                                         Units       Unit Fair Value      Net Assets     Investment       Expense        Total
                                         (000s)     Lowest to Highest       (000s)      Income Ratio*     Ratio**      Return***
                                        -------   ----------------------  ----------  ---------------   ----------   -------------
Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts (continued):
      Van Kampen UIF U.S.
         Real Estate                           7  $  14.31   -  $  14.31  $      107             2.19%        0.90%       15.70%
      Van Kampen UIF Value                    23     13.09   -     13.09         305             1.05         0.90         6.58

                                     PART C
                               OTHER INFORMATION

Item 26. EXHIBITS

(a)(i) Resolution of the Board of Directors of Allstate Life Insurance Company authorizing establishment of the Allstate Life Variable Life Separate Account A (formerly known as Northbrook Life Variable Life Separate Account A) (Incorporated herein by reference to Form S-6 Registration Statement (File No. 333-25057) dated April 11, 1997.)

(a)(ii) Resolution of the Board of Directors of Allstate Life Insurance Company authorizing the transfer of Northbrook Life Variable Life Separate Account A from Northbrook Life Insurance Company to Allstate Life Insurance Company (Incorporated herein by reference to initial Form N-6 Registration Statement (File No. 333-102318) dated January 2, 2003.)

(a)(iii) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing establishment of the Glenbrook Life Variable Life Separate Account A (Incorporated herein by reference to Form S-6 Registration Statement (File No. 333-02581) dated April 16, 1996.)

(a)(iv) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing establishment of the Glenbrook Life AIM Variable Life Separate Account A. (Incorporated herein by reference to Form S-6 Registration Statement (File No. 333-25045) dated April 11, 1997.)

(a)(v) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing the consolidation of Glenbrook Life AIM Variable Life Separate Account A into Glenbrook Life Variable Life Separate Account A filed herewith.

(a)(vi) Resolution of the Board of Directors of Allstate Life Insurance Company authorizing the consolidation of Glenbrook Life Variable Life Separate Account A into Allstate Life Variable Life Separate Account A filed herewith.

(b) Not applicable.

(c)(i) Form of Principal Underwriting Agreement (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(ii) Form of Selling Agreement (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(d)(i) Specimen Contract (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

   (ii) Form of Contract Endorsement (reflecting Allstate as issuer) filed herewith.


(e) Form of Application for the Contract (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(f)(i) Articles of Incorporation of Allstate Life Insurance Company (Incorporated herein by reference to Post-Effective Amendment No. 3 to Registration Statement (File No. 333-77605) dated April 24, 2001.)

  (ii) By-Laws of Allstate Life Insurance Company (Incorporated herein by reference to Post-Effective Amendment No. 3 to Registration Statement (File No. 333-77605) dated April 24, 2001.)


(g) Not applicable.

(h) Form of Participation Agreement (Incorporated herein by reference to Post-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 033-62203) dated April 22, 1996).

(i) Administrative Contracts (not applicable)

(j) Other Material Contracts (not applicable)

(k) Opinion and Consent of Counsel as to legality of securities to be issued by Allstate Life Insurance Company.

            (i) Illinois (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

            (ii) Arizona (Incorporated herein by reference to Post-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated April 30, 1999.)

            (iii) Arizona (New Sub-Accounts) (Incorporated herein by reference to Post-Effective Amendment No. 5 to form S-6 Registration Statement (File No. 333-25045) dated September 28, 2001.

            (iv) Arizona (Separate Account Consolidation) (Incorporated herein by reference to initial form N-6 Registration Statement (File No. 333-114631) dated April 20, 2004.

            (V) Illinois (merger) filed herewith.


(l) Actuarial Opinion and Consent. (Incorporated herein by reference to Post-Effective Amendment No. 9 to form N-6 Registration Statement (File No. 333-25045)
dated April 22, 2003.)


(m) Calculation of Hypothetical Illustration values. (Incorporated herein by reference to Post-Effective Amendment No. 9 to form N-6 Registration Statement (File No. 333-25045) dated April 22, 2003.)

(n) Other Consents

     (i) Consent of Independent Registered Public Accounting Firm filed herewith.

(o) Letter re: unaudited interim financial information from Registered Public Accounting Firm filed herewith

(p) Initial Capital Arrangements (not applicable)

(q) Procedures Memorandum pursuant to Rule 6e-3(T)(b)(12)(iii) (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(r) (i) Powers of Attorney for Michael J. Velotta, David A. Bird, Margaret G. Dyer, Marla G. Friedman, Edward M. Liddy, John C. Lounds, Robert W. Pike, Samuel
H. Pilch, Steven E. Shebik, Eric A. Simonson, Thomas J. Wilson, II and Kevin R. Slawin. (Incorporated herein by reference to initial Form S-3 Registration Statement (File No. 333-100068) filed September 25, 2002).

    (ii) Powers of Attorney for Casey J. Sylla and Danny L. Hale (Incorporated herein by reference to initial Form S-3 Registration Statement (File No. 333-105208) dated May 13, 2003).

(s) Merger Agreement and Articles of Merger between Glenbrook Life and Annuity Company and Allstate Life Insurance Company filed herewith.



Item 27.

DIRECTORS AND OFFICERS OF THE DEPOSITOR

NAME AND PRINCIPAL                  POSITION AND OFFICE WITH
BUSINESS ADDRESS*                   DEPOSITOR OF THE ACCOUNT

Casey Joseph Sylla                  Chairman of the Board, President and Director
David Andrew Bird                   Senior Vice President and Director
Marla Gay Friedman                  Senior Vice President
Danny Lyman Hale                    Director
Edward Michael Liddy                Director
John Carl Lounds                    Senior Vice President and Director
Robert William Pike                 Director
Steven Emil Shebik                  Senior Vice President, Chief Financial Officer and Director
Eric Allen Simonson                 Senior Vice President, Chief Investment Officer and Director
Kevin Rourke Slawin                 Senior Vice President and Director
Joseph V. Tripodi                   Senior Vice President and Chief Marketing Officer
Michael Joseph Velotta              Senior Vice President, General Counsel, Secretary and Director
Thomas Joseph Wilson, II            Director
Samuel Henry Pilch                  Group Vice President and Controller
Richard Lewis Baker                 Vice President
Michael B. Boyle                    Vice President
Karen Cassidy Gardner               Vice President
Anson J. Glacy, Jr.                 Vice President
Dennis Craig Gomez                  Vice President
Mary Jovita McGinn                  Vice President and Assistant Secretary
William Harrison Monie, Jr.         Vice President
John Eric Smith                     Vice President
Patricia Wright Wilson              Vice President
Bernard Eugene Wraith               Vice President
James Philip Zils                   Treasurer
Charles Calvin Baggs                Assistant Vice President
Karen Burckhardt                    Assistant Vice President
Errol Cramer                        Assistant Vice President and Appointed Actuary
Lawrence William Dahl               Assistant Vice President
Joanne Marie Derrig                 Assistant Vice President and Chief Privacy Officer
Sarah R. Donahue                    Assistant Vice President
Philip Emmanuele                    Assistant Vice President
Lisa J. Flanary                     Assistant Vice President
Douglas Ford Gaer                   Assistant Vice President
Gregory James Guidos                Assistant Vice President
Keith A. Hauschildt                 Assistant Vice President
Ronald A. Johnson                   Assistant Vice President
Teresa G. Logue                     Assistant Vice President
Maria D. McNitt                     Assistant Vice President
Barry Sajowitz Paul                 Assistant Vice President and Assistant Treasurer
John C. Pintozzi                    Assistant Vice President
Robert A. Shore                     Assistant Vice President
Mary Springberg                     Assistant Vice President
Timothy Nicholas Vander Pas         Assistant Vice President
Richard Zaharias                    Assistant Vice President
Laura R. Zimmerman                  Assistant Vice President
Doris J. Bryant                     Assistant Secretary
Paul N. Kierig                      Assistant Secretary
Sam DeFrank Assistant               Vice President - Tax Counsel
Nestor Almaria                      Authorized Representative
Lynn Cirrincione                    Authorized Representative
Robert Leslie Park                  Assistant Vice President and Chief Compliance Officer
Joseph Patrick Rath                 Assistant Vice President, Assistant General Counsel and Assistant Secretary
Dave Simek                          Authorized Representative
Robert E. Transon                   Assistant Vice President and Illustration Actuary


The principal business address of Mr. Bird and Mr. Monie is 1776 American Heritage Drive, Jacksonville, Florida 32224. The principal business address of Mr. Wraith, Mr. Dahl and Mr. Gaer is 2940 South 84th Street, Lincoln, Nebraska 68506. The principal business address of the remaining officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.



Item 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT

Incorporated herein by reference to Annual Report on Form 10-K, filed by the Allstate Corporation on March 11, 2004 (File No. 1-11840).


Item 29.  INDEMNIFICATION

The By-Laws of Allstate Life Insurance Company ("Depositor"), provide that it will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Depositor. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application. Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 30. PRINCIPAL UNDERWRITERS

         (a) ALFS, Inc., ("ALFS") serves as principal underwriter and distributor of the Contracts. ALFS is a wholly-owned subsidiary of Allstate Life Insurance Company. ALFS is a registered broker dealer under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and is a member of the National Association of Securities Dealers, Inc.

ALFS serves as the principal underwriter of certain annuity and insurance products issued by the following companies and separate accounts, all of which are affiliates of ALFS:


        Allstate Assurance Company Separate Account B
        Allstate Financial Advisors Separate Account I
        Allstate Life Variable Life Separate Account A
        Allstate Life of New York Separate Account A
        Allstate Life of New York Variable Life Separate Account A Charter National Variable Annuity Account
        Charter National Variable Account
        Intramerica Variable Annuity Account
        Lincoln Benefit Life Variable Annuity Account
        Lincoln Benefit Life Variable Account

The following are the directors and officers of ALFS.

Name and Principal                           Positions and Officers
Business Address*                            with Underwriter
of Each Such Person

John Eric Smith                              Director, President and Chief
                                             Executive Officer
Casey J. Sylla                               Director
Michael J. Velotta                           Director and Secretary
Marion Goll                                  Vice President, Treasurer and
                                             Financial Operations Principal
Joseph P. Rath                               Vice President, General Counsel and
                                             Secretary
Andrea J. Schur                              Vice President
Joanne M. Derrig                             Assistant Vice President and
                                             Chief Privacy Officer
Maribel V. Gerstner                          Assistant Vice President and
                                             Compliance Officer
William F. Emmons                            Assistant Secretary
Emma M. Kalaidijian                          Assistant Secretary
Barry S. Paul                                Assistant Treasurer
James P. Zils                                Assistant Treasurer
John E. Smith                                Chief Operations Officer

*The principal business address of Mr. Emmons is 2940 South 84th Street, Lincoln, Nebraska 68506. The principal address of the other foregoing officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.



(c) Compensation of ALFS.

Allstate Life does not pay ALFS a commission for distribution of the Contracts. The underwriting agreement with ALFS provides that we will reimburse ALFS for any liability to Contract owners arising out of services rendered or Contracts issued.

Item 31.  LOCATION OF ACCOUNTS AND RECORDS

The Depositor, Allstate Life Insurance Company, is located at 3100 Sanders Road, Northbrook, Illinois 60062. The Principal Underwriter, Allstate Life Financial Services, Inc., is located at 3100 Sanders Road, Northbrook, Illinois 60062. Each company maintains those accounts and records required to be maintained pursuant to Section 31(a) of the Investment Company Act and the rules promulgated thereunder.

Item 32. MANAGEMENT SERVICES

None

Item 33. REPRESENTATION REGARDING CONTRACT EXPENSES

Allstate Life Insurance Company represents that the fees and charges deducted under the Contracts described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Allstate Life Insurance Company under the Contracts. Allstate Life Insurance Company bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks; the need for Allstate Life Insurance Company to earn a profit; the degree to which the Contracts include innovative features; and the regulatory standards for exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all Contracts sold pursuant to this Registration Statement, including those sold under the terms specifically described in the prospectus(es) contained herein, or any variations therein, based on supplements, endorsements, or riders to any Contracts or prospectus(es), or otherwise.





                                   SIGNATURES


As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Allstate Life Variable Life Separate Account A has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the Township of Northfield, State of Illinois on December 28, 2004.



                           ALLSTATE LIFE VARIABLE LIFE
                               SEPARATE ACCOUNT A
                                  (REGISTRANT)

                       BY: ALLSTATE LIFE INSURANCE COMPANY
                                   (DEPOSITOR)



                            By:/s/ MICHAEL J. VELOTTA
                             ----------------------
                               Michael J. Velotta
                            Vice President, Secretary
                               and General Counsel




APursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 28th day of December, 2004.





*/CASEY J. SYLLA                   Director, Chairman of the Board and
----------------------             President (Principal Executive Officer)
Casey J. Sylla

/s/MICHAEL J. VELOTTA              Director, Senior Vice President, General
----------------------             Counsel and Secretary
Michael J. Velotta

*/DAVID A. BIRD                    Director and Senior Vice President
----------------------
David A. Bird

*/DANNY L. HALE                    Director
----------------------
Danny L. Hale

*/EDWARD M. LIDDY                  Director
-----------------------
Edward M. Liddy

*/JOHN C. LOUNDS                   Director and Senior Vice President
-----------------------
John C. Lounds

*/ROBERT W. PIKE                   Director
------------------------
Robert W, Pike

*/SAMUEL H. PILCH                  Controller and Group Vice President
------------------------             (Principal Accounting Officer)
Samuel H. Pilch

*/STEVEN E. SHEBIK                 Director, Senior Vice President and Chief
------------------------              Financial Officer
Steven E. Shebik                     (Principal Financial Officer)

*/ERIC A. SIMONSON                 Director, Senior Vice President and Chief
-------------------------             Investment Officer
Eric A. Simonson

*KEVIN R. SLAWIN                   Director and Senior Vice President
-----------------------
Kevin R. Slawin

*/THOMAS J. WILSON II              Director
-----------------------
Thomas J. Wilson II


*/ By Michael J. Velotta, pursuant to Power of Attorney filed previously or herewith.






                                  EXHIBIT INDEX

Exhibit                           Description

(a)(vii) Resolution of the Board of Directors of Allstate Life Insurance Company authorizing the consolidation of Glenbrook Life Variable Life Separate Account A into Allstate Life Variable Life Separate Account A filed herewith.
(d)(ii)         Form of Contract Endorsement
(k)(v)          Opinion and Consent of Counsel Re: Legality
(n)(i)          Consent of Independent Registered Public Accounting Firm
(o) Letter re: unaudited interim financial information from Registered Public Accounting Firm
(s) Merger Agreement and Articles of Merger between Glenbrook Life and Annuity Company and Allstate Life Insurance Company